UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material under §240.14a-12

AdaptHealth Corp.

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

(2)
Aggregate number of securities to which transaction applies:

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
Proposed maximum aggregate value of transaction:

(5)
Total fee paid:

☐
Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
Amount Previously Paid:

(2)
Form, Schedule or Registration Statement No.:

(3)
Filing Party:

(4)
Date Filed:

Notice of Special Meeting of Stockholders of AdaptHealth Corp.
to be held on March 3, 2021
Dear Stockholders of AdaptHealth Corp.:
You are cordially invited to attend a Special Meeting (the “Special Meeting”) of stockholders of AdaptHealth Corp. (“AdaptHealth,” “we,” “our” or “us”). The Special Meeting will be held on March 3, 2021 at 10:30 am Eastern Time and will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/AHCO2021SM.
At the Special Meeting, AdaptHealth stockholders will be asked to consider and vote on a proposal (the “Proposal”) to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), representing equal to or greater than 20% of the outstanding common stock or voting power of the Company issuable upon conversion of a new series of preferred stock of the Company, designated “Series C Convertible Preferred Stock,” par value $0.0001 per share (“Series C Preferred Stock”), to be issued by the Company to equityholders of AeroCare (as defined below) pursuant to an Agreement and Plan of Merger entered into on December 1, 2020 (the “Merger Agreement”) by and among the Company, AH Apollo Merger Sub Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub”), AH Apollo Merger Sub II Inc., a Delaware corporation and wholly-owned direct subsidiary of the Company (“Merger Sub II”), AeroCare Holdings, Inc., a Delaware corporation (“AeroCare”), and Peloton Equity, LLC, a Delaware limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the AeroCare equityholders (the “Stockholder Representative”), by removal of the conversion restriction that prohibits such conversion of Series C Preferred Stock.
The Proposal is more fully described in this proxy statement, which each of our stockholders is encouraged to review carefully. Approval of the Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and, collectively with the Class A Common Stock, “Common Stock”), entitled to vote and actually cast thereon at the Special Meeting.
The record date for the Special Meeting is January 4, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. This proxy statement and form of proxy are being mailed or otherwise distributed to our stockholders on or about January 19, 2021.
Your vote is very important. Whether or not you expect to attend the Special Meeting, please vote at your earliest convenience by following the instructions in your proxy materials.
Sincerely,
Luke McGee
Chief Executive Officer and Director
AdaptHealth Corp.

i

SUMMARY TERM SHEET	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE SPECIAL MEETING	5
PROPOSAL — APPROVAL, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635, OF THE ISSUANCE OF CLASS A COMMON STOCK UPON CONVERSION OF SERIES C PREFERRED STOCK, BY REMOVAL OF THE CONVERSION RESTRICTION THAT PROHIBITS SUCH CONVERSION OF SERIES C PREFERRED STOCK	8
INFORMATION ABOUT THE ACQUISITION AND AEROCARE	12
INFORMATION ABOUT THE MERGER AGREEMENT	15
RISK FACTORS	18
FINANCIAL INFORMATION ABOUT AEROCARE	18
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AEROCARE	18
INFORMATION ABOUT ADAPTHEALTH	22
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ADAPTHEALTH	34
BENEFICIAL OWNERSHIP OF SECURITIES	35
SOLICITATION OF PROXIES	38
HOUSEHOLDING INFORMATION	38
STOCKHOLDER PROPOSALS AND NOMINATIONS	38
COMMUNICATIONS WITH THE BOARD	38
WHERE YOU CAN FIND MORE INFORMATION	39
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	39
ANNEX A	A-1
ANNEX B	B-1
ANNEX C	C-1

ii

SUMMARY TERM SHEET
This summary highlights selected information from this Proxy Statement. It might not contain all of the information that is important to you. You are urged to read carefully the entire proxy statement and the other documents referred to in this Proxy Statement that are incorporated by reference into this Proxy Statement in order to fully understand the Merger Agreement, the Acquisition, and the matters to be considered and voted upon at the Special Meeting.
Proposal (page 8)
Background (page 8)
We are filing this proxy statement (the “Proxy Statement”) to submit a proposal (the “Proposal”) to be voted on by our stockholders at the Special Meeting asking our stockholders to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of shares of the Company’s Class A Common Stock, representing equal to or in excess of 20% of the issued and outstanding common stock or voting power of the Company, issuable upon conversion of the Series C Preferred Stock issued by the Company to the AeroCare equityholders in the Acquisition, by removal of the conversion restriction that prohibits such conversion of Series C Preferred Stock. The key terms of the agreements relating to this proposal are summarized in this Proxy Statement.
Merger Agreement (page 8)
On December 1, 2020, the Company, AeroCare, Merger Sub, Merger Sub II and the Stockholder Representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company agreed to acquire AeroCare through (a) the merger of Merger Sub with and into AeroCare, with AeroCare continuing as the surviving corporation of such merger (the “First Merger”), and (b) the merger of AeroCare with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation of such merger (the “Second Merger” and, collectively with the First Merger, the “Acquisition”), subject to the satisfaction or waiver of certain conditions, as further described below under the heading “Information About the Acquisition.”
The purchase price for the Acquisition consists of $1.1 billion in cash plus shares (the “Common Shares”) of Class A Common Stock and shares (the “Preferred Shares” and, collectively with the Common Shares, the “Shares”) of Series C Preferred Stock, such Common Shares and Preferred Shares (on an as-converted basis) representing, in the aggregate, the economic equivalent of 31,000,000 shares of Class A Common Stock, which would have amounted to 43.4% of the outstanding shares of Class A Common Stock as of December 16, 2020 subject to customary adjustments to the cash portion of such consideration for cash, indebtedness, transaction expenses and net working capital (as compared to an agreed target net working capital amount) and certain other adjustments and subject to escrows to fund certain potential indemnification matters and potential amounts owed by AeroCare equityholders with respect to post-closing purchase price adjustments, if any. For certain optionholders of AeroCare, some of the Common Shares issuable in respect of AeroCare options may take the form of options to purchase Class A Common Stock (the “Class A Options”). Based on the closing share price of $29.86 of the Company on November 30, 2020, the total consideration payable to AeroCare stockholders in the Acquisition is valued at approximately $2.03 billion, subject to the aforementioned adjustments. By comparison, with respect to AdaptHealth, applying such closing share price to (x) the 66,172,024 shares of Class A Common Stock, (y) the 23,590,620 shares of Class A Common Stock for which the outstanding shares of Class B Common Stock could be exchanged and (z) the 18,356,002 shares of Class A Common Stock issuable upon conversion of the Series B-1 Preferred Stock, in each case, as of November 30, 2020, results in a value of approximately $3.23 billion.
Series C Certificate of Designations (pages 8-9)
The rights and preferences of the Series C Preferred Stock will be designated by the Company’s board of directors in a Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Certificate of Designations”), which Series C Certificate of Designations will be filed prior to the closing of the Acquisition with the Delaware Secretary of State in the form attached to this Proxy Statement as Annex A, and you are encouraged to review the full text of the Series C Certificate of Designations.
Amendment to Registration Rights Agreement (page 9)
In connection with the entry into the Merger Agreement, the Company entered into an amendment (the “Amendment to the Registration Rights Agreement”) to that certain Amended and Restated Registration Rights Agreement, dated as of July 1, 2020 (as amended, the “Registration Rights Agreement”), by and among the Company, AdaptHealth Holdings LLC, a Delaware limited liability company and direct subsidiary of the Company (“AdaptHealth Holdings”), and certain other holders of the Company’s capital stock, pursuant to which, among other things, the stockholders of AeroCare receiving Class A Common Stock and Series C Preferred Stock pursuant to the Merger Agreement and that deliver a joinder to the Registration Rights Agreement to the Company, effective as of the closing of the Acquisition, will be provided with certain registration rights with respect to the shares of Class A Common Stock and the shares of Class A Common Stock issuable upon conversion (subject to the terms and conditions of the Series C Certificate of Designations) of the Series C Preferred Stock to be issued pursuant to the Merger Agreement. A copy of the Amendment to the Registration Rights Agreement has been filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on December 7, 2020, and you are encouraged to review the full text of such Current Report and such agreement.
Debt Commitment Letter (page 9)
In connection with the entry into the Merger Agreement, AdaptHealth LLC, a Delaware limited liability company and indirect subsidiary of the Company, entered into a debt commitment letter (the “Commitment Letter”), dated as of December 1, 2020, with Jefferies Finance LLC (“Jefferies Finance”) pursuant to which Jefferies Finance (together with any additional commitment parties party thereto) committed to provide to AdaptHealth LLC (i) a senior secured term loan B facility in an aggregate principal amount of up to $900,000,000 (the “Term B Facility”) and (ii) a senior unsecured bridge facility in an aggregate principal amount of up to $450,000,000 (the “Bridge Facility”); however, with respect to the Bridge Facility, AdaptHealth LLC expects to obtain long-term financing to fund the Acquisition in the debt capital markets on or before the consummation of the Acquisition contemplated by the Merger Agreement in lieu of drawing under the Bridge Facility. On or prior to the consummation of the Acquisition contemplated by the Merger Agreement, the commitments in respect of the Term B Facility will be automatically reduced by certain debt incurrences and equity issuances by AdaptHealth LLC, its parent entities or any of their respective subsidiaries.
Voting Agreements (pages 9-10)
In connection with the Merger Agreement, on or after December 1, 2020, certain stockholders of the Company entered into agreements with the Stockholder Representative to vote all shares of common stock of the Company owned by such persons as of the applicable record date over which such persons have voting power (i) in favor of the Stockholder Approval (as defined below) for the removal of the conversion restrictions applicable to the Series C Preferred Stock and (ii) against matters which would reasonably be expected to impede the Stockholder Approval (collectively, the “Parent Voting Agreements”). Stockholders of the Company having voting power amounting to, in the aggregate, greater than 50% of the then-current voting power of the Company have entered into Parent Voting Agreements.
In connection with the Merger Agreement, on December 1, 2020, certain stockholders of AeroCare entered into agreements with the Company to vote all shares of common stock of the Company owned by such persons over which such persons have voting power (i) in favor of the Mergers and (ii) against matters which would reasonably be expected to impede the transactions contemplated by the Merger Agreement (the “Company Voting Agreements, and collectively with the Parent Voting Agreements, the “Voting Agreements”).
Reasons for Stockholder Approval (page 10)
The Company’s Class A Common Stock is listed on the Nasdaq Capital Market and, as a result, the Company is subject to Nasdaq’s Listing Rules, including Nasdaq Listing Rules 5635(a), 5635(b) and 5635(d). Such rules require stockholder approval for certain issuances of securities.

The Company is not required to, nor is it seeking, stockholder approval of the Acquisition, the Merger Agreement, the Amendment to the Registration Rights Agreement, the Commitment Letter, the Series C Certificate of Designations or the Voting Agreements. Rather, we are seeking stockholder approval for purposes of complying with the Nasdaq Listing Rules relating to the issuance of Class A Common Stock upon the conversion of Series C Preferred Stock. The Company and AeroCare discussed various transaction structures and, due to the desire of both parties to consummate the Acquisition as soon as possible, the Board approved the transaction structure whereby the approval of the stockholders of the Company is not necessary to be obtained prior to the closing of the Acquisition. This structure was utilized given AeroCare's and the Company's desire to close the Acquisition as soon as possible and, had the Acquisition been structured in a manner that required stockholder approval prior to the closing of the Acquisition, the Merger Agreement may not have been entered into by the parties and Acquisition may not have occurred. In addition, the support of the Company's shareholders is evidenced by the existence of the Parent Voting Agreements representing greater than 50% of the voting power of the Company as of entry into the Merger Agreement; therefore, holding a shareholder vote prior to the closing of the Acquisition would have been extremely unlikely to result in disapproval of the Acquisition.
Potential Effects of the Proposal (page 11)
If the Proposal is approved, our existing stockholders will suffer additional dilution in voting rights upon the issuance of Class A Common Stock upon conversion of shares of Series C Preferred Stock, and the sale into the public market of these newly-issued shares of Class A Common Stock could adversely affect the market price of our Class A Common Stock.
Vote Required for Approval (page 11)
Approval of the Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of the Company’s Class A Common Stock and Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and, collectively with the Class A Common Stock, “Common Stock”), voting as a single class, entitled to vote and actually cast thereon at the Special Meeting. Failure to vote at the Special Meeting or an abstention from voting will have no effect on the adoption of the proposal.
AeroCare (page 14)
AeroCare is a leading technology-enabled respiratory therapy distribution platform that serves U.S. patients with chronic conditions in their homes. AeroCare provides equipment and services for home oxygen, nebulized respiratory medications and sleep therapy for over 995,000 patients across over 300 locations in 30 states. AeroCare’s principal executive offices are located at 3325 Bartlett Blvd, Orlando, FL 32811, and its telephone number is (866) 727-0202. AeroCare’s website is https://aerocaredirect.com.
Financial Information about AeroCare; Pro Forma Financial Information
For the historical consolidated financial statements of AeroCare and the unaudited pro forma condensed combined financial information of the Company giving effect to the Acquisition, see Exhibits 99.3, 99.4 and 99.6 to our Current Report on Form 8-K filed with the SEC on December 14, 2020, which is incorporated herein by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
We make forward-looking statements in this Proxy Statement within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions.
These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•
competition and the ability of our business to grow and manage growth profitably;

•
changes in applicable laws or regulations;

•
fluctuations in the U.S. and/or global stock markets;

•
the possibility that we may be adversely affected by other economic, business, and/or competitive factors;

•
the impact of the recent coronavirus (COVID-19) pandemic and our response to it;

•
failure to consummate or realize the expected benefits of the acquisition of AeroCare Holdings, Inc.; and

•
other risks and uncertainties set forth in this Proxy Statement, as well as the documents incorporated by reference herein.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE SPECIAL MEETING
How can I attend and participate in the Special Meeting?	The Special Meeting will be a completely virtual meeting of stockholders conducted exclusively via live audio webcast. You will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/AHCO2021SM. To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or voting instruction card. The Special Meeting will begin promptly at 10:30 am Eastern Time on March 3, 2021. We encourage you to access the virtual meeting website prior to the start time.
What if I have technical difficulties or trouble accessing the virtual meeting website?	Technicians will be available to assist you if you experience technical difficulties accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting website login page.
Who is entitled to vote?	The record date for the Special Meeting is January 4, 2021. This means that holders of our Class A Common Stock or our Class B Common Stock on such date are entitled to vote at the Special Meeting. On January 4, 2021, there were 88,334,106 shares of our Common Stock outstanding and entitled to vote at the Special Meeting, consisting of 88,334,106 shares of Class A Common Stock and no shares of Class B Common Stock.
How many votes do I have?	Each share of our Class A Common Stock and Class B Common Stock is entitled to one vote on each matter properly submitted for stockholder action at the Special Meeting, except as noted above.
What am I voting on?	You will be voting on the following proposal:

•
To approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of shares of the Company’s Class A Common Stock, representing equal to or greater than 20% of the outstanding common stock or voting power of the Company issuable upon conversion of shares of the Company’s Series C Preferred Stock to be issued by the Company to the AeroCare equityholders pursuant to the Merger Agreement, by removal of the conversion restriction that prohibits such conversion of Series C Preferred Stock.

The Company’s board of directors recommends that our stockholders vote “FOR” the Proposal.
How do I vote?	You may vote in the following ways:
• At the Special Meeting: You may vote your shares electronically at the Special Meeting by using the control number on your proxy card or voting instruction form and following the instructions at

www.virtualshareholdermeeting.com/AHCO2021SM. If you have already voted previously by telephone or Internet, there is no need to vote again at the Special Meeting unless you wish to revoke and change your vote.

•
By Telephone or Internet: If you hold your shares in street name or in an account at a brokerage firm or bank, you may be able to vote your shares by telephone or over the Internet. Please follow the instructions on your proxy or voting instruction card.

• By Mail: If you requested to receive printed proxy materials, you may vote by marking, dating and signing your proxy card and promptly returning it by mail in the enclosed envelope.
What if I return my proxy or voting instruction card but do not mark it to show how I am voting?	Your shares will be voted according to the instructions you have indicated on your proxy or voting instruction card. If no direction is indicated, your shares will be voted “FOR” the Proposal.
How do I change or revoke my proxy?	Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Special Meeting or at the Special Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Special Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Special Meeting will be counted), or by attendance at the Special Meeting and voting electronically.
What does it mean if I receive more than one proxy or voting instruction card?	It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your shares.
What constitutes a quorum?	Any number of stockholders, together holding at least a majority in voting power of the capital stock of the Company issued and outstanding and generally entitled to vote in the election of directors, present or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business. Abstentions and “broker non-votes” are counted as shares “present” at the meeting for purposes of determining whether a quorum exists. A “broker non-vote” occurs when shares held of record by a bank, broker or other holder of record for a beneficial owner are deemed present at the meeting for purposes of a quorum but are not voted on a particular proposal because that record holder does not have discretionary voting power for that particular matter under the applicable rules of the Nasdaq Stock Market (“Nasdaq”) and has not received voting instructions from the beneficial owner.
What vote is required in order to approve the Proposal?	The Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Common Stock entitled to vote and actually cast thereon. Abstentions and “broker non-votes,” if any, will not have any effect on the adoption of the proposal.
May my broker vote my shares?	Brokers may no longer use discretionary authority to vote shares on the election of directors or non-routine matters if they have not received instructions from their clients. It is important, therefore, that you cast your vote if you want it to count in the approval of the Proposal.
How will voting on any other business be conducted?	We do not know of any business or proposals to be considered at the Special Meeting other than those set forth in this Proxy Statement. If any other business is properly presented at the Special Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter in their sole discretion.
Who will count the votes?	Broadridge Financial Solutions, Inc. will act as the inspector of elections and will tabulate the votes.
What will happen if the Proposal is not approved by the stockholders?	If our stockholders do not approve the Proposal at the Special Meeting, the conversion restrictions applicable to the Series C Preferred Stock will remain in effect and the holder thereof shall not be entitled to convert the Series C Preferred Stock into shares of Class A Common Stock.
Important Notice Regarding the Availability of Proxy Materials
For the Stockholder Meeting to be Held on March 3, 2021
This Proxy Statement and the enclosed proxy card are first being mailed or otherwise distributed to our stockholders on or about January 19, 2021 and are also available at: https://www.adapthealth.com/investor-relations.

PROPOSAL  — APPROVAL, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635, OF THE ISSUANCE OF CLASS A COMMON STOCK UPON CONVERSION OF SERIES C PREFERRED STOCK, BY REMOVAL OF THE CONVERSION RESTRICTION THAT PROHIBITS SUCH CONVERSION OF SERIES C PREFERRED STOCK
Background
Our board is proposing for approval by our stockholders, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of shares of Class A Common Stock representing equal to or in excess of 20% of the outstanding common stock or voting power of the Company issuable upon conversion of Series C Preferred Stock issued by the Company to the AeroCare’s equityholders pursuant to the Merger Agreement, by removal of the conversion restriction that prohibits such conversion of Series C Preferred Stock. The key terms of the agreements relating to the Proposal are summarized below. A copy of the Series C Certificate of Designations is attached to this Proxy Statement as Annex B and is incorporated herein by reference. A copy of the Commitment Letter is attached to this Proxy Statement as Annex C and is incorporated herein by reference. Copies of the Merger Agreement and Amendment to the Registration Rights Agreement have been filed as Exhibits 10.1 and 4.1, respectively, to our Current Report on Form 8-K filed with the SEC on December 7, 2020, and you are encouraged to review the full text of such Current Reports and such agreements. The below summaries of such agreements and the transactions contemplated thereby do not purport to be complete and is subject to, and is qualified in its entirety by, the full text of such agreements.
Merger Agreement
On December 1, 2020, the Company, AeroCare, Merger Sub, Merger Sub II and the Stockholder Representative, entered into the Merger Agreement pursuant to which the Company agreed to acquire AeroCare through (a) the merger of Merger Sub with and into AeroCare, with AeroCare continuing as the surviving corporation of such merger and (b) the merger of AeroCare with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation of such merger, subject to the satisfaction or waiver of certain conditions, as further described below under the heading “Information About the Acquisition.” The Company will be the acquiring entity for accounting purposes in the Acquisition.
The purchase price for the Acquisition consists of $1.1 billion in cash plus Common Shares and Preferred Shares, representing, in the aggregate, on an as-converted basis, the economic equivalent of 31,000,000 shares of Class A Common Stock, subject to customary adjustments to the cash portion of such consideration for cash, indebtedness, transaction expenses and net working capital (as compared to an agreed target net working capital amount) and certain other adjustments and subject to escrows to fund certain potential indemnification matters and potential amounts owed by AeroCare equityholders with respect to post-closing purchase price adjustments, if any. For certain optionholders of AeroCare, some of the Common Shares issuable in respect of AeroCare options may take the form of Class A Options.
Pursuant to the Merger Agreement, the Company agreed to hold a meeting of stockholders at which a proposal will be considered with respect to the Stockholder Approval and to prepare and file a preliminary proxy statement relating to such meeting as promptly as reasonably practicable and in any event no later than the 60th day following the closing of the Acquisition (the “Closing Date”). In addition, as further described below, on December 1, 2020, certain stockholders of the Company entered into agreements with the Stockholder Representative to vote all shares of common stock of the Company owned by such persons as of the applicable record date in favor of the Stockholder Approval.
Series C Certificate of Designations
The rights and preferences of the Series C Preferred Stock will be designated by the Company’s board of directors in the Series C Certificate of Designations forming part of the Company’s second amended and restated certificate of incorporation, which Series C Certificate of Designations will be filed prior to the closing of the Acquisition with the Delaware Secretary of State in the form attached to this Proxy Statement as Annex B.
The Series C Preferred Stock will rank senior to the Class A Common Stock with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, having a liquidation preference equal to its par value of $0.0001 per share. The Series C Preferred Stock will participate equally and ratably on an as-converted basis with the holders of Class A Common Stock in all cash dividends paid on the Class A Common Stock.
The conversion of Series C Preferred Stock issued to the AeroCare equityholders in the Acquisition into Class A Common Stock is subject to the approval of the stockholders of the Company (the “Stockholder Approval”), which approval is being sought pursuant to the Proposal; provided that, subject to certain exceptions in connection with a change of control, the holder thereof may elect to exchange the Series C Preferred Stock following the one-year anniversary of the issuance thereof for the cash value of such shares as calculated based on the volume-weighted average price per share of Class A Common Stock on the day immediately prior to the date of conversion, in lieu of delivery of shares of Class A Common Stock (if the shares deliverable upon conversion would otherwise violate the Nasdaq Listing Rules (the “Nasdaq Rules”)). After the Stockholder Approval has been obtained, the Company or the holder thereof may convert the Series C Preferred Stock into 100 shares of Class A Common Stock (subject to certain anti-dilution adjustments) at its election. The Series C Preferred Stock is non-voting.
Amendment to the Registration Rights Agreement
In connection with the entry into the Merger Agreement, the Company entered into the Amendment to that certain Amended and Restated Registration Rights Agreement, dated as of July 1, 2020, by and among the Company, AdaptHealth Holdings and certain other holders of the Company’s capital stock, pursuant to which, among other things, the stockholders of AeroCare that receive Class A Common Stock and Series C Preferred Stock pursuant to the Merger Agreement and that deliver a joinder to the Registration Rights Agreement to the Company, effective as of the closing of the Acquisition, will be provided with certain registration rights with respect to the shares of Class A Common Stock and the shares of Class A Common Stock issuable upon conversion (subject to the terms and conditions of the Series C Certificate of Designations) of the Series C Preferred Stock to be issued pursuant to the Merger Agreement.
Debt Commitment Letter
In connection with the entry into the Merger Agreement, AdaptHealth LLC, a Delaware limited liability company and indirect subsidiary of the Company, entered into the Commitment Letter pursuant to which Jefferies Finance (together with any additional commitment parties party thereto) committed to provide to AdaptHealth LLC (i) a senior secured term loan B facility in an aggregate principal amount of up to $900,000,000 and (ii) a senior unsecured bridge facility in an aggregate principal amount of up to $450,000,000; however, with respect to the Bridge Facility, AdaptHealth LLC expects to obtain long-term financing to fund the Acquisition in the debt capital markets on or before the consummation of the Acquisition contemplated by the Merger Agreement in lieu of drawing under the Bridge Facility. On or prior to the consummation of the Acquisition contemplated by the Merger Agreement, the commitments in respect of the Term B Facility will be automatically reduced by certain debt incurrences and equity issuances by AdaptHealth LLC, its parent entities or any of their respective subsidiaries.
The Term B Facility and the Bridge Facility are available to (i) to finance the Acquisition in part, (ii) to refinance certain indebtedness of AdaptHealth LLC and AeroCare and (iii) to pay fees and expenses incurred in connection therewith. The funding of the Term B Facility and the Bridge Facility provided for in the Commitment Letter is contingent on the satisfaction of customary conditions, including, among other things, (i) the execution and delivery of definitive documentation in accordance with the terms sets forth in the Commitment Letter and (ii) the consummation of the Acquisition in accordance with the terms of the Merger Agreement. The definitive documentation governing such debt financing has not been finalized, and, accordingly, the actual terms may differ from the description of such terms in the Commitment Letter.
Voting Agreements
In connection with the Merger Agreement, on or after December 1, 2020, certain stockholders of the Company entered into agreements with the Stockholder Representative to vote all shares of common stock of the Company owned by such persons as of the applicable record date over which such persons have voting power (i) in favor of the Stockholder Approval for the removal of the conversion restrictions applicable to the Series C Preferred Stock and (ii) against matters which would reasonably be expected to impede the

Stockholder Approval. Stockholders of the Company having voting power amounting to, in the aggregate, greater than 50% of the current voting power of the Company have entered into Parent Voting Agreements.
In connection with the Merger Agreement, on December 1, 2020, certain stockholders of AeroCare entered into agreements with the Company to vote all shares of common stock of the Company owned by such persons over which such persons have voting power (i) in favor of the Mergers and (ii) against matters which would reasonably be expected to impede the transactions contemplated by the Merger Agreement.
Pursuant to the Company Voting Agreements, certain of AeroCare’s equityholders and their respective affiliates are subject to certain standstill restrictions, including that they are restricted from acquiring additional shares of Class A Common Stock for as long as such persons hold beneficial ownership of at least 25% of the shares of Class A Common Stock and Series C Preferred Stock issued pursuant to the Merger Agreement on an as-converted basis.
Reasons for Requesting Stockholder Approval
The Class A Common Stock is listed on the Nasdaq Capital Market and, as a result, we are subject to Nasdaq’s Listing Rules, including Nasdaq Listing Rules 5635(a), 5635(b) and 5635(d):
•
NASDAQ Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

•
NASDAQ Listing Rule 5635(b) requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. A change of control may be deemed to occur under the Nasdaq Listing Rules upon the issuance of common stock or securities convertible into or exercisable for common stock by a listed company to an investor or a group who would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position following the transaction.

•
NASDAQ Listing Rule 5635(d) requires stockholder approval prior to a transaction, other than a public offering, involving the sale, issuance or potential issuance by the company of common stock (or securities convertible into or exercisable for common stock), which equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance at a price less than the “Minimum Price,” defined as the lower of the closing price immediately prior to the execution of the binding agreement or the average closing price of the common stock for the five trading days immediately preceding the execution of the binding agreement.

Consequently, we have provided in the forms of certificates of designations relating to the Series C Preferred Stock that the Series C Preferred Stock is not convertible into Class A Common Stock until the Stockholder Approval is obtained.
Additionally, as described above, to induce AeroCare to enter into the Merger Agreement, we agreed in the Merger Agreement to submit a proposal approving the issuance of Class A Common Stock upon conversion of the Series C Preferred Stock to a vote of our stockholders at a meeting.
It is important to understand that the Company is not required to, nor is it seeking, stockholder approval of the Acquisition, the Merger Agreement, the Amendment to the Registration Rights Agreement, the Commitment Letter, the Series C Certificate of Designations or the Voting Agreements. Rather, we are seeking stockholder approval for the purposes described above and for purposes of complying with the Nasdaq Listing Rules relating to the issuance of Class A Common Stock upon the conversion of Series C Preferred Stock.

Potential Effects of the Proposal
If the Proposal is approved, our existing stockholders will suffer additional dilution in voting rights upon the issuance of Class A Common Stock upon conversion of shares of Series C Preferred Stock. As described above, if the Proposal is approved, the Series C Preferred Stock issued in the Acquisition will be convertible into approximately 13,047,473 shares of Class A Common Stock (subject to anti-dilution adjustments). The sale into the public market of these newly-issued shares of Class A Common Stock could adversely affect the market price of our Class A Common Stock.
If the Proposal is approved and the AeroCare equityholders convert all of the Series C Preferred Stock into Class A Common Stock and exercise their rights to purchase all of the Class A Common issuable in respect of the Class A Options, the AeroCare equityholders will own 31,000,000 shares of Class A Common Stock, on an as-converted basis, which would have amounted to 43.4% of the outstanding shares of Class A Common Stock as of December 16, 2020.
The rights and privileges associated with all shares of Class A Common Stock issuable upon conversion of Series C Preferred Stock are identical to the rights and privileges associated with the Class A Common Stock held by our existing stockholders, and will not include preemptive, conversion or other rights to subscribe for additional shares of Class A Common Stock.
If our stockholders do not approve the Proposal at the Special Meeting, the conversion restrictions applicable to the Series C Preferred Stock will remain in effect and neither the Company nor the holder thereof shall be entitled to convert the Series C Preferred Stock into Class A Common Stock; provided that, subject to certain exceptions in connection with a change of control, the holder thereof may elect to exchange the Series C Preferred Stock following the one-year anniversary of the issuance thereof for the cash value of such shares as calculated based on the volume-weighted average price per share of Class A Common Stock on the day immediately prior to the date of conversion, in lieu of delivery of shares of Class A Common Stock (if the issuance of the shares deliverable upon conversion would otherwise violate the Nasdaq Listing Rules). Your approval of the Proposal will assist us in meeting our obligations under the Merger Agreement.
Vote Required for Approval
Approval of the Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Common Stock entitled to vote and actually cast thereon at the Special Meeting. Failure to vote at the Special Meeting or an abstention from voting will have no effect on the adoption of the proposal.
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR”
THE PROPOSAL.

INFORMATION ABOUT THE ACQUISITION AND AEROCARE
Background of the Acquisition
The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of AdaptHealth and AeroCare. The following is a brief discussion of the background of these negotiations, the Merger Agreement and the Acquisition.
As part of AdaptHealth’s ongoing consideration and evaluation of its long-term prospects and strategies, AdaptHealth’s board and management regularly review strategic opportunities involving potential acquisition opportunities. In addition, AdaptHealth’s management regularly participates in industry conferences and roundtables and keeps abreast of best practices and technological developments in the industry. In this regard, Luke McGee, the chief executive officer of AdaptHealth, and Steve Griggs, the chief executive officer of AeroCare, have spoken on multiple occasions over the last seven years about HME industry dynamics, deployment of new fulfillment and customer satisfaction technology and the possible benefits of mutually beneficial commercial arrangements or the combination of the two companies.
On June 11, 2018, in connection with such discussions between Messrs. McGee and Griggs, AdaptHealth LLC (formerly QMES LLC) and AeroCare entered into a mutual nondisclosure agreement. Notwithstanding the execution of the non-disclosure agreement and the exchange of a limited amount of information, the discussions between AdaptHealth and AeroCare did not lead to a definitive agreement and were terminated prior to September 2018.
In August 2019, Messrs. McGee and Griggs again discussed the benefits to both organizations of combining AdaptHealth and AeroCare. These discussions included possible valuation, earnout and management roles and responsibilities, but such discussions terminated in September 2019 without a definitive agreement.
In late August 2020, over several phone conversations, Messrs. McGee and Griggs again discussed the mutual benefit to AdaptHealth’s and AeroCare’s patients, referrers and investors of a strategic combination of the two companies. On September 14, 2020, following a discussion primarily focused on acceptable valuations and the potential management of the combined company, Mr. McGee emailed Mr. Griggs and proposed an exchange of limited operating data to permit the companies and their respective Boards of Directors to consider the opportunity to combine companies.
From September 14, 2020 through November 5, 2020, AdaptHealth and AeroCare exchanged financial and operating data, and Messrs. McGee and Griggs began to discuss the preliminary valuation of AeroCare and potential business terms of the combination. In connection with these discussions, Mr. McGee also spoke with a representative of AeroCare’s significant investors regarding acceptable terms of a possible business combination, and Mr. Griggs attended meetings with Mr. McGee and senior management of AdaptHealth and members of AdaptHealth’s board of directors.
In late September 2020, the Company proposed a valuation range for AeroCare between $1.2 billion and $1.3 billion. AeroCare provided a range of $2 billion to $2.5 billion in response. Thereafter, AeroCare provided updated financial information in support of its proposed price range.
In mid October 2020, the Company proposed to engage in additional valuation work and diligence based on a valuation for AeroCare of $1.55 billion.
On or about October 14, 2020, AdaptHealth engaged in discussions with Jefferies regarding its engagement as financial adviser to AdaptHealth in connection with the acquisition of AeroCare. Following these discussions, representatives of Jefferies and senior management of AdaptHealth conducted meetings to prepare financial models regarding the combination.
On or about October 15, 2020, AdaptHealth engaged Willkie Farr & Gallagher LLP, which we refer to as Willkie, to provide legal advice with respect to a potential transaction with AeroCare and requested that Willkie aid in the diligence process with respect to AdaptHealth and to advise on the potential transaction.
On or about October 20, 2020, AeroCare retained Goodwin Procter LLP, which we refer to as Goodwin, to provide legal advice with respect to a potential transaction with AdaptHealth. AeroCare continued its review of AdaptHealth’s public filings and requested Goodwin to advise on the potential transaction.

On October 31, 2020, senior management of AdaptHealth shared, for discussion purposes, a draft term sheet with AeroCare containing indicative terms of a potential business combination between AdaptHealth and AeroCare.
The term sheet proposed a transaction structured as a stock purchase pursuant to which AdaptHealth would acquire AeroCare for an aggregate purchase price of $1.1 billion in cash and 31 million shares of Class A Common Stock (with nonvoting preferred issued at closing in lieu of any shares of Class A Common Stock that would require AdaptHealth’s shareholders’ approval under Nasdaq’s Listing Rules), an increase of the AdaptHealth board by two members to be designated by AeroCare shareholders, and a closing of the transaction as early as December 31, 2020. The term sheet contemplated customary representations, warranties and covenants, with AdaptHealth subject to indemnification for certain representations and warranties, covenant breaches, and certain other items, including matters uncovered in diligence or excluded from coverage under a representation and warranties insurance policy contemplated to be obtained. The term sheet also set forth certain proposed closing conditions, and customary termination provisions, including a customary reverse termination fee (with no amount specified) upon a failure by AdaptHealth to consummate the transaction when required by the definitive agreement.
On November 2, 2020, the AdaptHealth board held a special telephonic board meeting to discuss strategic opportunities, including the status of discussions with AeroCare. At this meeting, management reviewed the strategic rationale of a business combination transaction with AeroCare and Jefferies presented draft financial analysis and valuation modeling, preliminary synergies and value creation for AdaptHealth shareholders.
On November 4, 2020, Goodwin provided Willkie with a revised term sheet. The revised term sheet contemplated a transaction structured as a merger and in a manner that would qualify as a tax free reorganization for U.S. federal income tax purposes, and that holders of AeroCare stock options that are vested as of the closing would be entitled to receive the same mix of stock and cash consideration as the AeroCare shareholders. The revised term sheet further contemplated that material shareholders of AdaptHealth would enter into a voting agreement to support and vote in favor of the proposal under Nasdaq’s Listing Rules to issue Class A Common Stock upon conversion of the nonvoting preferred stock contemplated to be issued at closing. Goodwin’s term sheet further proposed an increase of the AdaptHealth board by three members to be designated by AeroCare shareholders and proposed that each AeroCare shareholder would receive customary shareholder rights commensurate with their level of ownership. Additionally, the revised term sheet contemplated that the transaction would be a “public-style” merger with the AeroCare shareholders retaining no postclosing indemnification obligations, and proposed a reverse termination fee in an amount equal to 5% of the aggregate purchase price in the event of a termination of the definitive agreement for a breach by AdaptHealth.
Also, on November 4, 2020, AdaptHealth engaged AlixPartners, LLP, which we refer to as AlixPartners, to review and provide analysis on potential synergies and integration matters with respect to a combination between the two companies. During the three weeks that followed, AdaptHealth senior management, with the assistance of Jefferies and AlixPartners, evaluated AeroCare’s business and operations and the potential business and financial implications of a combination with AeroCare.
Between November 4, 2020 and November 30, 2020, each of AdaptHealth and AeroCare and their respective senior management and advisors continued to conduct business, legal and financial diligence (including calls among AdaptHealth’s and AeroCare’s senior management) on the respective parties and Messrs. McGee and Griggs discussed, among other things, governance, social issues in combining the two companies and the roles of executives of each of AdaptHealth and AeroCare in the combined company, including co-CEO roles for both Mr. McGee and Mr. Griggs.
On November 5, 2020, Willkie and Goodwin discussed via teleconference the terms of Goodwin’s revised term sheet.
On November 9, 2020, Willkie sent a revised term sheet to Goodwin which, among other things, (i) provided for an increase in board size by two members, with an additional representative of the AeroCare shareholders entitled to be a non-voting board observer, and limited shareholder rights to holders of a material percentage of Class A Common Stock, (ii) contemplated indemnification for fundamental representations, covenant breaches, and other liabilities consistent with its original proposal and (iii) proposed a reverse termination fee in the amount of 3% of the aggregate purchase price. Goodwin responded on November 11, 2020 with a further revised term sheet which, among other things, proposed more detailed terms with respect to the non-voting preferred stock that would be delivered at closing as a portion of the equity consideration, and removed the indemnification obligations in favor of AdaptHealth.
On November 12, 2020, the AdaptHealth board held a special board meeting via teleconference to discuss strategic opportunities, including the status of discussions with AeroCare. At this meeting, management reviewed the strategic rationale of a business combination transaction with AeroCare and financial analysis, preliminary synergies and value creation for AdaptHealth shareholders.
On November 15, 2020, Willkie provided a revised term sheet to Goodwin which, among other things, accepted Goodwin’s proposed approach with respect to indemnification matters other than for liabilities uncovered during AdaptHealth’s due diligence review and specified that it anticipated that holders of at least 45% of the outstanding common stock of AdaptHealth entitled to vote on the proposal under Nasdaq’s Listing Rules to approve the issuance of Class A Common Stock upon the conversion of the non-voting preferred stock would enter into voting agreements to support and vote in favor of such proposal. Goodwin responded with a revised draft of the term sheet on November 16, 2020 which, in addition to certain other revisions, contemplated indemnification by the AeroCare shareholders for mutually agreed items.
On November 18, 2020, representatives of AdaptHealth delivered to AeroCare an initial draft of the merger agreement. The draft merger agreement included, among other things, customary representations and warranties, customary closing conditions and a mutual termination fee of 3% of the enterprise value, payable if the merger agreement were terminated in certain circumstances.
On November 25, 2020, Goodwin sent to Willkie a revised draft of the merger agreement. During the period between November 25, 2020 and November 30, 2020, Willkie, on the one hand, and Goodwin, on the other hand, at the direction and with the guidance and input of their respective clients, exchanged several drafts of the merger agreement and related agreements and documents and engaged in negotiations regarding the terms and conditions of the merger agreement. During such period, members of senior management of AdaptHealth, on the one hand, and AeroCare, on the other hand, also engaged in negotiations regarding the terms and conditions of the merger agreement, including net working capital and indemnification for certain specified matters.
On November 27, 2020, the board of directors of AdaptHealth held a special meeting via teleconference, at which the board reviewed the financial analysis of a business combination transaction with AeroCare and received an update on the status of the negotiation and the transaction documents from AdaptHealth’s senior management and its outside advisors.
On November 29, 2020, the board of directors of AdaptHealth held a meeting via teleconference, at which the board unanimously approved the Merger Agreement and the Acquisition, among other things.
Over the course of the afternoon of November 29 and through the morning of December 1, 2020, representatives of each of Willkie and Goodwin continued to negotiate the draft merger agreement, including the parties’ confidential disclosure schedules to the merger agreement.
On December 1, 2020, AdaptHealth, AeroCare, Merger Sub, Merger Sub II and the Stockholder Representative executed and delivered the Merger Agreement, providing for the acquisition of all of the equity interests in AeroCare for an aggregate purchase price of $1.1 billion in cash and 31,000,000 shares of AdaptHealth Class A Common Stock (with a portion of such share consideration in the form of nonvoting preferred stock that would become convertible into Class A Common Stock after AdaptHealth’s shareholders approve the issuance of such shares of Class A Common Stock under Nasdaq’s Listing Rules). On December 1, 2020, AdaptHealth also executed a debt commitment letter with Jefferies Finance LLC providing for a senior secured term loan B facility in an aggregate principal amount of up to $900,000,000 and a senior unsecured bridge facility in an aggregate principal amount of up to $450,000,000.
On December 1, 2020, the transaction was announced before the market open in New York.

Overview of AeroCare
AeroCare is a leading technology-enabled respiratory therapy distribution platform that serves U.S. patients with chronic conditions in their homes. AeroCare provides equipment and services for home oxygen, nebulized respiratory medications and sleep therapy for over 995,000 patients across over 300 locations in 30 states. AeroCare was founded in 2000 and is currently headquartered in Orlando, FL.
AeroCare’s principal executive offices are located at 3325 Bartlett Blvd, Orlando, FL 32811, and its telephone number is (866) 727-0202. AroCare’s website is https://aerocaredirect.com.
Reasons for the Acquisition
We believe the Acquisition is in the best interests of the Company and its stockholders because we believe that the combination of AdaptHealth and AeroCare brings together industry-leading technology platforms and strengthens AdaptHealth’s position as a leading independent HME provider, creating significantly enhanced scale and geographic reach across the United States. The combined company will be a provider of home healthcare equipment, medical supplies to the home, and related services and will operate in 47 out of the 48 U.S. continental states, offering greater managed care access, broader product availability, and enhanced customer service to approximately 2.8 million patients.
Effect of the Acquisition on the Company’s Stockholders
As further described below, 31,000,000 shares of Class A Common Stock of the Company, on an as-converted basis (subject to the terms and conditions of the Series C Certificate of Designations), are being issued as partial consideration in the Acquisition, which issuance will dilute the ownership interests and voting power of our other stockholders.
Regulatory Matters
The Acquisition is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”), which prevents the parties from completing the Acquisition until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and specified waiting period requirements have been satisfied. On December 1, 2020, AdaptHealth filed a Premerger Notification and Report Form pursuant to the HSR Act with the DOJ and FTC.
In addition, in connection with the transfer of certain permits in the Acquisition, the parties were required to obtain approvals or consents from, or otherwise make filings with, certain state regulatory authorities.
Vote Required for Approval
The approval of our stockholders is not required for the Acquisition. As discussed above, the Company is not seeking stockholder approval of, and you are not being asked to vote on, the Acquisition.
INFORMATION ABOUT THE MERGER AGREEMENT
The following is a summary of the material provisions of the Merger Agreement, but does not purport to describe all of the terms thereof and may not contain all of the information about the Merger Agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this Proxy Statement. You should refer to the full text of the Merger Agreement for details about the transaction and the terms and conditions of the Merger Agreement.
On December 1, 2020, the Company, AeroCare, Merger Sub, Merger Sub II and the Stockholder Representative, entered into the Merger Agreement, pursuant to which the Company agreed to acquire AeroCare through (a) the merger of Merger Sub with and into AeroCare, with AeroCare continuing as the surviving corporation of such merger and (b) the merger of AeroCare with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation of such merger, subject to the satisfaction or waiver of certain conditions, as further described below.

The purchase price for the Acquisition consists of $1.1 billion in cash plus Common Shares and Preferred Shares, representing, in the aggregate, on an as-converted basis, the economic equivalent of 31,000,000 shares of Class A Common Stock, subject to customary adjustments to the cash portion of such consideration for cash, indebtedness, transaction expenses and net working capital (as compared to an agreed target net working capital amount) and certain other adjustments and subject to escrows to fund certain potential indemnification matters and potential amounts owed by AeroCare equityholders with respect to post-closing purchase price adjustments, if any. For certain optionholders of AeroCare, some of the Common Shares issuable in respect of AeroCare options may take the form of Class A Options.
Pursuant to the Merger Agreement, the Company agreed to hold a meeting of stockholders at which a proposal will be considered with respect to the Stockholder Approval and to prepare and file a preliminary proxy statement relating to such meeting as promptly as reasonably practicable and in any event no later than the 60th day following the Closing Date. In addition, as further described below, on December 1, 2020, certain stockholders of the Company entered into agreements with the Stockholder Representative to vote all shares of common stock of the Company owned by such persons as of the applicable record date in favor of the Stockholder Approval.
Pursuant to the Merger Agreement, the Company agreed to increase the size of its board of directors by two members in order to elect to the board of directors, promptly following and in any event within five business days following the Closing Date, Ted Lundberg as a Class II director (and as the initial appointee of the Rights Holders as described below) and Stephen Griggs, the current President and Chief Executive Officer of AeroCare, as a Class I director. For as long as Peloton Equity AeroCare SPV I, L.P. and SkyKnight Aero Holdings, LLC (the “Rights Holders”) and their respective affiliates collectively among them hold beneficial ownership of at least 35% of the shares of Class A Common Stock and Series C Preferred Stock, on an as-converted basis, issued to the Rights Holders pursuant to the Merger Agreement, the Rights Holders will have the right to designate for nomination one director for election to the Company’s board of directors. In addition to the foregoing director designation right, for as long as the Rights Holders or their respective affiliates collectively among them hold beneficial ownership of at least 35% of the shares of Class A Common Stock and Series C Preferred Stock, on an as-converted basis, issued to the Rights Holders pursuant to the Merger Agreement, the Rights Holders will have the right to designate a non-voting observer to the board of directors of the Company.
The obligations of the Company and AeroCare to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of, among other closing conditions, the accuracy of the representations and warranties in the Merger Agreement, the compliance by the parties with the covenants in the Merger Agreement, the absence of any legal order barring the Acquisition, the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain regulatory approvals. The obligation of the Company to effect the closing is also subject to the satisfaction or waiver of the condition that no more than 3.5% of the shares of common stock of AeroCare issued and outstanding as of immediately prior to the closing have properly demanded appraisal for such shares pursuant to Section 262 of the General Corporation Law of the State of Delaware.
The Merger Agreement contains customary representations and warranties given by AeroCare, the Company, Merger Sub and Merger Sub II, in each case generally subject to customary materiality qualifiers. The Company and AeroCare have also each made customary covenants in the Merger Agreement, including covenants by each of the parties relating to conduct of their respective businesses prior to the closing of the Acquisition. The Merger Agreement also contains a covenant by AeroCare not to, and to cause its affiliates, subsidiaries, officers, directors, employees and representatives not to, solicit, initiate or encourage the initiation of, participate in any discussions or negotiations regarding, or agree to any acquisition proposal by a third party.
Pursuant to the Merger Agreement, the parties are provided with customary termination rights, including the right of either party to terminate the Merger Agreement if the consummation of the Acquisition has not occurred on or prior to May 31, 2021 unless the party electing to terminate the Merger Agreement is in breach of its representations or obligations under the Merger Agreement and such breach caused the failure of a condition to closing or was the primary cause of the failure to consummate the closing prior to outside date. The Company will be required to pay a termination fee to AeroCare equal to $60 million if the Merger Agreement is terminated for breach by the Company that primarily gives rise to the failure of certain conditions to closing of AeroCare or for failure of the Company to close when required. The Acquisition is expected to close in the first quarter of 2021 subject to the satisfaction of the closing conditions as described above.
The representations, warranties and pre-closing covenants of AeroCare under the Merger Agreement do not survive the closing of the Acquisition, and the Company disclaims any remedies for any such matters following the closing; however, the Company and the surviving company following the Acquisition will be entitled to recovery with respect to certain losses as a result of, or in connection with, a specified matter solely out of an indemnity escrow account established pursuant to the Merger Agreement. The Company intends to bind a representations and warranties insurance policy in connection with the Acquisition.
The Company intends to fund the cash portion of the consideration for the Acquisition and associated costs through cash on hand and incremental debt and has entered into a debt commitment letter with Jefferies Finance, as further described below.
Pursuant to the Merger Agreement, subject to certain exceptions, each equityholder of AeroCare receiving shares of Class A Common Stock and Series C Preferred Stock or Company options at the closing of the Acquisition is prohibited from transferring such consideration, or any Company securities issued on conversion or exercise of such consideration, (i) for a period of six months following the Closing Date and, (ii) solely with respect to two-thirds of such consideration, for a period of one year following the Closing Date.

RISK FACTORS
Investment in our securities involves a high degree of risk. You should consider carefully the following risks and the risks and uncertainties described under the heading “Risk Factors” in any applicable prospectus supplement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated by our subsequent Quarterly Reports on Form 10-Q, and our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), which are incorporated herein by reference, before you decide whether to purchase any of our securities. These risks could materially adversely affect our business, financial condition, results of operations and cash flows, and you may lose part or all of your investment. For more information, see “Where You Can Find More Information.”
We may experience difficulties in integrating the operations of AeroCare into our business and in realizing the expected benefits of the Acquisition.
The success of the Acquisition will depend in part on our ability to realize the anticipated business opportunities from combining the operations of AeroCare with our business in an efficient and effective manner. The integration process could take longer than anticipated and could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties, or our ability to achieve the anticipated benefits of the Acquisition, and could harm our financial performance. If we are unable to successfully or timely integrate the operations of AeroCare with our business, we may incur unanticipated liabilities and be unable to realize the revenue growth, synergies and other anticipated benefits resulting from the Acquisition, and our business, results of operations and financial condition could be materially and adversely affected.
We have incurred significant costs in connection with the Acquisition. The substantial majority of these costs are non-recurring expenses related to the Acquisition. These non-recurring costs and expenses are not reflected in the unaudited pro forma condensed combined financial information incorporated by reference in this Proxy Statement. We may incur additional costs in the integration of AeroCare’s business, and may not achieve cost synergies and other benefits sufficient to offset the incremental costs of the Acquisition.
FINANCIAL INFORMATION ABOUT AEROCARE
For information about AeroCare’s operations and financial condition, see (i) the audited consolidated financial statements of AeroCare Holdings, Inc. as of December 31, 2019 and 2018 and for the years then ended and the related notes thereto, (ii) the unaudited consolidated interim financial statements of AeroCare Holdings, Inc. as of September 30, 2020 and December 31, 2019 and for the nine months ended September 30, 2020 and 2019, and the related notes thereto, and (iii) the unaudited pro forma condensed combined financial information, and the related notes thereto, of AdaptHealth Corp. as of and for the nine months ended September 30, 2020 and for the nine months ended September 30, 2019 and the year ended December 31, 2019, which are attached as Exhibits 99.3, 99.4 and 99.6, respectively, to our Current Report on Form 8-K filed with the SEC on December 14, 2020 and are incorporated herein by reference.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AEROCARE
The following discussion should be read in conjunction with AeroCare’s consolidated financial statements and the accompanying notes incorporated by reference into this Proxy Statement. All amounts presented are in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), except as noted. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed below and elsewhere in this Proxy Statement, including “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Results of Operations
Comparison of Nine Months Ended September 30, 2020 and Nine Months Ended September 30, 2019
The following table summarizes AeroCare’s consolidated results of operations for the nine months ended September 30, 2020 and 2019:
	Nine Months Ended September 30,		Increase / (Decrease)
(in thousands, except percentages)	2020	2019	Dollars	Percentage
Net revenue	$497,664	$379,245	$118,419	31%
Costs and expenses:
Cost of net revenue	201,907	152,675	49,232	32%
Selling, general, and administrative expenses	228,807	187,932	40,875	22%
Depreciation and amortization expense	6,055	4,846	1,209	25%
Total costs and expenses	436,769	345,453	91,316	26%
Operating income	60,895	33,792	27,103	80%
Other income (expense):
Other income	2,705	2,208	497	23%
Interest expense	(11,486)	(9,766)	(1,720)	18%
Loss on early extinguishment of debt	—	(1,509)	1,509	-100%
Total other expense	(8,781)	(9,067)	286	-3%
Income before provision for income taxes	52,114	24,725	27,389	111%
Provision for income taxes	8,179	2,694	5,485	204%
Net Income	$43,935	$22,031	$21,904	99%
Net Revenue.   Net revenue for the nine months ended September 30, 2020 was $497.7 million compared to $379.3 million for the nine months ended September 30, 2019, an increase of $118.4 million or 31%. The increase is primarily related to acquisition growth resulting in increased sales of AeroCare’s oxygen, respiratory therapy services, medications, and other home medical equipment products.
Cost of Net Revenue.   Cost of net revenue for the nine months ended September 30, 2020 was $201.9 million compared to $152.7 million for the nine months ended September 30, 2019, an increase of $49.2 million or 23%. The increase is primarily attributable to the increase in net revenue as a result of acquisition growth, resulting in higher purchases of products and supplies, and an increase in depreciation expense from patient medical equipment. Cost of net revenue was 41% of net revenue for the nine months ended September 30, 2020, compared to 40% for the nine months ended September 30, 2019.
Selling, General and Administrative Expenses.   Selling, general and administrative expenses for the nine months ended September 30, 2020 were $228.8 million compared to $187.9 million for the nine months ended September 30, 2019, an increase of $40.9 million or 22%. The increase is primarily related to acquisition growth, resulting in higher employee related expenses, and to a lesser extent, increases in other expenses such as legal, revenue cycle management and other operating expenses.
Depreciation and Amortization Expenses.   Depreciation and amortization expense for the nine months ended September 30, 2020 was $6.0 million compared to $4.8 million for the nine months ended September 30, 2019, an increase of $1.2 million or 25%. The increase is primarily related to higher expense from increased purchases of capital expenditures as a result of acquisition growth.
Interest Expense.   Interest expense for the nine months ended September 30, 2020 was $11.5 million compared to $9.8 million for the nine months ended September 30, 2019, an increase of $1.7 million or 18%. The increase in interest expense was driven by higher long-term debt obligations outstanding during the 2020 period compared to the 2019 period.

Comparison of Year Ended December 31, 2019 and Year Ended December 31, 2018
The following table summarizes AeroCare’s consolidated results of operations for the years ended December 31, 2019 and December 31, 2018:
	Year Ended December 31,		Increase / (Decrease)
(in thousands, except percentages)	2019	2018	Dollars	Percentage
Net revenue	$533,649	$393,418	$140,231	36%
Costs and expenses:
Cost of net revenue	218,369	158,187	60,182	38%
Selling, general, and administrative expenses	261,213	204,270	56,943	28%
Depreciation and amortization expense	6,868	5,406	1,462	27%
Total costs and expenses	486,450	367,863	118,587	32%
Operating income	47,199	25,555	21,644	85%
Other income (expense):
Other income	3,103	2,207	896	41%
Interest expense	(14,370)	(7,610)	(6,760)	89%
Loss on early extinguishment of debt	(1,509)	(1,227)	(282)	23%
Total other expense	(12,776)	(6,630)	(6,146)	93%
Income before provision for income taxes	34,423	18,925	15,498	82%
Provision for income taxes	4,001	3,036	965	32%
Net Income	$30,422	$15,889	$14,533	91%
Net Revenue.   Net revenue for the year ended December 31, 2019 was $533.6 million compared to $393.4 million for the year ended December 31, 2018, an increase of $140.2 million or 36%. The increase is primarily related to acquisition growth resulting in increased sales of AeroCare’s oxygen, respiratory therapy services, medications, and other home medical equipment products.
Cost of Net Revenue.   Cost of net revenue for the year ended December 31, 2019 was $218.4 million compared to $158.2 million for the year ended December 31, 2018, an increase of $60.2 million or 38%. The increase is primarily attributable to the increase in net revenue as a result of acquisition growth, resulting in higher purchases of products and supplies, and an increase in depreciation expense from patient medical equipment. Cost of net revenue was 41% of net revenue for the year ended December 31, 2019, compared to 40% for the year ended December 31, 2018.
Selling, General and Administrative Expenses.   Selling, general and administrative expenses for the year ended December 31, 2019 were $261.2 million compared to $204.3 million for the year ended December 31, 2018, an increase of $56.9 million or 28%. The increase is primarily related to acquisition growth, resulting in higher employee related expenses, and to a lesser extent, increases in other expenses such as legal, revenue cycle management and other operating expenses.
Depreciation and Amortization Expenses.   Depreciation and amortization expense for the year ended December 31, 2019 was $6.9 million compared to $5.4 million for the year ended December 31, 2018, an increase of $1.5 million or 27%. The increase is primarily related to higher expense from increased purchases of capital expenditures as a result of acquisition growth.
Interest Expense.   Interest expense for the year ended December 31, 2019 was $14.4 million compared to $7.6 million for the year ended December 31, 2018, an increase of $6.8 million or 89%. The increase in interest expense was driven by higher long-term debt obligations outstanding during the 2019 period compared to the 2018 period.

Liquidity and Capital Resources
The principal source of liquidity is AeroCare’s operating cash flow and borrowings under its credit agreement. AeroCare has historically met its working capital and capital expenditure requirements by using its operating cash flows, and has used borrowings under its credit agreement primarily to fund acquisitions. AeroCare has historically generated positive operating cash flow on an annual basis.
Comparison of Nine Months Ended September 30, 2020 and Nine Months Ended September 30, 2019
Cash Flows from Operating Activities.   Net cash provided by operating activities for the nine months ended September 30, 2020 was $125.0 million compared to $78.1 million for the nine months ended September 30, 2019, an increase of $46.9 million. The increase was the result of a $21.9 million increase in net income as a result of acquisition growth, a net increase of $11.8 million in non-cash charges primarily from depreciation and amortization and stock-based compensation expense, a decrease of $6.0 million in deferred tax liability, and a $19.2 million net increase in cash resulting from the change in operating assets and liabilities, primarily resulting from the change in accounts receivable, inventory, accounts payable, accrued expenses and other current liabilities for the period.
Cash Flows from Investing Activities.   Net cash used in investing activities for the nine months ended September 30, 2020 was $128.1 million compared to $83.7 million for the nine months ended September 30, 2019. The use of funds in the 2020 period consisted of $50.5 million for business acquisitions and $77.6 million for the purchase of property and equipment. The use of funds in the 2019 period consisted of $15.3 million for business acquisitions and $68.4 million for the purchase of property and equipment.
Cash Flows from Financing Activities.   Net cash provided by financing activities for the nine months ended September 30, 2020 was $18.8 million compared to cash used in financing activities of $4.2 million for the nine months ended September 30, 2019. Net cash provided by financing activities for the 2020 period consisted of $34.9 million of borrowings from notes payable and lines of credit, $3.0 million from the issuance of common stock, and $0.2 million of proceeds from the exercise of stock options, offset by total repayments of $13.0 million on notes payable and lines of credit, payments of $2.6 million on capital lease obligations, $3.5 million of deferred payments to sellers in connection with business acquisitions, and $0.2 million of payments for deferred financing costs. Net cash used in financing activities for the 2019 period consisted of $344.7 million of borrowings from notes payable and lines of credit, offset by total repayments of $239.7 million on notes payable and lines of credit, payments of $2.4 million on capital lease obligations, payments of $105.0 million for a dividend distribution, and $1.8 million of payments for deferred financing costs.
Comparison of Year Ended December 31, 2019 and Year Ended December 31, 2018
Cash Flows from Operating Activities.   Net cash provided by operating activities for the year ended December 31, 2019 was $111.0 million compared to $91.2 million for the year ended December 31, 2018, an increase of $19.8 million. The increase was the result of a $14.5 million increase in net income as a result of acquisition growth, a net increase of $15.2 million in non-cash charges primarily from depreciation and amortization and stock-based compensation expense, an increase of $1.0 million in deferred tax liability, and a $10.9 million net decrease in cash resulting from the change in operating assets and liabilities, primarily resulting from the change in accounts receivable, inventory, accounts payable, accrued expenses and other current liabilities for the period.
Cash Flows from Investing Activities.   Net cash used in investing activities for the year ended December 31, 2019 was $134.1 million compared to $109.8 million for the year ended December 31, 2018. The use of funds in the 2019 period consisted of $40.5 million for business acquisitions and $93.6 million for the purchase of property and equipment. The use of funds in the 2018 period consisted of $39.3 million for business acquisitions and $70.5 million for the purchase of property and equipment.
Cash Flows from Financing Activities.   Net cash provided by financing activities for the year ended December 31, 2019 was $13.9 million compared to $32.2 million for the year ended December 31, 2018. Net cash provided by financing activities for the 2019 period consisted of $378.0 million of borrowings from notes payable and lines of credit, $100.0 million from the issuance of preferred stock, and $0.4 million of proceeds from the exercise of stock options, offset by total repayments of $244.0 million on notes payable and lines of credit, $8.9 million of deferred payments to sellers in connection with business acquisitions, payments of $205.0 million for a dividend distribution, $2.0 million of payments for deferred financing costs, and $4.6 million of payments for preferred stock issuance costs. Net cash provided by financing activities for the 2018 period consisted of $276.4 million of borrowings from notes payable and lines of credit, offset by total repayments of $161.4 million on notes payable and lines of credit, payments of $0.1 million on capital lease obligations, payments of $75.0 million for a dividend distribution, $5.9 million of deferred payments to sellers in connection with business acquisitions, and $1.8 million of payments for deferred financing costs.
Off-Balance Sheet Arrangements
As of September 30, 2020, AeroCare did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.
INFORMATION ABOUT ADAPTHEALTH
General
AdaptHealth is a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. AdaptHealth focuses primarily on providing (i) sleep therapy equipment, supplies and related services (including continuous positive airway pressure (“CPAP”) and bilevel positive airway pressure (“bi-PAP”) services) to individuals suffering from obstructive sleep apnea (“OSA”), (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) home medical equipment (“HME”) to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home and (v) other HME medical devices and supplies on behalf of chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. AdaptHealth services beneficiaries of Medicare, Medicaid and commercial insurance payors. As of September 30, 2020, AdaptHealth serviced approximately 1.8 million patients annually in all 50 states through its network of 269 locations in 41 states. Following the consummation of the Acquisition, AdaptHealth expects to service approximately 2.8 million patients annually. AdaptHealth’s principal executive offices are located at 220 West Germantown Pike, Suite 250, Plymouth Meeting, Pennsylvania 19462.
Industry Overview
The HME industry provides critical medical products and recurring supply services, designed to improve quality of life, to patients in their homes. The HME industry allows patients with complex and chronic conditions to transition to their homes and achieve a greater level of independence, which is often lost in facility-based settings. While the industry has traditionally treated outpatient and lower acuity ailments, recent technological improvements have helped make higher acuity treatment more affordable and, in turn, have allowed the industry to shift to the treatment of more advanced acute ailments. The equipment and supplies that HME providers deliver can include respiratory products, mobility, diabetes management, nutritional and other general home needs (bathroom needs, nutritional needs, hospital beds, etc.).
According to CMS, the HME industry has grown from $40 billion in 2010 to $56 billion in 2018 (representing a 4.3% CAGR), of which AdaptHealth estimates its total addressable market for its sleep therapy, oxygen services, mobility products and hospice HME business lines to be approximately $12 billion to $15 billion in 2018. During that time Medicaid data shows a continued shift of long-term services and supports spending into the home, with 57% of that spending going to home and community-based services in 2016. According to CMS, the HME market is projected to continue to grow at a 6.1% CAGR over the next nine years. As a result of the acquisition of the diabetic, wound care, ostomy and urological supplies business of PCS in January 2020, AdaptHealth believes it has more than doubled its addressable market to more than $25 billion. Primary drivers of continued market growth include:
•
Aging U.S. Population:   The population of adults aged 65 and older in the United States, a significant group of end users of AdaptHealth’s products and services, is expected to continue to grow and thus grow AdaptHealth’s market opportunity. According to CMS, in the United States, the population of adults between the ages of 65 and 84 is expected to grow at a 2.5% CAGR through 2030, while the population of adults over 85 is projected to grow at a 2.9% CAGR during that same time period. Not only is the elderly population expected to grow, but it is also expected to make up a larger percentage of the total U.S. population. According to the U.S. Census Bureau, the U.S. geriatric population was approximately 15% of the total population in 2014 and is expected to grow to approximately 24% of the total population by 2060. This growth emphasizes the need for companies, such as AdaptHealth, to provide efficient and effective equipment to a patient’s home, shortening the amount of time that the patient population spends in an inpatient setting.
•
Increasing Prevalence of Chronic Conditions:   HME is necessary to help treat significant health issues affecting millions of Americans. For example, chronic obstructive pulmonary disease was the third leading cause of death in the United States in 2014 with over 15 million reported diagnoses, according to the Centers for Disease Control and Prevention (“CDC”). Congestive heart failure, another condition where HME plays a role in successful treatment, impacts more than five million Americans, according to the CDC. The CDC also estimates that more than 9% of the U.S. population suffers from diabetes. AdaptHealth believes that CGM and diabetes represent a $16 billion market segment. AdaptHealth believes that the CGM market could grow by 18% to $3.4 billion by 2022, and the insulin pump market could grow by 12% to $2.2 billion by 2022. Finally, according to the American Sleep Apnea Association, obstructive sleep apnea affects 20 million people across the nation, with 15 million undiagnosed, including many individuals younger than 65 years old. As these conditions continue to increase in prevalence, AdaptHealth expects that the demand within the HME industry for suppliers, such as AdaptHealth, will grow with it, positioning AdaptHealth to be able to expand its market reach and penetration.

•
Advancements in Technology:   Continuing development of technology and supply logistics has enabled more efficient and effective delivery of care in the home along with the collection of data that can be used for ongoing treatment. This, in turn, has helped grow AdaptHealth’s total addressable market. With improvements in technology, physicians are often able to monitor patients’ adherence to prescribed therapy, which previously required admission to a facility. With the advancement of technology, physicians are more confident in shifting care to a patient’s home and patients are more comfortable receiving care in this setting.

•
Increasing Prevalence of and Preference for In-Home Treatments:   The number of conditions that can be treated in the home continues to grow, with recent additions including chronic wound care, sleep testing, dialysis and chemotherapy. In-home care is also increasingly becoming the preferred method of treatment, particularly for the elderly population. According to the AARP Public Policy Institute, 90% of patients over age 55 have indicated a preference to receive care in the home rather than in an institutional setting. Patient preference is supported by data that has shown that the efficacy of home care is often equivalent to that of facility-based care. The home setting provides comfort and convenience for a population that often faces barriers to receiving effective traditional treatment, such as transportation and adherence. By bringing the care to them, the elderly population can maintain a higher quality of life while still receiving high-quality care and equipment. As a result, more companies within the healthcare industry that are primarily facility-based are beginning to shift towards in-home offerings. AdaptHealth believes that medical supplies to the home represents a $10 billion segment.

•
Home Care is the Lowest Cost Setting:   Not only can in-home care be just as effective as care delivered in a facility-based setting, but it has also proven to be more cost effective. The cost effectiveness of in-home care is particularly important within the context of government pressures to lower the cost of care, pushing payors, such as Medicare and Medicaid, and clinicians to seek care settings that are less costly than hospitals and inpatient facilities. On a daily basis, home healthcare has been estimated by Cain Brothers & Company, LLC to be approximately seven times less expensive than care provided in skilled nursing facilities, the closest acuity site of care. Home care generally offers a significant cost reduction opportunity relative to facility-based care without sacrificing quality.

Business Strategy
AdaptHealth aims to grow its revenue while expanding margins through targeted strategies for organic growth as well as opportunistic acquisitions that take advantage of AdaptHealth’s scalable, integrated technology platform.

•
Drive Market Share Gains in the HME Market:   AdaptHealth plans to leverage its technological and clinical advantages as well as its relationships with key constituents across the HME supply chain to deepen its presence in the HME market. AdaptHealth has built a strong network of highly diversified referral relationships that its sales force will continue to grow to help expand market penetration in certain geographies. Primary referral sources include acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities and hospice operators, with no one source accounting for a material portion of its revenue as of September 30, 2020. AdaptHealth believes that maintaining and broadening these relationships will drive organic growth. AdaptHealth’s ability to provide many products across its contracted payors is particularly valuable, especially to providers and facilities that discharge patients with a variety of product needs and insurance coverages. While some of AdaptHealth’s HME competitors focus on certain specific product lines, AdaptHealth is able to offer a wide array of products to its customers. AdaptHealth believes that its strong referral relationships and broad product portfolio will help drive market share growth.

•
Grow through Acquisitions:   The HME industry is highly fragmented, with more than 6,000 unique suppliers. AdaptHealth believes that ongoing reimbursement changes will continue the consolidation trend in the HME industry that has accelerated in recent years. AdaptHealth believes that, in the current environment, companies with the ability to scale operations possess competitive advantages that can drive volume to their platforms. As one of a limited number of national HME companies, AdaptHealth plans to continue to evaluate acquisitions and execute upon attractive opportunities to help drive growth.

•
Improve Profitability with Technology-Enabled Platform:   AdaptHealth plans to leverage its combined integrated technology system (based upon third-party applications and proprietary software products) to reduce costs and improve operational efficiency in its current business and the businesses it acquires. Through the third quarter of 2020, AdaptHealth has deployed its technology solutions with respect to the majority of its acquisitions and has worked to establish the ability to improve logistics performance and operating margins. The Acquisition combines two of the industry’s leading technology platforms, which AdaptHealth intends to continue to improve to enhance its communications with referral sources and provide better patient service. Further, AdaptHealth believes both platforms are leaders in tech-enabled devices and are positioned to lead the shift to connected healthcare through AdaptHealth’s offerings of various connected devices designed to drive early interventions, reduce hospitalizations and improve outcomes, making AdaptHealth a value-add partner to payors, providers and patients.

•
Expand Product Portfolio:   In addition to its other growth initiatives, AdaptHealth also plans to augment its product portfolio to help drive growth. While AdaptHealth offers a suite of products to its referrers and patients, AdaptHealth has identified several key expansion opportunities, including products in the respiratory device, respiratory medicine, diabetes management, orthotic bracing and hospice HME markets. AdaptHealth believes that the Acquisition greatly enhances the depth of its product offering in respiratory devices and medicine, allowing it to further address key clinical conditions which, in turn, is expected to help drive growth across its customer base. AdaptHealth’s scale has helped it be successful in the past when bidding on Medicare contracts.

•
Utilize Value-Based Reimbursement Arrangements:   AdaptHealth’s broad HME service offerings and technology-enabled infrastructure provide it with the opportunity to enter into value-based reimbursement arrangements with its payors and referrers (including large multi-specialty physician groups, hospital systems, and accountable care organizations) pursuant to which AdaptHealth provides certain HME services on a per-patient, per-month basis or shares in reduction of HME service costs over baseline periods. Such arrangements are attractive to risk-bearing providers (such as capitated medical groups) and payors wishing to reduce administrative costs related to HME services.

Competitive Strengths
AdaptHealth believes that the following strengths will continue to enable it to provide high-quality products and services to its customers and to create value for stockholders:
•
Differentiated Technology-Enabled Platform:   Over the last five years, AdaptHealth has developed an integrated technology system (based upon leading third-party applications and proprietary software products) which AdaptHealth believes provides a competitive advantage within the HME industry. AdaptHealth’s integrated platform distinguishes itself from other industry participants by automating processes that can be complex, prone to mistakes and inefficient. AdaptHealth believes that its platform’s ease of use, improved compliance and automated, integrated workflow for delivery of care appeals to physicians and payors. Additionally, AdaptHealth believes its adoption of e-prescribing solutions enhances transparency and reduces clinical errors and delays. AdaptHealth believes such systems provide better patient service by reducing the time between an order’s receipt and the delivery of the products to the patient. AdaptHealth believes its model is scalable, supporting future organic growth while also allowing for timely on-boarding of acquisitions. AdaptHealth believes that this differentiated technology platform will help generate business from new clients, as other competitors either lack the resources to modernize their infrastructure or utilize systems which do not easily allow for changes from traditional, less automated models.
•
National Scale and Operational Excellence:   AdaptHealth has relationships with national healthcare distribution companies to drop ship certain HME products directly to patients’ homes in one to two days. AdaptHealth believes that its scale makes AdaptHealth attractive to payors as it is able to service its patients across the nation. As of September 30, 2020, AdaptHealth has been able to build a network of more than 1,000 payors, including 10 national insurers. AdaptHealth’s payor network allows its organization to provide in-network rates for most prospective patients, unlike many of its competitors. AdaptHealth believes that this, in turn, promotes access to its services among patients, providers and facilities, which helps to support and grow its business. AdaptHealth has a broad distribution network to leverage with respect to timely and efficient delivery of products. AdaptHealth has strategically located small depots across the country based upon equipment volume and drive times to support its delivery fleet and help enhance operational success.

•
Experienced Management Team:   AdaptHealth is led by a proven management team with significant experience in the HME and healthcare services industries. The team has domain knowledge within the industry having been employed at various healthcare organizations throughout their careers. Multiple members of the management team have also built independent HME companies and have the proven ability to scale a business within the HME industry. Additionally, several members of the management team have experience within their specific roles in both private and public company settings. Given the complexity of the highly regulated industry in which AdaptHealth operates, AdaptHealth believes that management’s experience is a meaningful differentiator relative to its competitors.

•
Proven M&A Success:   AdaptHealth’s integrated technology platform includes scalable and centralized front-end and back office processes that facilitate the effective onboarding of potential acquisitions and help achieve cost synergies. AdaptHealth and AeroCare have demonstrated their ability to execute upon acquisitions, completing over 230 transactions on a pro forma basis from their respective dates of founding through November 30, 2020. As AdaptHealth continues to grow, it expects to deploy incrementally more capital and integrate substantially larger targets over time, which in turn AdaptHealth expects will be a source of continued growth for AdaptHealth.

Company Operations
Product Offering.   AdaptHealth delivers home medical equipment and supplies directly to a patient’s home upon discharge from a hospital and/or receipt of referral. The breadth of AdaptHealth’s products is particularly valuable to acute care hospitals, sleep laboratories and long-term care facilities that discharge patients with complex conditions and multiple product needs.
AdaptHealth is often paid a fixed monthly amount for certain HME products as designated by the Centers for Medicare and Medicaid Services (“CMS”) or commercial payors, such as CPAP equipment, wheelchairs, hospital beds, oxygen concentrators, continuous glucose monitors (“CGM”) and other similar products. These sales accounted for approximately 32% of AdaptHealth’s revenue for the twelve months ended September 30, 2020.
For resupply sale and one-time sale products, which include those deemed to be consumables, AdaptHealth receives a single payment upon shipment of the product. These products, which include

CPAP masks and related supplies, diabetes management supplies, wound care supplies, wheelchair cushions accessories, orthopedic bracing, breast pumps and supplies, walkers, commodes and canes, nutritional supplies and incontinence supplies, accounted for approximately 68% of AdaptHealth’s revenue for the twelve months ended September 30, 2020.
Supply Chain.   AdaptHealth plays an important role in delivering HME products to patients in their homes. Manufacturers of home medical equipment sell and ship their products to AdaptHealth directly. AdaptHealth also contracts with national healthcare distribution companies to ship certain HME products directly to patients’ homes. These distributors invoice AdaptHealth for the cost of shipped products at the time of sale. AdaptHealth receives referrals from a variety of sources, such as acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities and hospice operators. AdaptHealth’s products are either shipped to patients’ homes by AdaptHealth-operated or contracted delivery trucks or shipped using proprietary or third-party distribution services. AdaptHealth bills payors and patients directly for the products that are delivered and for the services that are provided.
The following chart illustrates AdaptHealth’s HME supply chain. AdaptHealth buys or leases products directly from leading HME manufacturers and then delivers products directly to patients.
Operating Structure
Management.   AdaptHealth is led by a proven management team with experience in the HME industry across a variety of healthcare organizations. AdaptHealth adopts a centralized approach for key business processes, including M&A activity, revenue cycle management, strategic purchases, payor contracting, finance, compliance, legal, human resources, IT and sales management. In addition, AdaptHealth has centralized many of the functions relating to its CPAP and other resupply businesses. However, AdaptHealth believes that the personalized nature of customer requirements and referral relationships, characteristic of the home healthcare business, mandates that it emphasize a localized operating structure as well. AdaptHealth focuses on regional management to respond promptly and effectively to local market demands and opportunities. AdaptHealth’s regional managers are responsible and accountable for maintaining and developing relationships with referral sources, customer service for non-CPAP supply product lines and logistics for non-drop-shipped products.
Following the closing of the Acquisition, Stephen Griggs will join Luke McGee as co-Chief Executive Officer of AdaptHealth.
IT.   AdaptHealth has established an integrated, technology-enabled, centralized platform, distinguishing itself from many of its competitors who traditionally use less automated processes that are typically complex, can be prone to mistakes and are inefficient. AdaptHealth’s technology enables automated, compliant, and integrated workflow into patients’ delivery of care. AdaptHealth believes that this advanced technology platform provides it with a competitive advantage through its unique components that cater to patients and physicians. AdaptHealth believes that its technology platform has several characteristics that appeal to physicians, including its ease of use, the improved compliance it enables through its integrated systems and the automated, integrated workflow it provides for patients’ delivery of care. Additionally, AdaptHealth’s e-prescribing capabilities enhance transparency and reduce transcription and other errors. AdaptHealth believes that patients are also better served due to the efficiency from time of order to delivery and the seamless integration across points of care enabled by AdaptHealth’s platform. The integrated system also provides AdaptHealth management with critical information in a timely manner, allowing them to track performance levels company-wide.
AdaptHealth has formed close relationships with its third-party software providers, including Apacheta Corporation, Brightree, Parachute Health and SnapWorx, LLC, to optimize its HME workflow. An example of this optimization is AdaptHealth’s automated point-of-delivery technology, which tracks AdaptHealth’s drivers and produces paperless, secure delivery tickets which are uploaded directly to the patient’s file and available immediately on an enterprise-wide basis. In addition, to address ongoing and growing threats related to cyberattacks, AdaptHealth continues to deploy market leading defense tools to protect and secure its networks and data.
Revenue Cycle Management.   AdaptHealth’s revenue cycle management and billing processes have both manual and computerized elements that are designed to maintain the integrity of revenue and accounts receivable. Third-party payors that can accommodate electronic claims submission, such as Medicare, certain state Medicaid payors and many commercial payors, are billed electronically on a daily basis. For other payors who are unable to accept electronic submissions, AdaptHealth generates paper claims and invoices.
AdaptHealth contracts with several business process outsourcing providers to provide certain billing and administrative functions related to revenue cycle management. These providers are based in the Philippines, India and Central America and provide AdaptHealth with the ability to scale its workforce in a cost-effective manner. As of September 30, 2020, approximately 1,500 full-time equivalent personnel were provided to AdaptHealth under such arrangements.
Sales and Marketing
Sales activities are generally carried out by AdaptHealth’s full-time sales representatives with assistance from on-site liaisons in certain markets who interact directly with hospital discharge coordinators and patients. AdaptHealth’s sales team works closely with AdaptHealth’s trained respiratory therapists in carrying out their daily sales activities. AdaptHealth primarily acquires new patients through referrals. Sources of referrals include acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities and hospice operators, among others. AdaptHealth’s sales representatives maintain continual contact with medical professionals across these facilities. AdaptHealth believes that its relationships with its referral sources are strong and that these entities will continue to be a source of organic growth through new patients. While AdaptHealth views its referral sources as fundamental to its business, no single referral source accounted for more than a material portion of its revenue as of September 30, 2020.
Acquisitions
Continuing to grow through accretive acquisitions is a key element of AdaptHealth’s growth strategy, and AdaptHealth continuously reviews its pipeline of potential acquisition candidates. AdaptHealth maintains a dedicated M&A integration team and leverages its scalable front-end and back-office technology platform to facilitate acquisition integration to help realize short-term cost saving synergies and longer term revenue growth synergies.
For the nine months ended September 30, 2020, AdaptHealth completed acquisitions involving 16 companies for total purchase consideration of approximately $712.7 million (excluding amounts related to contingent consideration). During the year ended December 31, 2019, AdaptHealth completed acquisitions involving 18 companies for total purchase consideration of approximately $67.0 million (excluding amounts related to contingent consideration).

Suppliers
AdaptHealth purchases medical equipment from a variety of suppliers. AdaptHealth’s sleep therapy equipment and supplies are primarily provided by two suppliers, and its mobility and home services products (such as hospital beds, wheelchairs, walkers and commodes) are principally supplied by a single supplier. Notwithstanding its significant supply relationships with these vendors, AdaptHealth believes that it is not dependent upon any single supplier and that its product needs can be met by an adequate number of qualified manufacturers.
Facilities
AdaptHealth does not own any properties and leases its headquarters facility located at 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA. As of September 30, 2020, AdaptHealth serviced approximately 1.8 million patients annually in all 50 states through its network of 269 locations in 41 states. Following the consummation of the Acquisition, AdaptHealth expects to service approximately 2.8 million patients annually. Full service locations are typically between 300 and 5,000 square feet, and are usually a combination office and warehouse space. Many of these facilities are accredited to provide patient services, and their adjacent warehouse space is used for storage of adequate supplies of equipment and accessories for such patient services. AdaptHealth believes that these facilities are adequate to meet its current needs, and expects to add additional facilities in connection with its growth strategies. AdaptHealth believes that such additional space, when required, will be available on commercially reasonable terms, consistent with historical cost trends.
Employees
As of September 30, 2020, AdaptHealth had approximately 3,700 employees. AdaptHealth believes that relations between its management and employees are good.
Competition
The HME market is fragmented and highly competitive. AdaptHealth competes with other large national providers, including AeroCare, Apria Healthcare, Lincare and Rotech; regional providers, including DASCO Home Medical Equipment, Binson’s Medical Equipment, Inc., Norco, Inc. and Protech Home Medical Corp.; and product-specific providers, including Breg, Inc., Byram Healthcare Centers, Inc., Inogen, Inc. and Acelity L.P., as well as over 6,000 local organizations. In addition, non-HME providers, including CVS, Amazon and certain manufacturers of HME equipment are considering entering or expanding their presence in the HME market.
Consolidation of the HME market is a continuing trend, as required technology investments and reduced reimbursements put financial pressure on smaller providers. Larger HME providers with integrated technology and automated processes are generally better positioned to gain market share and more attractive vendor pricing. Competitive bidding also emphasizes the importance of relationships with both the payors and referral sources. Because payors typically select a limited number of exclusive suppliers and physicians typically refer based on timely delivery and consistency, relationships with both are critical to the success of competitors in the market.
AdaptHealth believes that the most important competitive factors in the regional and local markets are:
•
Reputation with referral sources, including local physicians and hospital-based professionals;

•
Service quality and efficient, responsive referral process;

•
Differentiated technology platform that provides a superior physician and patient experience;

•
Comprehensive offering across the home medical equipment space;

•
Broad network of payor contracts and regional insurers;

•
Overall ease of doing business; and

•
Quality of patient care, including clinical expertise.

The following chart represents AdaptHealth’s revenue type, product mix and payor mix for the twelve months ended September 30, 2020.
AdaptHealth believes that it competes favorably with competitors on the basis of these and other factors.
Legal Proceedings
AdaptHealth is involved in investigations, claims, lawsuits and other proceedings arising in the ordinary course of its business. These matters involve patient complaints, personnel and employment issues, regulatory matters, personal injury, contract and other proceedings arising in the ordinary course of business, which have not resulted in any material losses to date. Although AdaptHealth does not expect the outcome of these proceedings will have a material adverse effect on its financial condition or results of operations, such matters are inherently unpredictable. Therefore, AdaptHealth could incur judgments or enter into settlements or claims that could materially impact its financial condition or results of operations.
In addition, on July 25, 2017, AdaptHealth Holdings was served with a subpoena by the U.S. Attorney’s Office for the United States District Court for the Eastern District of Pennsylvania (“EDPA”) pursuant to 18 U.S.C. §3486 (investigation of a federal health care offense) to produce certain audit records and internal communications regarding ventilator billing. The investigation appears to be focused on billing practices regarding one payor that contracted for bundled payments for certain ventilators. AdaptHealth has cooperated with investigators and, through agreement with the EDPA, has submitted all information requested. An independent third party was retained by AdaptHealth that identified overpayments and underpayments for ventilator billings related to the payor, and a remittance was sent to reconcile that account. On October 3, 2019, AdaptHealth received a follow-up civil investigative demand from the EDPA regarding a document previously produced to the EDPA and patients included in the review by the independent third party. AdaptHealth has responded to the EDPA and supplemented its production as requested. On November 9, 2020, the EDPA indicated to AdaptHealth that the investigation remained ongoing and confirmed that a qui tam complaint had been filed in connection with the matter. The EDPA also requested additional information regarding certain patient services and claims refunds processed by AdaptHealth in 2017. AdaptHealth is compiling this information and will supplement its production in early January 2021. While AdaptHealth cannot provide any assurance as to whether the EDPA will seek additional information or pursue this matter further, AdaptHealth does not believe that the investigation will have a material adverse effect on it.

Government Regulation
The federal government and all states in which AdaptHealth currently operates regulate various aspects of AdaptHealth’s business. In particular, AdaptHealth’s operations are subject to federal laws that regulate the reimbursement of its products and services under various government programs and that are designed to prevent fraud and abuse. AdaptHealth’s operations are also subject to state laws governing, among other things, pharmacies, nursing services, medical equipment suppliers and certain types of home health activities. State regulators may also determine that telephone marketing of AdaptHealth products and services to patients fall within state regulation of telemarketing. Certain of AdaptHealth’s employees are subject to state laws and regulations governing the licensure and professional practice of respiratory therapy, pharmacy and nursing.
AdaptHealth maintains a Compliance Program that is designed to meet the guidelines set forth by HHS, and provides ongoing compliance training designed to keep AdaptHealth’s officers, directors and employees well-educated and up-to-date regarding developments on relevant topics and to emphasize AdaptHealth’s policy of strict compliance. Federal and state laws require that AdaptHealth obtain facility and other regulatory licenses and accreditation and that AdaptHealth enroll as a supplier with federal and state health programs.
As a healthcare provider, AdaptHealth is subject to extensive regulation to prevent fraud and abuse and laws regulating reimbursement under various government programs. The marketing, billing, documenting and other practices of healthcare companies are all subject to government scrutiny. To ensure compliance with Medicare, Medicaid and other regulations, regional health insurance carriers and state agencies often conduct audits and request customer records and other documents to support AdaptHealth’s claims submitted for payment of services rendered to customers. Similarly, government agencies and their contractors periodically open investigations and obtain information from healthcare providers pursuant to the legal process. Violations of federal and state regulations can result in severe criminal, civil and administrative penalties and sanctions, including disqualification from Medicare and other reimbursement programs, which could have a material adverse effect on AdaptHealth’s financial condition and results of operations.
Numerous federal and state laws and regulations, including HIPAA and the HITECH Act, govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information or personal information. As part of AdaptHealth’s provision of, and billing for, healthcare equipment and services, AdaptHealth is required to collect and maintain patient-identifiable health information. In addition, various federal and state legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection and consumer protection. For instance, the CCPA became effective on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined) and provide such consumers new ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Although there are limited exemptions for protected health information and the CCPA’s implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, the CCPA may increase AdaptHealth’s compliance costs and potential liability. Many similar privacy laws have been proposed at the federal level and in other states. New health information standards, whether implemented pursuant to HIPAA, the HITECH Act, congressional action or otherwise, could have a significant effect on the manner in which AdaptHealth handles healthcare-related data and communicates with payers, and the cost of complying with these standards could be significant. If AdaptHealth does not comply with existing or new laws and regulations related to patient health information, it could be subject to criminal or civil sanctions.
Additionally, the FTC and many state attorneys general are interpreting existing federal and state consumer protection laws to impose evolving standards for the online collection, use, dissemination and security of health-related and other personal information. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access. Consumer protection laws require AdaptHealth to publish statements that describe how it handles personal information and choices individuals may have about the way AdaptHealth handles their personal information.

If such information that AdaptHealth publishes is considered untrue, it may be subject to government claims of unfair or deceptive trade practices, which could lead to significant liabilities and consequences. Furthermore, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5 of the FTC Act. Communications with our patients are also subject to laws and regulations governing communications, including the TCPA, the CAN-SPAM Act, additional fax regulations under the Junk Fax Act and the Telemarketing Sales Rule and Medicare regulations.
Healthcare is an area of rapid regulatory change. Changes in the laws and regulations and new interpretations of existing laws and regulations may affect permissible activities, the relative costs associated with doing business, and reimbursement amounts paid by federal, state and other third-party payers. AdaptHealth cannot predict the future of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations, or possible changes in national healthcare policies. Future legislative and regulatory changes could have a material adverse effect on AdaptHealth’s financial condition and results of operations.
Implemented Regulation
As a provider of home oxygen, respiratory and other chronic therapy equipment to the home healthcare market, AdaptHealth participates in Medicare Part B, the Supplementary Medical Insurance Program, which was established by the Social Security Act of 1965. Providers of home oxygen and other respiratory therapy services and equipment have historically been heavily dependent on Medicare reimbursement due to the high proportion of elderly persons suffering from respiratory disease. Durable medical equipment, including oxygen equipment, is traditionally reimbursed by Medicare based on fixed fee schedules.
Impact of the ACA and MIPPA. The ACA, the Medicare Improvements for Patients and Providers Act of 2008 (“MIPPA”), the Medicare, Medicaid and SCHIP Extension Act of 2007 (“SCHIP Extension Act”), the Deficit Reduction Act of 2005 (“DRA”) and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“MMA”), contain provisions that directly impacted reimbursement for the primary respiratory and other DME products provided by AdaptHealth.
In recent years, the U.S. Congress and certain state legislatures have considered and passed a large number of laws intended to result in significant change to the ACA. The law has been subject to legislative and regulatory changes and court challenges, and the current presidential administration and certain members of Congress have stated their intent to repeal or make additional significant changes to the ACA, its implementation or its interpretation. In 2017, the Tax Cuts and Jobs Acts was enacted, which, among other things, removed penalties for not complying with ACA’s individual mandate to carry health insurance. Because the penalty associated with the individual mandate was eliminated, a federal judge in Texas ruled in December 2018 that the entire ACA was unconstitutional. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals upheld the lower court’s finding that the individual mandate is unconstitutional and remanded the case back to the lower court to reconsider its earlier invalidation of the full ACA. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case, although it remains unclear when and how the Supreme Court will rule. These and other efforts to challenge, repeal or replace the ACA could result in reduced funding state Medicaid programs, lower numbers of insured individuals, and reduced coverage for insured individuals. There is uncertainty regarding whether, when, and how the ACA will be further changed, what alternative provisions, if any, will be enacted, and the impact of alternative provisions on providers and other healthcare industry participants. Government efforts to repeal or change the ACA or to implement alternative reform measures could cause AdaptHealth’s revenues to decrease to the extent such legislation reduces Medicaid and/or Medicare reimbursement rates.
MIPPA delayed the implementation of a Medicare competitive bidding program for oxygen equipment and certain other DME items that was scheduled to begin on July 1, 2008, and instituted a 9.5% price reduction nationwide for these items as of January 1, 2009. The SCHIP Extension Act reduced Medicare reimbursement amounts for covered Part B drugs, including inhalation drugs that AdaptHealth provides, beginning April 1, 2008. DRA provisions negatively impacted reimbursement for oxygen equipment beginning in 2006 through the implementation of a capped rental arrangement. MMA changed the pricing formulas used to establish payment rates for inhalation drug therapies resulting in significantly reduced reimbursement beginning in 2005, established a competitive acquisition program for DME, established a RAC program, which implemented a new method for recovery of Medicare overpayments by utilizing private companies operating on a contingent fee basis to identify and recoup Medicare overpayments, and implemented quality standards and accreditation requirements for DME suppliers. The RACs are empowered to audit claims submitted by healthcare providers and overpayments identified by the RACs can be recouped from future payments, including in cases where the reimbursement rules are unclear or subject to differing interpretations.
This activity, as well as the activity of intermediaries and others involved in government reimbursement, may include changes in long-standing interpretations of reimbursement rules, which could adversely impact AdaptHealth’s future financial condition and results of operations. To ensure compliance with Medicare, Medicaid and other regulations, government agencies or their contractors, including Medicare Administrative Contractors, Recovery Audit Contractors (“RACs”), Unified Program Integrity Contractor (“UPICs”) and Zone Program Integrity Contractors (“ZPICs”). The ZPICs and UPICs assumed the responsibilities previously held by Medicare’s Program Safeguard Contractors. These legislative and regulatory provisions, as currently in effect have and will continue to adversely impact AdaptHealth’s financial condition and results of operations.
Impact of Competitive Bidding. In December 2003, MMA was signed into law. The MMA legislation directly impacted reimbursement for the primary respiratory and other DME products that AdaptHealth provides. Among other things, MMA established a competitive acquisition program for DME that was expected to commence in 2008, but was subsequently delayed by further legislation. MMA instructed CMS to establish and implement programs under which competitive acquisition areas would be established throughout the United States for purposes of awarding contracts for the furnishing of competitively priced items of DME, including oxygen equipment. The program was initially intended to be implemented in phases such that competition under the program would occur in nine of the largest metropolitan statistical areas (“MSAs”) in the first year and an additional 70 of the largest MSAs in a second, subsequent round of bidding. The second round was subsequently expanded to include 91 MSAs.
For each competitive acquisition area, CMS is required to conduct a competition under which providers submit bids to supply certain covered items of DME. Successful bidders are expected to meet certain program quality standards in order to be awarded a contract, and only successful bidders can supply the covered items to Medicare beneficiaries in the respective acquisition area (there are, however, regulations in place that allow non-contracted suppliers to continue to provide equipment and services to their existing customers at the new prices determined through the bidding process). Competitive bidding contracts are expected to be re-bid at least every three years. CMS is required to award contracts to multiple entities submitting bids in each area for an item or service but has the authority to limit the number of contractors in a competitive acquisition area to the number it determines to be necessary to meet projected demand. CMS concluded the bidding process for the first round of MSAs in September 2007. However, in July 2008, Congress enacted the MIPPA legislation which retroactively delayed the implementation of competitive bidding and reduced Medicare prices nationwide by 9.5% beginning in 2009 for the product categories, including oxygen, that were initially included in competitive bidding.
In 2009, CMS reinstituted the bidding process in the nine largest MSA markets. Reimbursement rates from the re-bidding process were publicly released by CMS on June 30, 2010. CMS announced projected average savings of approximately 32% compared to the current payment rates in effect for the product categories included in competitive bidding. As of January 1, 2011, these payment rates were in effect in the nine markets only.
On January 30, 2013, CMS announced new, lower Medicare pricing for the second round of competitive bidding effective July 1, 2013. CMS announced projected average savings of approximately 45% for the product categories included in Round 2. The ACA also required CMS to expand competitive bidding further to additional geographic markets or to use competitive bid pricing information to adjust the payment amounts otherwise in effect for areas that are not competitive acquisition areas by January 1, 2016.
CMS is required by law to re-compete competitive bidding contracts at least once every three years. With the Round 1 rebid contracts expiring on December 31, 2013, new Round 1 re-compete contracts and pricing went into effect on January 1, 2014. Round 1 re-compete bidding occurred in the same nine MSAs as the Round 1 rebid. CMS projected that contract prices under the Round 1 re-compete would average 37% below Medicare’s fee schedule rates for the six product categories.

On March 7, 2019, CMS announced plans to consolidate the competitive bidding areas included in the Round 2 re-compete and Round 1 2017 DMEPOS Competitive Bidding Program into a single round of competition referred to as “Round 2021.” Round 2021 contracts are scheduled to become effective on January 1, 2021, and extend through December 31, 2023. CMS competed 16 product categories in the Round 2021. On April 10, 2020, CMS announced that due to the COVID-19 pandemic, it removed the non-invasive ventilators product category from the Round 2021 DMEPOS Competitive Bidding Program. On October 27, 2020, CMS announced it was not awarding competitive bidding contracts in 13 of the 15 remaining product categories due to a failure to achieve expected savings, and that contract awards would only be made for off-the-shelf (OTS) knee and back braces.
On November 20, 2020, CMS announced the Round 2021 contract suppliers for the OTS Back Braces and OTS Knee Braces product categories under the DMEPOS CBP. Round 2021 will begin on January 1, 2021, and extend through December 31, 2023. For the year ended December 31, 2019 and the nine months ended September 30, 2020, revenue generated with respect to providing OTS knee and back braces (excluding amounts generated in non-rural and rural non-bid areas) were not material. AdaptHealth expects to be able to provide OTS back braces and knee braces as permitted under competitive bidding regulations. AdaptHealth does not expect the single payment amounts for back braces imposed by CMS under such contracts to have a material impact on the Company.
The competitive bidding process has historically put pressure on the amount AdaptHealth is reimbursed in the markets in which it exists as well as in areas that are not subject to the Competitive Bidding Program. The rates required to win future competitive bids could continue to compress reimbursement rates. AdaptHealth will continue to monitor developments regarding the Competitive Bidding Program in future rounds. While AdaptHealth cannot predict the outcome of the DMEPOS Competitive Bidding Program on its business in the future nor the Medicare payment rates that will be in effect in future years for the items subjected to competitive bidding, the program may materially adversely affect its future financial condition and results of operations.
Durable Medical Equipment Medicare Administrative Contractor. In order to ensure that Medicare beneficiaries only receive medically necessary and appropriate items and services, the Medicare program has adopted a number of documentation requirements. For example, certain provisions under CMS guidance manuals, local coverage determinations, and the DME MAC Supplier Manuals provide that clinical information from the “patient’s medical record” is required to justify the initial and ongoing medical necessity for the provision of DME. Some DME MACs, CMS staff and other government contractors have recently taken the position, among other things, that the “patient’s medical record” refers not to documentation maintained by the DME supplier but instead to documentation maintained by the patient’s physician, healthcare facility or other clinician, and that clinical information created by the DME supplier’s personnel and confirmed by the patient’s physician is not sufficient to establish medical necessity. If treating physicians do not adequately document, among other things, their diagnoses and plans of care, the risks that AdaptHealth will be subject to audits and payment denials are likely to increase. Moreover, auditors’ interpretations of these policies are inconsistent and subject to individual interpretation, leading to significant increases in individual supplier and industry-wide perceived error rates. High error rates could lead to further audit activity and regulatory burdens and could result in AdaptHealth making significant refunds and other payments to Medicare and other government programs. Accordingly, AdaptHealth’s future revenues and cash flows from government healthcare programs may be reduced. Private payors also may conduct audits and may take legal action to recover alleged overpayments. AdaptHealth could be adversely affected in some of the markets in which it operates if the auditing payor alleges substantial overpayments were made to AdaptHealth due to coding errors or lack of documentation to support medical necessity determinations. AdaptHealth cannot currently predict the adverse impact these measures might have on its financial condition and results of operations, but such impact could be material.
Federal and state budgetary and other cost-containment pressures will continue to impact the home respiratory care industry. AdaptHealth cannot predict whether new federal and state budgetary proposals will be adopted or the effect, if any, such proposals would have on its financial condition and results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ADAPTHEALTH
For management’s discussion and analysis of financial condition and results of operations of AdaptHealth, please refer to the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in AdaptHealth’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 26, 2020, as updated by AdaptHealth’s subsequent Quarterly Reports on Form 10-Q, which is incorporated herein by reference.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to us regarding the beneficial ownership of Common Stock as of January 4, 2021 by:
•
each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•
each of our named executive officers and directors; and

•
all of our current officers and directors, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire securities within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of our Common Stock as of January  4, 2021 is based on 88,777,221 shares of Class A Common Stock and no shares of Class B Common Stock issued and outstanding in the aggregate as of January  4, 2021 assuming the issuance of 472,936 restricted shares of Class A Common Stock pursuant to approved grants to certain officers and directors of the Company.
Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares of voting stock beneficially owned by them.
	Beneficial Ownership Table
	Class A Common Stock
Name and Address of BeneficialOwner(1)	# of Shares	% of Total
Richard Barasch(2)	857,234	1.0%
Dr. Susan Weaver	29,509	*
Alan Quasha(3)	11,886	*
Terence Connors	9,509	*
Dale Wolf(4)	20,009	*
Bradley Coppens(5)	4,509	*
David Williams III(6)	4,509	*
Luke McGee(7)	3,884,050	4.4%
Joshua Parnes	223,125	*
Christopher Joyce(8)	265,228	*
Everest Trust(9)	16,018,200	17.9%
Still Water NevadaTrust(10)	6,906,177	7.7%
The Mykonos 2019NGCG Nevada Trust(11)	5,664,954	6.4%
McLarty Capital Partners SBIC, L.P.(12)	4,526,189	5.1%
OEP AHCO Investment Holdings, LLC(13)	13,818,180	15.6%
All directors and executive officers as a group (11 individuals)	5,309,568	5.9%

*
Less than 1%.

(1)
Unless otherwise noted, the business address of each of the listed entities or individuals is c/o AdaptHealth LLC, 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA 19462.

(2)
The business address of Mr. Barasch is 780 Third Avenue, New York, NY 10017. Includes shares of Class A Common Stock underlying 527,314 warrants that are currently exercisable.

(3)
The business address of Mr. Quasha is c/o Quadrant Management, Inc., 320 Park Avenue, New York,

NY 10022. Based on the Schedule 13D filed with the SEC on January 9, 2020, Mr. Quasha may be deemed to beneficially own 936,189 shares of Class A Common Stock owned by Quadrant Management, Inc.
(4)
The business address of Mr. Wolf is c/o Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, CA 90802.

(5)
The business address of Mr. Coppens is c/o One Equity Partners, 510 Madison Avenue, 19th Floor, New York, New NY 10022.

(6)
The business address of Mr. Williams is 6272 Condon Ave., Los Angeles CA 90056.

(7)
Includes shares and warrants held directly by Fresh Pond Investment LLC (“Fresh Pond”), 2321 Capital LLC (“2321 Capital”) and LBM DME Holdings LLC (“LBM”), entities controlled by Mr. McGee. Fresh Pond holds 1,752,056 shares of Class A Common Stock. 2321 Capital holds 666,944 shares of Class A Common Stock. LBM holds 1,168,800 shares of Class A Common Stock.

(8)
Includes shares and warrants held directly by Mayaid2001 LLC, an entity controlled by Mr. Joyce. Includes shares of Class A Common Stock underlying 12,903 warrants that are currently exercisable.

(9)
Based upon information reported on the Schedule 13D filed with the SEC on January 9, 2020 and other information provided to the Company. Includes shares and warrants held directly by Clifton Bay Offshore Investments L.P. (“Clifton Bay Investments”) and Quadrant Management, Inc. (“QMI”). Clifton Bay Investments holds 15,082,011 shares of Class A Common Stock (including shares of Class A Common Stock underlying 665,628 warrants that are currently exercisable). QMI holds 936,189 shares of Class A Common Stock (including 41,473 shares of Class A Common Stock underlying warrants that are currently exercisable). The general partner of Clifton Bay Investments is Clifton Bay Management Ltd. (“Clifton Bay Management”), which is indirectly owned by the Trustee of the Everest Trust (“Everest”), a trust settled by Mr. Wayne Quasha. Q Management Services (PTC) Ltd., as Trustee of Everest Trust, owns all of the shares of Everest Hill Group Inc., which indirectly controls Clifton Bay Management. Vicali Services (BVI) Inc., a British Virgin Islands company (“Vicali”), is the sole director of Everest Hill Group Inc. and Q Management, and Susan V. Demers, a United States citizen, and Andrea J. Douglas, a citizen of New Zealand, are the directors of Vicali and each of them has voting power over Vicali and thus power over investment and voting determinations made by Clifton Bay Management. QMI is owned by Everest Hill Group Inc. Mr. Wayne Quasha, ultimately beneficially owns all of the shares of Everest Hill Group Inc., and as such, is in a position, indirectly, to determine the investment and voting decisions made by Everest Hill Group Inc. and Clifton Bay Management. The business address of Clifton Bay Investments and Clifton Bay Management is Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110. The business address of Mr. Wayne Quasha is c/o PFD Corporate Services (BVI) Limited, Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110. The business address of Everest Hill Group Inc. is Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110.

(10)
Includes shares and warrants held directly by Blue River NJ LLC (“Blue River”), and Quad Cap LLC (“Quad Cap”). Blue River holds 5,920,367 shares of Class A Common Stock (including 274,768 shares of Class A Common Stock underlying warrants that are currently exercisable). Quad Cap holds 985,810 shares of Class A Common Stock (including 129,221 shares of Class A Common Stock underlying warrants that are currently exercisable). The trustee of the trust is Peak Trust Company  —  NV, with a principal business address of 1840 East Warm Springs Road, Suite 105, Las Vegas, NV 89119.

(11)
Includes shares and warrants held directly by Ocean Rock NJ LLC (“Ocean Rock”) and Plains Capital LLC (“Plains Capital”). Ocean Rock holds 4,955,930 shares of Class A Common Stock (including 240,568 shares of Class A Common Stock underlying warrants that are currently exercisable). Plains Capital holds 709,024 shares of Class A Common Stock (including 31,410 shares of Class A Common Stock underlying warrants that are currently exercisable). The trustee of the trust is Peak Trust Company  —  NV, with a principal business address of 1840 East Warm Springs Road, Suite 105, Las Vegas, NV 89119.

(12)
Based upon information reported on the Schedule 13G filed with the SEC on February 13, 2020. Includes shares held directly by McLarty Capital Partners SBIC, L.P. (“McLarty Capital Partners”).

The general partner of McLarty Capital Partners is McLarty Capital Partners SBIC, LLC. The business address of McLarty Capital Partners is c/o The Firmament Group, 1 Rockefeller Plaza Suite 1203, New York, NY 10020.
(13)
Based upon information reported on the Schedule 13D/A filed with the SEC on August 31, 2020. The business address of OEP AHCO Investment Holdings, LLC is c/o One Equity Partners, 510 Madison Avenue, 19th Floor, New York NY 10022.

SOLICITATION OF PROXIES
We will bear the cost of soliciting proxies for the Special Meeting. In addition to solicitations by mail, we may, through our directors and officers, solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.
HOUSEHOLDING INFORMATION
Unless we have received contrary instructions, we may send a single copy of this Proxy Statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of proxy materials at the same address, the stockholders should follow the instructions described below. We will promptly deliver such additional sets of proxy materials to stockholders who so request. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of proxy materials, the stockholders should follow these instructions:
•
If the shares are registered in the name of the stockholder, the stockholder should contact us at (i) (610) 630-6357 or (ii) at AdaptHealth LLC, 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA 19462, Attention: Secretary, to inform us of his or her request; or

•
If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for our annual meeting of stockholders to be held in 2021, we must have received the proposal at our principal executive offices at AdaptHealth LLC, 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA 19462, Attention: Secretary not later than December 30, 2020. In addition, a director nomination or a stockholder proposal of other business for consideration at our 2021 annual meeting that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before our 2021 annual meeting so long as we receive information and notice of the nomination or proposal in compliance with the requirements set forth in our bylaws at our principal executive offices, not later than March 27, 2021 nor earlier than February 25, 2021; provided, however, that in the event that the date of the 2021 annual meeting is more than 30 days before or more than 70 days after June 25, 2021, such nomination proposal must be received at our principal executive offices not earlier than the close of business on the 120th day before the 2021 annual meeting and not later than (x) the close of business on the 90th day before the 2021 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2021 annual meeting is first made by the Company.
COMMUNICATIONS WITH THE BOARD
Stockholders and other interested parties wishing to communicate with the board of directors or with an individual board member concerning the Company may do so by writing to the board or to the particular board member and mailing the correspondence to our principal executive offices to the attention of our Secretary. If from a stockholder, the envelope should indicate that it contains a stockholder communication. All such communication will be forwarded to the director or directors to whom the communications are addressed.

WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s website at https://www.sec.gov and are also available through our website at https://www.adapthealth.com/investor-relations. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information on our website does not constitute part of this Proxy Statement. You may request additional copies of this Proxy Statement at no cost in writing or by telephone at the following address and phone number:
AdaptHealth LLC
220 West Germantown Pike, Suite 250
Plymouth Meeting, PA 19462
Attention: Secretary
Telephone: (610) 630-6357
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference into the Proxy Statement information contained in documents that we file with it. This means that we can disclose important information to you by referring you to those documents. We incorporate by reference into the Proxy Statement the following documents:
•
Our Annual Report on Form 10-K for the year ended December 31, 2019;

•
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020; and

•
Our Current Reports on Form 8-K or Form 8-K/A filed with the SEC on January 1, 2020, May 5, 2020, June 18, 2020, August 4, 2020, November 4, 2020, December 1, 2020, December 7, 2020, December 14, 2020, January 8, 2021 and January 12, 2021.

Any statement incorporated by reference in the Proxy Statement from an earlier dated document that is inconsistent with a statement contained in the Proxy Statement or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference into the Proxy Statement, shall be deemed to be modified or superseded for purposes hereof by such statement contained in the Proxy Statement or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference into the Proxy Statement.
Any person to whom the Proxy Statement is delivered may (i) request copies of this Proxy Statement and any of the documents incorporated by reference therein, without charge, by written request to AdaptHealth Corp., 220 West Germantown Pike, Suite 250, Plymouth Meeting, Pennsylvania 19462, or by calling us at (610) 630-6357 or (ii) may download copies from our website at https://www.adapthealth.com/investor-relations or from the SEC’s website at https://www.sec.gov. Documents incorporated by reference into the Proxy Statement are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.
Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into the Proxy Statement.

ANNEX A
Merger Agreement

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
ADAPTHEALTH CORP.,
AH APOLLO MERGER SUB INC.,
AH APOLLO MERGER SUB II INC.,
AEROCARE HOLDINGS, INC.,
and
PELOTON EQUITY, LLC,
as Stockholder Representative
December 1, 2020

A-i

A-ii

A-iii

A-iv

EXHIBITS
Exhibit A	Definitions
Exhibit B	[Intentionally Omitted]
Exhibit C	[Intentionally Omitted]
Exhibit D	[Intentionally Omitted]
Exhibit E	[Intentionally Omitted]
Exhibit F	Form of Stock Letter of Transmittal
Exhibit G	[Intentionally Omitted]
Exhibit H	Form of Stockholder Consent
Exhibit I	Form of Company Voting and Support Agreement
Exhibit J	Form of Accredited Investor Questionnaire
Exhibit K	[Intentionally Omitted]
Exhibit L	Form of Certificate of Designations
Exhibit M	[Intentionally Omitted]
Exhibit N	Preparation Methodology
Exhibit O	Form of Parent Voting and Support Agreement
Exhibit P	Schedule of Competitors

A-v

GLOSSARY OF DEFINED TERMS
The location of the definition of each capitalized term used in this Agreement is set forth in this Glossary:
401(k) Plans	76
Accredited Investor	116
Accredited Investor Questionnaire	85
Accredited Investor Questionnaire Deadline	85
Acquisition Proposal	81
Adjustment Escrow Account	116
Adjustment Escrow Deposit	116
Affiliate	116
Affordable Care Act	116
Aggregate Exercise Amount	116
Aggregate Merger Consideration	116
Aggregate Parent Stock Value	116
Aggregate Shares	116
Aggregate Stimulus Funds	117
Agreement	11
AI Aggregate Shares	117
Amended and Restated Registration Rights Agreement	117
AML Laws	37
Anti-Corruption Laws	117
Antitrust Division	71
Antitrust Laws	72
Board Representatives	85
Borrowed Money Debt	117
Business	117
Business Day	117
Business IP	50
Capitalization Date	60
CARES Act	117
Cash on Hand	117
Cash Option Consideration	117
Certificate	19
Certificate of Designations	117
Certificates	19
Change in Control Payment	118
Charter Documents	118
Claim	118
Class A Common Stock	60
Class B Common Stock	60
Closing	14
Closing Cash	118

Closing Consideration Schedule	24
Closing Date	15
Closing Indebtedness	118
Closing Statement	25
Code	118
Collection Costs	99
Common Per Share Amount	118
Common Per Share Cash Amount	118
Common Per Share Stock Issuance Amount	118
Common Stock	60
Common Stock Share Consideration	119
Common Stockholder	119
Company	11
Company Burdensome Condition	73
Company Capital Stock	119
Company Common Stock	119
Company Equity Plan	119
Company Equityholders	119
Company Financial Statements	40
Company Option	119
Company Optionholder	119
Company Real Property	49
Company Related Party	52
Company Releasing Related Parties	100
Company Series C Preferred Stock	119
Company Systems	119
Company Voting and Support Agreements	84
Company Written Consent	84
Company’s Counsel	89
Company’s Replacement Counsel	92
Compliant	119
Confidentiality Agreement	120
Consent	120
Continuation Period	74
Continuing Employee	74
Contract	120
Conversion Rate	120
Covered Person	120
COVID-19	120
COVID-19 Measures	120
Data Treatment	120
date hereof	11
date of this Agreement	11
Deal Communications	112

Debt Financing	59
Debt Financing Commitment	59
Debt Financing Sources	120
Derivative Instruments	120
DGCL	121
Disclosure Schedule	30
Dissenting Shares	21
Dividend Recapitalization	68
DMEPOS	35
Employee Option	121
Employee Plan	121
Enforceability Exceptions	31
Environmental Laws	121
Equity Securities	121
ERISA	121
ERISA Affiliate	122
Escrow Agent	122
Escrow Agreement	122
Estimated Aggregate Merger Consideration	122
Estimated Closing Cash	23
Estimated Closing Indebtedness	23
Estimated Closing Statement	23
Estimated M&A Adjustment	23
Estimated Net Working Capital Adjustment Amount	23
Estimated Selling Expenses	23
Excess Capital Equipment	122
Excess Capital Equipment Adjustment	23
Exchange Act	57
Exchange Ratio	22
Excluded Information	122
Ex-Im Laws	122
Financing Parties	123
First Certificate of Merger	14
First Effective Time	14
First Merger	11
First Surviving Company	13
Fraud	123
FTC	71
Fundamental Representations	123
GAAP	123
Goodwin	111
Governmental Entity	123
Grant Date	33
Hazardous Substances	123

Health Care Laws	123
HIPAA Laws	55
Holdings Stock Options	60
HSR Act	124
Indebtedness	124
Indemnification Agreement	87
Indemnified Parties	93
Independent Accounting Firm	27
Information Rights Holder	125
Intellectual Property	125
Interim Company Financial Statements	41
IRS	125
Joint Instruction Letter	30
Knowledge	125
Latest Audited Balance Sheet	40
Latest Balance Sheet	41
Latest Balance Sheet Date	41
Leased Real Property	49
Legal Proceeding	125
Legal Requirement	125
Liabilities	125
Licenses for Generally Commercially Available Software	125
Lien	126
Losses	126
M&A Adjustment	126
M&A Costs	126
M&A Purchase	126
M&A Target	126
Marketing Period	126
Material Adverse Effect	127
Material Contract	47
Material Payor	53
Material Permits	34
Material Referral Source	53
Material Suppliers	52
Measurement Time	128
Merger Sub	11
Merger Sub II	11
Mergers	11
Multiemployer Plan	128
NASDAQ	128
Net Working Capital	128
Net Working Capital Adjustment Amount	129
Net Working Capital Target	129

Nomination Right Board Representative	85
Nomination Rights Holders	85
Non-Employee Option	129
Non-Party Affiliates	97
Notices	102
Objection Notice	26
Observer Rights Holder	86
Option Cash Amount	22
Option Consideration	129
Order	129
Ordinary Course of Business	129
Ordinary Rep	129
Other Board Representative	85
Outside Date	97
Owned Intellectual Property	50
Parachute Payment Waivers	75
Parent	11
Parent Board of Directors	85
Parent Burdensome Condition	73
Parent Indemnitees	93
Parent Material Adverse Effect	129
Parent Option	22
Parent Plans	74
Parent Related Parties	99
Parent Stock Awards	60
Parent Stock Value	129
Parent Stockholder Approval	57
Parent Stockholders’ Meeting	84
Parent’s Counsel	89
Parent’s Replacement Counsel	91
Parties	11
Party	11
Paying Agent	19
Payoff Amount	15
Payoff Letter	15
Per Share Cash Consideration	129
Per Share Mixed Consideration	129
Permit	34
Permitted Liens	129
Permitted Transfer	82
Person	130
Personal Data	130
PHI	55
Post-Closing Covenants	93

Post-Closing Tax Period	130
Pre-Closing Covenants	93
Preferred Stock	60
Preferred Stock Share Consideration	130
Preparation Methodology	130
Previously Owned Real Property	49
Privacy Laws and Requirements	54
Privileged Deal Communications	112
Prohibited Shares	81
Proprietary Software	50
Provider Relief Adjustment	131
Proxy Statement	58
Purchasing Expenses	131
Real Property Leases	131
Referral Source	37
Rental Equipment	131
Representative Expense Amount	131
Representative Losses	110
Required Financial Information	131
Restricted Cash	132
Restricted Period Termination Date	82
SEC	61
SEC Reports	61
Second Certificate of Merger	14
Second Effective Time	14
Second Merger	11
Second Surviving Company	13
Section 280G Approval	76
Securities	132
Securities Act	57
Security Breach	132
Selling Expenses	132
Series C Preferred Stock	133
Series C Preferred Stockholders	133
Share Consideration	133
Share Consideration Amount	133
Shortfall Amount	28
Special Escrow Account	133
Special Escrow Deposit	133
Special Matter	133
Special Matter Termination Date	93
Special Policy	93
Stock Letter of Transmittal	19
Stock Plan	60

Stockholder	133
Stockholder Notice	84
Stockholder Representative	11
Straddle Period	133
Subsidiaries	133
Subsidiary	133
Substitute Financing	77
Substitute Option Consideration	134
Surviving Companies	134
Tail Policy	69
Tangible Personal Property	50
Tax	134
Tax Representation Letters	89
Tax Return	134
Taxes	134
Taxing Authority	134
Termination Fee	99
Third Party Payor Programs	134
Third Party Payors	134
Trade Secrets	125
Trading Day	134
Transaction Documents	134, 135
Transfer	135
Transfer Taxes	88
Unaffiliated Shareholders	135
Value of the Common Per Share Stock Issuance Amount	135
VDR	13
Vested Cash-Out Options	135
Vested Company Option	135
Vested Substitute Options	136
Voting Debt	60
Waived 280G Benefits	75
Waiving Party	95

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (including the exhibits and schedules hereto, each as amended or restated from time to time in accordance with Section 10.3, this “Agreement”), dated as of December 1, 2020 (the “date hereof” or the “date of this Agreement”), is by and among (i) AdaptHealth Corp., a Delaware corporation (“Parent”); (ii) AH Apollo Merger Sub Inc., a Delaware corporation and a wholly-owned direct Subsidiary of Parent (“Merger Sub”); (iii) AH Apollo Merger Sub II Inc., a Delaware corporation and wholly-owned direct Subsidiary of Parent (“Merger Sub II”); (iv) AeroCare Holdings, Inc., a Delaware corporation (the “Company”); and (v) Peloton Equity, LLC, a Delaware limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Equityholders (the “Stockholder Representative”). The foregoing parties are collectively referred to as the “Parties” and each individually is a “Party.”
RECITALS
WHEREAS, each of Parent, Merger Sub, Merger Sub II and the Company desire to effect the acquisition of the Company by Parent through (a) the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation of such merger (the “First Merger”), immediately followed by (b) the merger of the Company, as the surviving corporation of the First Merger, with and into Merger Sub II, with Merger Sub II continuing as the surviving company of such merger (the “Second Merger”, and together with the First Merger, the “Mergers”), in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL. Upon consummation of the Mergers, the Company and Merger Sub will cease to exist and Merger Sub II will continue as a wholly-owned Subsidiary of Parent;
WHEREAS, the board of directors of the Company has (a) determined that it is in the best interests of the Company and the Stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the First Merger and the other transactions contemplated hereby to which the Company is a party, and (c) recommended that the Stockholders adopt this Agreement and approve the First Merger;
WHEREAS, promptly following the execution and delivery of this Agreement, it is anticipated that Stockholders holding sufficient type and number of shares of Company Capital Stock to adopt this Agreement and approve the First Merger in accordance with the DGCL and the Company’s Charter Documents will execute and deliver to the Company, and the Company shall deliver to Parent, the Company Written Consent;
WHEREAS, the board of directors of Parent has (a) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby;
WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its stockholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the First Merger and the other transactions contemplated hereby, and (c) recommended its stockholder (in its capacity as its stockholder) adopt this Agreement and approve the First Merger;
WHEREAS, the board of directors of Merger Sub II has (a) determined that it is in the best interests of Merger Sub II and its stockholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Second Merger and the other transactions contemplated hereby, and (c) recommended its stockholder (in its capacity as its stockholder) adopt this Agreement and approve the Second Merger;
WHEREAS, for U.S. federal income Tax purposes, Parent, Merger Sub, Merger Sub II and the Company intend that the Mergers will be treated as an integrated plan that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, contemporaneously with the execution hereof, Parent has delivered to the Company Voting and Support Agreements by and between Parent and certain of its stockholders (the “Parent Voting and Support Agreements”).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the Parties agree as follows:
AGREEMENTS
ARTICLE I
DEFINITIONS
1.1   Definitions.   In addition to the terms defined in the body of this Agreement, capitalized terms used herein will have the meanings given to them in Exhibit A. The Glossary of Defined Terms, which follows the Table of Contents, sets forth the location in this Agreement of the definition for each capitalized term used herein.
1.2   Construction.   All article, section, subsection, schedule and exhibit references used in this Agreement are to this Agreement unless otherwise specified. All schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein. Unless the context of this Agreement clearly requires otherwise: (a) the singular includes the plural and the plural includes the singular wherever and as often as may be appropriate, (b) the words “includes” or “including” mean “including without limitation,” (c) the word “or” is not exclusive, (d) the words “this Agreement,” “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not any particular section or article in which such words appear and (e) the words “as amended” mean “as amended from time to time.” All references to Dollars or “$” are to United States dollars. All references to “days” are to calendar days. Any reference to a particular Legal Requirement means such Legal Requirement as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time. For purposes of Article IV, with respect to any document, the words “provided”, “delivered”, “made available”, “furnished” or similar phrase shall mean that the referenced document was posted and accessible to Parent and its representatives in the Company’s electronic data room hosted and maintained by Datasite for “Project Apollo” no less than one (1) Business Day prior to the date of this Agreement and remained so posted and accessible through the date hereof (the “VDR”). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
ARTICLE II
PURCHASE AND SALE; CLOSING; CLOSING DELIVERIES
2.1   The Mergers.
(a)   Pursuant to the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time, Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the First Merger (the “First Surviving Company”). Pursuant to the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Second Effective Time, the First Surviving Company shall be merged with and into Merger Sub II. As a result of the Second Merger, the separate corporate existence of the First Surviving Company shall cease, and Merger Sub II shall continue as the surviving corporation of the Second Merger (the “Second Surviving Company”). The Mergers shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing: (i) at the First Effective Time, all of the property, rights, privileges, immunities, powers and franchises of Merger Sub and the Company shall vest in the First Surviving Company, and all of the debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the First Surviving Company; and (ii) at the Second Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the First Surviving Company and Merger Sub II shall vest in the Second Surviving Company, and all of the debts, liabilities and duties of the First Surviving Company and Merger Sub II shall become the debts, liabilities and duties of the Second Surviving Company.
(b)   At the First Effective Time, by virtue of the First Merger and without the necessity of further action by the Company or any other Person but subject to Section 6.3, (i) the certificate of incorporation of the First Surviving Company shall be amended so as to be in customary form as reasonably agreed by the Parties, and as so amended shall be the certificate of incorporation of the First Surviving Company until thereafter changed or amended as provided therein or by applicable Legal Requirement and (ii) the bylaws of the First Surviving Company shall be amended so as to be in customary form as reasonably agreed by the Parties, and as so amended shall be the bylaws of the First Surviving Company until thereafter changed or amended as provided therein or by applicable Legal Requirement. At the Second Effective Time, by virtue of the Second Merger and without the necessity of further action by the First Surviving Company or any other Person but subject to Section 6.3, (i) the certificate of incorporation of Merger Sub II as of immediately prior to the Second Effective Time shall be the certificate of incorporation of the Second Surviving Company until thereafter changed or amended as provided therein or by applicable Legal Requirement and (ii) the bylaws of Merger Sub II as of immediately prior to the Second Effective Time shall be the bylaws of the Second Surviving Company until thereafter changed or amended as provided therein or by applicable Legal Requirement.
(c)   The Company shall take all appropriate action such that, at the First Effective Time, by virtue of the First Merger and without the necessity of further action by the Company or any other Person, the officers and directors of Merger Sub immediately prior to the First Effective Time shall become the officers of the First Surviving Company. At the Second Effective Time, by virtue of the Second Merger and without the necessity of further action by Merger Sub II or any other Person, the officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Second Surviving Company, each to hold office, from and after the Second Effective Time, in accordance with the certificate of incorporation and bylaws of the Second Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Second Surviving Company.
(d)   At the Closing, the Company and Merger Sub shall cause a certificate of merger in customary form as reasonably agreed by the Parties (the “First Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL and shall make all other filings required under the DGCL. The First Merger shall become effective at the time the First Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such later time as may be specified in the First Certificate of Merger as mutually agreed by Parent and the Stockholder Representative (such date and time hereinafter referred to as the “First Effective Time”). Immediately following the First Effective Time, the First Surviving Company and Merger Sub II shall cause a certificate of merger in customary form as reasonably agreed by the Parties (the “Second Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Second Merger shall become effective at the time the Second Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such later time as may be specified in the Second Certificate of Merger as mutually agreed by Parent and the Stockholder Representative (such date and time hereinafter referred to as the “Second Effective Time”).
2.2   Closing.   Subject to the satisfaction of the conditions set forth in this Agreement (or the waiver thereof by the Party entitled to waive any such condition), the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m., New York City time, by the electronic exchange of executed documents or, if mutually agreed by the Parties, at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, in either case on the second (2nd) Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article VII (other than conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, is agreed to in writing by the Parent and Company; provided, however, that without the consent of Parent, the Closing shall not occur prior to January 31,

2021. Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any Business Day during the Marketing Period as may be specified by Parent on no less than two (2) Business Days’ prior written notice to the Company and (b) the second (2nd) Business Day following the final day of the Marketing Period. The date on which the Closing will occur is referred to in this Agreement as the “Closing Date.”
2.3   Deliveries at Closing.
(a)   By Company.   Subject to the terms and conditions of this Agreement, at the Closing, Company shall execute and deliver, or cause to be executed and delivered, each of the following documents (where the execution or delivery of the documents is contemplated), deliver, or cause to be delivered, each of the following items (where the delivery of the items is contemplated), and will take or cause to be taken, each of the following actions (where the taking of action is contemplated), in each case, to the Parent (unless otherwise specified):
(i)   a customary payoff letter (each, a “Payoff Letter”), in form and substance reasonably satisfactory to Parent, and related release and/or termination documents from each financial institution or other lender (or the agents representing the foregoing) to which the Company or any of its Subsidiaries is obligated with respect to the repayment of Borrowed Money Debt confirming (x) the total payment required to be made as of the Closing Date to repay in full all Borrowed Money Debt, including all principal, interest, fees, prepayment premiums and penalties, if any (the aggregate of all such amounts being referred to as the “Payoff Amount”), together with pay-off instructions for making such repayment on the Closing Date, and (y) that upon payoff of such amounts, all obligations and all Liens securing such Borrowed Money Debt will be satisfied, discharged and terminated and/or released;
(ii)   final invoices or estimates with respect to the Selling Expenses (described in clause (a) of the definition thereof) and the instructions for paying the same;
(iii)   a certificate, dated as of the Closing Date, executed by an authorized officer of Company (in his or her capacity as such and not individually) certifying that the conditions set forth in Section 7.1(a), Section 7.1(b) and Section 7.1(e) have been satisfied;
(iv)   the First Certificate of Merger, duly executed by the Company;
(v)   a properly executed statement, dated as of the Closing Date, that satisfies the requirements of Treasury Regulations Section 1.1445-2(c)(3), together with the required notice to the IRS pursuant to Treasury Regulations Section 1.897-2(h) and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing;
(vi)   a certificate, dated the Closing Date, duly executed by an authorized executive officer of the Company, certifying that true and complete copies of resolutions of the Company’s board of directors authorizing the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder as in effect on the Closing Date, are attached to such certificate;
(vii)   evidence with respect to the resignation or removal of the directors and officers of the Company and its Subsidiaries if and to the extent identified in writing by the Parent at least two (2) Business Days prior to the Closing Date;
(viii)   [INTENTIONALLY OMITTED];
(ix)   evidence of the valid termination of each of the Contracts listed on Section 2.3(a)(ix) of the Disclosure Schedule;

(x)   a certificate of good standing of the Company, dated no more than thirty (30) days prior to the Closing, issued by the Secretary of State of the State of Delaware (or the equivalent entity); and
(xi)   the Escrow Agreement, duly executed by the Stockholder Representative.
(b)   By Parent. Subject to the terms and conditions of this Agreement, at the Closing, Parent shall execute and deliver, or cause to be executed and delivered, each of the following documents (where the execution or delivery of the documents is contemplated), deliver, or cause to be delivered, each of the following items (where the delivery of other items is contemplated) and take, or cause to be taken, each of the following actions (where the taking of action is contemplated), in each case, to the Stockholder Representative (unless otherwise specified):
(i)   a certificate, dated as of the Closing Date, executed by an authorized officer of Parent (in his or her capacity as such and not individually) certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(e) have been satisfied;
(ii)   Parent or Merger Sub shall (i) deposit, or cause to be deposited, with the Paying Agent an amount of cash sufficient to pay the sum of (A) the aggregate Per Share Cash Consideration to be paid to the holders of Company Capital Stock who are not Accredited Investors pursuant to Section 2.4(a), plus (B) the aggregate Common Per Share Cash Amount payable to holders of Company Capital Stock who are Accredited Investors, plus (C) cash to be paid in lieu of fractional shares of Share Consideration pursuant to Section 2.8(c), less (D) the portion of the Adjustment Escrow Deposit attributable to holders of Company Capital Stock based on all such holders’ Pro Rata Shares, less (E) the portion of the Special Escrow Deposit attributable to holders of Company Capital Stock based on all such holders’ Pro Rata Shares, less (F) the portion of the Representative Expense Amount attributable to holders of Company Capital Stock based on all such holders’ Pro Rata Shares, (ii) deposit with, cause to be deposited with or otherwise cause the Second Surviving Company to have, an amount of cash sufficient to pay the Option Cash Amount and (iii) instruct Parent’s transfer agent to deliver to the Paying Agent a number of shares of Share Consideration equal to the aggregate Common Per Share Stock Issuance Amount payable to holders of Company Capital Stock who are Accredited Investors to pay the aggregate consideration to which holders of Company Capital Stock shall be entitled at the First Effective Time pursuant to Section 2.4 or Section 2.5 of this Agreement, as applicable;
(iii)   Parent shall pay by wire transfer of immediately available funds pursuant to instructions given by the Escrow Agent, (A) to the Adjustment Escrow Account, the Adjustment Escrow Deposit and (B) to the Special Escrow Account, the Special Escrow Deposit;
(iv)   Parent shall pay by wire transfer of immediately available funds to the Stockholder Representative, pursuant to instructions given by the Stockholder Representative, the Representative Expense Amount;
(v)   Parent shall pay by wire transfer of immediately available funds, on behalf of Company, the Selling Expenses according to instructions furnished by Company in writing by Company in the Estimated Closing Statement;
(vi)   Parent shall pay by wire transfer of immediately available funds, pursuant to instructions in the Payoff Letters, the Payoff Amount;
(vii)   a counterpart to a joinder to the Amended and Restated Registration Rights Agreement executed by Parent in favor of each Accredited Investor that has delivered an executed joinder to the Amended and Restated Registration Rights Agreement to Parent; and
(viii)   the Escrow Agreement, duly executed by Parent.
Notwithstanding anything to the contrary in the foregoing, Parent may, in lieu of certain of the payments required to be paid by Parent under this Section 2.3(b), cause the Company to pay such amounts using the Cash on Hand of the Company.

(c)   By Escrow Agent.   The Parties will request that the Escrow Agent execute and deliver the Escrow Agreement to Parent and Company at the Closing.
2.4   First Merger Conversion of Securities.   At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub, Merger Sub II, the Company, the holders of any of the following securities or any other Person:
(a)   Conversion of Company Common Stock.   Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time but excluding any shares of Company Common Stock issuable to holders of Company Options that is held by a Person who is an Accredited Investor, other than shares of Company Common Stock to be cancelled pursuant to Section 2.4(c) or Dissenting Shares, shall be converted solely into the right to receive the Per Share Mixed Consideration (including, for the avoidance of doubt, amounts distributable to such Company Stockholder in respect of such Company Common Stock pursuant to Sections 2.9, 8.4(a) and 10.10(g)) upon surrender of such shares of Company Common Stock in accordance with Section 2.5. Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (but excluding any shares of Company Common Stock issuable to holders of Company Options) that is held by a Person who is not an Accredited Investor, other than shares of Company Common Stock to be cancelled pursuant to Section 2.4(c) or Dissenting Shares, shall be converted solely into the right to receive the Per Share Cash Consideration (including, for the avoidance of doubt, amounts distributable to such Company Stockholder in respect of such Company Common Stock pursuant to Sections 2.9, 8.4(a) and 10.10(g)) upon surrender of such shares of Company Common Stock in accordance with Section 2.5. As of the First Effective Time, all shares of Company Common Stock but excluding any shares of Company Common Stock issuable to holders of Company Options shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Mixed Consideration or the Per Share Cash Consideration, as applicable, to be paid in accordance with Section 2.5 (other than Dissenting Shares which shall be entitled only to those rights set forth in Section 2.6(a)).
(b)   Conversion of Company Series C Preferred Stock.   Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the First Effective Time that is held by an Accredited Investor, other than shares of Company Series C Preferred Stock to be cancelled pursuant to Section 2.4(c) or Dissenting Shares, shall be converted solely into the right to receive an amount equal to the product of (A) multiplied by (B), where (A) is the aggregate number of shares of Company Common Stock issuable upon the conversion of such share of Company Series C Preferred Stock outstanding as of immediately prior to the First Effective Time, and (B) is the Per Share Mixed Consideration (including, for the avoidance of doubt, amounts distributable to such Company Stockholder in respect of such Company Common Stock pursuant to Sections 2.9, 8.4(a) and 10.10(g)), in each case, upon surrender of such share of Company Series C Preferred Stock in accordance with Section 2.5. As of the First Effective Time, all shares of Company Series C Preferred Stock and all shares of Company Common Stock into which such shares of Company Series C Preferred Stock are convertible as described in the immediately preceding sentence shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the foregoing consideration to be paid in accordance with Section 2.5 (other than Dissenting Shares which shall be entitled only to those rights set forth in Section 2.6(a)).
(c)   Cancellation of Certain Company Capital Stock.   Each issued and outstanding share of Company Capital Stock held by the Company as treasury stock immediately prior to the First Effective Time shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.
(d)   Effect on Merger Sub Equity.   Each share of common stock of Merger Sub issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the First Surviving Company and shall constitute the only outstanding shares of capital stock of the First Surviving Company.

(e)   Reduction of Consideration.   Notwithstanding the foregoing, a portion of the cash consideration payable to each Stockholder pursuant to Section 2.4(a) or Section 2.4(b) shall be reduced pursuant to the escrow provisions of Section 2.7 hereof and shall be subject to adjustment as provided herein.
(f)   No Interest.   No interest will be paid or accrued, and no Stockholder shall be entitled to receive, any interest upon surrender of any Company Capital Stock.
(g)   Allocation.   The parties acknowledge and agree that the purpose and intent of this Section 2.4 is to allocate the consideration payable hereunder in accordance with the terms of the Company’s Charter Documents.
2.5   Payment for Securities.
(a)   Paying Agent. Promptly following the date hereof, Parent and the Company shall engage a reputable bank, trust or administrator company reasonably acceptable to the Parent and the Company, or Parent’s transfer agent, to act as the paying agent for purposes of effecting the payment of the cash consideration in connection with the First Merger (other than with respect to compensatory payments for Tax purposes) (the “Paying Agent”). Parent and the Company shall each be responsible for one-half of the fees and expenses of the Paying Agent.
(b)   Procedures for Surrender of Certificates.   As soon as practicable after the First Effective Time, to the extent not previously delivered, Parent shall cause the Paying Agent to mail to each Person that was, immediately prior to the First Effective Time, a holder of record of Company Capital Stock, which shares of Company Capital Stock were converted into the right to receive the consideration set forth in Section 2.4 at the First Effective Time, and who has not returned a Stock Letter of Transmittal and the physical certificates or instruments that immediately prior to the First Effective Time represented issued and outstanding Company Capital Stock (the “Certificates” and each, a “Certificate”) to the Paying Agent prior to the Closing Date: (A) a letter of transmittal substantially in the form attached hereto as Exhibit F (a “Stock Letter of Transmittal”); and (B) instructions for effecting the surrender of such holder’s Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.5(e)) in exchange for payment of the cash consideration set forth in Section 2.4. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.5(e)) to the Paying Agent, and upon delivery of a Stock Letter of Transmittal, in accordance with the terms of such Stock Letter of Transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Section 2.4 for each share of Company Capital Stock formerly represented by such Certificate, and any Certificate so surrendered shall forthwith be cancelled. If payment of such consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the reasonable satisfaction of Parent that such Taxes either have been paid or are not required to be paid. Until surrendered or cancelled as contemplated hereby, each Certificate shall be deemed at any time after the First Effective Time to represent only the right to receive the consideration set forth in Section 2.4, except for Certificates representing shares of Company Capital Stock held by holders of Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such shares of Company Capital Stock in accordance with and to the extent provided by Section 262 of the DGCL.
(c)   Transfer Books; No Further Ownership Rights in Company Capital Stock.   At the First Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Capital Stock shall thereafter be made. If, after the First Effective Time, Certificates are presented to Parent or any Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement. From and after the First Effective Time, each holder of shares of Company Capital Stock outstanding immediately prior to the First Effective Time shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of Company Capital Stock (other than shares to be cancelled pursuant to Section 2.4(c) or Dissenting Shares), the right to surrender such holder’s shares of Company Capital Stock in accordance with this Section 2.5 in exchange for the consideration set forth in Section 2.4, or in the case of a holder of Dissenting Shares, the right to perfect such holder’s right to receive payment pursuant to Section 262 of the DGCL.
(d)   Termination of Fund; Abandoned Property; No Liability.   Any portion of the funds (including any interest received with respect thereto) and Share Consideration made available to the Paying Agent at the Closing that remains unclaimed by the holders of Certificates on the first anniversary of the First Effective Time will be returned to Parent or an Affiliate thereof designated by Parent, upon demand, and any such holder who has not prior to such time provided a duly executed Stock Letter of Transmittal to Parent and/or has not tendered its Certificates for the consideration set forth in Section 2.4, in each case in accordance with Section 2.5(b), shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Legal Requirements) for delivery of such consideration, without interest, in respect of such holder’s surrender of such holder’s Certificates in compliance with the procedures in Section 2.5(b). Any consideration remaining unclaimed by the holders of Certificates immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Legal Requirements, become the property of Parent or an Affiliate thereof designated by Parent, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, Merger Sub II, the Surviving Companies, the Paying Agent or their respective Affiliates will be liable to any holder of Certificates for consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirements. Any portion of the consideration made available to the Paying Agent to pay for shares of Company Capital Stock for which appraisal rights have been perfected shall be returned to Parent or an Affiliate thereof designated by Parent upon demand.
(e)   Lost, Stolen or Destroyed Certificates.   In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of a customary affidavit (containing customary indemnification obligations) of that fact by the holder thereof, the consideration payable in respect thereof pursuant to Section 2.4 (subject to the delivery of a Stock Letter of Transmittal in accordance with Section 2.5(b)).
2.6   Dissenting Shares.
(a)   Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.6), shares of Company Capital Stock outstanding immediately prior to the First Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of Company Capital Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares of Company Capital Stock, the “Dissenting Shares”) shall not be converted into the right to receive the consideration set forth in Section 2.4. At the First Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under Section 262 of the DGCL, subject to the immediately following sentence. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL, then such Dissenting Shares shall be deemed to have been converted, as of the First Effective Time, into, and shall represent only, the right to receive (upon surrender in accordance with Section 2.5) the consideration set forth in Section 2.4, without interest.
(b)   Prior to the Closing Date, the Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL (and of any similar demand purportedly made under other applicable Legal Requirements) and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Closing Date, the Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to any such demands or offer to settle or settle any such demands other than as required by Legal Requirements or pursuant to a final court order. Prior to the Closing Date, any written communication to be made by the Company to any holder of Company Capital Stock with respect to such demands shall be submitted to Parent in advance and the Company shall consider in good faith any input from Parent with regards to such written communication.

2.7   Treatment of Company Options.
(a)   At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub, Merger Sub II, the Company, the Company Optionholders or any other Person, each Vested Company Option shall be converted into the right to receive the Option Consideration (as further described in Sections 2.7(b) and 2.7(c)) with respect to each such Vested Company Option (including, for the avoidance of doubt, if applicable, amounts distributable to such Company Optionholder in respect of such Vested Company Option pursuant to Sections 2.9, 8.4(a) and 10.10(g)). Each Company Option that is not a Vested Company Option shall be cancelled as of immediately prior to the First Effective Time and shall cease to exist (including for all computations required by this Agreement), and no consideration shall be delivered in exchange therefor. For the avoidance of doubt, each Company Option shall, as of the First Effective Time, cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, whether or not the holder of such Company Option is entitled to any consideration under this Section 2.7.
(b)   At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub, Merger Sub II, the Company, the Company Optionholders or any other Person, each Vested Company Option that is a Vested Substitute Option shall be assumed by Parent and automatically substituted with a non-qualified stock option (each, a “Parent Option”) to purchase a number of shares of Class A Common Stock equal to, rounded down to the nearest whole share of Class A Common Stock, (i) the total number of shares of Company Common Stock underlying such Vested Substitute Option, multiplied by (ii) a ratio, the numerator of which is the Common Per Share Amount and the denominator of which is the Parent Stock Value (such ratio, the “Exchange Ratio”), with each Parent Option having a per share exercise price equal to, rounded up to the nearest cent, (A) the exercise price per share of Company Common Stock underlying such Vested Substitute Option, divided by(B) the Exchange Ratio. The conversion and substitution of the Vested Substitute Options hereunder is intended to comply with Section 409A of the Code and the applicable regulations thereunder (including Treas. Reg. Section 1.409A-1(b)(5)(v)(D)) and, for the avoidance of doubt, each Parent Option shall otherwise continue to have and be subject to substantially the same terms and conditions as were applicable to such Vested Substitute Option immediately before the First Effective Time (including, but not limited to, expiration date and exercise provisions). The shares of Class A Common Stock subject to the Parent Options will be granted pursuant to the Stock Plan and are intended to be exempt from shareholder approval in accordance with Nasdaq listing rule 5635(c)(3) and shall not count against the share reserve under the Stock Plan.
(c)   The Cash Option Consideration payable to the holders of Vested Cash-Out Options pursuant to Section 2.7(a) (less (x) the amount, with respect to the applicable holder, equal to such holder’s Pro Rata Share of the Adjustment Escrow Deposit, (y) the amount, with respect to the applicable holder, equal to such holder’s Pro Rata Share of the Special Escrow Deposit and (z) the amount, with respect to the applicable holder, equal to such holder’s Pro Rata Share of the Representative Expense Amount, in each case, pursuant to Section 3.1) (in the aggregate, the “Option Cash Amount”) shall be paid (i) in respect of each Vested Cash-Out Option that is an Employee Option, through the Second Surviving Company’s payroll system (or the payroll system of Parent or a Subsidiary of Parent), less any required withholding Taxes in accordance with Section 2.10, no later than the first regularly scheduled payroll date of the Company that is at least five (5) Business Days following the Second Effective Time, and (ii) in respect of each Vested Cash-Out Option that is a Non-Employee Option, directly by the Second Surviving Company (or Parent or a Subsidiary of Parent) within five (5) Business Days following the Second Effective Time.
(d)   Prior to the First Effective Time, the board of directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and the Company shall take, or cause to be taken, all other actions reasonably necessary or appropriate, including obtaining any required consents and providing any required notices (whether under the Company Equity Plan or otherwise) to effect the transactions described in this Section 2.7, and to ensure that no holder of Company Options shall have any rights from and after the First Effective Time with respect to any Company Options to acquire any Company Capital Stock or to receive any payment, right or benefit with respect to any award previously granted under the Company Equity Plan, except the right to receive a payment with respect thereto as provided in this Section 2.7 and Section 2.9, as applicable.

2.8   Excess Capital Equipment Adjustment; Estimated Aggregate Merger Consideration; Parent Stock.
(a)   Excess Capital Equipment Adjustment.   The Company shall engage a nationally-recognized or regionally-recognized independent accounting firm to conduct a physical count of all of the Excess Capital Equipment within ten (10) days prior to the Closing, which physical count may be observed by Parent and its accounting advisors if in compliance with applicable Legal Requirements (including, if applicable, by allowing the Parent and its accounting advisors to observe by electronic video means). The parties acknowledge and agree that the Excess Capital Equipment will be valued in accordance with GAAP, using a lower of cost or market methodology, which value shall be the “Excess Capital Equipment Adjustment”; provided, that in no event shall the Excess Capital Equipment Adjustment exceed $9,639,062. The Excess Capital Equipment Adjustment shall be deemed to be final and binding on the Parties and shall not be subject to adjustment pursuant to Section 2.9.
(b)   Estimated Aggregate Merger Consideration.   At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”) setting forth (i) the Company’s good faith estimate of (A) the Selling Expenses (the “Estimated Selling Expenses”), (B) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (C) the Closing Cash (the “Estimated Closing Cash”), (D) the Net Working Capital as of the Measurement Time, (E) the Net Working Capital Adjustment Amount as of the Measurement Time (the “Estimated Net Working Capital Adjustment Amount”), (F) the M&A Costs and the M&A Adjustment (the “Estimated M&A Adjustment”), (G) the Excess Capital Equipment Adjustment determined pursuant to Section 2.8(a)and (H) the Provider Relief Adjustment, and based thereon the calculation of the Estimated Aggregate Merger Consideration, and (ii) wire instructions for repayment of the Estimated Selling Expenses described in clause (a) of the definition of Selling Expenses. The Estimated Closing Statement shall be accompanied by a schedule showing the Company’s reasonably detailed calculation of the items set forth thereon. The Company shall provide Parent with supporting documentation reasonably requested and shall afford Parent and its representatives reasonable access during normal business hours to the financials, books, and records pertaining to the Company and its Subsidiaries and to the Company’s and its Subsidiaries’ accountants (subject to the execution of any access letters that such accountants may reasonably require in connection with the review of such work papers) and employees, in each case to the extent reasonably necessary, for Parent to evaluate the Estimated Closing Statement and the calculations set forth therein; provided, that neither the Company nor any of its Subsidiaries shall have any obligation to provide information or access to information, materials or persons if doing so would reasonably be expected to (i) interfere unreasonably with the conduct of the Business, (ii) result in the waiver of any attorney-client privilege or (iii) violate any applicable Legal Requirement. The Company shall consider in good faith and update the Estimated Closing Statement to reflect any mutually agreed comments by Parent on such Estimated Closing Statement with which it agrees (acting in good faith); provided, that the Closing shall not be delayed if Parent and the Company are unable to agree on any such comments, and in the case of any such disagreement, the estimated numbers and calculations proposed by the Company shall be used for purposes of determining the Estimated Aggregate Merger Consideration (without limiting any of the provisions of this Agreement, including Section 2.9).
(c)   Share Consideration.   To determine the type of Share Consideration received hereunder, the following priority shall be used: first (A) the holders of Vested Substitute Options shall receive Parent Options to purchase Class A Common Stock, then (B) each Company Stockholder that is an Accredited Investor shall be allocated the remaining Common Stock Share Consideration pro rata based on the number of shares of shares of Company Common Stock held by each such Company Stockholder (rounded down to the nearest whole number of shares of Class A Common Stock resulting therefrom for each such Company Stockholder), then (C) each Company Stockholder shall receive its remaining Share Consideration (including the incremental portion that was rounded down in clause (B) hereof) as Series C Preferred Stock (rounded down to the nearest whole number of Class A Common Stock into which such Series C Preferred Stock is convertible (without taking into account the Share Cap (as defined in the Certificate of Designations)) for each such Company Stockholder (i.e. rounded down to the nearest one-hundredth of a share of Series C Preferred Stock)), and (D) any amounts rounded down in clause (C) shall be paid in cash in an amount equal to (x) the fraction of a share of Series C Preferred Stock that was rounded down, multiplied by (y) the Conversion Rate, multiplied by (z) the Parent Stock Value.

2.9   Closing Date Estimates and Post-Closing Reconciliation.
(a)   At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule (the “Closing Consideration Schedule”), which schedule shall be certified as complete and correct by an officer of the Company and which shall accurately set forth as of such date and based upon the Estimated Closing Statement:
(i)   the Common Per Share Amount;
(ii)   all Common Stockholders and their respective email and physical addresses (to the extent known to the Company), the number of shares of Company Common Stock held by each Common Stockholder, including their respective Certificate numbers, whether each such Common Stockholder is an Accredited Investor and the aggregate consideration to be paid to each Common Stockholder pursuant to Section 2.4 at the Closing, including the cash amount and number of shares of Share Consideration (as allocated in accordance with Section 2.8(c), together with the amount of cash to be paid in lieu of any fractional shares in accordance with Section 2.8(c)) to be delivered to each Common Stockholder who is an Accredited Investor or the cash amount to be delivered to each Common Stockholder who is not an Accredited Investor, as applicable;
(iii)   all Series C Preferred Stockholders and their respective email and physical addresses (to the extent known to the Company), the number of shares of Company Series C Preferred Stock held by each Series C Preferred Stockholder (including their respective Certificate numbers) and the aggregate consideration to be paid to each Series C Preferred Stockholder pursuant to Section 2.4 at the Closing, including the cash amount and number of shares of Share Consideration (as allocated in accordance with Section 2.8(c), together with the amount of cash to be paid in lieu of any fractional shares in accordance with Section 2.8(c)) to be delivered to each Series C Preferred Stockholder;
(iv)   all Company Optionholders and their respective email and physical addresses (to the extent known to the Company), along with (A) the number of shares of Company Common Stock underlying each Company Option held by such Company Optionholder as of the Closing (including, as applicable, whether each such Company Option is a Vested Company Option (and, if so, whether such Vested Company Option is a Vested Cash-Out Option or Vested Substitute Option) or an Employee Options or Non-Employee Option), (B) the exercise price per share of Company Common Stock underlying each such Company Option, (C) whether each such Company Optionholder is an Accredited Investor, and (D) the Company’s calculation of the applicable Option Consideration payable at the Closing, if any, to be delivered to such Company Optionholder, including the number of Parent Options to be granted to such Company Optionholder (if any) and the exchange ratio applicable to such Parent Options;
(v)   the percentage of the Adjustment Escrow Deposit contributed by each Company Equityholder based on their Pro Rata Share;
(vi)   the percentage of the Special Escrow Deposit contributed by each Company Equityholder based on their Pro Rata Share;
(vii)   the percentage of the Representative Expense Amount contributed by each Company Equityholder based on their Pro Rata Share; and
(viii)   the percentage of any amount to be paid by Parent pursuant to Section 2.9(b)(v) payable to each Company Equityholder based on their Pro Rata Share.
Parent shall be entitled to rely conclusively on the Closing Consideration Schedule, and, as between the Common Stockholders, Series C Preferred Stockholders, and Company Optionholders, on the one hand, and Parent, the First Surviving Company and the Second Surviving Company, on the other hand, any amounts delivered by Parent, the First Surviving Company or the Second Surviving Company to any Common Stockholders, Series C Preferred Stockholders, Company Optionholders or delivered by Parent to the Paying Agent for delivery in accordance with the Closing Consideration Schedule in effect from time to time shall be deemed for all purposes to have been delivered to the applicable Common Stockholders, Series C Preferred Stockholders, Company Optionholders in full satisfaction of Parent’s obligations under this Article II.
(b)   Post-Closing Reconciliation.
(i)   As promptly as practicable, but no later than ninety (90) days following the Closing Date, Parent will prepare and deliver to the Stockholder Representative a statement (the “Closing Statement”) setting forth Parent’s good faith calculation of: (i) the Selling Expenses; (ii) the Closing Indebtedness; (iii) the Closing Cash; (iv) the Net Working Capital (as of the Measurement Time); (v) the Net Working Capital Adjustment Amount (as of the Measurement Time, in a manner consistent with and using only those specific line items set forth in the Preparation Methodology); (vi) the M&A Costs and the M&A Adjustment; (vii) the Final Provider Relief Adjustment and (viii) the Excess Capital Equipment Adjustment determined pursuant Section 2.8(a), and based thereon a calculation of the Aggregate Merger Consideration.
The Closing Statement and the components thereof (and all calculations of Net Working Capital, the Net Working Capital Adjustment Amount, Closing Cash, Closing Indebtedness, Selling Expenses, M&A Costs, the M&A Adjustment, Final Provider Relief Adjustment and Aggregate Merger Consideration) shall be prepared and calculated in accordance with GAAP, the Preparation Methodology, and the definitions herein, except that the Closing Statement and the components thereof (and all calculations of Net Working Capital, the Net Working Capital Adjustment Amount, Closing Cash, Closing Indebtedness, Selling Expenses, M&A Costs, the M&A Adjustment, Final Provider Relief Adjustment and Aggregate Merger Consideration) shall: (A) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; be based on facts and circumstances as they exist immediately prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing except to the extent such act, decision or event provides information about circumstances that existed immediately prior to Closing; and (B) not reflect, directly or indirectly, any additional reserve or accrual that is not reflected on the Latest Balance Sheet, except those that (1) result from material developments occurring after the date of the Latest Balance Sheet but prior to the Closing or (2) would be required to be reflected on the face of a balance sheet prepared in accordance with GAAP, the Preparation Methodology, and the definitions herein. The Parties agree that the purpose of preparing the Closing Statement and components thereof (and all calculations of Net Working Capital, the Net Working Capital Adjustment Amount, Closing Cash, Closing Indebtedness, Selling Expenses, M&A Costs, the M&A Adjustment, Final Provider Relief Adjustment and Aggregate Merger Consideration) is solely to assess the accuracy of the amounts depicted in the Closing Statement and the calculation of the Aggregate Merger Consideration derived therefrom, and such processes are not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from those used to calculate the amounts set forth in the Preparation Methodology.
(ii)   During the thirty (30) days after delivery of the Closing Statement, Parent will provide the Stockholder Representative and its accountants with reasonable supporting documentation and reasonable access, during normal business hours and upon reasonable notice, to (x) review the financial books and records of the Second Surviving Company, any of Parent’s accountants’ work papers related to the calculation of amounts related to the Closing Statement (subject to the execution of any access letters that such accountants may reasonably require in connection with the review of such work papers), and (y) the employees and other representatives of Parent who were responsible for the preparation of the Closing Statement to respond to questions relating to the preparation of the Closing Statement and the calculation of the items thereon, in each case solely to allow the Stockholder Representative to determine the accuracy of Parent’s calculation of the items set forth on the Closing Statement. Neither Parent nor any of its Subsidiaries shall have any obligation to provide information or access to information, materials or persons if doing so would reasonably be expected to (i) interfere unreasonably with the conduct of the Business, (ii) result in the waiver of any attorney-client privilege or the disclosure of any trade secrets or (iii) violate any applicable Legal Requirement. If the Stockholder Representative disagrees with any of Parent’s calculations set forth in the Closing Statement, the Stockholder Representative may, within thirty (30) days after delivery of the Closing Statement, deliver a written notice (the “Objection Notice”) to Parent disagreeing with such calculations. Any Objection Notice shall specify those items or amounts with which the Stockholder Representative disagrees, together with a reasonably detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Stockholder Representative’s calculation, based on such objections, of the Selling Expenses, the Closing Indebtedness, the Closing Cash, the Net Working Capital as of the Measurement Time and the Net Working Capital Adjustment Amount as of the Measurement Time, the M&A Costs and the M&A Adjustments, the Excess Capital Adjustment determined pursuant to Section 2.8(a), the Final Provider Relief Adjustment, and based thereon a calculation of the Aggregate Merger Consideration. To the extent not set forth in the Objection Notice, the Stockholder Representative shall be deemed to have agreed with Parent’s calculation of all other items and amounts contained in the Closing Statement and such amounts shall be final and binding on the parties. If the Stockholder Representative does not deliver an Objection Notice within such thirty-day period, then the amounts set forth in the Closing Statement shall be deemed to be final and binding on the parties.
(iii)   If an Objection Notice is timely delivered pursuant to Section 2.9(b)(ii), the Stockholder Representative and Parent shall, during the thirty (30) days following such delivery, use their reasonable best efforts to reach agreement on the value of the disputed items or amounts. If, during such period, the Stockholder Representative and Parent are unable to reach agreement on all disputed items, they shall promptly thereafter mutually engage and submit such dispute to a nationally-recognized or regionally-recognized independent accounting firm as is mutually agreed to by Parent and the Stockholder Representative (the “Independent Accounting Firm”) for final and binding resolution. The Independent Accounting Firm (i) shall consider only those items or amounts disputed by the Stockholder Representative in the Objection Notice which remain in dispute; (ii) shall not assign a value to any item or amount in dispute greater than the greatest value for such item or amount assigned by the Stockholder Representative, on the one hand, or Parent, on the other hand, or less than the smallest value for such item or amount assigned by the Stockholder Representative, on the one hand, or Parent, on the other hand; and (iii) shall act as an expert and not as an arbitrator. The Independent Accounting Firm’s determination will be based solely on presentations by the Stockholder Representative and Parent which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review) and the Stockholder Representative and Parent shall cause the Independent Accounting Firm to deliver to the Stockholder Representative and Parent as promptly as practicable (but in any event within thirty (30) days of its retention) a written report setting forth its determination of the amounts in dispute. Such report shall be final and binding on the parties. The cost of such review and report shall be borne (and paid) by the Stockholder Representative (solely on behalf of the Company Equityholders, in accordance with the percentages contributed to the Adjustment Escrow Amount set forth on the Closing Consideration Schedule (which may for convenience be paid by the Stockholder Representative out of the Representative Expense Amount)), on the one hand, and Parent, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if closing accounts receivable is the only disputed item, and Parent claims that closing accounts receivable is $1,000 less than the amount determined by the Stockholder Representative, and the Stockholder Representative contests only $500 of the amount claimed by Parent, and if the independent accountant ultimately resolves the dispute by awarding Parent $300 of the $500 contested, then the cost of such review and report will be allocated 60% (i.e., 300 divided by 500) to the Stockholder Representative (solely on behalf of the Company Equityholders) and 40% (i.e., 200 divided by 500) to Parent.
(iv)   If the Aggregate Merger Consideration, as finally determined pursuant to this Section 2.9, is less than the Estimated Aggregate Merger Consideration, then, within five (5) Business Days of the final determination of the Aggregate Merger Consideration, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver to Parent the amount of such difference (the “Shortfall Amount”) from the Adjustment Escrow Account. In the event that the funds available in the Adjustment Escrow Account are in excess of the Shortfall Amount (such excess, the “Escrow Excess Amount”), Parent and the Stockholder Representative shall, in the same joint written instruction described in the preceding sentence, instruct the Escrow Agent to pay the Escrow Excess Amount (i) to the Paying Agent, for further distribution to the Company Equityholders (other than holders of Vested Company Options that are Employee Options) and (ii) to the Parent for further distribution to the holders of Vested Company Options that are Employee Options on the next regularly scheduled payment date, through the payroll system of Parent or a Subsidiary of Parent subject to applicable Tax withholding, in each case based on percentages specified on the Closing Consideration Schedule. The Company Equityholders shall not have any liability for any amount due pursuant to this Section 2.9(b)(v) except to the extent of the funds available in the Adjustment Escrow Account.
(v)   If the Aggregate Merger Consideration, as finally determined pursuant to this Section 2.9, is greater than the Estimated Aggregate Merger Consideration, then (A) the amount of such excess shall be paid in cash by Parent (1) within five (5) Business Days of the final determination of the Aggregate Merger Consideration to the Paying Agent, for further distribution to the Company Equityholders (other than holders of Vested Company Options that are Employee Options) and (2) on the next regularly scheduled payment date to the holders of Vested Company Options that are Employee Options, through the payroll system of Parent or a Subsidiary of Parent subject to applicable Tax withholding, in each case, based on the Pro Rata Share of each such Company Equityholder, and (B) Parent and the Stockholder Representative shall, within five (5) Business Days of the final determination of the Aggregate Merger Consideration, instruct the Escrow Agent to pay the amount in the Adjustment Escrow Account (1) to the Paying Agent, for further distribution to the Company Equityholders (other than holders of Vested Company Options that are Employee Options) and (2) to the Parent for further distribution to the holders of Vested Company Options that are Employee Options on the next regularly scheduled payment date, through the payroll system of Parent or a Subsidiary of Parent subject to applicable Tax withholding, in each case, based on the Pro Rata Share of each such Company Equityholder. Parent shall not have any liability for any amount due pursuant to this Section 2.9(b)(v) in excess of an amount equal to the Adjustment Escrow Deposit.
(vi)   Any payment(s) made pursuant to this Section 2.9 shall be deemed, for Tax purposes, to be an adjustment to the cash consideration payable to the Company Equityholders in consideration for the First Merger.
2.10   Withholding.   Merger Sub, Parent, the First Surviving Company, the Second Surviving Company and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations or under any applicable Tax Legal Requirement; provided, however, assuming the Company complies with its obligations under Section 2.3(a)(v), if either the Merger Sub, Parent, the First Surviving Company, the Second Surviving Company or the Paying Agent, as applicable, determines that it is obligated to deduct or withhold any amounts from any non-compensatory consideration payable or otherwise deliverable pursuant to this Agreement (other than in respect of backup withholding), such Person shall (i) provide such payee with prior written notice of its intent to deduct and withhold (together with information setting forth the amount and reason for such deduction or withholding), and (ii) afford such payee a reasonable opportunity to reduce or eliminate such deduction or withholding. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Entity by Merger Sub, Parent, the First Surviving Company, the Second Surviving Company or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding anything to the contrary, any compensatory payments for Tax purposes payable pursuant to or as contemplated by this Agreement shall be paid through the Second Surviving Company’s payroll system (or a payroll system of Parent or a Subsidiary of Parent) subject to applicable Tax withholding. For the avoidance of doubt, any such amount withheld shall reduce the cash consideration payable to such Company Equityholder regardless of whether the withholding is in respect of cash or equity consideration payable hereunder.

2.11   [INTENTIONALLY OMITTED]
2.12   Second Merger Conversion of Securities.   At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Surviving Company or Merger Sub II:
(a)   Each share of common stock of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall be cancelled and retired and shall cease to exist.
(b)   Each share of common stock of the First Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be converted into one share of common stock of the Second Surviving Company.
2.13   Equitable Adjustments.   If at any time after the date of this Agreement and prior to the Closing Date any change in the outstanding shares of Class A Common Stock or Preferred Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, any number or amount contained in this Agreement which is based on the price or the number of shares of Class A Common Stock or Preferred Stock of Parent shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect with respect to such shares of capital stock as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.
ARTICLE III
ESCROW AND REPRESENTATIVE EXPENSE AMOUNT
3.1   Escrow Deposit; Disbursements.
(a)   At the Closing, pursuant to Section 2.3(b)(iii), Parent shall deliver the Adjustment Escrow Deposit and the Special Escrow Deposit to the Escrow Agent to be, in separate and segregated accounts, held, safeguarded, invested and released pursuant to the terms of this Agreement and the Escrow Agreement. Parent and the Company (as a Selling Expense) shall each be responsible for one-half of the fees and expenses of the Escrow Agent. Parent shall be deemed to have contributed the percentages of the Adjustment Escrow Deposit and the Special Escrow Deposit with respect to each Company Equityholder (including with respect to any Vested Cash-Out Options held thereby immediately prior to the Closing) as set forth on the Closing Consideration Schedule and the cash consideration payable to each Company Equityholder pursuant to Section 2.4, Section 2.5, or Section 2.7, as applicable, shall be reduced by such amounts based on each such Company Equityholder’s Pro Rata Share.
(b)   The Escrow Agreement will provide that disbursements from the Adjustment Escrow Account and the Special Escrow Account shall only be made in accordance with written instructions jointly signed by Parent and the Stockholder Representative in such form reasonably acceptable to the Escrow Agent, Parent and the Stockholder Representative (each, a “Joint Instruction Letter”) or pursuant to a final judgment rendered pursuant to Section 10.5 of this Agreement.
(c)   If either Parent or the Stockholder Representative fails to timely execute and deliver a Joint Instruction Letter when required under this Agreement, Parent or Company, as applicable, shall be entitled to seek an order (in accordance with Section 10.8) that will enable the Escrow Agent to distribute to the Paying Agent and the Company, on behalf of the Company Equityholders or the Parent, as applicable, the funds to which it is entitled.
(d)   Amounts released from the Adjustment Escrow Account and/or the Special Escrow Account to the Company Equityholders will be treated, for Tax and all other purposes, as additional consideration for the First Merger.
3.2   Deposit of Representative Expense Amount.
(a)   At the Closing, pursuant to Section 2.3(b)(iv), Parent shall deliver the Representative Expense Amount to the Stockholder Representative. Parent shall be deemed to have contributed the percentage of the Representative Expense Amount with respect to each Company Equityholder

(including with respect to any Vested Cash-Out Options held thereby immediately prior to the Closing) as set forth on the Closing Consideration Schedule and the cash consideration payable to each Company Equityholder pursuant to Section 2.4, Section 2.5, or Section 2.7, as applicable, shall be reduced by such amount based on each such Company Equityholder’s Pro Rata Share.
(b)   Any portion of the Representative Expense Amount released to the Company Equityholders will be treated, for Tax and all other purposes, as additional consideration for the First Merger.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY
Except as set forth in the disclosure schedule delivered by the Company to Parent in connection with this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants, as of the date hereof and as of the Closing Date, to Parent as follows in this ARTICLE IV.
4.1   Organization; Existence and Good Standing.   Each of the Company and each of its Material Subsidiaries (i) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its state or other jurisdiction of incorporation or organization, (ii) has full corporate or other power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases (other than with respect to any inaccuracies that are corrected by the Company at no cost and without liability to any of Parent, Merger Sub or Merger Sub II prior to the Closing); and (iii) is in good standing and is duly qualified or licensed to do business as a foreign corporation or other entity in each jurisdiction wherein the character of the properties owned by it, or the nature of its business makes such licensing or qualification necessary, except with respect to clause (i) (in the case of the Material Subsidiaries) and with respect to clause (iii) (in the case of the Company and its Material Subsidiaries), where the failure to so qualify or be in good standing or of clause (iii) would not, individually or in the aggregate, have a Material Adverse Effect.
4.2   Authority; Enforceability.
(a)   The Company has the full corporate power and authority to execute this Agreement and the other Transaction Documents to which it is or will be a party, and, subject to receipt of the Company Written Consent, to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution and delivery of, and the performance of the Company’s obligations under, this Agreement and the other Transaction Documents to which the Company is a party have been duly and validly authorized by the Company’s board of directors and, except for (i) receipt of the Company Written Consent and (ii) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary of State, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is a party. On or prior to the date hereof, the Company’s board of directors has unanimously (x) resolved that this Agreement and the Transaction Documents to which it is a party and the consummation of the First Merger and the other transactions contemplated hereby and thereby are fair to and in the best interests of the Company and the Stockholders, (y) approved and declared advisable this Agreement, the Transaction Documents and the First Merger and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL, and (z) has recommended that the Company’s Stockholders adopt this Agreement and approve the First Merger. Assuming the due authorization, execution and delivery by the other Parties to this Agreement and the other Transaction Documents, this Agreement and the other Transaction Documents to which the Company is a party, as the case may be, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with each of their respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity) (together, the “Enforceability Exceptions”).
(b)   The Company Written Consent is the only action of the Stockholders in their capacity as such required to approve (i) this Agreement and the Transaction Documents to which the Company or its equityholders are a party, (ii) the First Merger Agreement and (iii) the other transactions contemplated hereby and thereby.
4.3   No Violations.   The execution and delivery of this Agreement by the Company and the execution and delivery of the other Transaction Documents to which the Company is a party does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by the Company and the consummation of the transactions contemplated hereby and thereby by the Company will not (with or without notice or passage of time, or both), except, with respect to clause (c), as would not be material to the Company:
(a)   violate, conflict with, result in a breach of or constitute a default under any of the provisions of the Charter Documents of the Company, or any of its Subsidiaries;
(b)   violate or conflict with any provision of, or cause a default under, any Legal Requirement applicable to the Company or any of its Subsidiaries; or
(c)   except as set forth on Section 4.3(c) of the Disclosure Schedule, require any notice or filing with respect to, result in a violation or breach of, or cause acceleration of any right or obligation under, or require any notice or constitute a default, or give rise to any right of termination, amendment, modification, cancellation, loss of benefit or acceleration under, any of the terms, conditions or provisions of or result in a Lien on any of the assets of the Company or its Subsidiaries pursuant to, any Material Contract or Material Permit to which the Company or any of its Subsidiaries is a party.
4.4   Consents.   No material approval, consent, waiver, authorization or other order of, and no declaration, notice, filing, registration, qualification or recording with, any Governmental Entity is or will be required to be obtained or made by or on behalf of the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the consummation of the Closing hereunder, except for those (a) set forth in Section 4.4 of the Disclosure Schedule and (b) under the HSR Act.
4.5   Capitalization; Subsidiaries.
(a)   As of the date of this Agreement, the total number of shares of all classes of capital stock which the Company is authorized to issue is 90,087,434 shares, which consists of (i) 72,000,000 shares of Company Common Stock and (ii) 18,087,434 shares of Company Series C Preferred Stock. As of the date of this Agreement, there are 42,384,693 shares of Company Common Stock outstanding, and 18,087,434 shares of Company Series C Preferred Stock outstanding, in each case, held by the Stockholders as set forth in the attached “Capitalization Schedule.” As of the date of this Agreement, (i) 2,271,035 shares of Company Common Stock remained available for issuance pursuant to the Company Equity Plans and (ii) Company Options to purchase 8,853,750 shares of Company Common Stock pursuant to the Company Equity Plan were outstanding and held by the Company Optionholders as set forth on the Capitalization Schedule, including, with respect to each Company Option, the holder of such Company Option, the date such Company Option was granted, the expiration date, the number of shares of Company Common Stock subject to such Company Option and the applicable exercise price. All of the issued and outstanding shares of Company Common Stock and Company Series C Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights. The Company has made available to Parent an accurate and complete copy of the Charter Documents of the Company.
(b)   The attached “Capitalization Schedule” accurately sets forth the authorized and outstanding equity interests of each of the Company’s Subsidiaries and the name and number of equity interests held by each stockholder or member. All of such issued and outstanding equity interests have been duly authorized and validly issued and are fully paid non-assessable (to the extent such concepts are applicable) and free of preemptive or similar rights. No Subsidiary of the Company has outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect.
(c)   Except as may be set forth on the attached Capitalization Schedule, there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any of the Company or any of its Subsidiaries is a party or which is binding upon the Company or any of its Subsidiaries that provides for the issuance, disposition or acquisition of any of its equity, income appreciation or any rights or interests exercisable therefor or obligating the Company or any of its Subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution, subscription or otherwise) in any other Person. Except as set forth in the Capitalization Schedule, there are no outstanding or authorized equity appreciation, profit, phantom stock or similar rights with respect to the Company or any of its Subsidiaries. Except as may be set forth on the attached Capitalization Schedule or as accrued (but not declared) on the Company Series C Preferred Stock, there are no declared or accrued and unpaid dividends on any of the equity interests in the Company or commitments to issue additional shares of capital stock. Except as set forth on Section 4.5(c) of the Disclosure Schedule, there are no outstanding equityholder or other agreements or obligations (contingent or otherwise) with respect to the voting (including voting trusts and proxies) or sale, redemption, acquisition or transfer of any equity interests of the Company or any of its Subsidiaries, other than such rights as are in favor of the Company or one of its Subsidiaries.
(d)   With respect to each Company Option and each other equity award granted by the Company or any of its Subsidiaries, (i) each such grant was duly authorized no later than the date on which the grant of such grant was by its terms effective (the “Grant Date”) by all necessary corporate action, and the award agreement governing such grant was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) each grant was made in compliance in all material respects with all applicable Legal Requirements (including all applicable federal, state and local securities laws) and all of the terms and conditions of the applicable Employee Plan and, each Company Option has an exercise price that is equal or greater than the fair market value of the underlying shares of Company Common Stock on the applicable Grant Date, (iii) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company, and (iv) no modifications have been made to any Company Options following the Grant Date. No offer letter or other agreement with a current or former employee or other service provider of the Company or any of its Subsidiaries contemplates a grant of, or right to purchase or receive (i) options or other equity awards with respect to the equity of the Company (or any of its Subsidiaries), or (ii) other securities of the Company or any of its Subsidiaries, that in each case, have not been issued or granted as of the date of this Agreement. The treatment of Company Options under this Agreement, complies in all respects with applicable Legal Requirements and with the terms and conditions of the applicable Employee Plans and the applicable Company Option agreements.
(e)   Each of the Subsidiaries of the Company are set forth on Section 4.5(e) of the Disclosure Schedule. Except as set forth on Section 4.5(e) of the Disclosure Schedule, the Company holds direct or indirect legal and beneficial title to all of the issued and outstanding equity interests of its Subsidiaries, free and clear of all Liens (other than Permitted Liens and any transfer restrictions imposed by federal and state securities laws). Except as set forth on the Capitalization Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or equity interests of any Person.
(f)   Each of the Company’s Subsidiaries (other than the Material Subsidiaries) (i) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its state or other jurisdiction of incorporation or organization, (ii) has full corporate or other power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases; and (iii) is in good standing and is duly qualified or licensed to do business as a foreign corporation or other entity in each jurisdiction wherein the character of the properties owned by it, or the nature of its business makes such licensing or qualification necessary, except with respect to clause (i) and clause (iii), where the failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
4.6   Legal Requirements and Permits.
(a)   Except as set forth on Section 4.6(a) of the Disclosure Schedule, the Company and each of its Subsidiaries is, and since December 31, 2016 has been, in compliance in all material respects with all applicable Legal Requirements, including Health Care Laws, and neither the Company nor any of its Subsidiaries has received written notice of any investigation with respect to any alleged material violation of any applicable Legal Requirements including Health Care Laws. To the Knowledge of the Company, no investigation or review by any Governmental Entity concerning any material violation of a Health Care Law by the Company, any of its Subsidiaries or any of their respective directors, limited liability company managers (or equivalent governing authority), officers, employees, or independent contractors is currently pending or threatened. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors or employees, nor to the Company’s Knowledge, any agent or other third party representative acting on behalf of the Company, is currently, or has been since December 31, 2016, in violation of any Anti-Corruption Laws or Trade Control Laws in any material respect.
(b)   The Company and each of its Subsidiaries has been granted all material licenses, permits, consents, registrations, accreditations, certificates, approvals, franchises and other authorizations under any Legal Requirement (each, a “Permit”) necessary for the conduct of the Business as currently conducted (collectively, the “Material Permits”). The Material Permits held by the Company and its Subsidiaries are valid and in full force and effect and neither the Company nor any of its Subsidiaries is in material default under any such Material Permit. Except as set forth on Section 4.6(b) of the Disclosure Schedule, no Governmental Entity has given notice of or, to the Company’s Knowledge, threatened any revocation, suspension or restriction of any Material Permit issued to the Company or any of its Subsidiaries, except as would not be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have made, since December 31, 2016, all material declarations and filings with applicable Governmental Entities, in each case that are necessary to enable them to lawfully carry on their respect operations as then or as currently conducted (as applicable). Except as set forth in Section 4.6(c) of the Disclosure Schedule, since December 31, 2016, there has been no suspension or restriction of any Material Permit issued to the Company or any of its Subsidiaries.
(c)   Except as set forth in Section 4.6(c) of the Disclosure Schedule, neither the Company, nor any Subsidiary of the Company, nor, to the Knowledge of the Company, any officer, director, employee, independent contractor, agent or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in the Company or any Subsidiaries: (i) has been excluded by the Office of Inspector General for the Department of Health and Human Services, the System for Award Management or the General Services Administration from participation in any “Federal Health Care Program” or “State Health Care Program” (each as defined in 42 U.S.C. § 1320a-7a(f) and 42 U.S.C. § 1320a-7(h)), including Medicare or Medicaid; (ii) has been charged with or convicted of a criminal offense related to any Health Care Law or been charged with or convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service, or in connection with a program operated by or financed in whole or in part by a Federal Health Care Program or State Health Care Program; (iii) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act (42 U.S.C. § 1320a-7a) or any regulations promulgated thereunder; (iv) is currently listed on the System for Award Management published list of parties excluded from federal procurement programs and non-procurement programs; (v) is the target or subject of any current or potential investigation relating to any offense related to Medicare, Medicaid or any other state or federal healthcare program; or (vi) has a continuing obligation in respect of any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement (e.g., deferred prosecution agreement) with any Governmental Entity concerning compliance with any Health Care Law.
(d)   Except as set forth in Section 4.6(d) of the Disclosure Schedule, no Person has filed, or, has threatened in writing to file, against the Company or any of its Subsidiaries an action under any Health Care Law, including any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. Section 3729 et seq.).
(e)   The Company and each of its Subsidiaries are, and have at all relevant times since December 31, 2016 been duly accredited, certified, enrolled, and in good standing to participate in and receive reimbursement under all Third Party Payor Programs in which the Company or any of its Subsidiaries have participated and/or to which the Company or any of its Subsidiaries have provided services or products and (i) are not subject to any suspension, revocation proceedings, or other limitation on such participation status; (ii) are in compliance in all material respects with the conditions of participation and all applicable conditions of payment for such Third Party Payor Programs; and (iii) are in compliance in all material respects with the Medicare Durable Medical Equipment, Prosthetics, Orthotics and Supplies (“DMEPOS”) Supplier Standards listed in 42 C.F.R. 424.56(c) and the DMEPOS Quality Standards established by Center for Medicare and Medicaid Services under the Medicare Modernization Act of 2003. Except as set forth in Section 4.6(e) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice since December 31, 2016 of any actual or alleged material violation of, or failure to be in material compliance with any Third Party Payor Program.
(f)   The billing practices of the Company and its Subsidiaries with respect to all Third Party Payors and Third Party Payor Programs are currently and have since the Latest Balance Sheet Date been in material compliance with all applicable Health Care Laws as well as the provisions of any other Third Party Payor Program agreement to which it is bound. Neither the Company nor any of its Subsidiaries has billed, received and retained any payment or reimbursement in excess of amounts allowed by (a) applicable Health Care Laws, (b) the applicable reimbursement rates established from time to time by Third Party Payor Programs, or (c) the terms of each participating provider agreement or similar contract or arrangements between the Company or its Subsidiaries, on one hand, and Third Party Payor Programs, on the other, except for routine, billing errors that would not, in the aggregate, require a repayment of $50,000 (Fifty Thousand Dollars) or more.
(g)   Except as set forth on Section 4.6(g) of the Disclosure Schedule, the Company and each of its Subsidiaries does and has at all times since December 31, 2016 (i) filed all reports and billings required to be filed with respect to each Third Party Payor in compliance in all material respects with applicable Legal Requirement and applicable Third Party Payor requirements, and (ii) paid all material known and undisputed refunds, overpayments, discounts and adjustments due with respect to any such report or billing. There are no material pending or, to the Company’s Knowledge, threatened audits, investigations, appeals, adjustments or Legal Proceedings relating to such claims. All claims submitted by the Company and its Subsidiaries were for medically necessary goods actually sold or services actually performed by the billing Company or Subsidiary to eligible patients. The Company and each of its Subsidiaries maintains sufficient documentation that is required by Legal Requirement or the applicable Third Party Payor to support all of the Company’s and each Subsidiary’s billings to Third Party Payors. Since December 31, 2016, to the extent that the Company or any of its Subsidiaries has identified any material overpayments from any Federal Health Care Program, the Company or such Subsidiary has notified the applicable agency and returned such overpayments in accordance in all material respects with the requirements under the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended.
(h)   Except as set forth on Section 4.6(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding material liabilities as of the date hereof, except for routine recoupments, refunds, set-offs, and adjustments subject to reconciliation in the ordinary course of the Business; (i) to any Third Party Payor or Third Party Payor Program or (ii) to any third party contractor administering claims for any Third Party Payor or Third Party Payor Program, for the recoupment of any material amounts previously paid to the Company or its Subsidiaries by any such Third Party Payor, Third Party Payor Program, or third party contractor administering claims for any Third Party Payor or Third Party Payor Program, nor to the Knowledge of the Company, is there a basis for any such recoupments, except as recorded as a contingent or actual liability, as applicable. There are no material claims, actions or appeals pending before any Governmental Entity, including the Centers for Medicare and Medicaid Services or other Governmental Entity, with respect to any Government Program claims filed by the Company or any of its Subsidiaries in connection with any Third Party Payor Program, nor have there been any disallowances by any commission, board or agency in connection with any audit inquiry or review of such claims which are not recorded on the Company Financial Statements. To the Knowledge of the Company, no event has occurred which would provide the basis for termination of (a) the Company’s or any Subsidiary’s Medicare or Medicaid provider agreement; or (b) any participating provider agreement or similar contract or arrangements between the Company or any of its Subsidiaries on one hand, and Third Party Payors on the other.
(i)   The Company and its Subsidiaries maintain, and have at all times since December 31, 2016 maintained, a compliance program in conformance in all material respects with the elements of a corporate compliance and ethics program identified in U.S.S.G. § 8B2.1 and the criteria established by the Office of Inspector General of the Department of Health and Human Services (OIG). The Company and its Subsidiaries have provided to Parent complete and accurate copies of all current compliance program materials.
(j)   Except as set forth on Section 4.6(j) of the Disclosure Schedule, the Company and its Subsidiaries and, to the Company’s Knowledge, their respective directors, limited liability company managers (or equivalent governing authority), officers, personnel (whether employed or engaged as independent contractors) and authorized representatives, are operating and since December 31, 2016 have operated in compliance in all material respects with all applicable federal and state Health Care Laws with respect to direct and indirect compensation arrangements, ownership interests or other relationships between such person and any past, present or potential patient, physician, supplier, contractor, customer, Third Party Payor or other person in a position to refer, recommend or arrange for the referral of patients or other health care business (each a “Referral Source”) or to whom such person refers, recommends or arranges for the referral of patients or other health care business.
(k)   The proceeds of any loans or funds received by the Company and its Subsidiaries under the Medicare Advanced Payment Program or Health and Human Services Provider Relief Fund under the CARES Act have in all material respects either (i) been used for purposes permitted under such program or fund under the CARES Act, or (ii) otherwise remain deposited in a segregated account owned by the Company and its Subsidiaries. No material breach has occurred in respect of any attestation or the Terms and Conditions associated with the Medicare Advanced Payment Program or Health and Human Services Provider Relief Fund under the CARES Act. No material written (or, to the Knowledge of the Company and its Subsidiaries, oral) notices or communications with the Department of Health and Human Services related to non-compliance with the terms of the Medicare Advanced Payment Program or Health and Human Services Provider Relief Fund under the CARES Act, or non-eligibility for receipt of funds in connection with the Medicare Advanced Payment Program or Health and Human Services Provider Relief Fund under the CARES Act, have been received by the Company and its Subsidiaries, and there are, to the Knowledge of the Company and its Subsidiaries, no facts upon which any such material claim of non-compliance or non-eligibility might reasonably be justified.
(l)   The Company and its Subsidiaries are in compliance in all material respects with all anti-money laundering laws, rules, regulations and orders of jurisdictions applicable to the Company and its Subsidiaries (collectively, “AML Laws”), including the USA PATRIOT Act. No proceeding involving the Company, with respect to AML Laws, is currently pending or, to the Knowledge of the Company, threatened which in each case would reasonably be expected to result in a material violation of this representation. Neither the Company nor its Subsidiaries are required to be registered with the U.S. Department of the Treasury as a money services business, as such term is defined by federal law or regulation, and neither the Company nor its Subsidiaries are required to be registered or licensed as a money services business, money transmitter, or equivalent enterprise under the applicable Legal Requirements of any other jurisdiction.
4.7   Legal Proceedings.   Except as set forth in Section 4.7 of the Disclosure Schedule, there are no, and since December 31, 2016 there have not been any, material Legal Proceedings pending or, to the Knowledge of the Company, threatened against or relating to (a) the Company or any of its Subsidiaries (or the Company or any of its Affiliates relating to the Business), including, without limitation, any Legal Proceeding (i) seeking equitable or injunctive relief as its principal remedy, (ii) alleging criminal wrongdoing by the Company or any of its Subsidiaries or (iii) related to the transactions contemplated hereby, or (b) any director, officer or, to the Knowledge of the Company, employee of the Company or any of its Subsidiaries in such Person’s capacity as such. Neither the Company nor any of its Subsidiaries is, or since December 31, 2016 has been, subject to, or bound by, any Order. As of the date hereof, neither the Company nor or any of its Subsidiaries are engaged in any Legal Proceeding to recover damages sustained by it.
4.8   Tax Matters.
(a)   Each of the Company and its Subsidiaries has duly and timely filed with the appropriate Governmental Entities all income and other material Tax Returns required to be filed by or with respect to it (taking into account any applicable extensions to file such Tax Returns). All such Tax

Returns are true, correct and complete in all material respects. All material amounts of Taxes due and owing by or with respect to the Company and its Subsidiaries on or before the date hereof (whether or not shown on any Tax Returns) have been timely paid in full (or adequate reserves have been established therefor in accordance with GAAP).
(b)   Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice, in each case, except to the extent contemplated by this Agreement.
(c)   No material deficiencies for any Taxes with respect to the Company or its Subsidiaries been proposed, claimed or assessed, in each case, in writing, by any Governmental Entity. There are no pending audits, assessments, investigations, disputes, claims or other actions for or relating to any liability in respect of the Company or its Subsidiaries nor any such audits, assessments, investigations, disputes, claims or other actions is asserted by any Governmental Entity. No claim has ever been made in writing by a Governmental Entity in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the applicable Person is or may be subject to taxation by, or required to file Tax Return in, that jurisdiction, nor is any such assertion threatened.
(d)   The Company has delivered or made available to Parent complete and accurate copies of federal, state and foreign income Tax Returns and all other material Tax Returns of the Company or its Subsidiaries and their respective predecessors for all taxable years beginning on or after January 1, 2018, including, upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or its Subsidiaries (or any of their respective predecessors) since January 1, 2018, with respect to Taxes of any type.
(e)   Neither the Company nor its Subsidiaries (nor any predecessor of any such Person) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than, in each case, with respect to routine extensions to file Tax Returns. No closing agreement, private letter ruling, technical advice memoranda or similar agreements or ruling with respect to Taxes has been requested of any Governmental Entity by or on behalf of the Company or its Subsidiaries.
(f)   There are no Liens for Taxes upon any property or asset of the Company or its Subsidiaries (other than for current Taxes not yet delinquent or that are being contested in good faith for which sufficient reserves have been established in accordance with GAAP).
(g)   Each of the Company and its Subsidiaries has deducted, withheld, collected, deposited or paid to the appropriate Governmental Entity all material amounts of Taxes required to have been deducted, withheld, collected, deposited or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other third party, and each of the Company and its Subsidiaries has complied in all material respects with all reporting and record keeping requirements.
(h)   Neither the Company nor its Subsidiaries has been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated, joint, unitary or combined federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes (other than a group the common parent of which is the Company). Neither the Company nor its Subsidiaries has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than any agreement, arrangement or other Contract not principally related to Taxes).
(i)   There are no material Tax sharing agreements, Tax allocation agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving the Company or its Subsidiaries (other than any agreement, arrangement or other Contract not principally related to Taxes).
(j)   Neither the Company nor its Subsidiaries has been a party to a transaction that is a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any predecessor thereof.

(k)   Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(l)   Neither the Company nor its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(m)   Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising or entered into in a taxable period (or portion thereof) ending on or before the Closing, (iii) a prepaid amount received or deferred revenue realized on or prior to the Closing outside of the Ordinary Course of Business, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Legal Requirement) executed on or prior to the Closing, or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Legal Requirement).
(n)   Neither the Company nor its Subsidiaries has ever had a permanent establishment in a country other than the country of its organization.
(o)   Each of the Company and its Subsidiaries has properly (i) collected and remitted all material amounts of sales, use, valued added and similar Taxes with respect to sales or leases made or services provided to its customers and (ii) for all sales, leases or provision of services that are exempt from sales, use, valued added and similar Taxes and that were made without charging or remitting sales, use, valued added or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt.
(p)   Neither the Company nor its Subsidiaries has (i) claimed any Tax credit pursuant to Section 2301 of the CARES Act, (ii) deferred any Liability for Taxes pursuant to Section 2302 of the CARES Act or any other COVID-19 related Legal Requirements, or (iii) claimed any Tax credit pursuant to Section 7001 or 7003 of the Families First Coronavirus Response Act of 2020.
(q)   Neither the Company nor its Subsidiaries has taken or agreed to take any action, or has Knowledge of the existence of any fact or circumstance, that would reasonably be expected to impede or prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.9   Financial Statements and Other Financial Matters.
(a)   Set forth in Section 4.9(a) of the Disclosure Schedule are the following financial statements (collectively, the “Company Financial Statements”):
(i)   the audited, consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 (the “Latest Audited Balance Sheet”), and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended;
(ii)   the audited, consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2018, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended; and
(iii)   the unaudited, consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2020 (such balance sheet, the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”), and the related consolidated income statements and statement of cash flows for the nine-month period then ended (the “Interim Company Financial Statements”).
(b)   Except as set forth on Section 4.9(b) of the Disclosure Schedule, the Company Financial Statements have been prepared from the books and records of the Company in all material respects and in accordance with GAAP consistently applied throughout the period, subject, in the case of the Interim Company Financial Statements, to the absence of explanatory footnote disclosures and normal year-end adjustments required by GAAP (none of which are material in amount or scope) and fairly present in all material respects the financial position and results of operations of the Company and its Subsidiaries at the respective dates and for the respective periods described above.
(c)   The Company and each of its Subsidiaries has established and maintain a system of internal accounting controls sufficient to provide reasonable assurances for a company of its size and private ownership that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and provide reasonable assurance regarding the prevention or timely detection of fraud. Since December 31, 2016, no officer, director or employee of the Company or any of its Subsidiaries has refused to execute any certification of any nature whatsoever required by Legal Requirement or requested by any accounting, banking, financial or legal firm or entity.
(d)   Since the Latest Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any obligation or liability (whether accrued, absolute, contingent or otherwise), other than any such liabilities or obligations (i) incurred or arising (A) in the Ordinary Course of Business (including pursuant to any Contract to which the Company or any of its Subsidiaries is party but excluding any obligation or Liability arising out of any breach thereof), or (B) in connection with this Agreement or the transactions contemplated hereby; (ii) disclosed, reflected or reserved against in the Latest Balance Sheet or in the notes thereto; (iii) taken into account in the calculation of Selling Expenses, Closing Indebtedness or Net Working Capital, each as finally determined pursuant to Section 2.9; (iv) that are described in Section 4.9(c) of the Disclosure Schedule; and (v) which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
(e)   Neither the Company nor any of its Subsidiaries is a party to any off-balance sheet joint venture, off-balance sheet partnership or any similar off-balance sheet arrangement.
(f)   Inventory.   The Company or a Subsidiary thereof, as applicable, owns all of its material inventory, whether or not reflected in the Company Financial Statements, free and clear of all Liens, other than Permitted Liens. All material inventory of the Company and its Subsidiaries consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are reasonable in the present circumstances of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries holds any inventory or other goods pursuant to any consignment arrangement and has no liabilities relating to consigned inventory or other goods.
4.10   Absence of Certain Changes. Since the Latest Audited Balance Sheet Date, except as would not be material to the Companies or its Subsidiaries, taken as a whole, and except as contemplated or permitted by this Agreement, or as reasonably taken in good faith as a result of or in connection with any COVID-19 Measure, (i) there has not occurred any Material Adverse Effect, (ii) the Company and its Subsidiaries have conducted business in the Ordinary Course of Business and in substantially the same manner as conducted during the period covered by the Company Financial Statements, and (iii) the Company and its Subsidiaries have not taken or omitted to take any action that, if taken after the date hereof, would require the consent of Parent under Section 6.1.
4.11   Employee Benefit Plans.
(a)   Section 4.11(a) of the Disclosure Schedule sets forth a true and complete list of each material Employee Plan (excluding employment agreements and offer letters that (x) do not materially differ from a form agreement provided, (y) provide for employment “at-will” and do not include for any severance or other company-paid post-termination obligations, and (z) provide for annual base salary in the aggregate of less than $150,000). With respect to each Employee Plan required to be scheduled on Section 4.11(a) of the Disclosure Schedule, the Company has delivered a true and complete copy, to the extent applicable, of: (i) each current writing constituting a part of such Employee Plan and all amendments thereto, and if unwritten, a written description of such Employee Plan; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any summaries of material modifications; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by the Company or any of its Subsidiaries from the IRS regarding the tax-qualified status of such Employee Plan; (vi) the most recent written results of all required compliance testing; and (vii) copies of any material, correspondence with the IRS, Department of Labor or other Governmental Entity since December 31, 2016. There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.
(b)   Each Employee Plan (and each related trust, insurance contract or fund) has been established, administered and funded in accordance in all material respects with its express terms, and in compliance in all material respects with all applicable Legal Requirements, including ERISA and the Code. There are no pending or, to the Knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Employee Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Plans with respect to the operation of such plans (other than routine benefits claims). Neither the Company, its Subsidiaries nor, to the Knowledge of the Company, any “party in interest” or “disqualified person” with respect to an Employee Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the Knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to an Employee Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Employee Plan. To the Knowledge of the Company no Employee Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Entity. All payments required to be made by the Company or any of its Subsidiaries under, or with respect to, any Employee Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods since December 31, 2016 have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Employee Plans, applicable Legal Requirements and GAAP. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to an Employee Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code.
(c)   With respect to each Employee Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has at all times since its adoption been so qualified and has received a current determination letter (or is the subject of a current opinion or advisory letter in the case of any prototype plan) from the IRS on which the Company and its Subsidiaries can rely that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. No stock or other securities issued by the Company or any of its Subsidiaries forms or has formed any part of the assets of any Employee Plan that is intended to qualify under Section 401(a) of the Code.
(d)   No Employee Plan is, and none of the Company, its Subsidiaries or any ERISA Affiliate of the Company or its Subsidiaries have ever sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Company or its Subsidiaries has withdrawn at any time within the preceding six years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

(e)   No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries by reason of their affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) lien, or (iii) other liability imposed by ERISA, the Code or other applicable Legal Requirements, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Company or its Subsidiaries).
(f)   Each Employee Plan that is subject to Affordable Care Act has been established, maintained and administered in compliance in all material respects with the requirements of the Affordable Care Act, including all notice and coverage requirements, and the Company, its Subsidiaries and each ERISA Affiliate offer minimum essential health coverage, satisfying the affordability and minimum value requirements, to their full time employees (as defined by the Affordable Care Act) sufficient to prevent liability for assessable payments under Section 4980H of the Code. None of the Company or its Subsidiaries has attempted to maintain the grandfathered heath plan status under the Affordable Care Act of any Employee Plan. None of the Employee Plans provide medical, health, life or other welfare benefits for former employees or for present employees after termination of employment, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Legal Requirement or at the sole expense of the participant or the participant’s beneficiary. No Employee Plan is a self-insured arrangement by the Company or any of its Subsidiaries or funded through a trust and no event has occurred and no condition exists that could reasonably be expected to result in a material increase in the premium costs of any Employee Plans that are fully-insured. None of the Company or its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.
(g)   Except as set forth on Schedule 4.14(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries or with respect to any Employee Plan; (ii) increase any benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment or vesting of (other than Company Options) any such compensation or benefits, or the forgiveness of indebtedness of any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Employee Plan. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.
(h)   After giving effect to the Section 280G Approval pursuant to Section 6.9 below, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(i)   Each Employee Plan which constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies, and has at all relevant times complied, with the operational and documentary requirements of Section 409A in all material respects.
(j)   No Employee Plan covers any employees, officers, directors or other individual service providers of the Company or any of its Subsidiaries residing or working outside of the United States.
4.12   Employment and Labor.
(a)   The Company and its Subsidiaries are, and since December 31, 2016 have been, in compliance in all material respects with all applicable Legal Requirements relating to the hiring of employees and employment of labor, including all applicable Legal Requirements relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. Each of the Company and its Subsidiaries has met in all material respects all Legal Requirements relating to the employment of foreign citizens, and none of the Company or its Subsidiaries currently employs, or, since December 31, 2016, has employed, any Person who was not authorized to work in the jurisdiction in which such Person was employed. The Company and its Subsidiaries have complied since December 31, 2016 in all material respects with all applicable Legal Requirements that require overtime to be paid to any current or former employee of the Company or its Subsidiaries, and no Person, since December 31, 2016, has brought a claim, and no claim brought is a prior period is still outstanding, for unpaid compensation or employee benefits, including overtime amounts and, to the Knowledge of the Company, no current or former employee of the Company or its Subsidiaries has threatened to bring any such claim.
(b)   None of the Company or its Subsidiaries is delinquent in payment to any of its current or former employees, officers, directors or other individual service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such employees, officers, directors or other individual service providers or in payments owed upon any termination of such person’s employment or service in any material respect.
(c)   None of the Company or its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union, works council or similar organization applicable to employees of the Company or its Subsidiaries (in their capacity as such) and, to the Knowledge of the Company, there are no activities or proceedings of any labor union, works council or similar organization to organize any such employees as of the date hereof. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to the Company, any of its Subsidiaries or any employee or other individual service provider thereof; (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and none of the Company or its Subsidiaries has, since December 31, 2016, experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there is no representation claim or petition pending before any applicable Governmental Entity; and (iv) there are no charges with respect to or relating to the Company or any of its Subsidiaries pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices.
(d)   To the Knowledge of the Company, no employee or other individual service provider of the Company or its Subsidiaries is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Entity that would materially interfere with the Person’s ability to provide services to the Company and its Subsidiaries or that would materially conflict with the business of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company, as of the date hereof, (i) no officer or key employee, or group of key employees, intends to terminate their employment with the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has a present intention to terminate the employment of any of the foregoing, and (ii) no officer or key employee has received an offer to join a business that is competitive with the business activities of the Company and its Subsidiaries.
(e)   Any individual who performs or, since December 31, 2016, had performed services for the Company or its Subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or its Subsidiaries is not an employee under applicable Legal Requirements or for any purpose, including, without limitation, for Tax withholding purposes or Employee Plan purposes, and none of the Company or its Subsidiaries has any liability by reason of any individual who performs or performed services for Company or its Subsidiaries, in any capacity, being improperly excluded from participating in any Employee Plan. Each current and former employee of Company and its Subsidiaries is, and at all relevant times since December 31, 2016, has been, properly classified by the Company as “exempt” or “non-exempt” under applicable Legal Requirements.

(f)   To the Knowledge of the Company, since December 31, 2016, (i) no allegations of sexual harassment or sexual misconduct have been made against any director, officer or other managerial employee of the Company or its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any managerial employee, officer or director of the Company or any of its Subsidiaries.
(g)   The Company and each of its Subsidiaries has (i) taken commercially reasonable steps consistent with market practice to minimize potential workplace exposure in light of COVID-19 and (ii) delivered accurate and complete copies of all applicable (A) workplace communications from the Company and its Subsidiaries to employees regarding actions or changes in workplace schedules or employee hours, employee travel, remote work practices, onsite meetings, implementation and enforcement of health and safety, social distancing and return-to-work practices and protocols or other changes that have been implemented in response to COVID-19; (B) contingency plans for workplace cessation in light of COVID-19; and (C) policies implemented in relation to COVID- 19.
4.13   Contracts.
(a)   Section 4.13(a) of the Disclosure Schedule sets forth a correct and complete list of the following Contracts (including any amendment, supplement or modification (whether written or verbal) thereto) (other than Employee Plans) to which the Company or any of its Subsidiaries is a party or bound, in each case pursuant to which the Company, its applicable Subsidiary or any other party thereto has any continuing obligation (each, as amended, supplemented or modified to date, a “Material Contract”):
(i)   each Real Property Lease and each other Contract pursuant to which the Company or its applicable Subsidiary currently leases or subleases real or personal property to or from any Person, in each case, for rent amounts of more than $250,000 per annum;
(ii)   each Contract (A) for employment of any officer or individual employee of the Company or any of its Subsidiaries on a full-time or part-time basis providing annual cash compensation in excess of $150,000 (other than offer letters that are not required to be disclosed on Section 4.11(a) of the Disclosure Schedule), or (B) for the engagement of any consultant or other service provider of the Company or any of its Subsidiaries which (I) provides for annual cash compensation in excess of $150,000 or (II) is not terminable on thirty (30) days’ notice or less without material liability;
(iii)   [INTENTIONALLY OMITTED];
(iv)   each collective bargaining agreement, labor contract or other written agreement or arrangement with any labor union or any employee organization or contract, agreement or arrangement with a professional employer organization, co-employer organization, human resources or benefits outsourcing entity, or similar vendor or provider;
(v)   each Contract providing for severance or other post-termination compensation payment in excess of $150,000 to any officer, individual employee, or other Person on a full-time, part-time, consulting or other basis which has any outstanding payment obligation or which is not terminable on less than thirty (30) days’ notice;
(vi)   each Contract (other than purchase orders and invoices entered into by the Company or its applicable Subsidiary in the Ordinary Course of Business) that involves future payments, performance of services or delivery of goods or materials to or by the Company or its applicable Subsidiary of any amount or value reasonably expected to exceed $250,000 in the current fiscal year or the next fiscal year;
(vii)   each Contract related to material Intellectual Property owned or licensed by the Company or any of its Subsidiaries, including (A) Contracts by which any material Intellectual Property is licensed by or to the Company or any of its Subsidiaries or that involves annual individual license or maintenance fees in excess of $500,000 and (B) co-existence, concurrent use, and consent to use Contracts (excluding Licenses for Generally Commercially Available Software and

non-exclusive licenses granted to customers, contractors or service providers of the Company or any of its Subsidiaries in the Ordinary Course of Business);
(viii)   each joint venture or partnership with a third party, including any Contract involving the sharing of the Company’s and/or its Subsidiaries’ profits with such third party;
(ix)   each Contract that prohibits the Company or any of its Subsidiaries from competing in any line of business or in any geographic area or with any Person or that restricts the Company’s or one of its Subsidiary’s ability to (A) purchase or deliver any products or services, (B) solicit or hire any person as an employee (excluding any agreements relating primarily to confidentiality or nondisclosure which are entered into by the Company or such Subsidiary in the Ordinary Course of Business) or (C) charge certain prices pursuant to a “most-favored nation” or similar clause;
(x)   each Contract set forth or required to be set forth on Section 4.18 of the Disclosure Schedule;
(xi)   any Contract pursuant to which the Company or any of its Subsidiaries has granted or otherwise permitted to exist a Lien (other than any Permitted Lien) on any material asset or group of assets of the Company;
(xii)   each settlement, conciliation or similar Contract (A) with any Governmental Entity or (B) pursuant to which the Company or any of its Subsidiaries has any outstanding obligation after the date of this Agreement in excess of $100,000;
(xiii)   each Contract with a Third Party Payor from which the Company has received reimbursement in excess of $250,000 in any twelve (12) month period;
(xiv)   each Contract with a Referral Source involving payment in excess of $250,000;
(xv)   each Contract with any Material Customer or Material Supplier (other than purchase orders entered into by the Company or its applicable Subsidiary in the Ordinary Course of Business);
(xvi)   involving acquisitions or dispositions (in each case whether by merger, purchase or sale of assets or stock or otherwise) by the Company or any of its Subsidiaries of any company (or a material portion of its assets), business or line of business, (A) entered into since December 31, 2016 or (B) as to which the Company or any of its Subsidiaries has any continuing payment obligations or any material indemnification or other material obligations;
(xvii)   each Contract under which the Company or any of its Subsidiaries has made advances or loans to another Person in excess of $100,000; and
(xviii)   each Contract relating to the voting or control of equity securities, preemptive rights, registration rights, transfer restrictions, information rights, preferential purchase rights, tag-along rights, or drag-along obligations, in each case, relating to securities of the Company or any of its Subsidiaries (other than wholly-owned Subsidiaries) or the holders of any such securities;
(xix)   each Contract governing the terms of any Indebtedness or any guaranty in respect thereof.
(b)   The Company has provided Parent with a true and complete copy of each Material Contract, together with all amendments, waivers or other changes thereto, and in the case of any oral contract that is also a Material Contract, a true and complete written description of the terms thereof. With respect to each Material Contract, (i) such Material Contract is the legal and valid obligation of the Company or its applicable Subsidiary party thereto, enforceable against such Person in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions, (ii) to the Knowledge of the Company, such Material Contract is the legal and valid obligation of each other party thereto, enforceable against such Person in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions, and (iii) such Material Contract is in full force and effect, and neither the Company nor its applicable Subsidiary party thereto, nor, to the Knowledge of the

Company, any other party thereto, is in material breach or default thereunder and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default or permit the termination or acceleration of any payment under any such Material Contract.
(c)   The ability of the Company to perform all obligations required to be performed by it under the Material Contracts has not been materially limited or adversely affected by or as a result of COVID 19 or any COVID 19 Measure in any material respect. To the Knowledge of the Company, the ability of each other party to each Material Contract to perform all obligations required to be performed by it under the applicable Material Contracts has not been materially limited or adversely affected by or as a result of COVID-19 or any COVID 19 Measure in any material respect.
4.14   Real Property.
(a)   Neither the Company nor any of its Subsidiaries owns, nor has owned since December 31, 2016 (“Previously Owned Real Property” ), any real property. Neither the Company, nor any of its Subsidiaries, has any outstanding or continuing obligations (whether pursuant to any contract or otherwise) with respect to any Previously Owned Real Property.
(b)   Section 4.14(b) of the Disclosure Schedule provides the addresses of all material real property in which the Company or one of its Subsidiaries owns a leasehold interest (the “Leased Real Property” or the “Company Real Property”) and a complete list of the material Real Property Leases (including the date, address and name of the parties to each such Real Property Lease document) applicable thereto. The Company’s and each of its applicable Subsidiary’s title in and to the leasehold interests in the Leased Real Property is free and clear of Liens, except for Permitted Liens and such Liens as registered in the land registers in the applicable jurisdiction or as would not be material.
(c)   The Company Real Property constitutes all of the material real property currently used in the conduct of the Business. The Leased Real Property is, in all material respects, in good condition and repair, and are sufficient for the operation of the Business as currently conducted. The Company’s or its applicable Subsidiary’s possession and quiet enjoyment of the Leased Real Property have not been disturbed. There are no leases, subleases, assignments, occupancy agreements or other agreements granting to any Person (other than the Company or one of its Subsidiaries) the right of use or occupancy of any Company Real Property except in connection with any co-location agreement with any customer of the Company or one of its Subsidiaries as provided in Section 4.14(a) of the Disclosure Schedule. There are no pending or ongoing, or, to the Company’s Knowledge, threatened, Legal Proceedings with respect to any Real Property Lease. The Company has not collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.
4.15   Personal Property.
(a)   The Company or one of its Subsidiaries is vested with good title in and to, or valid right to use, each material item of inventory, equipment, machinery, supply, furniture, computer hardware, raw material, inventory, car, truck, trailer and other rolling stock and each other item of tangible personal property reflected on the Latest Balance Sheet other than the Rental Equipment and any other goods held by the Company or its Subsidiaries pursuant to consignment arrangements, items sold, leased or otherwise disposed of in the Ordinary Course of Business since the Latest Balance Sheet Date (the “Tangible Personal Property”). The Tangible Personal Property is in all material respects in good working order and repair, ordinary wear and tear excepted, and, in all material respects, is adequate and sufficient, and in satisfactory condition to support the current operations of the Company and its Subsidiaries.
(b)   Taken as a whole, the Rental Equipment has been maintained, serviced and refurbished in all material respects in accordance with standard industry practices.
4.16   Intellectual Property.
(a)   Section 4.16(a) of the Disclosure Schedule lists all issuances, registrations and pending applications pertaining to Intellectual Property owned by or registered to the Company or any of its

Subsidiaries (together with all other Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, the “Owned Intellectual Property”). All Owned Intellectual Property is subsisting, valid and enforceable in all material respects. All necessary registration, maintenance and renewal fees in connection with Owned Intellectual Property have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant authorities for the purposes of perfecting, prosecuting and maintaining the foregoing.
(b)   Section 4.16(b) of the Disclosure Schedule sets forth a true, accurate, and complete list of all material computer software owned, or purported to be owned by, the Company (the “Proprietary Software”).
(c)   (i) The Company or one of its Subsidiaries exclusively owns and possesses all right, title and interest in and to all Owned Intellectual Property and Proprietary Software and (ii) the Company and its Subsidiaries have sufficient rights pursuant to a valid and enforceable Contract to all other Intellectual Property used in or necessary for the current operations of the Business (together with the Owned Intellectual Property, the “Business IP”), in each case of clause (i) and (ii), free and clear of all Liens, other than Permitted Liens and non-exclusive licenses of Intellectual Property. The Company and its Subsidiaries have sufficient seat, server, case or other unit licenses for all software or services licensed from a third party for the conduct of the Business as currently conducted. The Company and its Subsidiaries have taken all reasonable steps under the circumstances to protect, preserve and maintain all Owned Intellectual Property and any other Trade Secrets used by any of them, except for Owned Intellectual Property that is not material to the Business and the Company or applicable Subsidiary has determined not to protect, preserve or maintain in its reasonable business judgment. No Trade Secrets in the Owned Intellectual Property have been disclosed or authorized to be disclosed to any Person, other than in the Ordinary Course of Business pursuant to a written confidentiality agreement. To the Knowledge of the Company, no Person is in breach of any such obligation.
(d)   None of the Company, any of its Subsidiaries or the Business is infringing, misappropriating, diluting or otherwise violating, or have since December 31, 2016, infringed, misappropriated, diluted or otherwise violated, any Intellectual Property of any other Person. Neither the Company nor any of its Subsidiaries has received or sent any written or, to the Knowledge of the Company, oral notice, claim, complaint, demand, challenge or other communication regarding any infringement, misappropriation, dilution or violation of any Intellectual Property, or challenging the enforceability, use, ownership, scope, licensing or validity of any Intellectual Property (other than actions received from the US Patent and Trademark Office and counterpart foreign offices in the ordinary course of registering Intellectual Property), including of any other Person or request for indemnification in relation to Intellectual Property. No other Person is infringing, misappropriating, diluting or otherwise violating any of the Owned Intellectual Property.
(e)   Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Intellectual Property for, on behalf of or under the direction or supervision of the Company or any of its Subsidiaries or any Owned Intellectual Property has executed and delivered to the Company a valid written Contract providing for (i) the non-disclosure by such Person of all Trade Secrets of the Company or any of its Subsidiaries and (ii) the assignment by such Person (by way of a present grant of assignment) to the Company or any of its Subsidiaries of all right, title and interest in and to such Intellectual Property or otherwise arising out of such Person’s employment by, engagement by, or Contract with the Company or any of its Subsidiaries. To the Knowledge of the Company, no Person is in breach of any such Contract.
(f)   The Company Systems are sufficient in all material respects for the current needs of the Company and its Subsidiaries. Since December 31, 2016, there have been no failures, crashes, Security Breaches or other similar adverse events affecting the computer software, computer hardware, firmware, networks and related systems used by the Company or its Subsidiaries or other Company Systems which have had a material effect on the operations of the Business. The Company and its Subsidiaries have taken reasonable precautions to (i) protect the confidentiality, integrity and security of the Company Systems and all information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person and (ii) ensure that all Company Systems are (A) fully functional and operate and run in a reasonable and efficient business manner in all material respects, and (B) free from any material bug, virus, malware or programming, design or documentation error or corruption or defect. The Company and its Subsidiaries have implemented, maintained and tested adequate and commercially reasonable disaster recovery procedures and facilities. The Company Systems do not contain any computer code or any other mechanisms which may (i) to the Knowledge of the Company, maliciously disrupt, disable, erase or harm in any way the Proprietary Software’s operation, or maliciously cause the Company Systems to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access the Company Systems without authorization.
4.17   Insurance.   The Company has made available to Parent all material policies of insurance (other than any Employee Plan) owned or held by the Company as of the date of this Agreement. All such material policies are, as of the date of this Agreement, in full force and effect and, since December 31, 2016, all premiums due and payable have been paid prior to the date hereof in accordance with their terms. The Company has not received written notice that it is in material default (whether as to the payment of premium or otherwise, under the terms of any such policy), and neither the Company nor any of its Subsidiaries has received notice of cancellation or non-renewal or, to the Knowledge of the Company, threatened cancellation or non-renewal of any insurance policy held by the Company or its applicable Subsidiary and there are no material claims pending under any such insurance policies for which coverage has been denied or disputed by the applicable insurance carrier (other than pursuant to a customary reservation of rights notice). Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled since January 1, 2018 and, to the Knowledge of the Company, no threat has been made to the Company in writing to cancel any insurance policy insuring the Company during such period. Except as set forth in Section 4.17 of the Disclosure Schedule, none of such material insurance policies will terminate or lapse as a result of the consummation of the transactions contemplated by this Agreement.
4.18   Related Party Transactions.   Except as set forth in Section 4.18 of the Disclosure Schedule, (a) neither the Company nor any of its Subsidiaries (i) is party to any Contract with any Affiliate of the Company or any of its Subsidiaries, any Company Equityholder or any shareholder, executive manager, officer or director of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any employee of the Company or any of its Subsidiaries (each, a “Company Related Party”) other than Contracts governing an employee’s services to the Company or its Subsidiaries and employee benefits (including pursuant to any Employee Plan), (ii) owes or has outstanding any indebtedness (for monies actually borrowed or lent) in excess of $50,000 to any Company Related Party, and (b) no Company Related Party owns any material asset used by the Company or any of its Subsidiaries in and necessary for the operation of the business or has any right, title, license or interest in or to any material Business IP, in each case, other than through any direct or indirect ownership interest in the Company.
4.19   Material Customers, Suppliers, Payors and Referral Sources.
(a)   Section 4.19(a) of the Disclosure Schedule sets forth (i) the twenty (20) largest customers of the Company and its Subsidiaries, taken as a whole, by revenue (“Material Customers”), and (ii) the twenty (20) largest suppliers of the Company and its Subsidiaries, taken as a whole, by expense (“Material Suppliers”), in each case for each of the current calendar year and the immediately preceding calendar year. Since January 1, 2020, no Material Customer or Material Supplier, has (x) notified the Company or any of its Subsidiaries in writing that it intends to discontinue or materially and adversely change its relationship with the Company or its Subsidiaries, or (y) actually discontinued or materially and adversely changed its relationship with the Company or its Subsidiaries.
(b)   Section 4.19(b) of the Disclosure Schedule sets forth the twenty (20) largest Third Party Payors of the Company and its Subsidiaries, taken as a whole, by actual payments received by the Company and each of its Subsidiaries from such Third Party Payors, in each case, for each of the current calendar year and the immediately preceding calendar year (each a “Material Payor”). Since January 1, 2020, no Material Payor has (x) notified the Company or any of its Subsidiaries in writing that it intends to discontinue or materially and adversely modify its relationship with the Company or its Subsidiaries or (y) actually discontinued or materially and adversely changed its relation with the Company or its Subsidiaries.

(c)   Section 4.19(c) of the Disclosure Schedule sets forth the twenty (20) largest Referral Sources to the Company and its Subsidiaries, taken as a whole, by actual payments received by the Company and each of its Subsidiaries in respect of such Referral Sources during the current calendar year and the immediately preceding calendar year (each a “Material Referral Source”). Since January 1, 2020, no Material Referral Source has (x) notified the Company or any of its Subsidiaries in writing that it intends to discontinue or materially and adversely modify its relationship with the Company or its Subsidiaries or (y) actually discontinued or materially and adversely changed its relation with the Company or its Subsidiaries.
4.20   Privacy.
(a)   Other than as set forth on Section 4.20 of the Disclosure Schedule, no Security Breach materially affecting the Business and no violation or unauthorized access to any Personal Data that is collected, used, or held for use or otherwise subject to Data Treatment by or on behalf of by the Company or its Subsidiaries, has occurred since December 31, 2016 or, to the Knowledge of the Company, is threatened.
(b)   The Company and its Subsidiaries materially comply and have materially complied since December 31, 2016 with all (A) applicable laws, statutes, directives, rules, and regulations concerning data protection, privacy, security or other similar laws (including any security breach notification requirements), including, in each case, to the extent applicable, the HITECH Act, Fair Credit Reporting Act, Fair and Accurate Credit Transaction Act, Privacy Act of 1974, CAN-SPAM Act, Telephone Consumer Protection Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, state social security number protection laws, state data breach notification laws, and state consumer protection laws, (B) contractual obligations (including, but not limited to, those with identified customers) relating to data privacy, security, confidentiality, breach, and/or processing for Personal Data, (C) internal and public-facing data privacy, security, confidentiality, breach and/or processing policies of the Company or its Subsidiaries, which policies are sufficient to comply in all material respects with all applicable laws, statutes, directives, rules and regulations, (D) rules of applicable self-regulatory organizations relating to privacy, data handling and/or security policies or practices, (E) the Payment Card Industry Data Security Standard, and other applicable rules and requirements of payment card brands; and (F) applicable published industry standards, in each case, including relating to (i) the privacy of users of any web properties, products and/or services of the Company or its Subsidiaries; (ii) the creation, receipt, transmission, collection, use, security, storage, retention, disclosure, transfer, disposal, or any other processing or Data Treatment of any Personal Data collected or used by the Company or its Subsidiaries; or (iii) the transmission of marketing and/or commercial messages containing or using Personal Data through any means, including, without limitation, via email, text message and/or any other means ((A) through (F), collectively, “Privacy Laws and Requirements”). To the extent required by any Legal Requirement, the Company has executed agreements, which require all third parties that have, or have had, access to Personal Data collected or subject to Data Treatment by or on behalf of the Company or its subsidiaries, to comply in a commercially reasonable manner with all applicable Privacy Laws and Requirements.
(c)   The Company and each of its Subsidiaries maintains privacy policies, procedures and rules that describe their policies with respect to the creation, receipt, maintenance, transmission, collection, use, security, storage, retention, disclosure, transfer, disposal or other processing or Data Treatment of Personal Data, which policies are sufficient to comply in all material respects with all applicable Privacy Laws and Requirements. Each such privacy policy has included information and made disclosures to users or customers in material compliance with Privacy Laws and Requirements. The Company and each of its Subsidiaries have obtained all necessary consents from data subjects, in each case required for the operation of the Business, and abided by any privacy choices (including opt-out preferences) of data subjects relating to Personal Data, except in each instance, as would not be material to the Company and its Subsidiaries, taken as a whole. None of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any Privacy Laws and Requirements, except in each instance, as would not be material to the Company and its Subsidiaries, taken as a whole.

(d)   There is not, and has not been, any complaint, notice, demand, challenge or other communication made to, or any Legal Proceeding, audit, proceeding, investigation (formal or informal) or claim currently pending, threatened in writing, or to the Knowledge of the Company, threatened orally against the Company by any private party, the Federal Trade Commission, the Officer for Civil Rights, any state attorney general or similar state official, or any other Governmental Entity or other Person, with respect to the privacy, security, creation, receipt, maintenance, transmission, collection, use, security, storage, retention, disclosure, transfer, storage, disposal or other processing of Personal Data, Privacy Laws and Regulations, Security Breach or Data Treatment, except in each instance, as would not be material to the Company and its Subsidiaries, taken as a whole. The Company has taken steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures, controls, procedures, protocols, and safeguards with respect to administrative, technical and physical security) to protect Personal Data against loss, breach, or unauthorized access, acquisition, use, modification, disclosure or other misuse, except in each instance, as would not be material to the Company and its Subsidiaries, taken as a whole.
(e)   Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have established and are materially in compliance with a written information security program that: (i) includes commercially reasonable and appropriate administrative, technical and physical safeguards designed to safeguard the availability, confidentiality, and integrity of transactions and Personal Data; and (ii) is commercially reasonable and designed to protect against unauthorized access to the Company Systems or Personal Data.
(f)   The Company and each of its Subsidiaries has since December 31, 2016 conducted its businesses in material compliance with HIPAA and applicable regulations, including those regulations addressing the security of electronic Protected Health Information (“PHI”), notification obligations in the case of breaches of unsecured PHI, and the privacy of individually identifiable health information that are promulgated at 45 C.F.R. Parts 160 and 164 (collectively, the “HIPAA Laws”). The Company and each of its Subsidiaries has adopted and implemented reasonable and appropriate internal policies and procedures and safeguards to maintain privacy and security of PHI, including, without limitation, electronic PHI, in compliance in all material respects with its obligations under the HIPAA Laws.
4.21   Brokers’ Fees.   Except as set forth in Section 4.21 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated by this Agreement.
4.22   Sufficiency of Assets.   Except as set forth on Section 4.22 of the Disclosure Schedule, and assuming the receipt of all required third-party or governmental consents, waivers and approvals required in connection with the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents, the property, assets, and rights of every type and description, whether real or personal, tangible or intangible, of the Company and its Subsidiaries, and the services and rights contemplated to be provided to Parent, any of its Affiliates and/or the Business pursuant to the Transaction Documents, constitute all material properties, assets and rights necessary to the conduct of the Business and in all material respects as conducted by the Company and its Subsidiaries during the twelve (12)-month period immediately preceding the Closing Date.
4.23   [RESERVED].
4.24   Environmental Matters.   Except as set forth on Section 4.24 of the Disclosure Schedule: (i) the Company and each of its Subsidiaries is currently and since December 31, 2016 has been in material compliance with all Environmental Laws; (ii) without limiting the generality of the foregoing, the Company and each of its Subsidiaries has obtained and complied with, and is currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to Environmental Laws; (iii) neither the Company, the Company nor any of the Company’s Subsidiaries has received since December 31, 2016 any notice, report or other information regarding any actual or alleged violation of or liabilities under any Environmental Laws; (iv) there are no Legal Proceedings, orders or claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to violations of or liabilities under Environmental Laws; and (v) neither the Company nor any of its Subsidiaries, nor any of their respective predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any person to any Hazardous Substance, or owned or operated any property or facility contaminated by any Hazardous Substance, in each case, as has given or would give rise to liabilities or obligations under any Environmental Laws that would be material to the Company or its Subsidiaries, taken as a whole. The Company and its Subsidiaries have furnished to Parent all environmental and occupational safety and health related audits, reports and other material documents relating to its past or current properties or operations which are in its possession or under its reasonable control.
4.25   Product Liability.   The Company and each of its Subsidiaries (i) have not received written notice and, to the Company’s Knowledge, have no other notice of any statements, citations or decisions by any Governmental Entity declaring any of the goods, products or inventory used, distributed, refurbished or produced by the Company or its Subsidiaries to be defective or unsafe; (ii) have not received written notice and, to the Company’s Knowledge, have no other notice of any recalls ordered by any Governmental Entity with respect to any of their goods, products or inventory; and (iii) have no liability for products engineered, designed, manufactured, fabricated, filled, distributed, refurbished or sold prior to the date hereof, including any liability pursuant to any applicable Contract or warranty (whether express or implied), that is reasonably likely to give rise to or result in damages (other than any damages that would be covered by vendor warranties or insurance in effect prior to the Closing if Parent used commercially reasonable efforts to recover under such vendor warranties or insurance) in excess of $100,000.
4.26   COVID-19 Laws.   Except for the Aggregate Stimulus Funds in the aggregate amount set forth on Section 4.26 of the Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries has entered into a material Contract in connection with, or materially participated in, or sought material relief of benefits under, any program under any COVID-19 related Legal Requirement, including in respect of the Small Business Administration Paycheck Protection Program.
4.27   No Other Representations and Warranties.   THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS MODIFIED BY THE APPLICABLE DISCLOSURE SCHEDULE) AND IN ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 2.3(a), THE COMPANY IS NOT MAKING ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, NOR HAS IT MADE IN ANY EVENT ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MATERIALS FURNISHED TO PARENT OR ITS REPRESENTATIVES DURING THE DILIGENCE PROCESS OR OTHERWISE OR MATTERS THAT WERE DISCUSSED ON OR PRIOR TO THE DATE HEREOF OR OTHERWISE. NOTWITHSTANDING THE FOREGOING, THE COMPANY MAKES AND HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO ANY FINANCIAL FORECASTS, PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO PARENT OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF THE COMPANY, IN EACH CASE EXCEPT TO THE EXTENT THE SUBJECT OF A REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE IV. PARENT SHALL ACQUIRE THE BUSINESS OF THE COMPANY WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE IV, AS QUALIFIED BY THE APPLICABLE DISCLOSURE SCHEDULE, OR IN ANY OTHER TRANSACTION DOCUMENT OR CERTIFICATE DELIVERED PURSUANT TO SECTION 2.3(a). NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 4.27 OR OTHERWISE, NOTHING IN THIS SECTION 4.27 SHALL IN ANY MANNER APPLY TO ANY CLAIM OF FRAUD.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER SUB II
Except as set forth in publicly available SEC Reports filed by Parent with the SEC following December 31, 2019, and prior to the date hereof but excluding any disclosures set forth in risk factors or any “forward looking statements” within the meaning of the Securities Act of 1933 (the “Securities Act” ) or the Securities Exchange Act of 1934, as amended, (the “Exchange Act” ), Parent hereby represents and warrants, as of the date hereof and as of the Closing Date, to the Company as follows in this ARTICLE V.
5.1   Organization; Existence and Good Standing.   Parent, Merger Sub and Merger Sub II are each duly organized, validly existing and in good standing under the laws of its state of incorporation.
5.2   Authority; Enforceability.   Each of Parent, Merger Sub and Merger Sub II has all necessary corporate power and authority, as applicable, to execute this Agreement and the other Transaction Documents to which it is or will be a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution and delivery of, and the performance of Parent’s obligations under, this Agreement and the other Transaction Documents to which Parent, Merger Sub or Merger Sub II is a party have been duly and validly authorized by all required corporate action on the part of Parent, Merger Sub and Merger Sub II, as applicable. This Agreement and the other Transaction Documents to which Parent, Merger Sub or Merger Sub II is a party, as the case may be, constitute the valid and binding obligations of Parent, Merger Sub or Merger Sub II, as applicable, enforceable against Parent, Merger Sub or Merger Sub II, as applicable, in accordance with each of their respective terms and conditions, except as enforceability may be limited by any of the applicable Enforceability Exceptions. Parent, Merger Sub and Merger Sub II have, in accordance with all Legal Requirements and the Charter Documents of Parent, Merger Sub and Merger Sub II, obtained all approvals and taken all actions necessary for the authorization, execution, delivery and performance of the respective obligations by each of Parent, Merger Sub and Merger Sub II of and under this Agreement and the other Transaction Documents to which it is a party. The Parent Board of Directors, at a meeting duly called and held or by written consent, adopted resolutions (i) directing that Parent submit to the holders of Common Stock a proposal to approve the removal of the Conversion Restriction (as such term is defined in the Certificate of Designations) at a meeting of the holders of Common Stock in accordance with the terms of this Agreement (ii) recommending that the holders of the Common Stock approve the removal of the Conversion Restriction (as such term is defined in the Certificate of Designations), which resolutions have not been subsequently rescinded, modified or withdrawn. The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Common Stock (excluding the Share Consideration) voting at the stockholders meeting for the removal of the Conversion Restriction (as such term is defined in the Certificate of Designations) is the only vote or approval of the holders of any class or series of capital stock of Parent or any of its Subsidiaries that is required under the rules and regulations of the SEC, the General Corporation Law of the State of Delaware or Nasdaq to approve the transactions contemplated by this Agreement and any other Transaction Document and the consummation thereof and thereby, including the conversion of all the Share Consideration under Nasdaq listing rule 5635 (the “Parent Stockholder Approval”).
5.3   No Violations.   The execution, delivery and performance of the obligations under this Agreement and any other Transaction Document to which any of Parent, Merger Sub or Merger Sub II, as applicable, is a party, by Parent, Merger Sub and Merger Sub II and the execution and delivery of other Transaction Documents to which Parent, Merger Sub or Merger Sub II, as applicable, is a party does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by Parent, Merger Sub and Merger Sub II, as applicable, and the consummation of the transactions contemplated hereby and thereby by Parent, Merger Sub and Merger Sub II, as applicable, will not (with or without notice or passage of time, or both), except, with respect to clause (c), as would not have a Parent Material Adverse Effect:
(a)   violate or conflict with, result in a breach of or constitute a default under any of the provisions of any of Parent’s, Merger Sub’s or Merger Sub II’s Charter Documents;
(b)   (i) violate or conflict with any provision of, (ii) cause a default under, or (iii) give rise to, or result in, or require, any notice, filing, consent, authorization or approval under, any Legal Requirement binding upon Parent, Merger Sub or Merger Sub II; or
(c)   to the extent it would have a, require any notice or filing with respect to, result in a violation or breach of, or cause acceleration of any right or obligation under, or require any notice or constitute a default, or give rise to any right of termination, amendment, modification, cancellation, loss of benefit or acceleration under, any of the terms, conditions or provisions of or result in a Lien on any of the assets of any of Parent, Merger Sub or Merger Sub II pursuant to any Contract to which any of Parent, Merger Sub or Merger Sub II is a party or is otherwise bound or any Permit held by any of Parent, Merger Sub or Merger Sub II.
5.4   Consents.   No material approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Entity is or will be required to be obtained or made by or on behalf of Parent, Merger Sub or Merger Sub II, as applicable, in connection with the execution, delivery or performance of this Agreement and the consummation of the Closing hereunder, except for (a) approval under the HSR Act, (b) the filing with the SEC of such current reports and other documents, if any, required to be filed with the SEC under the Exchange Act or Securities Act in connection with the transactions contemplated hereunder, including the filing with the SEC of a proxy statement relating to the Parent Stockholders’ Meeting (the “Proxy Statement”), (c) compliance with any applicable state securities or blue sky laws, (d) any filings required by the Amended and Restated Registration Rights Agreement, as in effect at such time, and (e) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware.
5.5   Legal Proceedings.   There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against (a) Parent or any of its Subsidiaries (or Parent or any of its Affiliates relating to the business of Parent and its Subsidiaries), including, without limitation, any Legal Proceeding (i) seeking equitable or injunctive relief as its principal remedy, (ii) allege criminal wrongdoing by Parent or any of its Subsidiaries or (iii) related to the transactions contemplated hereby, or (b) any director, officer or, to the Knowledge of Parent, employee of Parent or any of its Subsidiaries in such Person’s capacity as such, except, in each case, as would not be material to Parent and its Subsidiaries, taken as a whole. Neither Parent nor any of its Subsidiaries is subject to, or bound by, any Order, except as would not be material to Parent and its Subsidiaries, taken as a whole.
5.6   Brokers’ Fees.   Neither Parent nor Merger Sub nor Merger Sub II is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated by this Agreement.
5.7   Financing.   Parent has delivered to Company a true, correct and complete copy of the fully executed debt commitment letter(s) and the fee letter(s), dated as of the date hereof (the “Debt Financing Commitment”) (in the case of the fee letter(s), redacted form removing commercially sensitive information therein, including the fee information and “flex” provisions), pursuant to which the Debt Financing Sources have committed to Parent and/or its Affiliates, subject to the terms and conditions set forth therein, to provide or cause to be provided the debt amounts set forth therein for the purpose, among others, of financing the transactions contemplated by this Agreement and related fees and expenses to be incurred by Parent and/or its Affiliates in connection therewith and for the other purposes set forth therein (the “Debt Financing”, which may also include certain actions to be taken under and in connection with the Existing Credit Agreement). As of the date hereof, the Debt Financing Commitment is valid and in full force and effect, has not been amended, modified or waived, no such amendment, modification or waiver is pending or contemplated (except for amendments to add additional financing sources thereto in accordance with the Debt Financing Commitment), and the Debt Financing Commitment has not been withdrawn, terminated or rescinded in any respect. Parent has fully paid or caused to be fully paid any and all commitment fees or other fees required to be paid in connection with the Debt Financing Commitment that are payable on or prior to the date hereof. The Debt Financing Commitment, in the form so delivered, is a valid, legal, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other parties thereto, except as enforceability may be limited by the Enforceability Exceptions. Assuming the truth and correctness in all material respects of the Company’s representations and warranties made hereunder, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or to the Knowledge of Parent, any other parties thereto, under the Debt Financing Commitment, or a failure of any condition to the Debt Financing or otherwise result in any portion of the Debt Financing being unavailable on the Closing Date. Assuming the truth and correctness of the Company’s representations and warranties hereunder, as of the date hereof, Parent does not have any reason to believe that any of the conditions to the Debt Financing will fail to timely be satisfied or that the full amount of the Debt Financing will be unavailable on the Closing Date (taking into account the Marketing Period). As of the date of this Agreement, Parent is not aware of any fact, event or other occurrence that makes any of the representations or warranties of Parent in the Debt Financing Commitment misleading or inaccurate in any material respect. The Debt Financing Commitment is not subject to any conditions precedent to the obligations of the parties thereunder (including with respect to the Debt Financing Commitment, pursuant to any “flex” provisions in the related fee letter) to make the full amount of the Debt Financing available to Parent at the Closing other than as set forth therein (including the payment of customary fees). The Debt Financing (both before and after giving effect to any “flex” provisions contained in the Debt Financing Commitment), will be sufficient for Parent to pay the Aggregate Merger Consideration (less the Aggregate Parent Stock Value and less the Aggregate Exercise Price), the Payoff Amount and the Selling Expenses.
5.8   [RESERVED]
5.9   Capitalization.
(a)   The total number of shares of all classes of capital stock which Parent is authorized to issue is 250,000,000 shares, which consists of (a) 245,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), which Common Stock consists of (i) 210,000,000 shares of Class A Common Stock (“Class A Common Stock”) and (ii) 35,000,000 shares of Class B Common Stock (“Class B Common Stock”) and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of which 185,000 shares of Preferred Stock are authorized as Series B-1 Preferred Stock and 40,000 shares of Preferred Stock are authorized as Series A Preferred Stock. As of the close of business on November 30, 2020 (the “Capitalization Date”), there were 66,172,024 shares of Class A Common Stock outstanding, 23,590,620 shares of Class B Common Stock outstanding, 183,560.02 shares of Series B-1 Preferred Stock outstanding and no shares of Series A Preferred Stock or Series B-2 Preferred Stock. As of the close of business on the Capitalization Date, (i) 1,569,978 shares of Class A Common Stock remained available for issuance pursuant to the AdaptHealth Corp. 2019 Stock Incentive Plan (the “Stock Plan”), (ii) options to purchase 3,464,001 shares of Class A Common Stock (“Parent Stock Options”) pursuant to the Stock Plan were outstanding, (iii) 2,826,398 unvested shares of Class A Common Stock granted pursuant to the Stock Plan were outstanding (together with the Parent Stock Options, the “Parent Stock Awards”), (iv) 993,719 shares of Class A Common Stock remained available for issuance pursuant to the AdaptHealth Corp. 2019 Employee Stock Purchase Plan and (v) public and private warrants to acquire 4,280,548 shares of Class A Common Stock were outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights. From and after the Capitalization Date through the date of this Agreement, no other shares of Common Stock or Preferred Stock have been issued other than shares of Common Stock issued in respect of the exercise of Parent Stock Options or grant or payment of Parent Stock Awards in the ordinary course of business. Parent does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect.
(b)   No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Parent may vote (“Voting Debt” ) are issued and outstanding. Except (i) pursuant to any cashless exercise provisions of any Parent Stock Options or pursuant to the surrender of shares to Parent or the withholding of shares by Parent to cover tax withholding obligations under Parent Stock Options or Parent Stock Awards, (ii) for the Warrants and (iii) as set forth in Section 5.9(a), Parent does not have and is not bound by any outstanding options, preemptive rights, rights of first offer, warrants, calls, commitments or other rights or agreements calling for the purchase, sale or issuance of, or securities or rights convertible into, or exchangeable for, any shares of Common Stock or any other equity securities of Parent or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of Parent (including any rights plan or agreement).
5.10   Shares; Issuance of Share Consideration.
(a)   The Share Consideration to be delivered to certain of the Company Equityholders hereunder and under the Certificate of Designations upon conversion of the Series C Preferred Stock has been duly authorized and, when issued and paid for pursuant to this Agreement or issued pursuant to the

Certificate of Designations shall be validly issued, fully paid and non-assessable and not subject to pre-emptive or similar rights created by any applicable Legal Requirement, Parent’s Charter Documents or any Contract to which Parent is a party or is otherwise bound. All shares of Class A Common Stock to be issued upon exercise of the Substitute Option Consideration have been duly authorized and shall, upon issuance, be validly issued, fully paid and non-assessable.
(b)   Assuming the accuracy of the Company’s representations and warranties in Article III and the accuracy of the Accredited Investor Questionnaires delivered to Parent and the accredited investor questionnaires set forth in the Company Voting Agreements, the offer and sale of the Share Consideration is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither Parent nor, to the knowledge of Parent, any other Person authorized by Parent to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offer or sales of the Share Consideration and neither Parent nor, to the Knowledge of Parent, any other Person authorized by Parent to act on its behalf, has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Share Consideration under this Agreement to be integrated with prior offerings by Parent for purposes of the Securities Act that would result in Regulation D or any other applicable exemption from registration under the Securities Act not being available, nor will Parent take any action or steps that would cause the offering or issuance of the Share Consideration under this Agreement to be integrated with other offerings.
5.11   SEC Reports; Financial Statements.
(a)   Parent has filed, on a timely basis, all forms, reports, prospectuses, proxy statements and documents (together with all amendments thereof and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 15, 2018 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “SEC Reports”). The SEC Reports (as of the date filed with the SEC and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any SEC Reports amended or superseded by a filing prior to the date hereof, then on the date of such amending or superseding filing) (i) have complied in all material respects in accordance with either the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated by the SEC thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   As of the date hereof, (A) none of Parent’s Subsidiaries is required to file any documents with the SEC, (B) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports, and (C) to Parent’s knowledge, none of the SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. Each of the certifications and statements relating to the SEC Reports required by: (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (z) any other rule or regulation promulgated by the SEC or applicable to the SEC Reports is accurate and complete, and complies as to form and content, in all material respects with all applicable Legal Requirements.
(c)   The consolidated financial statements of Parent, and the related notes thereto, included or incorporated by reference in the SEC Reports, as of the date filed with the SEC (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any SEC Report amended or superseded by a filing prior to the date hereof, then on the date of such amending or superseding filing), have complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of footnote disclosure, none of which, individually or in the aggregate, are material to Parent and its Subsidiaries taken as a whole), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates of such financial statements and the consolidated results of their operations and cash flows for each of the periods specified.
(d)   Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to provide assurance that material information relating to Parent, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of Parent’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of Parent’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report material financial information, and (ii) any fraud involving Parent, whether or not material, by management or other employees who have a significant role in Parent’s internal controls over financial reporting. As of the date of this Agreement, to the Knowledge of Parent, the outside auditors and its chief executive officer and chief financial officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.
(e)   There is no transaction, arrangement or other relationship between the Parent and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by Parent in its SEC Reports and is not so disclosed.
(f)   The Proxy Statement (including any amendment or supplement thereto) will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the time it or any amendment or supplement thereto is filed with the SEC or at the time first published, sent or given to the stockholders of Parent, or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.
5.12   Compliance with Legal Requirements   (a). Parent and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements, including Health Care Laws, and neither Parent nor any of its Subsidiaries has received written notice of any investigation with respect to any alleged violation of any applicable Legal Requirements including Health Care Laws.
5.13   Listing and Maintenance Requirements.   The shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and listed on Nasdaq, and the Parent has taken no action designed to, or which to the Knowledge of the Parent is reasonably likely to, have the effect of, terminating the registration of the shares of Class A Common Stock under the Exchange Act or delisting the Class A Common Stock from the Nasdaq nor has the Parent received as of the date of this Agreement any notification that the SEC or the Nasdaq is contemplating terminating such registration or de-listing.
5.14   No Disqualification Events.   With respect to the issuance of the Share Consideration, none of Parent, any of its predecessors, any Affiliated issuer, any director, executive officer, other officer of Parent, any beneficial owner of 20% or more of Parent’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Parent in any capacity at the time of sale is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act except for items covered by Rule 506(d)(2) or (d)(3).
5.15   Solvency.   Assuming that the Company and its Subsidiaries are, taken as a whole, solvent as of the date hereof and as of immediately prior to Closing, that the representations and warranties set forth in Article IV and Article V are true and correct in all respects as of the date hereof and as of the Closing, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, and assuming the satisfaction of the conditions to Closing set forth in Article VII, Parent and its Subsidiaries (including the Surviving Company and its Subsidiaries), taken as a whole, shall (i) be able to pay their debts as they become due; (ii) own property which has a fair saleable value greater than the amounts required to pay their debts as and when they become due (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital or access to adequate capital to carry on their businesses.
5.16   Tax Matters.   Each of Parent and its Subsidiaries has duly and timely filed with the appropriate Governmental Entities all income and other material Tax Returns required to be filed by or with respect to it (taking into account any applicable extensions to file such Tax Returns). All such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes due and owing by or with respect to Parent and its Subsidiaries on or before the date hereof (whether or not shown on any Tax Returns) have been timely paid in full (or adequate reserves have been established therefor in accordance with GAAP). Neither Parent nor its Subsidiaries (nor any predecessor of any such Person) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than, in each case, with respect to routine extensions to file Tax Returns. Neither Parent nor any Subsidiary of Parent has taken or agreed to take any action or has Knowledge of the existence of any fact that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
5.17   No Other Representations and Warranties.   THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V (AS MODIFIED BY THE APPLICABLE DISCLOSURE SCHEDULE) AND IN ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 2.3(b), PARENT IS NOT MAKING ANY OTHER REPRESENTATION OR WARRANTY, NOR HAS IT MADE IN ANY EVENT ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MATERIALS FURNISHED TO COMPANY OR ITS REPRESENTATIVES DURING THE DILIGENCE PROCESS OR OTHERWISE (INCLUDING FINANCIAL FORECASTS, PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO COMPANY OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF PARENT) OR MATTERS THAT WERE DISCUSSED ON OR PRIOR TO THE DATE HEREOF OR OTHERWISE. COMPANY SHALL ACQUIRE THE SHARE CONSIDERATION WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE V, AS QUALIFIED BY THE APPLICABLE DISCLOSURE SCHEDULE, OR IN ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 2.3(b). NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 5.17 OR OTHERWISE, NOTHING IN THIS SECTION 5.17 SHALL IN ANY MANNER APPLY TO ANY CLAIM OF FRAUD.
ARTICLE VI
COVENANTS AND OTHER AGREEMENTS
6.1   Interim Operation of Business by the Company; Parent.
(a)   From the date hereof through the earlier of the date this Agreement is terminated in accordance with its terms and the Closing, except as otherwise expressly permitted, required or contemplated by this Agreement, or pursuant to any Legal Requirement (including COVID-19 Measures), the Company will, and will cause its Subsidiaries to, (x) use commercially reasonable efforts to conduct the Business in the Ordinary Course of Business except for any actions outside the Ordinary Course of Business for which Parent has given its prior written consent (not to be unreasonably withheld, conditioned or delayed), (y) use commercially reasonable efforts to (A) maintain in all material respects the existence and all material rights, Permits, franchises, technology, Intellectual Property and Contracts of the Company and its Subsidiaries, (B) maintain the books, accounts and records of the Company and its Subsidiaries in all material respects in accordance with past custom and practice, (C) preserve in all material respects the Company’s and its Subsidiaries’ goodwill and their relationships with their respective customers and suppliers and retain, in all material respects, the services of their employees and service providers, and (D) in the event of a condemnation, casualty, loss or other material damage to any of the assets of the Company and its Subsidiaries prior to the Closing Date, either, following consultation with Parent, repair or replace, in all material respects, such condemned or damaged property solely through the use of the proceeds of such condemnation or insurance, or preserve such proceeds for use by the Company and its Subsidiaries, as applicable, following the Closing, and, (z) except as set forth on Section 6.1 of the Disclosure Schedule, cause the Company and its Subsidiaries not to, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed with respect to clauses (ii), (iii), (iv), (v), (vi), (xi) and (xiv)):
(i)   enter into any transactions with any Related Party (other than as contemplated by this Agreement, the payment of compensation in the Ordinary Course of Business to a Related Party who is an employee of the Company or any of its Subsidiaries or on arms lengths terms that are fair);
(ii)   except as required by any Legal Requirement, an Employee Plan made available to Parent or as explicitly contemplated hereunder, (i) increase the compensation or benefits of any employee or other individual independent contractor of the Company or any of its Subsidiaries outside the Ordinary Course of Business, (ii) accelerate the vesting or payment of any compensation or benefits of any employee or other individual independent contractor of the Company or any of its Subsidiaries, (iii) enter into, materially amend or terminate any Employee Plan (or any plan, program, agreement or arrangement that would be an Employee Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (iv) fund any payments or benefits that are payable or to be provided under any Employee Plan, (v) terminate without “cause” any employee of the Company or any of its Subsidiaries with annual base salary of $150,000 or more, (vi) Outside the Ordinary Course of Business, hire or engage any new employee or individual independent contractor with annual base salary of $150,000 or more, (vii) make any loan to any present or former employee or other individual independent contractor of the Company or any of its Subsidiaries (other than advancement of expenses in the Ordinary Course of Business), or (viii) enter, amend or terminate into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;
(iii)   sell, lease or otherwise dispose of or subject to any Lien any assets except (other than with respect to Excess Capital Equipment between the date of the physical inventory pursuant to Section 2.8(a) and the Closing) (i) for sales or other dispositions of inventory in the Ordinary Course of Business and (ii) as may otherwise be expressly permitted or required by the terms of this Agreement;
(iv)   make any capital expenditures with respect to the Business in excess of $15 million in the aggregate in any calendar month;
(v)   except as required by GAAP, revalue any assets of the Company or any of its Subsidiaries or make any material change in its methods or principles of accounting or accounting practices (including changes in reserves or accrual policies);
(vi)   except as required by GAAP, (x) change or modify any existing credit and collection policies, procedures or other practices with respect to accounts receivable or accounts payable in any material respect, (y) change, modify, or write-off as uncollectible any notes or accounts receivable of the Company and its Subsidiaries, except write-offs in the Ordinary Course of Business and any write-off of such notes and accounts receivable that are fully reserved for in a manner consistent with GAAP, or (z) materially alter its practices with respect to inventory levels or the product offerings of the Company or its Subsidiaries;
(vii)   issue, sell, grant or otherwise dispose of any equity interest of the Company or any of its Subsidiaries (other than pursuant to the exercise or settlement of any outstanding equity awards held by current or former employees of the Company or its Subsidiaries set forth on Section 6.1(a)(vii) of the Disclosure Schedule or the issuance of equity interests of a Subsidiary to the Company or a wholly-owned Subsidiary of the Company) or grant any option or warrant or other right to purchase or obtain any such equity interests;

(viii)   sell, transfer, assign, dispose of, license, or sublicense to any Person (other than non-exclusive licenses and sublicenses to customers and vendors in the Ordinary Course of Business), or lose, abandon, or let lapse or expire any material Owned Intellectual Property other than in the Ordinary Course of Business;
(ix)   split, combine, redeem or reclassify, or purchase, redeem or otherwise acquire, any shares of capital stock or other securities of the Company or any of its Subsidiaries other than repurchases of capital stock from employees in connection with the termination of their employment pursuant to the terms of any plan or agreements in effect on the date hereof and made available to Parent;
(x)   (a) incur any Indebtedness, other than Indebtedness that is included in the Estimated Closing Statement as Estimated Closing Indebtedness or Indebtedness that is repaid prior to the Closing or (b) make any loans or advances to any other Person, other than in the Ordinary Course of Business;
(xi)   enter into any Contract that would constitute a Material Contract if existing as of the date hereof, other than in the Ordinary Course of Business consistent with past practice; or amend in any material respect or terminate any Material Contract or waive material rights under any Material Contract, other than extensions of the term, or terminations by way of expiration of the term, in each case, of the applicable Contract in the Ordinary Course of Business consistent with past practice;
(xii)   acquire, merge or consolidate with, or effect any business combination with, any Person, or acquire any material assets of any Person, in each case whether by merger, purchase of stock, securities or assets, property transfers or otherwise, or enter into any letter of intent (whether or not binding) with respect to any of the foregoing, in each case other than the M&A Purchases;
(xiii)   adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization with respect to the Company or any of its Subsidiaries;
(xiv)   (i) settle or compromise any Legal Proceeding that (x) involves any admission of wrongdoing or misconduct by the Company or any of its Subsidiaries, (y) imposes any non-monetary injunctive or equitable relief against the Company or any of its Subsidiaries (other than any immaterial injunctive or equitable relief that is merely incidental to a primary obligation for monetary damages) or (z) requires payment of any amounts following the Closing by the Company or any of its Subsidiaries to the extent that such amounts are not included in the Estimated Closing Statement as Estimated Closing Indebtedness or as a liability in Net Working Capital; or (ii) initiate any material Legal Proceeding;
(xv)   take any action which would have the effect of accelerating to pre-Closing periods collections of material receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods or the effect of postponing to post-Closing periods payments to be made by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in pre-Closing period;
(xvi)   grant any Lien (other than Permitted Liens) with respect to, or permit to be subject to any Lien (other than by a Permitted Lien), the Company Capital Stock, Company Options, any other equity interest of the Company or, except as would not be material, any of its Subsidiaries or any of the material properties or assets owned, used or occupied by the any of the Company or any of its Subsidiaries and are released at or prior to the Closing;
(xvii)   discontinue any material business of the Company or any of its Subsidiaries or enter into any material new line of business;
(xviii)   change, amend or restate the charter, certificate of formation or incorporation, operating agreement or bylaws (or other comparable organizational or governing documents) of the Company and any of its Subsidiaries, other than corrections to inaccuracies in the charter, certificate of formation or incorporation, operating agreement, bylaws or similar documents of any

Subsidiaries of the Company so long as such corrections are at no cost and without liability to any of Parent, Merger Sub or Merger Sub II;
(xix)   (i) declare, set aside or pay any non-cash dividends or make any other non-cash distributions with respect to any of its equity interests, (ii) distribute any Restricted Cash, or (iii) between the Measurement Time and the Closing, declare, set aside or pay any cash dividend or make any other cash distribution with respect to any of its equity interests;
(xx)   (i) make, change or revoke any material Tax election, in each case, inconsistent with past practice, (ii) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (iii) fail to pay material Taxes that would otherwise be delinquent (including estimated Tax payments), (iv) change any annual Tax accounting period or change (or make a request to any Governmental Entity to change) any material aspects of its method of accounting for Tax purposes, (v) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, (vi) amend any income or other material Tax Return that will have a material effect on Parent or either Surviving Company (or their respective Affiliates) in a Post-Closing Tax Period, (vii) surrender any right to claim a material Tax refund, (viii) enter into any material Tax sharing, closing, or similar agreement in respect of any Taxes (other than any agreement, arrangement or other Contract not principally related to Taxes), or (ix) obtain or request any material Tax ruling; or
(xxi)   agree, resolve, authorize or enter into any material written Contract, agreement, deed, mortgage, lease, license, indenture, note, bond, or other material document or instrument to which or by which the Company or any of its Subsidiaries is legally bound to do any of the actions referred to in this Section 6.1(a).
Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing, and the failure of the Company or any of its Subsidiaries to take any action prohibited by this Section 6.1 shall not be a breach of this Section 6.1 or any other provision of this Agreement. Further, notwithstanding any of the foregoing, the Company shall have the right to effect a dividend recapitalization transaction (including the incurrence of additional Indebtedness and the payment of a cash dividend or distribution to all of the Company Equityholders) prior to the Closing in an amount not to exceed $450 million (a “Dividend Recapitalization” ). Notwithstanding anything to the contrary contained in this Agreement, nothing shall prevent the Company or any of its Subsidiaries from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in each case, in response to COVID-19 or any COVID-19 Measure, and none of the foregoing shall be deemed to violate or breach this Section 6.1 in any way, be deemed to constitute an action taken outside of the Ordinary Course of Business or serve as a basis for Parent to terminate this Agreement pursuant to Section 9.1(c) for a breach of this Section 6.1 or assert that the condition set forth in Section 7.1(b) has not been satisfied due to a breach of this Section 6.1; provided, that in each case, such action or failure to act is (x) taken or not taken, as applicable, in good faith, and (y) reasonable (as determined by the Company in good faith after consultation with Parent unless such consultation is not practicable).
(b)   From the date hereof through the earlier of the date this Agreement is terminated in accordance with its terms and the Closing, except as otherwise expressly permitted, required or contemplated by this Agreement, or pursuant to any Legal Requirement (including any COVID-19 Measures), Parent shall not, and it shall cause each of its Subsidiaries not to, do any of the following (except to the extent expressly provided otherwise herein or as consented to in advance in writing by the Company):
(i)   amend, alter, repeal or otherwise modify (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation in a manner that would adversely effect the powers, preferences, rights or privileges of the Series C Preferred Stock or the Company Equityholder’s investment therein; or
(ii)   declare, set aside or pay any cash or non-cash dividends or make any cash or other non-cash distributions with respect to any of its equity interests (other than with respect to equity interests held by direct or indirect wholly-owned subsidiaries of Parent).

6.2   Public Announcements.   The Parties agree that at all times no Party hereto shall issue or make, and each Party shall cause its Affiliates and representatives not to issue or make, any press releases or public announcements with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Legal Requirement or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the Party required to make the release or announcement shall use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance. Each Party hereto will also obtain the prior written approval by the other Party hereto of any press release to be issued announcing the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, the foregoing shall not prevent: (a) disclosures by Parent or the Stockholder Representative or the Company’s material stockholders (i) to their members, holders of its equity securities, limited partners and Affiliates and (ii) in connection with any private equity, investment or similar fundraising activities by the direct or indirect, holders of their equity securities or Affiliates, in each case so long as the recipients of such disclosure are bound by customary confidentiality obligations; (b) disclosures by a Party to its respective legal counsel, accountants, financial advisors or other advisors providing legal, tax, accounting, estate planning or investment advice; (c) customary post-closing tombstone announcements that do not include price or other transaction terms; and (d) disclosures as are required to comply with the obligations under this Agreement or any of the other Transaction Documents. Without the prior written consent of Parent not to be unreasonably withheld, between the date hereof and the Closing Date, the Company shall not, and shall cause each of its Subsidiaries to not, make any broad-based announcements or disclosures regarding the transactions contemplated hereby to any customers, suppliers or other business partners of the Company or any of its Subsidiaries without the prior written consent of Parent not to be unreasonably withheld, conditioned or delayed.
6.3   Indemnification and Insurance.
(a)   Parent agrees that all rights to exculpation and indemnification now existing in favor of the Covered Persons, as provided in the Charter Documents of the Company and its Subsidiaries or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect for the six-year period beginning on the Closing Date, and that the Company will perform and discharge its obligations to provide such indemnity and exculpation after the Closing. To the fullest extent required by the Charter Documents of the Company and each of its Subsidiaries as of the date hereof or other applicable agreements as of the date hereof set forth on Section 6.3(b) of the Disclosure Schedule, such indemnification shall be mandatory rather than permissive, and Parent shall cause the Company to advance expenses in connection with such indemnification. For a period of six (6) years after the Closing, and at all times subject to applicable Legal Requirements, Parent will not (and will not cause or permit the Company, its Subsidiaries or any of Parent’s other Subsidiaries or Affiliates to) cancel, terminate, amend or otherwise modify in any way adverse to the Covered Persons, or to the other beneficiaries thereof the exculpation and indemnification provisions set forth in the Charter Documents of the Company or its Subsidiaries with respect to time periods at or prior to the Closing.
(b)   Prior to the Closing, the Company will purchase a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy covering the Covered Persons effective as of the Closing, and the premium, and any other costs, for such policy will be borne 50% by the Company (as a Selling Expense) and 50% by Parent (the “Tail Policy”); provided, however, in no event shall Parent be required to pay in excess of 200% of the premiums paid as of the date hereof by or on behalf of the Company and its Subsidiaries for the current directors’ and officers’ liability insurance maintained by or on behalf of the Company and its Subsidiaries as of the date hereof. From and after the Closing, Parent will (and/or will cause the Company, its Subsidiaries or their Affiliates, as applicable, to) comply with the terms of any such insurance procured pursuant to this Section 6.3(d), and will not cancel (or permit to be canceled) or take (or cause to be taken) any other action or omission that would reasonably be expected to result in the cancellation, termination, amendment or modification thereof.
(c)   If Parent, the Company or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and Parent or the Company will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision will be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of Parent or the Company, as the case may be, will assume the indemnification and other obligations set forth in this Section 6.3.
(d)   The provisions of this Section 6.3 will survive the Closing and (i) are intended to be for the benefit of, and will be enforceable by, each Covered Person and his or her successors, heirs and representatives and will be binding on all successors and assigns of Parent and the Company and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.
6.4   Pre-Closing Access. From the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, the Company shall, and shall cause its Subsidiaries to, permit Parent and its representatives (including Debt Financing Sources) to have reasonable access (at reasonable times and upon reasonable notice during regular business hours) to the books, records (including Tax records), employees, representatives, Contracts, financial and operating data and information and documents pertaining to the Company and its Subsidiaries as Parent or its representatives may reasonably request; provided, that in exercising access rights under this Section 6.4, Parent shall not be permitted to interfere unreasonably with the conduct of the business of the Company or its Subsidiaries or to unreasonably jeopardize the health and safety of any employee of the Company or any of its Subsidiaries in light of COVID-19 (provided, that if not in violation of any applicable Legal Requirements, reasonable accommodations shall be made to provide such information by other means, including electronic video means); provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, after consultation with legal counsel, would reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or other competitively sensitive information, (ii) the waiver or jeopardizing of any information that is the subject to any applicable confidentiality restrictions or of any applicable attorney-client, attorney work product or other privilege, or (iii) the violation of any applicable Legal Requirement (including any COVID-19 Measures). The Parties will, to the extent legally permissible and practicable, provide notice to the other Party and make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. None of the Company or any of its Subsidiaries or any other person(s) makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.4, and none of Parent or any of its Subsidiaries may rely on the accuracy of any such information, in each case, other than to the extent expressly provided in the representations and warranties expressly and specifically set forth in ARTICLE IV, as qualified by the Schedules.
6.5   Regulatory and Other Approvals.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, each Party shall use commercially reasonable efforts (at its own expense, except as may be provided elsewhere in this Agreement) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to (i) obtain all necessary actions or non-actions, waivers, and consents from Governmental Entities and any other Person and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action, objection or Legal Proceeding by, any Governmental Entity or any other Person, (ii) defend any Legal Proceedings challenging this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, including seeking to have vacated or reversed any Order that could restrain, prevent or delay the Closing, (iii) promptly comply with all Legal Requirements that may be imposed on such Party or any of its Affiliates with respect to the Closing or any of the transactions contemplated by this Agreement or any other Transaction Document, (iv) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement or any other Transaction Document in accordance with their respective terms and to fully carry out the purposes of this Agreement and any other Transaction Documents to which it is a party and (v) deliver all required notices and obtain all required consents, waivers or approvals, in each case under any contracts with third parties.

(b)   Without limiting the generality of the foregoing, each of Parent and the Company shall (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement or any other Transaction Document as promptly as practicable and, in any event, within five (5) Business Days after the date of this Agreement, (ii) use reasonable best efforts to comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from the Federal Trade Commission (“FTC”) or the Antitrust Division of the Department of Justice (the “Antitrust Division”) in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Legal Requirements, providing copies of all such documents to the non-filing Party prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or any other Governmental Entity with respect to any such filing or any such transaction. Each such Party shall use its reasonable best efforts to furnish to each other Party all information required for any application or other filing to be made pursuant to any applicable Legal Requirement in connection with the transactions contemplated by this Agreement. Each such Party shall promptly inform the other Party hereto of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or any such transaction. No Party hereto shall independently initiate or participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other Party hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Legal Requirements, the Parties hereto shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to proceedings with any Governmental Entity; provided, however, that, the Parties shall not be required to share copies of filings made under the HSR Act.
(c)   Subject to Section 6.5(d), each of Parent and the Company shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Legal Requirements or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). Subject to Section 6.5(d), each of Parent and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Subject to Section 6.5(d), in connection with and without limiting the foregoing, Parent agrees to use reasonable best efforts to take promptly any and all actions and steps necessary to avoid or eliminate each and every impediment that may be asserted by any Governmental Entity, so as to enable the Parties to consummate the transactions contemplated by this Agreement as expeditiously as possible.
(d)   Notwithstanding anything herein to the contrary, including this Section 6.5 and the “reasonable best efforts” standard, nothing in this Agreement shall require Parent or the Company to take or refrain from taking or to agree to it or its Affiliates taking or refraining from taking any action, or to suffer to exist any restriction, condition or requirement: (A) [INTENTIONALLY OMITTED], (B) that requires the taking of any action, including an amendment of any Transaction Document or the sale, lease, license, disposal or holding separate by the Business or Parent or any of its Affiliates of any assets, rights, product lines, licenses, categories of assets or business or other operations or interests therein that would, or would reasonably be expected to, adversely affect in any material manner the economic benefits reasonably expected to be derived by Parent or the Company Equityholders under the Transaction Documents or in connection with the consummation of the transactions contemplated thereunder, (C) that requires Parent, the Company Equityholders or any of their respective Affiliates to terminate existing relationships, ventures or arrangements or alter any agreement, change any agreement or enter into any agreement (including without limitation any direct or indirect guarantee, capital maintenance agreement, keep-well or other requirement to fund money into the Company or its Subsidiaries), in each such case, that materially alters or changes or has or would have the effect of changing or altering the economic benefits derived or expected to be derived by Parent or the Company Equityholders and their respective Affiliates under the Transaction Documents, (D) would, or would reasonably be expected to, materially adversely affect the ability of Parent and its Affiliates, as the case may be, to conduct its business in the same manner as such business is being conducted, including by materially adversely limiting its freedom of action or require the sale, lease, license, disposal or holding separate of any material assets, rights, product lines, licenses, categories of assets or business or other operations or interests therein or (E) would otherwise have a material adverse effect on the Business (each of the conditions or restrictions described in clauses (A), (B), (C), (D) or (E) above, as applied to Parent (and not the Company Equityholders), a “Parent Burdensome Condition”, and each of the conditions or restrictions described in clauses (A), (B) and (C) above, as applied to the Company Equityholders (and not Parent), a “Company Burdensome Condition”); provided, however, that nothing contained in this Agreement shall require Parent to agree to, or take, any action in connection with Section 6.5 unless such agreement or action is conditioned upon the consummation of the transactions contemplated herein. For the purposes of this Section 6.5(d), the term “material”, “materially” or “material adverse effect” shall be deemed to be based on the size the Company and Parent, after taking into account the Closing, on a combined and consolidated basis.
(e)   Prior to the Closing, each of Parent and the Company shall not, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or Equity Interests of, or by any other manner, any person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (x) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals or the expiration or termination of any applicable waiting period, under any Antitrust Laws, (y) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement or (z) delay the consummation of the transaction contemplated by this Agreement; provided,however, that notwithstanding the restrictions set forth herein, the Parties and their Subsidiaries shall be entitled to enter in and consummate the M&A Purchases (with respect to the Company) and acquisitions of any Person, division or line of business set forth on Section 6.5(e)(ii) of the Disclosure Schedule (with respect to Parent).
6.6   Efforts to Consummate.   Subject to the terms and conditions herein, the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not the waiver, of the closing conditions set forth in Article VII). Each Party shall promptly notify the other Party of (i) the existence of any event or circumstance that could reasonably be expected to result in any condition to the obligations of the other Parties to effect the transactions contemplated by this Agreement or any of the other Transaction Documents not to be satisfied or (ii) the failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which could reasonably be expected to result in any condition to the obligations of the other Parties to effect the transactions contemplated by this Agreement not to be satisfied.
6.7   Preservation of Records; Post-Closing Access.   Parent shall, and shall cause the Company to, preserve and keep the books and records held by them (including Tax records) relating to the respective businesses of each of the Company and its Subsidiaries prior to the Closing for a period of six (6) years from and after the Closing Date (or longer if required by Legal Requirements) and shall make such records (or copies) and officers, management, employees, advisors and representatives available, at reasonable times and upon reasonable advance notice, to the Stockholder Representative, as may be reasonably required by such Person in connection with any insurance claims by, Legal Proceedings or Tax audits against, investigations of Governmental Entities of, compliance with Legal Requirements by, or the preparation of financial statements of, the equityholders (as of the date hereof) of the Company or any of their respective Affiliates; provided, that in exercising access rights under this Section 6.7, such Persons shall not be permitted to interfere unreasonably with the conduct of the Business or to unreasonably jeopardize the health and safety of any employee of the Company or any of its Subsidiaries in light of COVID-19 (provided, that if not in violation of any applicable Legal Requirements, reasonable accommodations shall be made to provide such information by other means, including electronic video means); provided, further, that the foregoing shall not require Parent or the Company to make available any information, that in the reasonable judgment of Parent, after consultation with legal counsel, would reasonably be expected to result in (i) the disclosure of any Trade Secrets of third parties, (ii) the waiver or jeopardizing of any applicable confidentiality restrictions or of any applicable attorney-client or attorney work product privilege, or (iii) the violation of any applicable Legal Requirement. The Parties will, to the extent legally permissible and practicable, make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. In the event that Parent or the Company intends to destroy, alter or otherwise dispose of any such books and records following the expiration of such six-year period, Parent must first provide reasonable prior notice of such intended destruction to the Stockholder Representative and provide the Stockholder Representative the opportunity to instead retrieve and/or copy such books and records from Parent.
6.8   Post-Closing Employee Matters.
(a)   With respect to each Person who is an active employee of the Company or any of its Subsidiaries immediately prior to the Closing (a “Continuing Employee”), for the period beginning on the Closing Date, and ending on the one-year anniversary of the Closing Date, or, in each case, if earlier, on the date of the termination of employment of the relevant Continuing Employee (the “Continuation Period”), Parent shall provide each such Continuing Employee, with (i) a base salary or base wage rate that is no less than the base salary or base wage rate provided to such Continuing Employee by the Company or its Subsidiaries as of the date hereof, (ii) annual cash based target incentive compensation and commission opportunities that are comparable in the aggregate to the and annual cash based target incentive compensation and commission opportunities afforded to such Continuing Employee by the Company and its Subsidiaries as of the date hereof, and (iii) employee retirement, health and welfare benefits (but specifically excluding any defined benefit plan benefits, retiree health or welfare benefits, equity based compensation or benefits or long-term incentive compensation), in each case, as determined by Parent after taking into consideration the employee retirement, health and welfare benefits that are generally made available to similarly situated employees of Parent and its Affiliates.
(b)   During the Continuation Period, for purposes of eligibility to participate and vesting and, with respect to the determination of the level or amount of vacation pay and benefits only, benefit accrual under the benefit and compensation plans, programs, agreements and arrangements of Parent and its Subsidiaries in which Continuing Employees are eligible to participate following the Closing (the “Parent Plans”), Parent shall, or shall cause its Subsidiaries to, credit each Continuing Employee with his or her years of service with the Company and its Subsidiaries, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any substantially similar Employee Plan, except that Parent and its Subsidiaries shall not be required to provide credit for service prior to the Closing (i) where such credit would result in a duplication of benefits, (ii) for benefit accruals under any defined benefit pension or similar plan or any nonqualified deferred compensation plan, (iii) for purposes of any retiree health or welfare plan, or (iv) where prior service is not recognized for similarly-situated employees of Parent and its Affiliates. Parent shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to cause each Continuing Employee to be eligible to participate, without any waiting time, in any and all Parent Plans that are group health plans to the extent coverage under such Parent Plan replaces coverage under a substantially similar Employee Plan in which such Continuing Employee participated immediately before such replacement to extent such waiting time was met under such Employee Plan. For purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such requirements were met or not applicable under the corresponding Employee Plan.
(c)   The provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.8 shall constitute or be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Company (or any of their Affiliates) to terminate, any Continuing Employee, other employee or other service provider for any reason, (ii) confer upon any Person (including any current or former director, officer or employee of, or consultant or independent contractor to, Parent or the Company) any third party beneficiary or other rights or remedies, (iii) establish, amend or modify any Parent Plan, Employee Plan, or any or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Company, the Parent, or any of their respective Affiliates, or (iv) alter or limit the ability of the Parent and its Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) to amend, modify or terminate any Parent Plan, Employee Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date.
6.9   Section 280G.   To the extent necessary to avoid the application of Section 280G of the Code and the Treasury regulations thereunder, (i) during the period commencing on the date hereof and ending on the date that is three (3) Business Days prior to the Closing Date, the Company shall request waivers (the “Parachute Payment Waivers” ) from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause (i) and prior to the Closing Date, solicit the approval of the stockholders of the Company of any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the Treasury regulations thereunder. At least two (2) Business Days prior to obtaining any waiver or soliciting stockholder approval, the Company shall provide Parent with copies of all Section 280G-related documents, including, without limitation, any Section 280G analysis prepared by the Company, the stockholder disclosure document, waivers and stockholder consents, for Parent’s review and comment and shall consider all reasonable comments made thereto by Parent. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 6.9 and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “Section 280G Approval”), or (B) that the Section 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided; provided, that the Parties agree that this Section 6.9 shall not be deemed breached, and no stockholder vote shall be required pursuant to Section 4.11(h), with respect to (x) any 280G Payment to any such Person that refuses to execute a Parachute Payment Waiver or (y) the value of any arrangement entered into by or at the direction of Parent or its Affiliates, the material terms (including value) of which are not disclosed to the Company prior to the date that is at least five (5) Business Days prior to the Closing Date.
6.10   401(k) Plan.   The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”), unless Parent or one of its Affiliates, in its sole and absolute discretion, agrees to sponsor and maintain such 401(k) Plans by providing the Company with written notice of such election at least ten (10) days before the Closing. Unless Parent or one of its Affiliates provides such notice to the Company, Parent shall receive from the Company, prior to the Closing, evidence that the board of directors of the Company or its applicable Affiliate has adopted resolutions to terminate the 401(k) Plans, effective no later than the date immediately preceding the Closing Date (the form and substance of which resolutions shall be subject to review and comment and the Company shall consider all reasonable comments made thereto by Parent). If Parent, in its sole and absolute discretion, agrees to sponsor and maintain any 401(k) Plan and provides written notice of such election at least 15 (fifteen) days before the Closing, the Company shall use commercially reasonable efforts to amend such 401(k) Plan, effective as of the Closing, to the extent necessary to limit participation to employees of the Company and its Subsidiaries and to exclude all employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries) from participation in such 401(k) Plan.
6.11   Parent’s Financing.
(a)   Parent’s Actions.
(i)   Parent will use reasonable best efforts to, and will use reasonable best efforts to cause its Subsidiaries to, take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate on the terms and conditions described in the Debt Financing Commitment, the Debt Financing, on or prior to the Closing Date. Such reasonable best efforts will include taking the following actions: (A) complying with all obligations under, and maintaining in effect, the Debt Financing Commitment, (B) arranging and obtaining the proceeds of the Debt Financing on the terms and conditions (including any “flex” provisions) set forth in the Debt Financing Commitment or, if available, on other terms that are acceptable to Parent and as permitted under this Agreement, (C) negotiating and entering into definitive agreements with respect to the Debt Financing, including the terms and conditions contained in the Debt Financing Commitment (including any “flex” provisions) so that such agreements are in effect no later than the Closing, (D) satisfying on a timely basis all the conditions to the Debt Financing and the definitive agreements related thereto that are within its control and (E) drawing the full amount of the Debt Financing Proceeds to the extent the funds are necessary at Closing to pay the Aggregate Merger Consideration (less the Aggregate Parent Stock Value and less the Aggregate Exercise Price), the Payoff Amount and the Selling Expenses, and (F) enforcing its rights under the Debt Commitment Letter and the Debt Financing Documents in order to consummate the Debt Financing at or prior to the Closing including in the event of a breach by any lender providing such Debt Financing that impedes or delays the Closing.
(ii)   Parent will, as promptly as reasonably practicable after obtaining knowledge thereof, give the Company written notice of any (A) actual material breach or default or termination by a Financing Party under the Debt Financing Commitment, (B) amendment or modification of, or waiver under, the Debt Financing Commitment or (C) change or event which causes Parent to believe that it will not be able to timely obtain all or any portion of the Debt Financing on the terms, in the manner or from the Financing Parties contemplated by the definitive documents related to the Debt Financing. Parent and its Subsidiaries will not amend, modify or supplement the Debt Financing Commitment or any related fee letters without the prior written approval of the Company (which shall not be unreasonably conditioned, withheld or delayed), in each case, if such amendment, modification or supplement would (1) reduce the aggregate amount of the Debt Financing below the amount required to consummate the transactions contemplated by this Agreement, (2) impose new or additional conditions or otherwise expand, amend or modify any of the conditions that would reasonably be expected to materially delay or prevent the funding of the Debt Financing on the Closing Date, or (3) adversely impact the ability of Parent to enforce its rights against the Financing Parties; provided, that Parent may modify, amend or supplement the Debt Financing Commitment to (A) correct typographical errors or mistakes, (B) add lenders, arrangers, bookrunners, agents or similar entities or titles that have not executed the Debt Financing Commitment as of the date hereof or amend titles, allocations and fee sharing arrangements in connection therewith or (C) increase the amount of the Debt Financing. Notwithstanding any of the foregoing, Parent shall have the right to reduce the commitments under the Debt Financing Commitment on a dollar-for-dollar basis with the net proceeds of consummated offerings or other incurrences of any debt for borrowed money incurred after the date of this Agreement for the purpose of financing payment of the Aggregate Merger Consideration and other amounts payable by Parent or its Subsidiaries pursuant to this Agreement and the other Transaction Documents to which Parent is a party. In the event that new commitment letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Financing Commitment permitted pursuant to this Section 6.11, such new commitment letters will be deemed to be a part of the “Debt Financing” and deemed to be the “Debt Financing Commitment” for all purposes of this Agreement. Parent will promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of the Debt Financing Commitment. In the event that funds in the amounts set forth in the Debt Financing Commitment, or any portion thereof, become unavailable to it on the terms and conditions set forth therein (including, as necessary, any “flex” provisions), Parent will, as promptly as practicable following the occurrence of such event, (x) notify the Company in writing thereof, (y) use its reasonable best efforts to obtain substitute financing (i) in an amount sufficient to consummate the transactions contemplated hereunder, (ii) that would not involve any conditions to funding the Debt Financing that are not contained in the Debt Financing Commitment and (iii) that would not prevent, impede or delay the consummation of the transactions contemplated hereunder beyond the Closing

Date required to be effected under this Agreement (the “Substitute Financing”) and obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters (in redacted form removing commercially sensitive information therein, including the fee information and “flex” provisions). Upon obtaining any commitment for any such Substitute Financing, such financing will be deemed to be a part of the “Debt Financing” and any commitment letter for such Substitute Financing will be deemed the “Debt Financing Commitment” for all purposes of this Agreement.
(b)   Company’s Cooperation.
(i)   From the date hereof until Closing or the termination of this Agreement in accordance with its terms, subject to limitations set forth in this Section 6.11(b) unless otherwise agreed by Parent, the Company will use its, and will cause its Subsidiaries to use their, reasonable best efforts to cooperate with Parent, subject to Parent’s expense reimbursement as set forth herein, as may be reasonably necessary in connection with the arrangement of the Debt Financing or other financing of Parent or its Subsidiaries in connection with the transactions contemplated hereby (including any senior notes offering) and in satisfying the conditions precedent set forth in the Debt Financing Commitment, including, in each case, unless as otherwise as set forth herein, as promptly as practicable, (A) preparing and furnishing to Parent and the Financing Parties (including for purposes of filing with the SEC) all Required Financial Information as promptly as reasonably practicable (with respect to the information set forth in clauses (a) and (b) of such definition, no later than December 15, 2020, with respect to the information set forth in clause (c) of such definition, no later than March 31, 2021, and with respect to the information set forth in clause (d) of such definition, no later than 45 days after the end of the applicable fiscal quarter) and, assisting in the preparation of any offering documents, private placement memoranda, confidential information memoranda, rating agency presentations and any customary marketing and/or syndication materials necessary in connection with the Debt Financing or other financing of Parent or its Subsidiaries in connection with the transactions contemplated hereby (including any senior notes offering), including execution and delivery of customary authorization letters related thereto (including customary representations with respect to the absence of material non-public information in the public-side versions of documents and the absence of material misstatements) and customary chief financial officer and similar certificates with respect to certain financial information in the offering documents not otherwise covered by customary “comfort” letters, and cooperating with the due diligence efforts of the Debt Financing Sources, in each case, to the extent reasonable and customary, (B) making appropriate officers or members of the management team (with appropriate seniority and expertise) available for participation at reasonable times in a reasonable number of virtual or telephonic meetings, lender presentations, due diligence sessions, drafting sessions, conference calls, meetings with prospective lenders and ratings agencies and road shows, (C) assisting in the preparation of definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required by the Debt Financing or other financing of Parent or its Subsidiaries in connection with the transactions contemplated hereby (including any senior notes offering) (it being agreed that neither the Company nor any of its Subsidiaries will be required to execute and deliver financing agreements or certificates prior to the Closing), obtaining and/or assisting in obtaining Payoff Letters and providing true and complete Charter Documents for each Subsidiary of the Company to the extent required under such financing documentation, (D) facilitating the pledging of, granting a security interest in and obtaining perfection of any liens on, collateral for the Debt Financing or other financing of Parent or its Subsidiaries in connection with the transactions contemplated hereby (including any senior notes offering) upon consummation of the Closing, (E) assisting the Financing Parties in benefiting from the existing lending relationships of the Company and its Subsidiaries, (F) providing as promptly as reasonably practicable (and in any event, no less four (4) Business Days prior to the Closing Date provided, that Parent has made such request at least nine (9) Business Days prior to the Closing Date) all documentation and other information about the Company and its Subsidiaries as is reasonably requested by the Financing Parties with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and certifications regarding beneficial ownership, (G) causing the independent auditors of the Company and its Subsidiaries to assist and cooperate with Parent in connection with the Debt Financing or other financing of Parent or its Subsidiaries in connection with the transactions contemplated hereby (including any senior notes offering) or otherwise in connection with filings with the SEC, including by (I) providing consent to registration statements (or SEC filings incorporated by reference therein and) offering memoranda that include or incorporate the Company and its Subsidiaries’ financial information and their reports thereon, and customary comfort letters (including “negative assurance” and change period comfort) with respect to financial information relating to the Company and its Subsidiaries and (II) attending at reasonable times a reasonable number of accounting due diligence sessions in connection with the Debt Financing or other financing of Parent or its Subsidiaries in connection with the transactions contemplated hereby (including any senior notes offering) and (H) causing the taking of corporate and other actions by the Company and its Subsidiaries reasonably necessary or customary to permit the consummation of the Debt Financing or other financing of Parent or its Subsidiaries in connection with the transactions contemplated hereby (including any senior notes offering) on the Closing Date, it being understood that except as expressly provided above, no such corporate or other action will take effect prior to the Closing. Notwithstanding anything to the contrary in this Agreement, (i) the Company and its Subsidiaries shall not be required to provide any cooperation pursuant to this Section 6.11(b)(i) to the extent it would unreasonably interfere with its ongoing business operations, taken as a whole, (ii) the Company and its Subsidiaries shall not be required to pay any commitment or other similar fee or incur any other liability or expenses (other than expenses reimbursed by Parent at or prior to Closing in accordance with the terms of Section 6.11(b)(ii)), (iii) none of the Company or any of its Subsidiaries, or any Persons who are directors of the Company or any of its Subsidiaries at any time prior to the Closing that do not continue in such role as of Closing shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing, (iv) the Company and its Subsidiaries shall not be required to provide any cooperation pursuant to this Section 6.11(b)(i) to the extent it would (A) cause any covenant, representation or warranty in this Agreement to be breached (unless otherwise agreed or waived by the parties hereto in accordance with this Agreement); (B) cause any closing condition set forth in Article VII to fail to be satisfied or otherwise cause the breach of this Agreement; (C) require any officer, director or other representative of the Company or any of its Subsidiaries to deliver any certificate that such officer, director other representative believes, in good faith, contains any untrue certifications or requires the Company or its Subsidiaries to give or deliver any legal opinion or other opinion of counsel; (D) require the Company or its Subsidiaries to provide any information that is prohibited or restricted by applicable law or applicable confidentiality undertaking or that constitutes privileged information or attorney-client work-product (provided, that in such instances the Company and its Subsidiaries shall inform Parent and its Debt Financing Sources of the general nature of the information being withheld and reasonably cooperate with Parent and its Debt Financing Sources to provide such information, in whole or in part, in the manner that would not result in the loss of such privilege) or (E) require the Company or its Subsidiaries to take any action that is prohibited or restricted by, or will conflict with or violate, its organizational documents, or would result in a violation or breach of, or default under, any Material Contract to which the Company or any of its Subsidiaries is a party. Parent and Merger Sub agree that any information regarding the Company or any of its Subsidiaries or Affiliates contained in any offering document or other materials in connection with the Debt Financing shall be subject to the prior review of the Company. In furtherance of the foregoing, the Company will use its, and will cause its Subsidiaries to use their, reasonable best efforts to cooperate with Parent as may be reasonably necessary to assist in obtaining consents from lenders under the Existing Credit Agreement to permit the transactions contemplated hereby and the incurrence of incremental term loans under the Existing Credit Agreement in a similar manner and in similar time periods as agreed in causing the conditions in the Debt Financing Commitment to be satisfied.
(ii)   Parent will (A) promptly upon request by the Company, reimburse the Company for all of its reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Company and its representatives in connection with any cooperation contemplated by this Section 6.11; provided, that Parent shall not be required to reimburse the Company for costs and expenses arising out of or related to (i) the preparing or delivery of the Required Financial Information or (ii) providing true and complete Charter Documents for each Subsidiary of the Company to the extent required to be provided under such financing documentation or for any items that the Company would have prepared in the ordinary course of its business and (B) indemnify the Company, its Subsidiaries and its and their officers, directors and representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable and documented out-of-pocket attorneys’ fees) or settlement payment incurred as a result of such cooperation (other than historical information provided in writing by the Company, its Subsidiaries and its and their officers and directors and representatives), except to the extent such indemnification arises out of gross negligence, breach or willful misconduct of the Company, its Subsidiaries and its and their officers, directors and representatives.
(iii)   The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of Company or any of its Subsidiaries.
(iv)   Parent may provide information of, and provided by, the Company and its Subsidiaries to potential sources of capital and to rating agencies and prospective lenders and investors during syndication or placement of the Debt Financing (including any Substitute Financing) subject to customary confidentiality arrangements with such Persons regarding such information, or during any offering of debt securities contemplated by the Debt Financing.
(v)   Notwithstanding anything to the contrary, the condition precedent set forth in Section 7.1(b), as it applies to the Company’s obligations under this Section 6.11, shall be deemed as satisfied unless (i) the Company’s material breach of its obligations under this Section 6.11 is the proximate cause of Parent’s failure to obtain the Debt Financing (including any Substitute Financing) or any financing contemplated by a senior notes offering and (ii) Parent has provided to the Company written notice of such breach and, if such breach is curable, the Company fails to cure such breach by the earlier of (x) five (5) Business Days after such notice is received by the Company and (y) the Outside Date.
(vi)   Parent acknowledges and agrees that neither the obtaining of the Debt Financing or any Substitute Financing, nor the completion of any issuance of securities contemplated by the Debt Financing or any Substitute Financing, is a condition to the Closing, and, subject to Section 10.8(b), reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any Substitute Financing, or the completion of any such issuance.
6.12   Exclusivity.   Between the date hereof and the earlier to occur of the Closing and the date that this Agreement is terminated in accordance with its terms, the Company shall not, and shall cause its respective Affiliates, Subsidiaries, officers, directors, employees, agents or representatives not to, (i) solicit, initiate or encourage any proposal or offer from any Person (other than Parent, Merger Sub, Merger Sub II and their respective representatives), (ii) respond to any submissions, proposals or offers relating to, (iii) engage in any negotiations or discussions with any person relating to, (iv) furnish or make available any non-public information regarding the Company and its Subsidiaries or any of their respective assets or businesses in a manner intended to facilitate, or (v) enter into any transaction, agreement, understanding or arrangement, whether binding or nonbinding, providing for, or otherwise cooperate in any way with any person or entity relating to any part of the equity interests or all or a material portion of the assets of the Company and its Subsidiaries (including any acquisition structured as a merger, consolidation, share exchange or asset purchase) (each, an “Acquisition Proposal”). The Company will, and will cause its representatives and Affiliates to, (x) cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than Parent, Merger Sub, Merger Sub II and their respective representatives) conducted heretofore with respect to any Acquisition Proposal, (y) revoke any such Person’s and its authorized representatives’ access to any electronic data room granted in connection with any Acquisition Proposal and (z) reasonably promptly notify Parent of any bona fide inquiries, whether oral or written, by any Person other than Parent, Merger Sub and Merger Sub II related to an Acquisition Proposal, whether or not such inquiry was solicited by the Company or a representative thereof including notifying Parent of the material terms and conditions of any such inquiries.
6.13   Transfer Restrictions.
(a)   Other than Permitted Transfers, the Company agrees that the Company Equityholders receiving Share Consideration or the Substitute Option Consideration shall not Transfer any Share Consideration, any Parent Option, any share of Class A Common Stock acquired upon the exercise of Parent Options, or the other Securities into which the Share Consideration, any Parent Option or any share of Class A Common Stock acquired upon the exercise of Parent Options are converted (together, the “Prohibited Shares”), with respect to one-third (1/3rd) of the Share Consideration or the Substitute Option Consideration received by each such Company Equityholder, during the period commencing on the Closing Date and continuing until the six-month anniversary after the Closing Date, and with respect to the other two-thirds (2/3rds) of the Share Consideration or the Substitute Option Consideration received by each such Company Equityholder, during the period commencing on the Closing Date and continuing until the one-year anniversary after the Closing Date (such date, the “Restricted Period Termination Date”).
(b)   “Permitted Transfer” means, in each case so long as such Transfer is in accordance with applicable Legal Requirements:
(i)   a Transfer of Prohibited Shares to Affiliates of such Company Equityholder, so long as such transferee, to the extent it has not already done so, executes a customary joinder to this Section 6.13, in form and substance reasonably acceptable to Parent, in which such transferee agrees to be subject to the restrictions on Transfer in this Section 6.13;
(ii)   a Transfer of Prohibited Shares as a distribution in-kind to such Company Equityholder’s investors, and to their subsequent investors, including limited partners, so long as all such transferees, to the extent it has not already done so, executes a customary joinder to this Section 6.13, in form and substance reasonably acceptable to the Parent, in which such transferee agrees to be subject to the restrictions on Transfer in this Section 6.13;
(iii)   a Transfer of Prohibited Shares in connection with the piggyback rights set forth in the Amended and Restated Registration Rights Agreement;
(iv)   a Transfer of Prohibited Shares in connection with a sale of Parent approved by the Board of Directors or in connection with a tender offer into which a majority of the Unaffiliated Shareholders of Parent have tendered their respective Common Stock;
(v)   a Transfer of Prohibited Shares to Parent;
(vi)   if the Company Equityholder is an individual, a Transfer of Prohibited Shares to an immediate family member or a trust for the benefit of such Company Equityholder or one or more of such Company Equityholder’s immediate family members, so long as such transferee, to the extent it has not already done so, executes a customary joinder to this Section 6.13, in form and substance reasonably acceptable to Parent, in which such transferee agrees to be subject to the restrictions on Transfer in this Section 6.13;
(vii)   a Transfer of Prohibited Shares pursuant to the laws of testamentary or intestate succession or otherwise involuntarily transferred by operation of law so long as, subject to applicable law, such transferee, to the extent it has not already done so, executes a customary joinder to this Section 6.13, in form and substance reasonably acceptable to Parent, in which such transferee agrees to be subject to the restrictions on Transfer in this Section 6.13.
(viii)   Transfer of Prohibited Shares to cover any amounts required to be withheld by Parent or any of its Affiliates in connection with the exercise of a Parent Option; and
(ix)   a Transfer of Prohibited Shares following a voluntary filing by Parent of a petition for relief under the United States Bankruptcy Code.

(x)   Notwithstanding anything to the contrary contained herein, including the occurrence of the Restricted Period Termination Date, the Company acknowledges that, because the Prohibited Shares are “restricted securities” as such term is defined in Rule 144 under the Securities Act, the Prohibited Shares may not be Transferred other than pursuant to a registered offering or in accordance with an exemption from registration. No Transfers of Prohibited Shares shall be made to a person that, to such Company Equityholder’s knowledge, is a competitor of Parent set forth on Exhibit P attached hereto or becomes a competitor of Parent after the date hereof, as set forth on a quarterly or annual report filed by Parent with the SEC; provided, however, that nothing contained in this Section 6.13(b)(x) shall prohibit any Transfer of Prohibited Shares on an exchange or otherwise in open market transactions or non-privately negotiated transactions or to a hedge fund or other institutional investor, other than a hedge fund or other institutional investor that is known by such Company Equityholder after reasonable inquiry to hold more than five percent (5%) of the outstanding securities of any such competitor; provided, further, that nothing contained in this Section 6.13(b)(x) shall prohibit any Transfer of Prohibited Shares in accordance with any of the foregoing clauses (ii), (iv) or (ix) of this Section 6.13(b) (unless such Transfer was structured in such manner for the purpose of avoiding the provisions of this Section 6.13(b)(x)).
6.14   Parent Stockholder Approval.
(a)   As promptly as reasonably practicable after the execution of this Agreement, and in any event no later than the later to occur of sixty (60) days following the Closing Date, Parent shall prepare the Proxy Statement in preliminary form and file it with the SEC. The Board of Directors of Parent shall recommend to Parent’s stockholders that the holders of the Common Stock vote in favor of the Parent Stockholder Approval and shall include such recommendation in the Proxy Statement and shall not rescind, modify or withdraw such recommendation except as required to comply with fiduciary duties. Prior to the Closing, the Company shall provide to Parent all information reasonably available to it concerning the Company and its Affiliates as may be reasonably requested by Parent in connection with the Proxy Statement and shall use its commercially reasonable efforts to otherwise assist and cooperate with Parent in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC if and to the extent reasonably requested by Parent. Each of Parent, the Stockholder Representative and the Company shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect. Parent shall notify the Stockholder Representative promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply the Stockholder Representative with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of Parent, or responding to any comments from the SEC with respect thereto, Parent shall provide the Stockholder Representative with a reasonable opportunity to review and to propose comments on such document or response, which Parent shall consider in good faith.
(b)   Subject to Section 6.14(a), Parent shall take all necessary actions in accordance with applicable Legal Requirements and the Charter Documents of Parent to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Parent Stockholders’ Meeting”) for the purpose of obtaining the Parent Stockholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. Parent shall use its reasonable best efforts to obtain the Parent Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Parent may, in its sole discretion, temporarily adjourn, recess, or postpone the Parent Stockholders’ Meeting (i) after consultation with the Stockholder Representative, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of Parent within a reasonable amount of time in advance of the Parent Stockholders’ Meeting, (ii) if as of the time for which the Parent

Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting or (iii) to solicit additional proxies if Parent reasonably believes it may be necessary to obtain the Parent Stockholder Approval. Parent will resume any adjourned, recessed or postponed meeting as promptly as practicable.
6.15   Company Written Consent; Company Voting and Support Agreements; Stockholder Notice.
(a)   As promptly as possible following the execution of this Agreement (but in any event within twenty four (24) hours), the Company shall deliver to Parent (i) a written consent (or written consents) of the Stockholders holding (i) at least a majority of the outstanding shares of Company Common Stock and Company Series C Preferred Stock (voting together as a single class) adopting this Agreement and approving the First Merger in accordance with the DGCL and the Company’s Charter Documents in the form attached hereto as Exhibit H (“Company Written Consent”) and (ii) the Voting and Support Agreements of the Company in the form attached hereto as Exhibit I (the “Company Voting and Support Agreements”) executed by Stockholders, including each holder of Company Series C Preferred Stock, holding sufficient type and number of shares of Company Capital Stock to adopt this Agreement and approve the First Merger in accordance with the DGCL and the Company’s Charter Documents.
(b)   The Company shall promptly (and in any event prior to the Closing) deliver to any Stockholder who has not executed the Company Written Consent a notice of the actions taken pursuant to the Company Written Consent that complies with the requirements of Section 228(e) of the DGCL, which notice shall also constitute and include the notice required by Section 262 of the DGCL that appraisal or similar rights may be available to the Stockholders who did not execute the Company Written Consent (the “Stockholder Notice”). The Stockholder Notice, as well as any information statement prepared by the Company in which the Stockholder Notice shall be included, shall be subject to review and approval by Parent which shall not be unreasonably withheld or delayed and the Company shall consider in good faith any comments proposed by Parent to the draft Stockholder Notice.
6.16   Accredited Investor Certifications.   Parent, Merger Sub, Merger Sub II and the Company acknowledge and agree that the Share Consideration to be issued as consideration in the First Merger will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Notwithstanding anything to the contrary in this Agreement, a Company Equityholder who is not a party to a Company Voting and Support Agreement shall be entitled to receive Share Consideration in connection with the First Merger only if such Company Equityholder is (a) an accredited investor within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act and (b) provides an executed accredited investor questionnaire in substantially the form attached hereto as Exhibit J (an “Accredited Investor Questionnaire”) no later than 6:00 pm Eastern Time on January 15, 2020 (the “Accredited Investor Questionnaire Deadline”), unless the Company otherwise determines that such Company Equityholder is not an Accredited Investor. Each Accredited Investor Questionnaire shall also contain restrictions on the resale of the Share Consideration consistent with the restrictions set forth in Section 6.13 hereof. In furtherance of the foregoing, the Company shall use commercially reasonable efforts to, as promptly as practicable after the date of this Agreement (but in any event within ten (10) Business Days of the date hereof), deliver to each Company Equityholder who is not a party to a Company Voting and Support Agreement an Accredited Investor Questionnaire and request that each such Company Equityholder complete an Accredited Investor Questionnaire and return it to the Company by the Accredited Investor Questionnaire Deadline. If any Company Equityholder delivers an Accredited Investor Questionnaire to the Company, the Company shall promptly deliver a copy of such Accredited Investor Questionnaire to Parent. Any Company Equityholder that does not execute and deliver a Company Voting and Support Agreement or an Accredited Investor Questionnaire by the Accredited Investor Questionnaire Deadline certifying such Company Equityholder’s status as an Accredited Investor shall, for all purposes of this Agreement, be deemed not to be an Accredited Investor.
6.17   Board Rights.
(a)   Promptly following the Closing Date, and in any event within five (5) business days following the Closing Date, Parent shall increase the size of the Board of Directors of Parent (the “Parent Board of Directors”) by two (2) members to eleven (11) members and, promptly following such increase, and in any event within five (5) business days following the Closing Date, shall cause Ted Lundberg to be elected or appointed to the Board of Directors (the “Nomination Right Board Representative”), as a Class II director, and cause Stephen Griggs to be elected or appointed to the Board of Directors (the “Other Board Representative” and together with the Nomination Right Board Representative, the “Board Representatives”), as a Class I director. For so long as Peloton Equity AeroCare SPV I, L.P. and SkyKnight Aero Holdings, LLC (the “Nomination Rights Holders”) or an Affiliate of the Nomination Rights Holders hold in the aggregate among them at least 35% of the Share Consideration, on an as-converted basis, issued to the Nomination Rights Holders hereunder, on an as-converted basis, the Nomination Rights Holders shall continue to have the right to nominate the Nomination Rights Board Representative. The election or appointment of the Board Representatives will be subject to satisfaction of all legal and governance requirements regarding service as a director of Parent and to the reasonable approval of the Nominating and Governance Committee of the Board of Directors (such approval not to be unreasonably withheld, conditioned or delayed); provided, that the parties hereto agree that election of Stephen Griggs and Ted Lundberg to serve as the Board Representatives shall be acceptable and no such approval of the Nominating and Governance Committee shall be required. Parent will reimburse the Board Representatives for their respective reasonable and documented out-of-pocket expenses incurred in connection with travel to or from and attendance at each meeting of the Board of Directors, in each case to the same extent provided to other non-employee directors. The Nomination Rights Board Representative will receive the same director compensation as each other non-executive director of the Board of Directors. The Nomination Rights Holders agree, upon Parent’s request, to timely provide Parent with accurate and complete information relating to the Nomination Rights Board Representative as may be required to be disclosed by Parent under the Exchange Act and the rules and regulations promulgated thereunder. The Board will not form any “executive” or similar committees that do not include the Board Representatives. Notwithstanding any rights to be granted with respect to the Board Representatives hereunder, the Board of Directors may exclude the Board Representatives from access to any Board of Directors or committee materials or information or meeting or portion thereof or written consent if the Board of Directors determines, in good faith, including the Board Representatives in discussions relating to such determination (but not requiring the affirmative vote of such Board Representatives), that such access would reasonably be expected to result in a conflict of interest with Parent; provided, that such exclusion shall be limited to the portion of the Board of Directors or committee material or information and/or meeting or written consent that is the basis for such exclusion and shall not extend to any portion of the Board of Directors or committee material and/or meeting that does not involve or pertain to such exclusion.
(b)   Following the Closing Date and for so long as Peloton Equity AeroCare SPV I, L.P. and SkyKnight Aero Holdings, LLC (each an “Observer Rights Holder”) or such Observer Rights Holder’s Affiliate holds at least 35% of the Share Consideration, on an as-converted basis, issued to such Observer Rights Holder hereunder, on an as-converted basis, each such Observer Rights Holder shall have the right to designate a non-voting observer of the Board of Directors, which observer shall be an employee, investment professional or partner of such Observer Rights Holder or one of its Affiliates. The observer shall be entitled to receive notice of and have the right to attend any and all meetings of the Board of Directors, and Parent shall provide the observer with copies of all notices, minutes, consents and other material in connection therewith at the same time as such materials are distributed to members of the Board of Directors; provided, that (A) such Observer Rights Holder shall cause the observer to agree to hold in confidence all information provided to the observer pursuant hereto, (B) Parent and the Board of Directors shall have the right to withhold any information and to exclude the observer from any meeting or portion thereof (1) if doing so is, in the opinion of outside counsel to Parent, advisable or necessary to protect the attorney-client privilege between Parent and counsel or (2) if the Board of Directors determines in good faith, after consultation with outside counsel, that fiduciary requirements under applicable law would make attendance by the observer not advisable; provided, further, that, if Parent and/or the Board of Directors withhold any information or exclude the observer from any meeting pursuant to the foregoing clause (B), to the extent practicable they shall give such Observer Rights Holder notice of such withholding or exclusion and the parties shall cooperate in seeking to allow disclosure of such information in a manner that is not reasonably likely (in the good faith belief of Parent and the Board of Directors (after consultation with outside counsel)) to contravene such applicable law or cause such privilege to be waived. The observer shall have no right to vote on any matters presented to the Board of Directors. All obligations of Parent pursuant to this Section 6.17(b) shall terminate with respect to an Observer Rights Holder upon such Observer Rights Holder ceasing to have the right to designate the observer pursuant to this Section 6.17(b). Parent will reimburse any observer appointed pursuant to Section 6.17(b) for their respective reasonable and documented out-of-pocket expenses incurred in connection with travel to or from and attendance at each meeting of the Board of Directors, in each case to the same extent provided to other non-employee directors.
(c)   For so long as the Nomination Rights Holders have the right to designate or nominate the Nomination Rights Board Representative pursuant to Section 6.17(a), Parent and the Nominating and Governance Committee of the Board of Directors shall take such action as is required under applicable Legal Requirements or under the Charter Documents of Parent to include on the Board of Directors or in the slate of nominees recommended by the Board of Directors such person designated or nominated, as the case may be, by the Nomination Rights Holders pursuant to Section 6.17(a). Parent shall use its reasonable best efforts to have the Nomination Rights Board Representative elected as a director of Parent and Parent shall solicit proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors. For so long as the Nomination Rights Holders have the right to designate or nominate the Nomination Rights Board Representative, in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of the Nomination Rights Board Representative, the Nomination Rights Holders may designate or nominate, as applicable, another individual to be elected to fill the vacancy created thereby, and Parent hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.
(d)   Parent shall maintain in effect at all times directors’ and officers’ indemnity insurance covering the Nomination Rights Board Representative to the same extent and on the same terms as any directors’ and officers’ indemnity insurance maintained by Parent with respect to the other non-executive members of the Board of Directors. Any directors’ and officers’ indemnity insurance shall be primary to any insurance coverage for the Nomination Rights Board Representative maintained by any other person. Upon the appointment of the Board Representatives to the Board of Directors, Parent and the Board Representatives shall enter into an indemnification agreement substantially similar to the form included as Exhibit 10.4 to Parent’s Form 10-K for the fiscal year ended December 31, 2019 (the “Indemnification Agreement”).
(e)   All obligations of Parent pursuant to this Section 6.17 relating to the Nomination Rights Board Representative shall terminate, and, upon request by the Board of Directors, the Nomination Rights Holders shall cause the Nomination Rights Board Representative to resign promptly from the Board of Directors, in each case upon the Nomination Rights Holders ceasing to have the right to designate or nominate a director pursuant to Section 5.1. All obligations of Parent pursuant to this Section 6.17 relating to the Other Board Representative shall terminate, and, upon request by the Board of Directors, the Other Board Representative will resign promptly from the Board of Directors, in each case upon the Other Board Representative ceasing to be employed by Parent or one of its Subsidiaries. Any vacancy created by such resignation may be filled by the Board of Directors or the shareholders of Parent in accordance its Charter Documents and applicable Legal Requirements.
6.18   Information Rights.   From and after the date hereof and for so long as each Information Rights Holder or an Affiliate of such Information Rights Holder holds at least 25% of the Share Consideration, on an as-converted basis, issued to such Information Rights Holder hereunder, on an as-converted basis:
(a)   Parent will provide to such Information Rights Holder the annual, quarterly and periodic reports of Parent in the time periods required for the filing of such reports with the SEC as soon as reasonably practicable after they become available; provided, however, that the filing of such reports with the SEC shall satisfy such delivery requirement.
(b)   Parent will permit such Information Rights Holder and its representatives, at such Information Rights Holder’s expense, to reasonable and customary rights to the information of Parent and access to management of Parent, all at such reasonable times and as often as may be reasonably requested.

6.19   Tax Matters.
(a)   Transfer Taxes.   Except as otherwise provided herein, all transfer, stamp, documentary, registration, recording, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) and all expenses of filing Tax Returns with respect to such Taxes will be borne one-half by Parent and one-half by the Company (as a Selling Expense). Each Person required by applicable law agrees to file, or cause to be filed, in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to such Transfer Taxes.
(b)   Tax Opinions.
(i)   Each of Parent, Merger Sub I and Merger Sub II shall use its respective reasonable best efforts to, and cause each of their respective Subsidiaries to, (i) cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) obtain the opinion of counsel referred to in Section 7.1(k). Neither Parent, Merger Sub I, nor Merger Sub II shall take any action which (or fail to take any action, including failing to use its reasonable best efforts to proscribe any of its respective Subsidiaries from taking any action, the failure of which) could reasonably be expected to prevent or impede such qualification. In addition, at the request of the Company in connection with a Dividend Recapitalization, Parent shall cooperate in good faith to consider alternative structures for the transactions contemplated by this Agreement in order for the transactions to qualify as a reorganization described in Section 368(a)(1)(A) of the Code, including by converting Merger Sub II into a limited liability company treated as a disregarded entity for U.S. federal income tax purposes.
(ii)   The Company shall use its reasonable best efforts to, and cause its Subsidiaries to, (i) cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) obtain the opinion of counsel referred to in Section 7.2(j). The Company shall not take any action which (or fail to take any action, including failing to use its reasonable best efforts to proscribe any of its Subsidiaries from taking any action, the failure of which) could reasonably be expected to prevent or impede such qualification.
(iii)   Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, (i) each of the Parties shall report the Mergers for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code in all Tax Returns, and (ii) none of the Parties shall take any Tax reporting position inconsistent with the characterization of the transactions contemplated by this Agreement as a “reorganization” under Section 368(a) of the Code. The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).
(iv)   Each of the Company and Parent shall use its reasonable best efforts to deliver to Goodwin Procter LLP (“Company’s Counsel”) and Willkie Farr and Gallagher LLP (“Parent’s Counsel”) (or to Company’s Replacement Counsel or Parent’s Replacement Counsel, in each case, if applicable) at such time or times as requested by the Company’s Counsel or Parent’s Counsel (or Company’s Replacement Counsel or Parent’s Replacement Counsel, in each case, if applicable) letters signed by an officer thereof and containing representations reasonably requested by Company’s Counsel and Parent’s Counsel for the purposes of obtaining (i) the tax opinion from Parent’s Counsel (or Parent’s Replacement Counsel, if applicable) described in Section 7.1(l) and (ii) the tax opinion from the Company’s Counsel (or Company’s Replacement Counsel, if applicable) described in Section 7.2(i) (such letters, the “Tax Representation Letters”). Each of Parent and the Company shall cooperate with one another and provide such other information as reasonably requested by requested by Parent’s Counsel or the Company’s Counsel (or Parent’s Replacement Counsel or Company’s Replacement Counsel, in each case if applicable) for purposes of rendering the opinions described in Sections 7.1(l) and 7.2(i).
6.20   VDR.   No later than ten (10) Business Days following the date of this Agreement, the Company shall deliver to Parent a CD-ROM or flash drive containing the contents of the VDR as of the date of this Agreement.

6.21   Listing.   As promptly as possible following the date hereof, Parent shall file a “Listing of Additional Shares Notification Form” for listing of the Share Consideration to be issued to the Accredited Investors pursuant to this Agreement and shall use its reasonable best efforts to cause Nasdaq to have completed its review of a “Listing of Additional Shares Notification Form” prior to the Closing Date.
6.22   [INTENTIONALLY OMITTED].
6.23   Form S-8.   Parent will use commercially reasonable efforts to cause the Class A Common Stock issuable upon exercise of the Parent Options issued in substitution of the assumed Vested Substitute Options for which a Form S-8 registration statement is available to be registered with the SEC on Form S-8 in conjunction with the filing of the Merger Resale Shelf Registration Statement (as such term is defined in the Amended and Restated Registration Rights Agreement) (assuming timely receipt of all documentation relating to such Vested Substitute Options outstanding immediately prior to the First Effective Time and all opinions and consents required for such registration statement) to be registered with the SEC and will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such substitute Parent Options remain outstanding and Parent has one or more other Registration Statements on Form S-8 on file with the SEC and will reserve a sufficient number of shares of Class A Common Stock for issuance upon exercise or settlement thereof. The Company and its counsel will reasonably cooperate with and assist Parent in the preparation of such registration statement. The Form S-8 registration statement shall not cover the shares of Class A Common Stock subject to any Vested Substitute Options that are not Employee Options.
6.24   Excess Capital Equipment.   Between the date of the physical inventory pursuant to Section 2.8(a) and the Closing, the Company shall not, and shall cause its Subsidiaries not to, sell, lease or otherwise dispose of or subject to any Lien any Excess Capital Equipment or agree or enter into any Contract to take any such action.
6.25   Section 16 Matters.   Prior to the First Effective Time, the Parent shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Stock (including derivative securities with respect to such Company Common Stock) or acquisitions of Class A Common Stock (including derivative securities with respect to such Class A Common Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, if applicable.
6.26   Related Party Transactions.   Prior to the First Effective Time, the Company shall take all such actions as are necessary in order to terminate the Contracts set forth on or required to have been set forth on Section 4.18 of the Disclosure Schedule, other than those Contracts denoted with an asterisk on Section 4.18 of the Disclosure Schedule.
ARTICLE VII
CONDITIONS TO CLOSING
7.1   Conditions Precedent to Obligations of Parent, Merger Sub and Merger Sub II.   The obligation of Parent, Merger Sub and Merger Sub II to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable Legal Requirements):
(a)   The Fundamental Representations of the Company shall be true and correct in all respects (except for Sections 4.2, which Section shall be true and correct in all but de minimis respects) as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), and except for Section 4.5, which shall be true and correct in all but de minimis respects, other than with respect to any inaccuracies that are corrected by the Company at no cost and without liability to any of Parent, Merger Sub or Merger Sub II prior to the Closing and reflected in the final version of the Closing Consideration Schedule delivered to Parent prior to the Closing. The Ordinary Reps made by the Company disregarding all qualifications and exceptions contained therein relating to “materiality” or “Material Adverse Effect”, other than with respect to

Section 4.10(i), shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except for inaccuracies that, individually or in the aggregate, do not constitute a Material Adverse Effect.
(b)   Subject to Section 6.11(b)(v), the Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)   There shall not be in effect any Order by a Governmental Entity of competent jurisdiction enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.
(d)   Any applicable approval or waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have been obtained or expired or been earlier terminated and any timing agreement delaying the Closing entered into in connection therewith shall have expired.
(e)   Since the date hereof, there shall not have been a Material Adverse Effect.
(f)   The Company Written Consent shall have been obtained.
(g)   No more than 3.5% of the shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time shall consist of Dissenting Shares.
(h)   The Company shall have delivered to Parent the items set forth in clauses (a), (b) and, if the Closing Date has not occurred by March 31, 2021, clause (c) of the definition of Required Financial Information, and such Required Financial Information remains Compliant as of the Closing Date.
(i)   Nasdaq shall have completed its review of a “Listing of Additional Shares Notification Form” for listing of the any Share Consideration on the Nasdaq CM; provided, that this condition will be disregarded if Parent has not fully complied with Section 6.21 and made the filing described therein within five (5) days of the Closing.
(j)   The Company Voting and Support Agreements listed in Section 7.1(j) of the Disclosure Schedule shall be in full force and effect at the Closing.
(k)   The Company shall have obtained all Consents and given all notices listed on Section 7.1(k) of the Disclosure Schedule.
(l)   Parent shall have received the written opinion of Parent’s Counsel (or if Parent’s Counsel is unable to issue such an opinion, of another nationally recognized law firm proposed by the Company that is reasonably acceptable to Parent (“Parent’s Replacement Counsel”)), dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, that notwithstanding the foregoing, if Parent’s Counsel or Parent’s Replacement Counsel is unable to render the opinion described in this Section 7.1(l) and but for a Dividend Recapitalization would be able to render the opinion described in this Section 7.1(l), the receipt of such opinion shall not be a condition of Parent to consummate the transactions contemplated by this Agreement. In rendering such opinion, Parent’s Counsel (or Parent’s Replacement Counsel, if applicable) shall be entitled to rely upon the representations contained in the Tax Representation Letters of Parent and the Company referred to in Section 6.19(b)(iv) hereto.
7.2   Conditions Precedent to Obligations of the Company.   The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Legal Requirements):
(a)   The Fundamental Representations of Parent shall be true and correct (except for Sections 5.2 and 5.9, which Sections shall be true and correct in all but de minimis respects) as of the date hereof as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date). The Ordinary Reps made by Parent disregarding all qualifications and exceptions contained therein relating to “materiality” or “Parent Material Adverse Effect” shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except for changes that, individually or in the aggregate, do not constitute a Parent Material Adverse Effect.
(b)   Parent shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Parent on or prior to the Closing Date.
(c)   There shall not be in effect any Order by a Governmental Entity of competent jurisdiction enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.
(d)   Any applicable approval or waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have been obtained or expired or been earlier terminated and any timing agreement delaying the Closing entered into in connection therewith shall have expired.
(e)   Since the date hereof, there shall not have been a Parent Material Adverse Effect.
(f)   Parent shall have delivered to the Company a copy of the Certificate of Designations that has been filed with the Secretary of State of the State of Delaware.
(g)   Nasdaq shall have completed its review of a “Listing of Additional Shares Notification Form” for listing of the any Share Consideration on the Nasdaq CM.
(h)   The Parent Voting and Support Agreements shall be in full force and effect at the Closing or the Parent Stockholder Approval shall have been obtained.
(i)   The Company shall have received the written opinion of Company’s Counsel (or if Company’s Counsel is unable to issue such an opinion, of another nationally recognized law firm proposed by Parent that is reasonably acceptable to the Company (“Company’s Replacement Counsel”)), dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, that notwithstanding the foregoing, if Company’s Counsel or Company’s Replacement Counsel is unable to render the opinion described in this Section 7.2(i) and but for a Dividend Recapitalization would be able to render the opinion described in this Section 7.2(i), the receipt of such opinion shall not be a condition of the Company to consummate the transactions contemplated by this Agreement. In rendering such opinion, Company’s Counsel (or Company’s Replacement Counsel, if applicable) shall be entitled to rely upon the representations contained in the Tax Representation Letters of Parent and the Company referred to in Section 6.19(b)(iv) hereto.
ARTICLE VIII
INDEMNIFICATION
8.1   Representation and Warranty Insurance.   Prior to the Closing, the Company shall use commercially reasonable efforts to provide to Parent such cooperation reasonably requested by Parent that is customary to obtain a claims made representation and warranty insurance policy (“Special Policy” ), including by reasonably assisting Parent in providing customary information as may reasonably be requested by any insurance broker or insurance carrier in connection therewith.
8.2   Indemnification by Company Equityholders.   Subject to the provisions of this Article VIII, from and after the Closing, the Company Equityholders, solely from the Special Escrow Deposit, hereby agree to indemnify and hold harmless Parent, its Affiliates and each of their respective directors, managers, officers and Affiliates (collectively, the “Parent Indemnitees” or “Indemnified Parties”) from and against any and all Losses of such Parent Indemnitees resulting from or arising out of the Special Matter.
8.3   Survival.   The representations and warranties in this Agreement and the covenants and agreements in this Agreement that by their terms are to be performed or complied with at or prior to the Closing (the “Pre-Closing Covenants” ), in each case, shall terminate effective as of the Closing, shall not survive the Closing for any purpose, and neither Parent or any of its Subsidiaries or any of its or their respective Affiliates nor the Company or any of its Subsidiaries or any Company Equityholder or any of its or their respective Affiliates shall have any liability with respect to any such representations or warranties or Pre-Closing Covenants, except in the case of Fraud. The Company Equityholders’ indemnification obligations under Section 8.2 shall survive until the settlement or other similar final resolution of the Special Matter (the “Special Matter Termination Date”). Any covenant or agreement contained herein that by its terms is to be performed or complied with after the Closing (“Post-Closing Covenants” ) shall survive the Closing until fully performed or fulfilled unless and only to the extent that non-compliance with such covenant or agreement is waived by the party entitled to such performance.
8.4   Limitations on Indemnification; Procedures.
(a)   The Special Escrow Deposit shall be the sole and exclusive source of recovery for any and all amounts payable to Parent or any of the other Parent Indemnitees pursuant to Article VIII, and then only for Losses resulting from or arising out of the Special Matter pursuant to Section 8.2 and in accordance with this Article VIII. Promptly following the Special Matter Termination Date, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to release and deliver from the Special Escrow Account, subject to the Escrow Agreement, any portion of the Special Escrow Deposit in excess of any unresolved bona fide claim made pursuant to Section 8.2 within five (5) Business Days after the Special Matter Termination Date, (i) to the Paying Agent, for further distribution to the Company Equityholders (other than holders of Vested Company Options that are Employee Options) and (ii) to Parent (or its designee) for further distribution to the holders of Vested Company Options that are Employee Options on the next regularly scheduled payment date, through the payroll system of Parent or a Subsidiary of Parent subject to applicable Tax withholding, in each case, in accordance with the percentage of such amount payable to each Company Equityholder based on their respective Pro Rata Shares as set forth in the Closing Consideration Schedule.
(b)   The amount of any and all Losses will be determined net of any current liability in respect of the Special Matter included in the calculation of Net Working Capital as of the Measurement Time as finally determined pursuant to Section 2.9(b). The amount of any and all Losses will also be determined net of any amounts actually recovered by any Parent Indemnitees under insurance policies or otherwise with respect to such Losses (and Parent will, and will cause its Subsidiaries to, use commercially reasonable efforts to recover under any applicable insurance policies).
8.5   Defense of the Special Matter.   Following the Closing, the Indemnified Parties may assume defense of the Special Matter (and will use commercially reasonable efforts to successfully conduct such defense and promptly resolve the Special Matter); provided, however, that no Indemnified Party will agree to the entry of any judgment or enter into any settlement or compromise with respect to the Special Matter without the prior written consent of the Stockholder Representative, on behalf of the Company Equityholders (not to be unreasonably withheld, conditioned or delayed). The Stockholder Representative shall have the right to participate in the defense of the Special Matter and to employ counsel of its own choosing, at its own cost, for such purpose, in each case on behalf of the Company Equityholders.
8.6   Sole and Exclusive Recourse.
(a)   Each of Parent and the Company hereby acknowledge and agree that the Indemnified Parties’ sole and exclusive remedy following the Closing against the Company Equityholders with respect to any breach of, or inaccuracy in, any representation or warranty or the failure to perform under any Pre-Closing Covenant, and with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated by this Agreement, shall be the Special Policy and the Special Escrow Deposit, except for Fraud or any breach of, or inaccuracy in, or failure to perform under any covenant or obligation, in each case, set forth in any separate written agreement, document or instrument to which such Company Equityholder is a party or signatory (including, for the avoidance of doubt, failure to comply with any requirement in such agreement to comply with any provision of this Agreement).
(b)   For the avoidance of doubt, any adjustments made to the Aggregate Merger Consideration pursuant to Section 2.9 shall not be considered “remedies” for purposes of this Section 8.6 and shall not be limited by the terms of this Section 8.6.

8.7   [INTENTIONALLY OMITTED]
8.8   Treatment for Tax Purposes. For all applicable Tax purposes, each party hereto and its respective Affiliates agree to treat any indemnity payment under this Article VIII as an adjustment to the Aggregate Merger Consideration, unless otherwise required by applicable Legal Requirement.
8.9   Acknowledgement; Waiver.
(a)   EXCEPT IN THE CASE OF FRAUD OR ANY BREACH OR DEFAULT IN PERFORMANCE OF ANY POST-CLOSING COVENANT, OTHER THAN THE REMEDIES EXPRESSLY PROVIDED FOR IN THIS ARTICLE VIII IN RESPECT OF THE SPECIAL MATTER, THE PURCHASE PRICE ADJUSTMENT PROVISIONS OF SECTION 2.9, ANY AVAILABLE REMEDIES UNDER ANY OTHER TRANSACTION DOCUMENTS AND ITS RESPECTIVE RIGHTS OF SPECIFIC PERFORMANCE UNDER SECTION 10.8, EACH OF PARENT, THE COMPANY (FROM AND AFTER THE CLOSING), MERGER SUB AND MERGER SUB II, ON THEIR OWN BEHALF AND ON BEHALF OF THEIR AFFILIATES, HEREBY EXPRESSLY WAIVES AND RELEASES ANY REMEDY, LIABILITY AND ANY RIGHTS IT MAY HAVE AGAINST ANY COMPANY EQUITYHOLDER OR ANY OF THEIR RESPECTIVE AFFILIATES ARISING OUT OF, RELATING TO OR RESULTING FROM THIS AGREEMENT AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY PURSUANT TO LAW OR EQUITY OR OTHERWISE. FURTHERMORE, PARENT, THE COMPANY (FROM AND AFTER THE CLOSING), MERGER SUB AND MERGER SUB II, ON THEIR OWN BEHALF AND ON BEHALF OF THEIR AFFILIATES, EACH COVENANTS NOT TO SUE OR OTHERWISE THREATEN ANY CLAIM THAT INCLUDES ANY REMEDY WAIVED BY THE PRECEDING. PARENT, THE COMPANY (FROM AND AFTER THE CLOSING) MERGER SUB AND MERGER SUB II, ON THEIR OWN BEHALF AND ON BEHALF OF THEIR AFFILIATES, EACH AGREES THAT, TO THE EXTENT REQUIRED BY APPLICABLE LEGAL REQUIREMENT TO BE EFFECTIVE, THIS AGREEMENT AND THE WAIVERS AND RELEASES CONTAINED IN THIS SECTION 8.9(a) ARE CONSPICUOUS.
(b)   Without limiting the generality of Section 8.9(a), except for Fraud or for any breach or default of any Post-Closing Covenant, other than the remedies expressly provided for in this Article VIII, the purchase price adjustment provisions of Section 2.9, any available remedies under any other Transaction Documents and its rights of specific performance under Section 10.8, Parent, on its own behalf and on behalf of its Subsidiaries (including, after the Closing, the Company and its Subsidiaries), and any of its and their respective agents, successors and permitted assigns (including Parent, each, a “Waiving Party”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Legal Requirement, any and all rights, claims and causes of action it may have against Company, any Company Equityholder or any of their respective Affiliates relating to the business conducted by the Company or any of its Subsidiaries, the operation of the Company and any of its Subsidiaries, or their respective businesses or relating to the subject matter of this Agreement or any of the transactions contemplated hereby, whether arising under, or based upon, any Legal Requirement (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived by the Waiving Parties. Parent, on its own behalf and on behalf of each Waiving Party, acknowledges and agrees that the Waiving Parties may not avoid such limitation on liability by seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived. The Parties acknowledge and agree that the limits imposed on the Waiving Parties’ remedies with respect to this Agreement and the transactions contemplated hereby were bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid by Parent hereunder.
(c)   EXCEPT FOR FRAUD (AS DEFINED IN THIS AGREEMENT) OR ANY BREACH OR DEFAULT OF ANY POST-CLOSING COVENANT, AND OTHER THAN THE REMEDIES PROVIDED FOR IN THIS ARTICLE VIII, THE PURCHASE PRICE ADJUSTMENT PROVISIONS OF SECTION 2.9, ANY AVAILABLE REMEDIES UNDER ANY OTHER TRANSACTION DOCUMENTS AND ITS RIGHTS OF SPECIFIC PERFORMANCE UNDER SECTION 10.8, PARENT, ON ITS OWN BEHALF AND ON BEHALF OF EACH WAIVING

PARTY, EXPRESSLY AND IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLES WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. PARENT, ON ITS OWN BEHALF AND ON BEHALF OF EACH WAIVING PARTY, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF ANY STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. PARENT, ON BEHALF OF THE WAIVING PARTIES, ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.
8.10   No Reliance. AS MODIFIED BY THE APPLICABLE DISCLOSURE SCHEDULE, THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY CONTAINED IN ARTICLE IV, AND OF PARENT, MERGER SUB AND MERGER SUB II IN ARTICLE V, OR IN ANY CERTIFICATE DELIVERED BY SUCH PARTY PURSUANT TO SECTION 2.3, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE PARTIES HERETO IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, AND SUCH CERTIFICATES DELIVERED BY SUCH PARTY PURSUANT TO SECTION 2.3, NEITHER COMPANY NOR PARENT MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE AND EACH OF COMPANY AND PARENT HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CONFIRMS THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V AND EACH PARTY ACKNOWLEDGES THAT THIS NO RELIANCE CONFIRMATION IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S WILLINGNESS TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 8.10 OR OTHERWISE, NOTHING IN THIS SECTION 8.10 SHALL IN ANY MANNER (I) LIMIT EITHER PARTY’S RIGHTS UNDER ARTICLE VIII OR (II) LIMIT, OR BE TAKEN INTO ACCOUNT IN EVALUATING THE MERIT OF, ANY CLAIM OF FRAUD.
8.11   Non-Recourse.   Any claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, performance or breach (whether willful, intentional or otherwise) of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as a Party. No Person who is not a named Party to this Agreement, including without limitation any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any named Party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities based upon, arising under, in connection with or related to this Agreement or for any claim based on, in respect of, arising out of, related to or by reason of this Agreement or its negotiation, execution, performance or breach (whether willful, intentional or otherwise); and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliate and expressly disclaims reliance on upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made (or alleged to have been made) in, in connection with, or as an inducement to this Agreement. Non-Party Affiliates are expressly intended as third party beneficiaries of this Section 8.11. Notwithstanding the foregoing, this Section 8.11 shall in no way limit the liabilities of Company Equityholders expressly set forth in the Company Voting and Support Agreements or Stock Letter of Transmittal.
ARTICLE IX
TERMINATION
9.1   Termination of Agreement. This Agreement may be terminated prior to the Closing only as provided below:

(a)   by Parent and Company if both agree to terminate this Agreement by mutual written consent at any time prior to the Closing;
(b)   by either Parent or Company (with respect to each of the following, treating Parent, Merger Sub and Merger Sub II as one):
(i)   if any Order of a Governmental Entity having the effect set forth in Section 7.1(c) or Section 7.2(c) shall be in effect and shall have become non-appealable, final and permanent at any time prior to the Closing and the terminating Party delivered written notice of such event to the other Party; provided, that no Party may terminate this Agreement pursuant to this Section 9.1(b)(i) if the Order described in this Section 9.1(b)(i) resulted primarily from such Party’s breach of any representation or warranty made by it herein or the failure of such Party to fulfill any of its covenants in this Agreement; and
(ii)   at any time on or after May 31, 2021 (such date, as extended pursuant to Section 10.8, the “Outside Date”) upon written notice to the other Party if the transactions contemplated by this Agreement shall not have been consummated on or prior to such date; provided, that no Party may terminate this Agreement pursuant to this Section 9.1(b)(ii) if such Party is in breach of any representation or warranty made by it herein or has failed to fulfill any of its covenants in this Agreement, and such breach or failure has prevented the satisfaction of the other Party’s conditions to Closing hereunder or was the primary cause of the failure to consummate the Closing prior to the Outside Date.
(c)   by Parent, on the one hand, or Company, on the other hand, by written notice to the other, if the other shall have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform: (i) would primarily give rise to the failure of a condition set forth in Section 7.1(a) or Section 7.1(b) (in the case of a breach or failure to perform by Company) or Section 7.2(a) or Section 7.2(b) (in the case of a breach or failure to perform by Parent) and (ii) cannot be or has not been cured prior to the earlier of: (A) the fifth (5th) Business Day prior to the Outside Date or (B) the date that is twenty (20) Business Days from the date that Parent or Company, as applicable, is notified by the other in writing of such breach or failure to perform; provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to (x) Parent if there has been a breach or failure to perform by Parent that would give the Company the right to terminate this Agreement pursuant to this Section 9.1(c) or (y) Company if there has been a breach or failure to perform by Company that would give Parent the right to terminate this Agreement pursuant to this Section 9.1(c) ;
(d)   by the Company, if (i) all the conditions set forth in Section 7.1 (other than those conditions that by their terms are required to be satisfied at the Closing, but all such conditions are then capable of being satisfied) shall have been satisfied or waived, (ii) the Parent has failed to consummate the Closing on the date on which the Closing is required to occur pursuant to Section 2.3, (iii) after the occurrence of the events described in the preceding clauses (i) and (ii), the Company has irrevocably (for the two (2) Business Day period described in the following clause (iii)) confirmed to Parent in writing that the Company is prepared and able to consummate the Closing in accordance with the terms of this Agreement, that if the Debt Financing were to be funded, will consummate the Closing in accordance with the terms of this Agreement and that all of the conditions to the Closing set forth in Section 7.2 have been satisfied or waived (other than conditions that, by their nature are to be satisfied at the Closing), and (iii) the Parent has failed to consummate the Closing within two (2) Business Days after such notification (it being understood that such confirmation remains in full force and effect at the close of business on such second (2nd) Business Day);
(e)   By Parent, if the Company shall have not delivered the executed Company Written Consent to Parent within twenty-four (24) hours of the execution of this Agreement; provided, that the right to terminate this Agreement under this Section 9.1(e) shall only be available to Parent until the earlier of (y) the date and time that the Company delivers the executed Company Written Consent to Parent and (z) the date that is five (5) Business Days after the execution of this Agreement; or
(f)   By Parent, if the Company shall have not delivered or caused to be delivered to Parent the executed Company Voting and Support Agreements listed on Section 7.1(j) of the Disclosure Schedule within twenty-four (24) hours of the execution of this Agreement; provided, that that the right to terminate this Agreement under this Section 9.1(f) shall only be available to Parent until the earlier of (y) the date and time that the Company delivers all such executed Company Voting and Support Agreements to Parent and (z) the date that is five (5) Business Days after the execution of this Agreement.
9.2   Effect of Termination.
(a)   In the event of the valid termination of this Agreement pursuant to Section 9.1, written notice thereof will be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made, and all obligations of the Parties hereunder (other than obligations under Section 6.2, Section 6.11(b)(ii), Section 6.24, this Section 9.2 and ARTICLE X, and any related definitions contained in any such Sections and Article, which shall survive termination) shall terminate without any liability of any Party to any other Party; provided, that notwithstanding the foregoing, subject to the terms and conditions of this Agreement, liability may exist for breach of, or otherwise with respect to, the provisions of this Agreement specified in the foregoing parenthetical (including, for the avoidance of doubt, Parent’s liability for the Termination Fee and Collection Costs, if applicable). Nothing in this Section 9.2 will be deemed to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement, subject to the terms and conditions of this Agreement. In the event of the termination of this Agreement, the Confidentiality Agreement will survive the termination of this Agreement for the period set forth therein.
(b)   In the event that this Agreement is validly terminated by the Company pursuant to Section 9.1(c) or Section 9.1(d) then Parent shall pay Sixty Million Dollars ($60,000,000) (the “Termination Fee”) to Company (or any designee of Company) within five (5) Business Days following such termination, payable by wire transfer of same day funds (it being understood that in no event shall Parent be required to pay the Termination Fee or any Collection Costs on more than one occasion). If Parent fails to promptly pay the Termination Fee when due pursuant to this Section 9.2, and, in order to obtain such payment, the Company commences a suit that results in a final and unappealable judgment against Parent for the payment of the Termination Fee, Parent shall pay to the Company or its designee its reasonable and documented out-of-pocket costs and expenses paid to independent third parties (including attorneys’ fees of outside counsel) in connection with any Action relating to the Termination Fee, together with interest on the Termination Fee at a rate per annum equal to four percent (4%) plus the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date of termination beginning on the date such payment was required to be made through the date of payment (such interest payment, together with the collection costs, the “Collection Costs”).
(c)   Notwithstanding anything to the contrary contained herein, except for (i) the Company’s remedies under the Confidentiality Agreement or in the event of Fraud, and (ii) the Company’s right to seek and obtain specific performance as to and to the extent permitted by Section 8.10 and the amounts contemplated by Section 10.8(c), the right of Company (or any designee of Company) to receive the Termination Fee (plus any Collection Costs, as applicable) pursuant to Section 9.2(b) (if payable pursuant to the terms thereof) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) of Company or any of its Affiliates against Parent and any of its Affiliates’ former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, advisers, attorneys, representatives, members, managers, general or limited partners or assignees (collectively, the “Parent Related Parties” ) for any and all breaches (whether knowing, willful, intentional or otherwise), losses, liabilities or damages, including, but not limited to, special, indirect or punitive damages, suffered or incurred by Company or any other Person in connection with this Agreement, the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither Company nor any other Person shall have any further or other recourse to, or rights or remedies against, or be entitled to bring or be entitled to assert, bring or maintain, and Company on behalf of itself and each its respective Affiliates, former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, representatives, members, managers, general or limited partners or assignees (collectively, the “Company Releasing Related Parties” ) hereby waives any right to assert, bring or maintain, any claim, demand, suit, action or proceeding against Parent any other Parent Related Party arising out of, under, or in connection with this Agreement, the negotiation, execution, performance, termination hereof, or breach of any representation, warranty, covenant or agreement hereunder (whether intentional, willful, negligent or otherwise) hereof, the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, whether by or through (a) attempted piercing of the corporate veil, (b) a claim by or on behalf of Parent or one of its Affiliates against another Parent Related Party or (c) any legal or equitable proceeding whether at law, in equity, in contract, in tort or otherwise. For the avoidance of doubt, under no circumstances will Company or any other Company Releasing Related Party be entitled to any monetary amounts (whether money damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages) in excess of the amount of the Termination Fee (plus any Collection Costs, as applicable). In the event this Agreement is terminated and Parent becomes obligated to pay the Termination Fee (plus any Collection Costs), no Company Releasing Related Party shall have the right to seek, obtain or be entitled to money damages (whether at law or in equity, in contract, in tort or otherwise) from any of Parent or Parent Related Parties in connection with this Agreement, the Debt Financing Commitment or in respect of any other agreement, theory of law or otherwise including for any breach, loss or damage under or related to this Agreement other than specifically set forth in this Section 9.2(c). While the Company may pursue both (x) a grant of specific performance prior to the Closing pursuant to Section 10.8 and the amounts contemplated by Section 10.8(c), on the one hand, and (y) the payment of the Termination Fee (plus any Collection Costs, as applicable) pursuant to Section 9.2(b), on the other hand, under no circumstances shall the Company or any other Company Releasing Related Party be entitled to receive both (1) a grant of specific performance and the amounts contemplated by Section 10.8(c) and (2) all or any portion of the Termination Fee (plus any Collection Costs, as applicable); provided; however, that, in the event Parent is compelled to effect the Closing pursuant to an Order granting specific performance in accordance with the terms of this Agreement, and Parent fails to effect the Closing notwithstanding such Order, the Termination Fee would remain available to the Company in lieu of specific performance and the consummation of the Closing. In addition, notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and of its Company Releasing Related Parties, hereby waives any claims against the Financing Parties and hereby agrees that in no event shall the Financing Parties have any liability or obligation to the Stockholder Representative, the Company or any Company Releasing Related Party relating to or arising out of this Agreement, the Debt Financing, the Debt Financing Commitments or the transactions contemplated hereby; provided, that notwithstanding the foregoing, nothing in this Section 9.2(c) shall in any way limit or modify the rights and obligations of Parent under the Debt Financing Commitments.
(d)   Notwithstanding anything to the contrary in the foregoing, the Parties acknowledge and agree that (i) the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and (ii) any payment of the Termination Fee (plus any Collection Costs, as applicable) is not a penalty but is liquidated damages in a reasonable amount that will compensate Company in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision and that, without these agreements, the parties would not enter into this Agreement.
(e)   In the event that this Agreement is validly terminated by Parent pursuant to Section 9.1(e) or 9.1(f), the Company shall pay to the Parent or its designee, or reimburse the Parent or its designee for, as applicable, the Purchasing Expenses. If Parent fails to promptly pay the Purchasing Expenses when due pursuant to this Section 9.2, and, in order to obtain such payment, Parent commences a suit that results in a final and unappealable judgment against the Company for the payment of the Purchasing Expenses, the Company shall pay to Parent or its designee its reasonable and documented out-of-pocket costs and expenses paid to independent third parties (including attorneys’ fees of outside counsel) in connection with any Action relating to the Purchasing Expenses, together with interest on the Purchasing Expenses at a rate per annum equal to four percent (4%) plus the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date of termination beginning on the date such payment was required to be made through the date of payment.

(f)   Notwithstanding this Article IX or anything in this Agreement to the contrary, subject to Section 10.8(b), Parent affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that Parent (or any of the Company or any of its Subsidiaries) obtain financing for or related to any of the transactions contemplated by this Agreement.
ARTICLE X
GENERAL
10.1   Entire Agreement.   This Agreement, together with the Disclosure Schedule, the Confidentiality Agreement and the other Transaction Documents contain the sole and entire agreements between the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous discussions, understandings, negotiations, and agreements (whether written or oral) among the Parties or between any of them with respect to the subject matter of this Agreement and the other Transaction Documents.
10.2   Successor and Assigns; Third-Party Beneficiaries.   Neither this Agreement, the Transaction Documents nor the rights and obligations hereunder or thereunder may be assigned, subcontracted or otherwise delegated or transferred without the prior written consent of the Stockholder Representative, Parent and Company. All of the terms, covenants, representations, warranties and conditions of this Agreement will be binding upon, and inure solely for the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns (and in the case of indemnities, for the benefit of all Persons indemnified). Nothing herein expressed or implied is intended or will be construed to confer upon or to give to any Person that is not a Party any rights, claims or remedies under or by reason of this Agreement or the other Transaction Documents, except as set forth in Section 6.3, Section 8.4, Section 8.11 and Section 10.10 and for parties expressly entitled to the protection of any indemnification provision of this Agreement. Notwithstanding the foregoing, each Financing Party is an express third party beneficiary of Sections 9.2, 10.3, 10.5 and this Section 10.2 and may enforce such provisions as if direct parties to this Agreement. Notwithstanding anything in this Agreement to the contrary, each Company Equityholder is an express third party beneficiary of Sections 6.13, 6.14, 6.16, 6.17, 6.21, 8.9, 8.10, and 8.11 and the Stockholder Representative may enforce such provisions on behalf of each Company Equityholder.
10.3   Amendments.   This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Parent, the Stockholder Representative and Company. The failure of any Party at any time or times to require performance of any provisions hereof will in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. Notwithstanding the foregoing, Sections 9.2, 10.2, 10.5 and this Section 10.3 and the definitions related thereto (solely as used in such sections) may not be amended in a manner materially adverse to any Financing Party without the prior written consent of such Financing Party.
10.4   Notices.   Unless otherwise provided herein, all notices, requests, consents, approvals, demands and other communications to be given hereunder (collectively, “Notices”) will be in writing and will be deemed given upon (a) email transmission (so long as such transmission does not generate an error message or notice of non-delivery) to the extent transmitted by 5:00 p.m. (local time of recipient) on a Business Day or if transmitted after such time on a Business Day or any other day, the Business Day next following the day of the transmission of e-mail, (b) confirmed delivery by a reputable overnight carrier or when delivered by hand, (c) actual receipt or (d) the expiration of four (4) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice):
If to Parent, to:
AdaptHealth Corp.
220 W. Germantown Pike, Suite 250

Plymouth Meeting, PA
Attn: General Counsel
Email: cjoyce@adapthealth.com
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Michael E. Brandt and Danielle Scalzo
Email: mbrandt@willkie.com and dscalzo@willkie.com
If to Company, to:
AeroCare Holdings, Inc.
3325 Bartlett Blvd.
Orlando, FL 32811
Attn: Stephen P. Griggs
Email: sgriggs@aerocareusa.com
with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018-1405
Attention: Stuart L. Rosenthal and Matthew M. Mauney
Email:   srosenthal@goodwinlaw.com
            mmauney@goodwinlaw.com
If to the Stockholder Representative, to:
Peloton Equity, LLC
c/o Peloton Equity
66 Field Point Road, 2nd Floor
Greenwich, CT 06830
Attention: General Counsel & Ted Lundberg
Email: tlundberg@pelotonequity.com
with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018-1405
Attention: Stuart L. Rosenthal and Matthew M. Mauney
Email:   srosenthal@goodwinlaw.com
            mmauney@goodwinlaw.com
10.5   Governing Law; Venue; Service of Process; Waiver of Jury Trial.
(a)   This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
(b)   Each of the Parties hereto irrevocably and unconditionally agrees that any and all disputes, claims or proceedings arising out of, relating to or in connection with this Agreement or its subject matter and the rights and obligations arising hereunder, or for recognition and enforcement of any settlement or judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, a state or federal court sitting in the State of Delaware). Each of the Parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.4 or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Agreement, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of Notices in Section 10.4. Nothing in this Section 10.5, however, shall affect the right of any Party hereto to serve legal process in any other manner permitted by law.
(c)   EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH (INCLUDING THE DEBT FINANCING COMMITMENT), OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR OMISSIONS OF ANY PARTY IN CONNECTION WITH ANY SUCH AGREEMENTS, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD-PARTY CLAIM OR OTHERWISE. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.
(d)   Notwithstanding anything herein to the contrary, each of the parties hereto agrees (i) that it will not bring or support, or permit any its Affiliates to bring or support, any Legal Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties arising out of, or relating to, the transactions contemplated hereby, the Debt Financing Commitments, the Debt Financing or the performance of services thereunder or related thereto in any forum other than the state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court, (ii) to waive and hereby waives any right to trial by jury in respect of any such Legal Proceeding and (iii) that any such Legal Proceeding shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such State that would result in the application of the laws of any other state.

10.6   Severability. In the event that any of the provisions hereof is held to be invalid or unenforceable under applicable Legal Requirements, the remaining provisions hereof will not be affected thereby. In such event, the Parties hereto agree and consent that such provisions and this Agreement will be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions which were held to be invalid or unenforceable.
10.7   Transaction Costs and Expenses. Except as otherwise expressly provided in this Agreement, the Company and the Stockholder Representative, on the one hand, and Parent, Merger Sub and Merger Sub II, on the other hand, shall bear all of their own costs, fees and expenses, if any, incurred by or on their behalf in connection with this Agreement, the other Transaction Documents and the transactions covered hereby; provided, that fees associated with the Paying Agent and the Escrow Agent, all filing fees pursuant to the HSR Act, and the premiums of the Tail Policy (subject to the proviso in Section 6.3(b)) and the Special Policy each shall be borne equally by the Company and Parent; provided, further, that any Transfer Taxes that arise from the consummation of the transactions contemplated by this Agreement shall be borne as set forth in Section 6.19(a). The costs, fees and expenses to be paid by the Company may be (a) paid by the Company prior to the Closing or (b) included in Selling Expenses and thus taken into consideration in the calculation of the Aggregate Merger Consideration.
10.8   Specific Enforcement.
(a)   Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including by failure to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or were otherwise breached (including the obligation of the Parties to consummate such transactions contemplated by this Agreement in accordance with the terms and subject to the conditions of this Agreement). Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the valid termination of this Agreement and, as and when required pursuant to Section 9.2, payment of the Termination Fee (plus any Collection Costs, as applicable) to the Company, each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement including Parent’s (subject to Section 10.8(b)) or the Company’s obligation to consummate the transactions contemplated by this Agreement if required to do so hereunder. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity, and (y) any requirement under Legal Requirement to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.
(b)   Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that the Company shall not be entitled to specific performance or other equitable remedies (or to seek specific performance or other equitable remedies) to cause Parent to effect the Closing, unless (i) all conditions in Sections 7.1 have been satisfied or waived (other than those conditions that by their terms are required to be satisfied at the Closing, but all such conditions are then capable of being satisfied), (ii) the Debt Financing has been funded in accordance with the terms thereof or the Financing Parties have confirmed in writing that such Debt Financing will be funded at the Closing, (iii) the Company irrevocably (for the two (2) Business Day period described in the following clause (iv)) has notified Parent in writing that all of the conditions in Section 7.2 have been satisfied or waived (other than those conditions that by their terms are required to be satisfied at the Closing, but all such conditions are then capable of being satisfied) and that the Company is ready, willing and able to consummate the Closing if specific performance is granted and the Debt Financing is funded, and (iv) Parent failed to consummate the Closing within two (2) Business Days following the date the Closing was required to have occurred pursuant to Section 2.2. In the event this Agreement is terminated, other than the Termination Fee (plus any Collection Costs) or any amounts contemplated by Section 10.8(c), no Company Releasing Related Party shall have the right to seek, obtain or be entitled to money damages (whether at law or in equity, in contract, in tort or otherwise) from any of Parent or Parent Related Parties in connection with this Agreement, the Debt Financing Commitment or in respect of any other agreement, theory of law or otherwise including for any breach, loss or damage under or related to this Agreement other than specifically set forth in Section 9.2(b).While the Company may pursue both (x) a grant of specific performance prior to the Closing pursuant to Section 10.8 and the amounts contemplated by Section 10.8(c), on the one hand, and (y) the payment of the Termination Fee (plus any Collection Costs, as applicable) pursuant to Section 9.2(b), on the other hand, under no circumstances shall the Company or any other Company Releasing Related Party be entitled to receive both (1) a grant of specific performance and the amounts contemplated by Section 10.8(c) and (2) all or any portion of the Termination Fee (plus any Collection Costs, as applicable); provided; however, that, in the event Parent is compelled to consummate the Closing pursuant to a valid Order granting specific performance made in accordance with the terms of this Agreement, and Parent fails to so consummate the Closing notwithstanding such Order, then the Termination Fee would remain available to the Company in lieu of specific performance and the consummation of the Closing. Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that (x) in no event shall the Company or any other Person be entitled to enforce, seek to enforce, or seek the remedy of specific performance with respect to Parent’s rights under the Debt Financing Commitments against the Debt Financing Sources or (y) be entitled to specific performance or other equitable remedies (or to seek specific performance or other equitable remedies) to cause Parent to effect the Closing if the Debt Financing has not been funded (or will not be funded at the Closing if the transactions completed by this Agreement shall be consummated at the Closing).
(c)   To the extent that any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date will automatically be extended to (i) the twentieth (20th) Business Day after such Legal Proceeding is no longer pending or (ii) such other date established by the Governmental Entity presiding over such Legal Proceeding. In the event that any aggrieved Party or Parties prevail in any final and unappealable judgment of any Legal Proceeding commenced to enforce the terms of this Section 10.8 all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by such aggrieved Party or Parties in such Legal Proceeding will be reimbursed by the non-prevailing Party.
10.9   Disclosure Schedule.   The Disclosure Schedule is incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in the Disclosure Schedule shall be deemed to refer to this entire Agreement, including the Disclosure Schedule. The Disclosure Schedule has been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however any information set forth in or incorporated into any section of the Disclosure Schedule shall be deemed to be disclosed in any other section of the Disclosure Schedule to the extent that (i) it is reasonably apparent on the face of such disclosure that such information is relevant to such other section thereof or (ii) such information is cross-referenced in such other section thereof. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedule shall not (a) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand the scope of Company’s representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission to any third party of liability or obligation regarding such matter. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule; such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. The specification of any dollar amount in the representations or warranties contained in this Agreement or included in the Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts in any dispute or controversy as to whether any obligation, item or matter not described therein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

10.10   Appointment of the Stockholder Representative.
(a)   By executing a Stock Letter of Transmittal or the Company Written Consent or, in the case of a Company Optionholder, participating in the Mergers and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Mergers, each Company Equityholder shall be deemed to have irrevocably constituted and appointed, effective from and after the date hereof, the Stockholder Representative as the representative, agent, proxy and attorney-in-fact for and on behalf of each Stockholder to act as the Stockholder Representative for all purposes in connection with this Agreement and any agreements ancillary hereto with full power and authority to take all actions under this Agreement and any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement.
(b)   The Stockholder Representative shall have the authority to take any and all actions it believes are required, permitted, necessary, desirable or appropriate under this Agreement or any agreement ancillary hereto, including giving and receiving any notice or instruction permitted or required under this Agreement, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto or thereto, conducting negotiations with Parent, Merger Sub or Merger Sub II or any Surviving Company and their respective agents regarding such claims, dealing with Parent and any Surviving Company under this Agreement, taking any other actions specified in or contemplated by this Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Company Equityholders authorize the Stockholder Representative to act for and on behalf of the Company Equityholders as if the Company Equityholders were acting on their own behalf, including:
(i)   taking any and all actions as the Stockholder Representative may, in its sole discretion, deem necessary or advisable in respect of: (A) waiving any inaccuracies in the representations or warranties of Parent, Merger Sub I or Merger Sub II contained in this Agreement or in any document delivered by Parent, Merger Sub I or Merger Sub II in connection with this Agreement or the transactions contemplated hereby; (B) taking such other action as the Stockholder Representative is authorized to take under this Agreement (including executing and delivering any documents and incurring any costs and expenses, in each case, on behalf of the Company Equityholders); (C) receiving all documents or certificates and making all determinations required under this Agreement; (D) making any and all determinations and taking all such actions which may be required or permitted in connection with the implementation of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby or to otherwise carry out the responsibilities of the Stockholder Representative contemplated by this Agreement or any Transaction Documents, including any waiver of any obligation of Parent, Merger Sub I, Merger Sub II or any Surviving Company;
(ii)   giving and receiving notices, documents and communications given or to be given to or by the Company Equityholders under or in connection with this Agreement and/or any of the Transaction Documents and accepting service of legal process in connection with any Legal Proceeding arising in connection with this Agreement;
(iii)   negotiating, defending, settling, compromising and otherwise handling and resolving any and all claims and disputes with Parent, Merger Sub, Merger Sub II, the Surviving Company (but only from and after the Closing) and any other Parent Indemnitees arising out of or in connection with this Agreement or the Transaction Documents;
(iv)   retaining legal counsel, accountants, consultants and other experts and incurring other expenses in connection with all matters and things set forth or necessary with respect to this Agreement or the Transaction Documents and the transactions contemplated hereby and thereby as the Stockholder Representative may in its sole discretion deem necessary or advisable; and
(v)   making any other decision or election or exercising such rights, power and authority as are incidental to the foregoing.
(c)   Upon execution of a Stock Letter of Transmittal or the Company Written Consent, each Company Equityholder acknowledges and agrees (i) that upon any delivery by the Stockholder

Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Stockholder Representative, such Company Equityholder shall be bound by such documents as fully as if such Company Equityholder had executed and delivered such documents and (ii) to be bound by the provisions set forth in this Section 10.10 as if they were a party to this Agreement.
(d)   The Stockholder Representative may resign at any time. Upon the resignation, death, disability or incapacity of the initial Stockholder Representative, then such Person as is appointed by the Company Equityholders who held a majority of the voting power of the Company Capital Stock immediately prior to the Closing shall become the Stockholder Representative; provided, that no appointment of a successor shall be effective prior to the delivery to Parent of written notice thereof from such Company Equityholders.
(e)   In the performance of its duties hereunder, the Stockholder Representative shall be entitled to (i) rely upon any document or instrument reasonably believed by it to be genuine and (ii) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so. Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Stockholder Representative in connection herewith shall be absolutely and irrevocably binding upon the Company Equityholders as if such Company Equityholder had taken such action, exercised such rights, power or authority or made such decision or determination in its individual capacity, and Parent may rely upon such action, exercise of right, power, or authority or such decision or determination of the Stockholder Representative as the action, exercise, right, power, or authority, or decision or determination of such Company Equityholders, and no Company Equityholder shall have the right to object, dissent, protest or otherwise contest the same. Parent is hereby relieved from any liability to any Person for any acts done by the Stockholder Representative and any acts done by Parent in accordance with any decision, act, consent or instruction of the Stockholder Representative.
(f)   The Stockholder Representative (including in respect of its holding and disbursement of the Representative Expense Amount) will incur no liability of any kind with respect to any action or omission by the Stockholder Representative in connection with the Stockholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Stockholder Representative’s fraud or willful misconduct in connection with this Agreement; provided, that in no event shall the Stockholder Representative be liable hereunder or in connection herewith for any indirect, punitive or special damages. The Stockholder Representative may, in all questions arising under this Agreement, rely on the advice of counsel and other experts and advisers and shall not be liable for any action or omission pursuant to the advice of counsel or any other experts or advisers. The Company Equityholders will indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto and for service as the Stockholder Representative, in each case as such Representative Loss is suffered or incurred by the Stockholder Representative or any of its Affiliates and any of their respective managers, directors, officers, employees, agents, members, partners, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case, relating to the Stockholder Representative’s conduct as Stockholder Representative; provided, that in the event that any such Representative Loss is finally adjudicated by a court of competent jurisdiction to have been directly caused by the fraud or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Equityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud or willful misconduct. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this Section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(g)   The Stockholder Representative will be entitled to full reimbursement for all expenses, disbursements and advances (including service fees and disbursements of its counsel, experts, advisors, consultants, agents or other representatives, including Affiliates of the Stockholder Representative) incurred by or on behalf of the Stockholder Representative in such capacity from the Representative Expense Amount in accordance with the terms of this Agreement. If not paid directly to the Stockholder Representative by the Company Equityholders, any such expenses, disbursements and advances or other Representative Losses may be recovered by the Stockholder Representative from the Representative Expense Amount and/or the amounts in the Adjustment Escrow Account at such time as remaining amounts would otherwise be distributable to the Company Equityholders; provided, that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Equityholders from their obligation to promptly pay such losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Equityholders or otherwise. Funds held as the Representative Expense Amount need not be invested and shall accrue no interest. In furtherance of the foregoing, notwithstanding anything in this Agreement to the contrary, the Stockholder Representative shall have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Company Equityholders (in the case of the Company Optionholders, through any Surviving Company) pursuant to this Agreement at the Closing or thereafter (including to establish such reserves as the Stockholder Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable). To the extent that the amount included in the Representative Expense Amount exceeds such expenses, disbursements or advances, the Stockholder Representative will, at such time as it deems reasonable in its sole discretion, pay such excess to the Company Equityholders in accordance with their respective percentages contributed to the Representative Expense Amount set forth on the Closing Consideration Schedule; provided, that any of such amount allocable to Company Optionholders shall be paid to the Second Surviving Company for further distribution to the Company Optionholders in accordance with the Closing Consideration Schedule.
(h)   The appointment of the Stockholder Representative hereunder is duly made and irrevocable and any action taken by the Stockholder Representative pursuant to the authority granted in this Section 10.10 shall be effective and binding as the action of the Stockholder Representative under this Agreement.
10.11   Counterparts.   This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement. Execution and delivery of this Agreement by exchange of facsimile or other electronically transmitted counterparts bearing the signature of a Party shall be equally as effective as delivery of a manually executed counterpart of such Party.
10.12   Further Assurance.   If at any time after the Closing any further action is reasonably necessary or desirable to fully effect the transactions contemplated by this Agreement, each of the Parties will, subject to the terms and conditions hereof, take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request in connection therewith.
10.13   Legal Representation   .
(a)   Each of the Parties acknowledges and agrees that Goodwin Procter LLP (“Goodwin” ) has acted as counsel to the Company, the Company’s Subsidiaries and the Stockholder Representative and certain of the Company Equityholders in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby.
(b)   Parent hereby consents and agrees to, and agrees to cause the Surviving Companies and their respective Subsidiaries to consent and agree to, Goodwin representing the Stockholder Representative and/or any of the Company Equityholders after the Closing, including with respect to disputes in which the interests of the Stockholder Representative or a Company Equityholder may be directly adverse to Parent and its Subsidiaries (including the Surviving Companies and their respective Subsidiaries), and even though Goodwin may have represented the Company its Subsidiaries and/or certain of the

Company Equityholders in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company, its Subsidiaries and/or certain of the Company Equityholders. Parent further consents and agrees to, and agrees to cause the Surviving Companies and their respective Subsidiaries to consent and agree to, the communication by Goodwin to the Stockholder Representative and/or any Company Equityholder in connection with any such representation of any fact known to Goodwin arising by reason of Goodwin’s prior representation of the Company, Subsidiaries and/or certain of the Company Equityholders.
(c)   In connection with the foregoing, Parent hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Companies and their respective Subsidiaries to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Goodwin’s prior representation of the Company, its Subsidiaries and/or certain of the Company Equityholders in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby and (ii) Goodwin’s representation of the Stockholder Representative and/or any Company Equityholder prior to and after the Closing.
(d)   Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Companies and their respective Subsidiaries, that all communications in any form or format whatsoever between or among any of Goodwin, the Company, any of the Company’s Subsidiaries, the Stockholder Representative, any Company Equityholder, or any of their respective directors, officers, employees or other representatives to the extent related to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Company Equityholders, shall be controlled by the Stockholder Representative on behalf of the Company Equityholders and shall not pass to or be claimed by Parent, the Surviving Companies or any of their respective Subsidiaries. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Stockholder Representative and the Company Equityholders, shall be controlled by the Stockholder Representative on behalf of the Company Equityholders and shall not pass to or be claimed by Parent, the Surviving Companies or any of their Subsidiaries.
(e)   Notwithstanding the foregoing, in the event that a dispute arises between Parent, any Surviving Company or any of their Subsidiaries, on the one hand, and a third party other than the Stockholder Representative, any Company Equityholder or any of their Affiliates, on the other hand, Parent, such Surviving Company or its Subsidiaries may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Parent, any Surviving Company or its Subsidiaries may waive such privilege without the prior written consent of the Stockholder Representative. In the event that Parent, any Surviving Company or any of their Subsidiaries is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Parent shall immediately (and, in any event, within two (2) Business Days) notify the Stockholder Representative in writing (including by making specific reference to this Section 10.13(e)) so that the Stockholder Representative can seek a protective order and Parent agrees to use all commercially reasonable efforts to assist therewith.
(f)   To the extent that Privileged Deal Communications maintained by Goodwin constitute property of its clients, only the Stockholder Representative shall hold such property rights and Goodwin shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between Goodwin, on the one hand, and Parent, the Company or any of its Subsidiaries, on the other hand.
(g)   Parent agrees that it will not, and that it will cause each Surviving Company and each of its Subsidiaries not to, (i) access or use the Privileged Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Stockholder Representative waive the attorney-client or other privilege, or by otherwise asserting that Parent, the Company or any Subsidiary thereof has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from Goodwin or any other Person. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if, prior to the Closing, the

Company, any of the Company’s Subsidiaries, the Stockholder Representative and/or any Company Equityholder, or any of their respective directors, officers, employees or other representatives, takes any action to protect from access or remove from the premises of the Company or any of the Subsidiaries of the Company (or any offsite back-up or other facilities) any Deal Communications, including without limitation by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.
COMPANY:
AEROCARE HOLDINGS, INC.
By:
/s/ Stephen P. Griggs

Name: Stephen P. Griggs
Title: Chief Executive Officer
[Signature page to Agreement and Plan of Merger]

STOCKHOLDER REPRESENTATIVE:
PELOTON EQUITY, LLC
By:
/s/ Theodore B. Lundberg

Name: Theodore B. Lundberg
Title: Manager
[Signature page to Agreement and Plan of Merger]

PARENT:
ADAPTHEALTH CORP.
By:
/s/ Luke McGee

Name: Luke McGee
Title: Chief Executive Officer
MERGER SUB:
AH APOLLO MERGER SUB INC.
By:
/s/ Luke McGee

Name: Luke McGee
Title: Chief Executive Officer
MERGER SUB II:
AH APOLLO MERGER SUB II INC.
By:
/s/ Luke McGee

Name: Luke McGee
Title: Chief Executive Officer
[Signature page to Agreement and Plan of Merger]

EXHIBIT A
DEFINITIONS
“Accredited Investor” means a Person that (a) is, as of the First Effective Time, an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act and (b) delivers an executed Accredited Investor Questionnaire to Parent by the Accredited Investor Questionnaire Deadline stating that such Person is an “accredited investor” and agreeing to the transfer restrictions related to the Share Consideration contained therein, unless the Company otherwise determines that such Company Equityholder is not an Accredited Investor
“Adjustment Escrow Account” means the escrow account created pursuant to the Escrow Agreement in respect of the Adjustment Escrow Deposit.
“Adjustment Escrow Deposit” means $10,000,000.
“Affiliate” means, with respect to an entity, any other entity controlling, controlled by or under common control with such entity. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by Contract or otherwise.
“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.
“Aggregate Exercise Amount” means the aggregate per share exercise price of all of the Vested Company Options (including, for the avoidance of doubt, any Vested Company Options that are Vested Substitute Options), in each case outstanding immediately prior to the First Effective Time.
“Aggregate Merger Consideration” means an amount equal to (1) $1,100,000,000; plus (2) the Aggregate Parent Stock Value, minus (3) the Selling Expenses; minus (4) the Closing Indebtedness; plus (5) the Closing Cash; plus (6) the Net Working Capital Adjustment Amount as of the Measurement Time (which may be a positive or negative dollar amount); plus (7) the Aggregate Exercise Amount plus (8) the Excess Capital Equipment Adjustment; minus (9) the Final Provider Relief Adjustment; plus (10) the M&A Adjustment.
“Aggregate Parent Stock Value” means an amount equal to the Share Consideration Amount multiplied by the Parent Stock Value.
“Aggregate Shares” means the sum of (a) the number of shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time including, for the avoidance of doubt, without duplication, the aggregate number of shares of Company Common Stock issuable upon conversion of shares of Company Series C Preferred Stock as contemplated by Section 2.4(b), plus (b), without duplication of any shares included in (a), the aggregate number of shares of Company Common Stock issuable upon exercise of the Vested Company Options that are outstanding immediately prior to the First Effective Time.
“Aggregate Stimulus Funds” means the aggregate amount of stimulus funds or other similar amounts received by the Company or any of its Subsidiaries in connection with and pursuant to any COVID-19 related Legal Requirement, including programs created by the CARES Act.
“AI Aggregate Shares” means the number of Aggregate Shares held by Accredited Investors.
“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of July 1, by and between the Company and certain of its equityholders, as amended by the Amendment to the Registration Rights Agreement, dated as of the date hereof.
“Anti-Corruption Laws” means U.S. Foreign Corrupt Practices Act of 1977, as amended, and similar Legal Requirements in any applicable foreign jurisdiction.
“Borrowed Money Debt” means, with respect to the Company and its Subsidiaries, any Indebtedness contemplated by clauses (a) or (b) of the definition thereof, including any Indebtedness incurred in connection with a Dividend Recapitalization.

“Business” means the business of the Company and its Subsidiaries as conducted during the twelve (12) months immediately preceding the Closing Date.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by law to be closed.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Cash on Hand” means all cash and cash equivalents of the Company and its Subsidiaries, in each case, determined in accordance with the Preparation Methodology, but excluding (a) Restricted Cash, (b) any security deposits, (c) cash funded on the Closing Date by the Parent or any of its Affiliates and (d) any amounts held for the benefit of a Person that is not the Company or its Subsidiaries, including any security deposit or escrow. For the avoidance of doubt, Cash on Hand shall (i) be calculated net of issued but uncleared checks and drafts written or issued by the Company or its Subsidiaries and (ii) include (A) checks, deposits in transit (to the extent any corresponding asset was correspondingly reduced in Net Working Capital) and drafts deposited for the account of the Company or any of its Subsidiaries and (B) any deposits and cash held as collateral in respect of outstanding letters of credit.
“Cash Option Consideration” means, in respect of each Vested Cash-Out Option, an amount in cash equal to (a) (i) the Common Per Share Amount, minus (ii) the applicable per share exercise price of such Vested Cash-Out Option multiplied by (b) the number of shares of Company Common Stock issuable upon exercise of such Vested Cash-Out Option as of immediately prior to the First Effective Time.
“Certificate of Designations” means the Series C Certificate of Designation, Preferences and Rights, in substantially the form attached hereto as Exhibit L.
“Change in Control Payment” means any transaction, retention, change in control or similar bonuses, severance payments and other employee-related change of control payments payable by the Company or its Subsidiaries as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith to the extent such amounts are accrued (or required to be accrued) as of the Closing Date) solely as a result of the consummation of the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, a severance payment for an employee of the Company or its Subsidiaries (including the employer portion of any withholding, payroll, employment or similar Taxes associated therewith) that is triggered by the occurrence of (i) the transactions contemplated by this Agreement, followed by (ii) a subsequent termination at or after the Closing Date of such employee’s employment with the Company or any of its Subsidiaries shall not be deemed a Change in Control Payment, unless such employee has the right to resign and collect severance solely as a result of the transactions contemplated by this Agreement without any additional act or omission by Parent or any of its Affiliates.
“Charter Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation or association and by-laws, the limited liability company agreement, or limited partnership agreement or other agreement or agreements that establish the legal personality of such Person, together with any stockholders agreement by and between such Person and its equityholders, in each case as amended to date.
“Claim” means (a) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (b) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.
“Closing Cash” means the Cash on Hand held by the Company and its Subsidiaries as of the Measurement Time.
“Closing Indebtedness” means the aggregate amount of Indebtedness as of immediately prior to the Closing.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any amending or superseding tax laws of the United States of America.

“Common Per Share Amount” means the quotient of (a) the Estimated Aggregate Merger Consideration, divided by (b) the Aggregate Shares.
“Common Per Share Cash Amount” means an amount in cash equal to (a) the Common Per Share Amount minus (b) the Value of the Common Per Share Stock Issuance Amount.
“Common Per Share Stock Issuance Amount” means the number of shares equal to a fraction, the numerator of which is (a) the Share Consideration Amount, and the denominator of which is (b) the AI Aggregate Shares.
“Common Stock Share Consideration” means a number of shares of Common Stock equal to the lesser of (i) the Share Consideration Amount and (ii) the maximum number of shares of Common Stock as are issuable by the Company without obtaining prior shareholder approval pursuant to Nasdaq listing rule 5635.
“Common Stockholder” means any holder of Company Common Stock immediately prior to the First Effective Time.
“Company Capital Stock” means the Company Common Stock and the Company Series C Preferred Stock taken together.
“Company Common Stock” means shares of common stock, par value $0.001 per share, of the Company.
“Company Equity Plan” means AeroCare Holdings, Inc. 2012 Stock Option and Grant Plan.
“Company Equityholders” means the Stockholders and the Company Optionholders.
“Company Option” means an option, whether vested or unvested, to purchase Company Common Stock issued under the Company Equity Plan.
“Company Optionholder” means each holder of Company Options.
“Company Series C Preferred Stock” means the Series C Preferred Stock, par value $0.001 per share, of the Company.
“Company Systems” means all of the following owned, used by or for, or otherwise relied on by, the Company or any of its Subsidiaries: computers, servers, hardware, software, firmware, middleware, databases, networks, routers, hubs, switches, data communication and telecommunication equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or software systems, including any outsourced systems and processes (e.g., hosting locations).
“Compliant” means, with respect to any Required Financial Information, that (a) such Required Financial Information, taken as a whole, does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information not misleading, in light of the circumstances under which the statements contained in such Required Financial Information were made, (b) such Required Financial Information complies with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of debt securities on Form S-1 by a non-accelerated filer (or non-large accelerated filer) (excluding the Excluded Information and other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities), (c) the Company’s auditors have not objected to the use of their audit opinion(s) related to any audited financial statements (of the Company and its Subsidiaries) included in the Required Financial Information that is to be included in a customary offering memorandum for the offering of high yield debt securities by Parent and (d) the financial statements and other financial information of the Company and its Subsidiaries included in the Required Financial Information that is to be included in a customary offering memorandum for the offering of high yield debt securities by Parent (or one of its Affiliates) are of a date and are otherwise sufficient, in each case, to permit the Company’s independent accountants to issue customary “comfort” letters with respect to such financial statements and financial information to the Debt Financing Sources providing the portion of the Debt Financing consisting of high yield debt securities (including customary “negative assurance” comfort) in order to consummate any offering by Parent (or one of its Subsidiaries) of non-convertible high yield debt securities under Rule 144A.
“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of June 11, 2018, between QMES LLC and AeroCare Holdings, Inc., as amended from time to time.
“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or with or exemption by such Person.
“Contract” means any contract, commitment, lease, license, mortgage, bond, note or other instrument evidencing indebtedness, or other legally binding commitment, arrangement or agreement, and all amendments, waivers or other changes thereto.
“Conversion Rate” has the meaning set forth in the Certificate of Designations.
“Covered Person” means each current or former director, manager, employee and officer of the Company or its Subsidiaries, and their respective Affiliates.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any Law, order, directive or guideline by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act, that provides for any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any similar restrictions
“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, sorting, treatment, manipulation, performance of operations on, enhancement, aggregation, destruction, security or disposal of any data or information (including Personal Data), databases, or collections of information.
“Debt Financing Sources” means the financial institutions identified in the Debt Financing Commitment, together with each other Person that commits to provide or otherwise provides the Debt Financing, whether by joinder to the Debt Financing Commitment or otherwise.
“Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of Parent increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (i) such derivative security conveys any voting rights in any Equity Security, (ii) such derivative security is required to be, or is capable of being, settled through delivery of any Equity Security or (iii) other transactions that hedge the value of such derivative security.
“DGCL” means the General Corporation Law of the State of Delaware, as amended.
“Employee Option” means each Company Option that was granted to the holder in the holder’s capacity as an employee of the Company or its Subsidiaries for applicable employment Tax purposes as specified in the Closing Consideration Schedule.
“Employee Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other compensation and benefits plans, policies, trust funds, programs, arrangements or payroll practices, including Multiemployer Plans, and each other stock purchase, stock option, restricted stock, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, restrictive covenant, and other benefit plan, policy, trust fund, program, arrangement or payroll practice, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, funded, unfunded, insured or self-insured, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by any of the Company or its Subsidiaries, or under which any of the Company or any of its Subsidiaries has any current or potential liability.
“Environmental Laws” means all Legal Requirements relating to pollution or the protection of the environment or the workplace, occupational health and safety, or to human health as it relates to exposure to Hazardous Substances, or to the use, storage, handling, release, disposal ore remediation of, or exposure to Hazardous Substances, in each case as in effect as of the relevant time.
“Equity Securities” means any and all (a) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a person (other than a corporation), (b) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of a corporation, and securities convertible into or exchangeable for any equivalent or analogous ownership (or profit) or voting interests in a person (other than a corporation), and (c) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination; provided, that Equity Securities shall not include preferred stock that are not convertible or exchangeable for common stock in a corporation.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any of its Subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as any of the Company or its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by Parent, Company and the Escrow Agent at the Closing, in customary form as reasonably agreed by the Parties.
“Estimated Aggregate Merger Consideration” means an amount equal to (1) $1,100,000,000; plus (2) the Aggregate Parent Stock Value, minus (3) the Estimated Selling Expenses; minus (4) the Estimated Closing Indebtedness; plus (5) the Estimated Closing Cash; plus (6) the Estimated Net Working Capital Adjustment Amount (which may be a positive or negative dollar amount); plus (7) the Aggregate Exercise Amount; plus (8) the Excess Capital Equipment Adjustment; minus (9) the Provider Relief Adjustment; plus (10) the Estimated M&A Adjustment.
“Ex-Im Laws” means U.S. and non-U.S. Legal Requirements relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Legal Requirements administered by U.S. Customs and Border Protection.
“Excess Capital Equipment” means the capital equipment and inventory of the Company and its Subsidiaries set forth in Section 2.8(a) of the Disclosure Schedule.
“Excluded Information” means any (a) pro forma financial statements or adjustments (but excluding information (other than any information regarding any post-Closing or pro forma cost savings, synergies, debt or equity capitalization, ownership or other post-Closing pro forma adjustments) relating to the Company and its Subsidiaries necessary for Parent to prepare pro forma financial statements), (b) description of all or any portion of the Debt Financing, including any “description of notes” and “plan of distribution”, (c) risk factors relating to all or any component of the Debt Financing, (d) stand-alone financial statements in respect of any of the Company’s subsidiaries or (e) financial statements or other information (including segment reporting and consolidating and other financial statements and data) required by Rules 3-09, 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K, information regarding executive compensation related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act.
“Existing Credit Agreement” means that certain Credit Agreement, dated as of July 29, 2020 (as amended, restated, increased, extended, supplemented or otherwise modified from time to time) among AdaptHealth LLC, the guarantors party thereto, the lenders from time to time party thereto and Regions Bank, as administrative agent.
“Final Provider Relief Adjustment” means the Provider Relief Adjustment; provided, that if prior to the date which is ninety (90) days after the Closing Date, Parent and its Subsidiaries actually repay or reimburse a Governmental Entity in respect of stimulus funds they had previously received from programs created by the CARES Act that are the same programs from which the Company and its Subsidiaries obtained Aggregate Stimulus Funds, then Parent and the Stockholder Representative shall mutually agree to adjust the Provider Relief Adjustment amount, up or down, as applicable, by applying the same repayment or reimbursement methodology that was used by Parent and its Subsidiaries in respect of its stimulus funds from the same programs.
“Financing Parties” means the Debt Financing Sources, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.
“Fraud” means common law fraud as defined under the laws of the State of Delaware, with respect to the making by such Person of the representations and warranties (in each case, as modified by the Disclosure Schedule or Schedules hereto) pursuant ARTICLE IV or ARTICLE V or in any other Transaction Document or certificate delivered hereunder. For the avoidance of doubt, “Fraud” does not include any claim to the extent it is solely based on equitable fraud, constrictive fraud or any torts based on negligence or recklessness.
“Fundamental Representations” means any of the representations and warranties set forth in any of Sections 4.1, 4.2, 4.5(a), 4.5(b), 4.5(c), 4.5(e), 4.21, 5.1, 5.2, 5.6 and 5.9.
“GAAP” means generally accepted accounting principles in the United States as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, as of the date of the statement to which such term refers.
“Governmental Entity” means any court, governmental department, commission, council, board, agency, bureau or other instrumentality of the United States of America, any foreign jurisdiction, or any state, provincial, county, municipality or local governmental unit thereof, including any Taxing Authority and any arbitrator.
“Hazardous Substances” means any pollutants, contaminants, wastes, chemicals or other materials or substances that are regulated by or for which liability or standards of conduct may be imposed under any Environmental Law, and shall include without limitation oil, petroleum, petroleum-derived substances, radiation and radioactive materials, noise, odors, mold and microbial matter, polychlorinated biphenyls, radon, urea formaldehyde, and asbestos or materials containing asbestos.
“Health Care Laws” means all Legal Requirements pertaining to the healthcare regulatory matters applicable to the operations of the Company or any of its Subsidiaries, including: (i) the Legal Requirements, licensure, certification, or registration requirements of all Governmental Entities relating to the Business, including as applicable, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), (ii) the Medicare statute (Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq.), the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.), including the Medicare Part D program and the Medicare Advantage program, the federal TRICARE statute (10 U.S.C. § 1071 et seq.) and any other federal, state or local governmental healthcare programs, including applicable program requirements; (iii) any criminal Legal Requirements relating to health care, including all criminal false claims statutes (e.g., 18 U.S.C. Sections 287 and 1001); (iv) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (v) all Legal Requirements relating to health care fraud and abuse, including but not limited to the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) et seq.),

and the Stark Act (42 U.S.C. § 1395nn); (vi) all federal and state self-referral prohibitions, state anti-kickback, illegal remuneration and provider conflict of interest Legal Requirements; (vii) all applicable federal and state statutes and regulations relating to medical devices, durable medical equipment, home medical equipment, or orthotics, or to the manufacturing, sale or distribution of such products; and (viii) all other applicable quality, safety certification and accreditation standards and requirements applicable to the sale of relating to medical devices, durable medical equipment, home medical equipment, or orthotics, or to the manufacturing, sale or distribution of such products.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to the Company and its Subsidiaries, (a) all indebtedness for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations in respect of any letter of credit, surety bond, banker’s acceptance or similar reimbursement agreement or obligation, in each case, solely to the extent drawn, (d) all obligations to pay the deferred purchase price of property, assets or services in respect of which the Company or any of its Subsidiaries is liable (excluding trade accounts payable arising in the Ordinary Course of Business of the Company), including any “earn-out”, contingency or royalty payments, and any unfunded or underfunded holdbacks or escrows, (e) all obligations under leases required to be capitalized in accordance with GAAP as in effect as on the date hereof, (f) all obligations under, any swap, hedging or derivative instruments, in each case assuming each such instrument were terminated as of immediately prior to Closing, (g) except to the extent included as liabilities in the calculation of Selling Expenses or Net Working Capital, any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement, or any unpaid severance obligations with respect to employees (or other service providers) terminated prior to the Closing, (h) all obligations under any direct or indirect guaranties in respect of, or obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness for borrowed money or obligations of others of the kinds referred to in clauses (a) through (g) above and (i) all obligations of the kinds referred to in clauses (a) through (h) above of other Persons secured by any Lien on any property or asset of the Company, (j) all accrued interest, prepayment premiums, fees (including loan management fees) or penalties directly related to the payment of each of the foregoing items described in clauses (a) through (i) and (k) M&A Costs other than to the extent paid in cash prior to the Closing. Notwithstanding the foregoing, “Indebtedness” shall not include any (i) amounts included as Selling Expenses, (ii) any liability included in Net Working Capital, (iii) any amounts in connection with any Aggregate Stimulus Funds or incurred in connection with the CARES Act, (iv) all prepaid revenue (whether current or long-term) tied to the delivery of future services for which cash has already been received, including deferred revenue (whether current or long-term), and (v) any liabilities, obligations or guarantees solely to the extent related to any debt between the Company and its wholly-owned Subsidiaries or between the Company’s wholly-Subsidiaries.
“Information Rights Holder” means Stephen Griggs, Peloton Equity AeroCare SPV I, L.P., SkyKnight Aero Holdings, LLC and SV Life Sciences Fund VI, L.P.
“Intellectual Property” means the following in any jurisdiction around the world: (a) patents, patent applications, and statutory invention registrations, including reissues, divisionals, continuations, continuations in part, reexaminations, and extensions; (b) trademarks, trademark applications, trademark registrations, trade names, service marks, service mark applications, service mark registrations, brand names, trade dress, product designations, logos, designs, Internet domain names, and any other similar designations of source or origin, together with all adaptations, derivations, abbreviations, acronyms, and combinations thereof, all applications, registrations, and renewals in connection therewith, and all goodwill associated therewith; (c) copyrights and works of authorship, whether or not registered, copyright registrations, and copyright applications, and moral rights; (d) trade secrets, know-how or other proprietary or confidential information, inventions (whether or not patentable or reduced to practice), processes, techniques, research and development, software, source code, formulae, algorithms, data, databases, collections of data, customer and supplier lists, and business and marketing plans (collectively, “Trade Secrets”); (e) usernames, keywords, tags, and other social media identifiers and accounts, for all third-party social media sites, as well as all content uploaded or posted to such sites; and (f) all other intellectual property or proprietary rights or assets.
“IRS” means the Internal Revenue Service.

“Knowledge” means (a) with respect to the Company or its Subsidiaries, any fact, circumstance, event or other matter in question that is actually known by Stephen Griggs, Albert Prast, Daniel Bunting, Joseph Russell, Joey Russell and Jacques Schira and (b) with respect to Parent, any fact, circumstance, event or other matter in question that is actually known by Luke McGee, Joshua Parnes, Jason Clemens, Christopher Joyce and Wendy Russalesi, in each case, after reasonable inquiry of their respective direct reports.
“Legal Proceeding” means any judicial, administrative or arbitral claims, actions, suits, hearings, inquiries, challenges, investigations or other proceedings (public or private) commenced, brought, conducted or heard before, or otherwise involving, any Governmental Entity or arbitrator.
“Legal Requirement” means all laws, common law, statutes, rules, regulations, codes, ordinances, permits, bylaws, variances, policies, judgments, injunctions, orders, guidelines, conditions and licenses of a Governmental Entity, including the CARES Act, the Families First Coronavirus Response Act of 2020 or any other law intended to address the consequences of COVID-19.
“Liabilities” means all indebtedness, obligations and other liabilities of a Person, whether known or unknown, contingent or otherwise.
“Licenses for Generally Commercially Available Software” means non-exclusive licenses granted to the Company or any of its Subsidiaries in respect of commercially available, unmodified, prepackaged, off-the-shelf third-party software used by the Company or any of its Subsidiaries solely for their own internal use with a replacement cost or aggregate fee, royalty, or other consideration for any such software or group of related software licenses of no more than $150,000.
“Lien” means any lien, mortgage, pledge, condemnation award, expropriation award, encumbrance, lease, sublease, license, preferential purchase right, option, conditional sales contract, ownership interest of another Person, security interest or encumbrance or other similar third-party right of any nature whatsoever.
“Losses” means, collectively, any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any third party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing. For the avoidance of doubt, “Losses” shall exclude special, exemplary or punitive damages except, in each case, for any such damages that are actually awarded to and owed by an Indemnified Party to a third party.
“M&A Adjustment” the M&A Costs less the M&A Target, which may be a positive or negative dollar amount.
“M&A Costs” means the aggregate amount of all consideration paid and any funded holdbacks and escrows paid by the Company or any of its Subsidiaries between the date hereof and the Closing Date (which the Company agrees will not exceed $21,000,000 for acquisitions consummated prior to February 1, 2021, or $41,000,000 for all acquisitions between the date hereof and the Closing Date) in connection with all actual M&A Purchase consummated following the date hereof and prior to the Closing; provided, that the Company may increase such $41,000,000 ceiling with Parent’s consent, not to be unreasonably withheld, conditioned or delayed.
“M&A Purchase” means each acquisition by the Company or any of its Subsidiaries of any Person, division or line of business set forth on Section 6.5(e)(i) of the Disclosure Schedule plus any other division, company or line of business which the Company determines to acquire after February 1, 2021.
“M&A Target” means $15,857,500.
“Marketing Period” means the first period of 15 consecutive Business Days after the date hereof and throughout and on the last day of which Parent shall have received the Required Financial Information from the Company, and such Required Financial Information is and remains Compliant; provided the Marketing Period shall exclude December 19, 2020 through January 3, 2021 (each, a “Non-Marketing Date”); it being understood that any Non-Marketing Date after the commencement of the Marketing Period shall be disregarded for purposes of calculating the 15 consecutive Business Days constituting the Marketing Period except for Non-Marketing Dates between December 19, 2020 through January 3, 2021, for which the Marketing Period shall be completed prior to such dates or commence after such dates; provided, further, that if the Marketing Period shall not have ended by the later to occur of (A) February 11, 2021, and (B) the date on which the Company’s auditors will provide to the underwriters in an offering negative assurance on the change period, the Marketing Period shall be deemed to have not commenced until the Company shall have delivered the information set forth in clause (c) of the definition of Required Financial Information; provided, further, (i) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 15 consecutive Business Day period, (1) the independent public accountants of the Company shall have withdrawn its audit opinion with respect to any audited financial statements included in the Required Financial Information, in which case such 15 consecutive Business Day period shall not commence unless and until a new unqualified audit opinion is issued with respect to such audited financial statements by the independent public accountant of the Company or another independent public accounting firm of recognized national standing or (2) the Company or its independent public accountants shall have announced any intention to restate any financial statements included in the Required Financial Information, in which case such 15 consecutive Business Day period shall not commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended or the Company or its independent public accountants, as applicable, has announced that it has concluded that no restatement shall be required in accordance with GAAP. If at any time the Company believes in good faith that it has delivered to Parent all Required Financial Information and such Required Financial Information is and remains Compliant, it may deliver a written notice to Parent to such effect (stating when it believes it completed such delivery), in which case the Required Financial Information shall be deemed to have been delivered and to be Compliant as of the date specified in such notice and the “Marketing Period” shall be deemed to have commenced on the date specified in such notice (and such Required Financial Information have been received on such date), unless Parent in good faith reasonably believes either any Required Financial Information has not been received or is not Compliant and, within three (3) Business Days after the date of Parent’s receipt of the aforementioned notice, delivers a written notice to the Company to that effect and stating with reasonable specificity what Required Financial Information it believes it has not received or is not Compliant (it being understood and agreed that the Marketing Period shall commence on the first (1st) Business Day following the date on which the Company delivers, or causes to be delivered, the Required Financial Information specifically identified by Parent in such notice).
“Material Adverse Effect” means any change, effect, development, event, state of facts, or circumstance that (i) is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, on the one hand, or, the Parent and its Subsidiaries, taken as a whole, on the other hand (as applicable), or (ii) prevents the Company or Parent (as applicable) from timely consummating the transactions contemplated by this Agreement; provided, that with respect to clause (i), any change, effect, development, event, state of facts, or circumstance to the extent arising out of or relating to any of the following will not be taken into account in determining whether there has been or may be a Material Adverse Effect: (a) general economic conditions, including changes in the credit, debt or financial, capital markets (including changes in interest or exchange rates), in each case, anywhere in the world, in the United States or in the regional economies or industries in which the Company or Parent and their respective Subsidiaries (as applicable) operate; (b) conditions or fluctuations in the securities markets, capital markets, any stock exchange, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) any stoppage or shutdown of any Governmental Entity (including any default by a Governmental Entity or delays in payments or delays or failures to act by any Governmental Entity); (d) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (e) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires, epidemics, pandemics, disease outbreak (including COVID-19) or other natural disasters or any other act of God or force majeure events, in the United States or any other country or region in the world; (f) changes in GAAP or other accounting requirements or principles; (g) changes in any Legal Requirements or any change in the interpretation of such Legal Requirements (including in connection with COVID-19); (h) actions required to be taken under Order or applicable Legal Requirements (including in connection with COVID-19); (i) the announcement or pendency of this Agreement or the other transactions contemplated by this Agreement or the identity of Parent or the Company, as applicable; (j) the failure of the Company or Parent (as applicable) or any of their respective Subsidiaries to meet or achieve the results set forth in any internal budget, plan, projection or forecast (it being understood that the underlying causes of, or factors contributing to, the failure to meet such results may be taken into account in determining whether a Material Adverse Effect has occurred or would be expected to occur to the extent another exception set forth in this definition does not apply); (k) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereby or any disruption thereof; except, in the case of the foregoing clauses (a) through (e) and (h), to the extent such changes or effects referred to therein have a materially disproportionate impact on the Company or its Subsidiaries or Parent or its Subsidiaries (as applicable) as compared to other companies with businesses that operate in the same industries in which the Company or Parent (as applicable) or their respective Subsidiaries operate.
“Material Subsidiaries” means each Subsidiary of the Company that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X).
“Measurement Time” means 12:01 A.M. New York, New York time on the Closing Date.
“Multiemployer Plan” means each Employee Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.
“NASDAQ” means the Nasdaq Global Market.
“Net Working Capital” means the current assets of the Company and the Subsidiaries of the Company (which Subsidiaries shall be determined as of the date of this Agreement, i.e., excluding any Subsidiary acquired in connection with any M&A Purchase consummated after the date hereof and prior to Closing) (excluding Cash on Hand, Restricted Cash, current and deferred Tax assets, Excess Capital Equipment and all assets arising from any M&A Purchase structured as an asset purchase consummated after the date hereof and prior to Closing) less current liabilities of the Company and the Subsidiaries of the Company (which Subsidiaries shall be determined as of the date of this Agreement, i.e., excluding any Subsidiary acquired in connection with any M&A Purchase consummated after the date hereof and prior to Closing) (excluding Indebtedness, Selling Expenses, current Tax liabilities, deferred Tax liabilities, deferred revenue, Aggregate Stimulus Funds, M&A Costs and all liabilities assumed in any M&A Purchase structured as an asset purchase consummated after the date hereof and prior to Closing (other than, for the avoidance of doubt, any costs or expenses incurred by the Company or any of its Subsidiaries in connection with the authorization, preparation, negotiation, execution or performance of such M&A Purchase, such as those paid to accountants, attorneys, bankers and other advisors)), in each case, determined as of the Measurement Time in accordance with and including only those specific line items set forth in the Preparation Methodology.
“Net Working Capital Adjustment Amount” means the Net Working Capital less the Net Working Capital Target, which may be a positive or negative dollar amount.
“Net Working Capital Target” means $22,222,307.
“Non-Employee Option” means each Company Option that was granted to the holder in the holder’s capacity as a non-employee service provider to the Company or its Subsidiaries for applicable employment Tax purposes as specified in the Closing Consideration Schedule.
“Option Consideration” means the Cash Option Consideration and the Substitute Option Consideration, as applicable.
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.
“Ordinary Course of Business” means, with respect to any Person, actions that are consistent in all material respects with the past practices of such Person, taken in the ordinary course of the normal day-to-day operations of such Person.

“Ordinary Rep” means any representation or warranty made by Company in ARTICLE IV or the Parent in ARTICLE V, as applicable, other than the Fundamental Representations.
“Parent Material Adverse Effect” means any change, effect, development, event, state of facts, or circumstance that, with respect to Parent and its Subsidiaries, taken as a whole, constitutes a Material Adverse Effect.
“Parent Stock Value” means the volume-weighted average price per share for Class A Common Stock as reported by Nasdaq for the 20 consecutive Trading Days ending on (and including) the Trading Day that immediately precedes the fifth (5th) Business Day prior to the Closing Date.
“Per Share Cash Consideration” means an amount in cash equal to the Common Per Share Amount.
“Per Share Mixed Consideration” means (a) the Common Per Share Cash Amount and (b) the Common Per Share Stock Issuance Amount.
“Permitted Liens” means (a) statutory Liens for current Taxes or assessments, or other similar governmental charges, not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising or incurred in the Ordinary Course of Business not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) zoning, entitlement and other land use or environmental regulations regulating the use or occupancy of such Leased Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business thereon, (d) Liens created by or arising out of the express terms of any Real Property Lease, (e) title to any portion of the premises lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Company Real Property; and (f) matters that would be disclosed by an accurate survey or inspection of the Leased Real Property.
“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, estate, association, organization, labor union or other entity or Governmental Entity.
“Personal Data” means any data or other information (including “Protected Health Information” and “Individually Identifiable Health Information” as defined by HIPAA) about or from an individual, including any personally identifiable data (e.g., name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, credit card number, passport number, or customer or account number, and any other piece of information that allows the identification of a natural person), or that is protected by or subject to any Privacy Laws and Requirements.
“Post-Closing Tax Period” means (a) any Tax period beginning after the Closing Date and (b) with respect to any Straddle Period, the portion of such period beginning after the Closing Date.
“Preferred Stock Share Consideration” means a number of shares of Series C Preferred Stock equal to the quotient obtained by dividing (a) (i) the Share Consideration Amount, minus (ii) the number of Common Stock Share Consideration issued hereunder, divided by (b) the Conversion Rate.
“Preparation Methodology” means a preparation approach in accordance with GAAP (as consistently applied by the Company and its Subsidiaries in the Company Financial Statements), but, in the case of Net Working Capital, using only those specific line items reflected in Exhibit N, as modified by any inclusions or exclusions to those line items set forth in Exhibit N.
“Pro Rata Share” means, with respect to each Company Equityholder (a) the sum of (i) the number of shares of Company Common Stock (including the aggregate number of shares of Company Common Stock issuable upon conversion of shares of Company Series C Preferred Stock) and (ii) the aggregate number of shares of Company Common Stock issuable upon exercise of the Vested Company Options held by such

Company Equityholder immediately prior to the First Effective Time held by such Company Equityholder, divided by (b) the Aggregate Shares.
“Provider Relief Adjustment” means $8,758,130; provided, that if the Parties mutually agree prior to Closing, acting reasonably and in good faith, that the portion of the Aggregate Stimulus Funds received by the Company and its Subsidiaries which the Parties reasonably estimate will need to be repaid or reimbursed to the applicable Governmental Entity in accordance with the terms of such programs is a different amount, the Provider Relief Adjustment will be such different amount.
“Purchasing Expenses” means, whether or not incurred or paid prior to or after the termination, (a) all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, financial advisors, investment bankers, experts and consultants (including Willkie Farr & Gallagher LLP, Jefferies LLC, K&L Gates LLP, Berkeley Research Group, LLC and KPMG LLP)) incurred by Parent or its Affiliates in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby, (b) one-half of the fees associated with the filings pursuant to the HSR Act, (c) all fees, costs and expenses relating to the Parent’s portion of the Special Policy (including, to the extent required to be paid notwithstanding the termination, the premium due therefor, the underwriting fee with respect thereto, and any surplus lines Tax), (d) one-half of the fees and expenses of the Paying Agent to the extent required to be paid notwithstanding the termination, (e) all reasonable fees, costs and expenses payable by Parent in authorization, preparation, negotiation, execution or performance in seeking the Debt Financing.
“Real Property Leases” means all leases, subleases, licenses, concessions and other Contracts applicable to the Leased Real Property, and any ancillary documents pertaining thereto, including, for example, amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.
“Rental Equipment” means the medical equipment in the Company’s or any of its Subsidiaries’ possession as of the date hereof of the type provided to patients under rental arrangements in the Ordinary Course of Business.
“Representative Expense Amount” means $500,000, as may be adjusted by the Stockholder Representative prior to the delivery of the Closing Consideration Schedule.
“Required Financial Information” means (a) the audited consolidated balance sheets and statements of income and cash flows of the Company and its consolidated Subsidiaries for the fiscal years ended December 31, 2018 and 2019, (b) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2020 and the unaudited consolidated statements of income and cash flows of the Company and its consolidated Subsidiaries for the nine months ended September 30, 2019 and September 30, 2020, upon which the Company’s auditors have performed an interim review in accordance with the Statement of Accounting Standards 100, (c) to the extent the Closing Date occurs on or after 90 days after December 31, 2020, the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2020 and the consolidated statement of income and cash flows of the Company and its consolidated Subsidiaries for the fiscal year ended December 31, 2020, (d)(1) an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the last day of the interim fiscal quarter of the Company subsequent to December 31, 2020 ended at least 45 days prior to the Closing Date and (2) unaudited consolidated income statements and cash flow statements of the Company and its consolidated Subsidiaries for the interim period subsequent to December 31, 2020 and ended as of the date of the unaudited consolidated balance sheet referred to in clause (d)(1) of this definition of Required Financial Information (and, with respect to such unaudited consolidated income statement and cash flows statement of the Company and its consolidated Subsidiaries, the corresponding period for the prior fiscal year), in each case, upon which the Company’s auditors have performed an interim review in accordance with the Statement of Accounting Standards 100, (e) all other financial data regarding the Company and its Subsidiaries reasonably requested by Parent and required to permit Parent to prepare pro forma financial statements in accordance with Article XI of Regulation S-X and (f) such other customary financial information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to the extent such information is of the type and form customarily included in a customary bank information memorandum or an offering memorandum for private placements of non-convertible high yield bonds pursuant to Rule 144A promulgated under the Securities Act or customarily included in a registrant statement on Form S-1 under the Securities Act. The financial statements referenced in clauses (a)-(d) above shall be in conformity with GAAP applied on a consistent basis during and across the periods involved and shall satisfy the requirements of Rule 3-05 or 8-04 of Regulation S-X. Notwithstanding anything to the contrary in this definition, nothing in this Agreement will require the Company or any of its Subsidiaries to provide (or be deemed to require the Company or any of its Subsidiaries to prepare) any Excluded Information.
“Restricted Cash” means any cash and cash equivalents (a) the use of which is restricted by law or Contract, including any deposits with third parties and (b) that are insurance proceeds in respect of a condemnation, casualty, loss or other material damage to any of the assets of the Company or any of its Subsidiaries prior to the Closing Date that have not been used to repair or replace such condemned or damaged property as permitted or required pursuant to the terms hereof.
“Sanctions Laws” means Legal Requirements administered or enforced by the United States (including by the United States Department of Treasury, Office of Foreign Assets Control or the U.S. Department of State), and the United Nations Security Council.
“Securities” means the Share Consideration and any Securities into which the Share Consideration is convertible.
“Security Breach” means actions that result in an actual, suspected, alleged or potentially likely cyber or security incident that could have an adverse effect on any Company System or any information or data stored or contained therein, including an occurrence that actually or potentially likely jeopardizes the confidentiality, integrity, or availability of such system or the data or information the system processes, stores, or transmits. A Security Breach includes incidents of security breaches or intrusions, denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, or destruction of, any data, Company System, or Trade Secrets, or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.
“Selling Expenses” means (a) to the extent not paid prior to the Closing, all out-of-pocket expenses (including all fees and expenses of counsel, accountants, financial advisors, investment bankers, experts and consultants (including Goodwin Procter LLP and Brown & Fortunato)) incurred on or prior to the Closing Date (whether or not payable on, at or prior to the Closing) by the Company and its Subsidiaries in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby, including a Dividend Recapitalization, (b) the Change in Control Payments, (c) the employer portion of any withholding, payroll, employment or similar Taxes payable with respect to each Company Option, and (d) to the extent not paid prior to the Closing, (i) one-half of the fees associated with the filings pursuant to the HSR Act, (ii) one-half of the premium, underwriting fee and surplus lines Tax relating to the Tail Policy (subject to Section 6.3(b)), (iii) one-half of the premium for up to $75,000,000 of coverage under the Special Policy, (iv) one-half of the amount of any Transfer Taxes, (v) one-half of the fees and expenses of the Paying Agent in accordance with Section 2.5(a) and (vi) one-half of the fees and expenses of the Escrow Agent in accordance with Section 3.1.
“Series C Preferred Stock” means Series C Convertible Preferred Stock, par value $0.0001 per share, of Parent.
“Series C Preferred Stockholders” means any holder of Company Series C Preferred Stock immediately prior to the First Effective Time.
“Share Consideration” means the Common Stock Share Consideration and the Preferred Stock Share Consideration.
“Share Consideration Amount” means 31,000,000 shares of Common Stock (as equitably adjusted for any stock split, dividend, recapitalization and similar transaction or reorganization on or after the date hereof pursuant to Section 2.13).
“Special Escrow Account” means the escrow account created pursuant to the Escrow Agreement in respect of the Special Escrow Deposit.

“Special Escrow Deposit” means $7,000,000.
“Special Matter” means the matter described in item 3 of Section 4.6(a) of the Disclosure Schedule.
“Stockholder” means any holder of Company Capital Stock, as determined immediately prior to the First Effective Time.
“Straddle Period” means any taxable period that includes but does not end on the Closing Date.
“Subsidiary” or “Subsidiaries” means, as to any Person, any other Person of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by such first Person.
“Substitute Option Consideration” means, in respect of each Company Optionholder that is an Accredited Investor, the right to receive the Parent Options in respect of each Vested Substitute Option held by such Company Optionholder pursuant to Section 2.7(a) and 2.7(b).
“Surviving Companies” means, collectively, the First Surviving Company and the Second Surviving Company.
“Tax” or “Taxes” means any taxes and similar assessments imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, sales, use, real property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, escheat or unclaimed property, actual or estimated, tax, levy, assessment, duty, custom or similar governmental charge including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Third Party Payor Programs” means all payment or reimbursement programs (including but not limited to those programs that are sponsored or maintained by any Third Party Payor and/or those programs under which a Third Party Payor bills and collects), in which the Company or any of its Subsidiaries participate and/or the Company or any of its Subsidiaries provide products or services, regardless of whether the Company or its Subsidiaries are an in-network or out-of-network provider/supplier.
“Third Party Payors” means state or local governmental insurance programs, private, non-governmental insurance and managed care programs, employers, unions, trusts, or third party administrators, including, but not limited to, any Governmental Entity that sponsors a health benefit program, including Medicare, Medicaid, CHAMPUS/TRICARE or any federal health care program, with which the Company or any Subsidiary contracts to provide goods and services or through which the Company or any Subsidiary receives payments or reimbursements for goods and services provided.
“Trade Control Laws” means, collectively, the Sanctions Laws, Ex-Im Laws, or the anti-boycott Legal Requirements administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service.
“Trading Day” means, with respect to a security, a day on which the principal national securities exchange on which such security is listed or admitted to trading is open for the transaction of business or, if such security is not listed or admitted to trading on any national securities exchange, a Business Day.
“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Voting and Support Agreements, the Stock Letters of Transmittal and all of the certificates, instruments and agreements required to be delivered by any of the Parties at the Closing.

“Transfer” means (a) any direct or indirect sale, lease, assignment, Lien, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any Contract, option or other arrangement or understanding with respect to any sale, lease, assignment, Lien, disposition or other transfer (by operation of law or otherwise), of any Equity Security or (b) to enter into any Derivative Instrument, swap or any other Contract, agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Equity Security, whether any such Derivative Instrument, swap, Contract, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include the conversion of one or more shares of Series C Preferred Stock into shares of Class A Common Stock pursuant to the Certificate of Designations.
“Unaffiliated Shareholders” means the shareholders of Parent, other than (a) the Company, (b) any Affiliates or representatives of the Company or any person acting for or on behalf of the Company or (c) any shareholder that is a member of a “group” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) with the Company.
“Value of the Common Per Share Stock Issuance Amount” means the Common Per Share Stock Issuance Amount multiplied by the Parent Stock Value.
“Vested Cash-Out Options” means, (i) in respect of each Company Optionholder that is an Accredited Investor, a number of Vested Company Options, rounded down to the nearest share of Company Common Stock underlying such Vested Company Option, equal to (a) the total number of Vested Company Options held by such Company Optionholder as of immediately prior to the First Effective Time, multiplied by (b) a ratio, the numerator of which is the Common Per Share Cash Amount and the denominator of which is the Common Per Share Amount, and (ii) in respect of each Company Optionholder that is not an Accredited Investor, the total number of Vested Company Options held by such Company Optionholder as of immediately prior to the First Effective Time.
“Vested Company Option” means each Company Option that (i) is outstanding and unexercised as of immediately prior to the First Effective Time, (ii) is vested as of immediately prior to or at the First Effective Time pursuant to the terms of the Company Equity Plan and the applicable agreement(s) governing such Company Option (after giving effect to any accelerated vesting that occurs at or immediately prior to the First Effective Time or otherwise in connection with, or as a result of, the consummation of the First Merger), and (iii) has an exercise price per share of Company Common Stock subject thereto that is less than the Common Per Share Amount.
“Vested Substitute Options” means, in respect of each Company Optionholder that is an Accredited Investor, a number of Vested Company Options equal to (i) the total number of Vested Company Options held by such Company Optionholder as of immediately prior to the First Effective Time, minus (ii) the number of Vested Cash-Out Options held by such Company Optionholder.
******

ANNEX B
Series C Certificate of Designations
[FORM OF]
CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF
SERIES C CONVERTIBLE PREFERRED STOCK
PAR VALUE $0.0001
OF
ADAPTHEALTH CORP.
On [•], 2020, the Board of Directors of AdaptHealth Corp., a Delaware corporation (the “Company”), adopted the following resolution designating and creating, out of the authorized and unissued shares of preferred stock of the Company, 310,000 authorized shares of a series of preferred stock of the Company titled the “Series C Convertible Preferred Stock”:
RESOLVED that, pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Company’s Second Amended and Restated Articles of Incorporation, the Board hereby authorizes a series of preferred stock, par value $0.0001 per share, of the Company, classified as “Series C Convertible Preferred Stock” consisting of 310,000 shares, and with such voting powers and preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as set forth below.
SECTION 1. Classification and Number of Shares. The shares of such series of Preferred Stock shall be classified as “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”). The number of authorized shares constituting the Series C Preferred Stock shall be 310,000. That number from time to time may be increased or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by (a) further resolution duly adopted by the Board and (b) the filing of a certificate of increase or decrease with the Secretary of State of the State of Delaware.
SECTION 2. Ranking. The Series C Preferred Stock will rank, with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:
(a) on a parity basis with the Series A Preferred Stock, Series B-2 Preferred Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series C Preferred Stock as to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);
(b) junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series C Preferred Stock as to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and
(c) senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, other than Parity Stock and Senior Stock (such Capital Stock, “Junior Stock”).
SECTION 3. Definitions. As used herein with respect to Series C Preferred Stock:
“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of [•], 2020, by and among the Company, [MERGER SUB I], [MERGER SUB II], [APOLLO], [STOCKHOLDER

REPRESENTATIVE], solely in its capacity as the representative, agent and attorney-in-fact of the Company Equityholders (as defined therein), as may be amended from time to time.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (a) that the Company and its Subsidiaries shall not be deemed to be Affiliates of the Company Equityholders or any of their respective Affiliates and (b) portfolio companies in which any Person or any of its Affiliates has an investment shall not be deemed an Affiliate of such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person together with such Person’s Affiliates is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided, however, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series C Preferred Stock, if any, owned by such Person into Class A Common Stock).
“Board” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors for the purposes in question.
“Business Day” means any weekday that is not a day on which banking institutions in New York, New York or the State of Pennsylvania are authorized or required by law, regulation or executive order to be closed.
“By-Laws” means the Amended and Restated By Laws of the Company, as may be amended from time to time.
“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.
“Cash Payment” has the meaning set forth in Section 8(f).
“Cash Payment Deadline” has the meaning set forth in Section 8(f).
“Certificate of Designations” means this Certificate of Designation, Preferences and Rights, as may be amended from time to time.
“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as modified by the Certificate of Correction to the Second Amended and Restated Certificate of Incorporation of the Company, and as may be amended from time to time.
“Change of Control” means the occurrence, directly or indirectly, of one of the following, whether in a single transaction or a series of transactions:
(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of any such transaction in which the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the total voting power of all classes of Voting Stock of the surviving Person or any parent entity that wholly owns such surviving Person immediately after such transaction; or
(b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, lease or transfer of all or substantially all of the assets of the Company (determined on a consolidated basis) to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Class A Common Stock is exchanged for or converted into cash, securities or other property, other than (i) a transaction following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction), at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction or (ii) a sale, lease or transfer to a Subsidiary or a Person that becomes a Subsidiary of the Company.
“Class A Common Stock” means the Common Stock of the Company designated as Class A common stock, $0.0001 par value per share.
“Class B Common Stock” means the Common Stock of the Company designated as Class B common stock, $0.0001 par value per share.
“close of business” means 5:00 p.m. (New York City time).
“Closing Price” of the Class A Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Class A Common Stock on the NASDAQ on such date. If the Class A Common Stock is not traded on the NASDAQ on any date of determination, the Closing Price of the Class A Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Class A Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Class A Common Stock is so listed or quoted, or if the Class A Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Class A Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Class A Common Stock on that date as mutually agreed between the Company and the Holders of a majority of the Series C Preferred Stock or, in the absence of such agreement, as determined by an Independent Financial Advisor retained by the Company for such purpose.
“Common Stock” means (i) the common stock, $0.0001 par value per share, of the Company, consisting of Class A Common Stock and Class B Common Stock and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.
“Company” has the meaning set forth in the recitals above.
“Constituent Person” has the meaning set forth in Section 11(a)(iii).
“Conversion Date” has the meaning set forth in Section 8.
“Conversion Notice” has the meaning set forth in Section 8(a)(i).
“Conversion Rate” means, for each share of Series C Preferred Stock, 100 shares of Class A Common Stock, subject to adjustment as set forth herein.
“Current Market Price” per share of Class A Common Stock, as of any date of determination, means the arithmetic average of the VWAP per share of Class A Common Stock for each of the ten (10) consecutive full Trading Days ending on, and including, the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in Section 10.
“Default Cash Dividends” has the meaning set forth in Section 8(f).
“Distributed Property” has the meaning set forth in Section 10(a)(iii).
“Distribution Transaction” means any dividend or other distribution of equity securities of a Subsidiary of the Company to holders of Class A Common Stock in which such Person ceases to be a Subsidiary of the Company by reason of such dividend or distribution of equity securities, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Property” has the meaning set forth in Section 11(a).
“Exchange Property Unit” has the meaning set forth in Section 11(a).
“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined by a majority of the Board acting in good faith, or as mutually agreed between the Company and the Holders of a majority of the Series C Preferred Stock or, in the absence of such agreement, (a) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $25,000,000, or (b) otherwise using an Independent Financial Advisor to provide a valuation opinion.
“Holder” means a Person in whose name any Series C Preferred Stock is registered in the Register.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant shall not be an Affiliate of the Company and shall be reasonably acceptable to the Holders of at least a majority of the shares of Series C Preferred Stock outstanding at such time.
“Issuance Date” means, with respect to any share of Series C Preferred Stock, the date of issuance of such share.
“Junior Stock” has the meaning set forth in Section 2(c).
“Liquidation Preference” means, with respect to any share of Series C Preferred Stock, as of any date, $0.0001 per share.
“Mandatory Conversion” has the meaning set forth in Section 7.
“Mandatory Conversion Date” has the meaning set forth in Section 7.
“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Class A Common Stock is listed for trading or trades (or for purposes of determining the VWAP per share of Class A Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day), of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Class A Common Stock or in any options contracts or futures contracts relating to the Class A Common Stock.
“NASDAQ” means the NASDAQ Stock Market (or its successor).
“Notice of Mandatory Conversion” has the meaning set forth in Section 7(b).
“Optional Conversion” has the meaning set forth in Section 6(a).
“Original Issuance Date” means the date of closing pursuant to the Acquisition Agreement.
“Parity Stock” has the meaning set forth in Section 2(a).
“Participating Dividends” has the meaning set forth in Section 4(b).
“Participating Dividend Record Date” has the meaning set forth in Section 4(d).
“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.
“Preferred Stock” means the preferred stock, $0.0001 par value per share, of the Company.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Class A Common Stock have the right to receive any cash, securities or other property or in which the Class A Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Class A Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).
“Register” means the securities register maintained in respect of the Series C Preferred Stock by the Company, or, to the extent the Company has engaged a transfer agent, such transfer agent.
“Reorganization Event” has the meaning set forth in Section 11(a)(iii).
“Requisite Stockholder Approval” means the stockholder approval contemplated by NASDAQ listing rule 5635 (or its successor) with respect to the issuance of shares of Common Stock upon conversion of the Series C Preferred Stock in excess of the limitations imposed by such rule.
“Senior Stock” has the meaning set forth in Section 2(b).
“Series C Preferred Stock” has the meaning set forth in Section 1.
“Share Cap” means, prior to the Requisite Stockholder Approval, zero (0) shares of Common Stock, and, after the Requisite Stockholder Approval, the aggregate number of shares of Common Stock issuable upon conversion of the outstanding Series C Preferred Stock as of the relevant time.
A “Subsidiary” of any Person means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Trading Day” means a day on which the NASDAQ is open for the transaction of business and on which there has not occurred a Market Disruption Event.
“Trigger Event” has the meaning set forth in Section 10(a)(v).
“Voting Stock” means (a) with respect to the Company, the Common Stock and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (b) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.
“VWAP” per share of Class A Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “AHCO <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one (1) share of Class A Common Stock on such Trading Day determined, using a volume-weighted average method, as mutually agreed between the Company and the Holders of a majority of the Series C Preferred Stock or, in the absence of such agreement, as determined by an Independent Financial Advisor retained by the Company for such purpose).
SECTION 4. Dividends. (a) Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4.
(b) Participating Dividends. Holders shall be entitled to participate equally and ratably with the holders of shares of Class A Common Stock in all cash dividends paid on the shares of Class A Common Stock as if immediately prior to each Participating Dividend Record Date, all shares of Series C Preferred Stock then outstanding were converted into shares of Class A Common Stock in accordance with Section 6. Dividends payable pursuant to this Section 4(b) (the “Participating Dividends”) shall be payable on the same date that such dividends are payable to holders of shares of Class A Common Stock, and no dividends shall be payable to holders of shares of Class A Common Stock, unless the full dividends contemplated by this Section 4(b) are paid substantially at the same time to Holders.
(c) [Reserved]
(d) Record Date for Participating Dividends. Each Participating Dividend shall be paid pro rata to the Holders of shares of Preferred Stock entitled thereto. Each Participating Dividend shall be payable to the Holders of Preferred Stock as they appear on the Register at the close of business on the record date designated by the Board for such dividends (each such date, a “Participating Dividend Record Date”) which shall be the same day as the record date for the payment of dividends to the holders of shares of Class A Common Stock.
(e) Conversion Following a Participating Dividend Record Date. If the Conversion Date for any shares of Series C Preferred Stock is prior to the close of business on a Participating Dividend Record Date, the Holder of such shares will not be entitled to any dividend in respect of such Participating Dividend Record Date. If the Conversion Date for any shares of Series C Preferred Stock is after the close of business on a Participating Dividend Record Date but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Participating Dividend Record Date shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable dividend payment date.
SECTION 5. Liquidation Rights. (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series C Preferred Stock equal to the greater of (i) the Liquidation Preference and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series C Preferred Stock into Class A Common Stock pursuant to Section 6 (notwithstanding the Conversion Restriction). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.
(b) Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) above to all Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.
(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
SECTION 6. Right of the Holders to Convert.
(a) Subject to the terms of Section 8(f), each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 8, to convert (an “Optional Conversion”) each share of such Holder’s Series C Preferred Stock at any time into (i) the number of shares of Class A Common Stock equal to the Conversion Rate as of the applicable Conversion Date plus (ii) cash in lieu of fractional shares as set out in Section 8(e). The right of Optional Conversion may be exercised as to all or any portion of such Holder’s Series C Preferred Stock from time to time; provided, however, that, in each case, no right of Optional Conversion may be exercised by a Holder in respect of fewer than 10,000 shares of Series C Preferred

Stock (unless such conversion relates to all shares of Series C Preferred Stock held by such Holder or all shares of Series C Preferred Stock that may be converted in compliance with Section 8(f)).
(b) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock and Class A Common Stock, solely for issuance upon the conversion of the Series C Preferred Stock, such number of shares of Class A Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series C Preferred Stock pursuant to Section 6. Any shares of Class A Common Stock issued upon conversion of Series C Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Company.
SECTION 7. Mandatory Conversion by the Company. (a) From and after the day upon which the Requisite Stockholder Approval is obtained, the Company may elect to convert up to 100% of the outstanding shares of Series C Preferred Stock (to the extent not previously redeemed by the Company) into shares of Class A Common Stock (the election to convert shares of Series C Preferred Stock pursuant to this Section 7, a “Mandatory Conversion”, and the date selected by the Company for any Mandatory Conversion pursuant to this Section 7, the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, each share of Series C Preferred Stock then outstanding that is to be converted pursuant to such Mandatory Conversion shall be converted into (A) the number of shares of Class A Common Stock equal to the Conversion Rate as of the Mandatory Conversion Date plus (B) cash in lieu of fractional shares as set out in Section 8(e).
(b) Notice of Mandatory Conversion. If the Company elects to effect a Mandatory Conversion, the Company shall provide notice of a Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). The Mandatory Conversion Date selected by the Company shall be no less than five (5) Business Days and no more than twenty (20) Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall state, as appropriate:
(i) the number of shares of Series C Preferred Stock held by such Holder that are subject to the Mandatory Conversion;
(ii) the Mandatory Conversion Date selected by the Company; and
(iii) the Conversion Rate as in effect on the Mandatory Conversion Date, the number of shares of Class A Common Stock to be issued to such Holder upon conversion of each share of Series C Preferred Stock held by such Holder and, if applicable, the cash in lieu of fractional shares to be paid thereon.
SECTION 8. Conversion Procedures and Effect of Conversion. (a) Conversion Procedure. A Holder must do each of the following in order to receive shares of Class A Common Stock upon conversion of shares of Series C Preferred Stock pursuant to this Section 8:
(i) in the case of an Optional Conversion, complete and manually sign the conversion notice in the form attached hereto as Exhibit I (the “Conversion Notice”), and deliver such notice to the Company; provided, however, that a Conversion Notice may be conditional on the completion of a Change of Control or other corporate transaction as such Holder may specify;
(ii) deliver to the Company the certificate or certificates (if any) representing the shares of Series C Preferred Stock to be converted;
(iii) if required, furnish appropriate endorsements and transfer documents; and
(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 17.
The foregoing clauses (ii), (iii) and (iv) shall be conditions to the issuance of shares of Class A Common Stock to the Holders in the event of a Mandatory Conversion pursuant to Section 7 (but, for the avoidance of doubt, not the Mandatory Conversion of the shares of Series C Preferred Stock on the Mandatory Conversion Date).

The “Conversion Date” means (A) with respect to an Optional Conversion pursuant to Section 6(a), the date on which such Holder complies with the procedures in this Section 8 (including the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (B) with respect to Mandatory Conversion pursuant to Section 7, the Mandatory Conversion Date.
(b) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series C Preferred Stock, Participating Dividends shall no longer accrue or be declared on any such shares of Series C Preferred Stock, and on conversion, such shares of Series C Preferred Stock shall cease to be outstanding.
(c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Class A Common Stock and, to the extent applicable, cash on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock and, to the extent applicable, cash as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in Section 8 (and in any event no later than three (3) Trading Days thereafter), the Company shall issue the number of whole shares of Class A Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 8(e)). Such delivery of shares of Class A Common Stock shall be made, at the option of the Company, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the Conversion Notice (in the case of an Optional Conversion) or in the records of the Company (in the case of a Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Class A Common Stock (and payments of cash in lieu of fractional shares) to be delivered upon conversion of shares of Series C Preferred Stock should be registered or paid, or the manner in which such shares and cash should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.
(d) No Adjustment. No adjustment to shares of Series C Preferred Stock being converted on a Conversion Date or to the shares of Class A Common Stock deliverable to the Holders upon the conversion thereof shall be made in respect of dividends or other distributions payable to holders of the Class A Common Stock as of any date prior to the close of business on such Conversion Date (it being understood that the foregoing shall not limit any Holder’s right to receive Participating Dividends payable prior to such time or the operation of Section 10(a) in respect of events occurring prior to such time). Until the Conversion Date with respect to any share of Series C Preferred Stock has occurred, such share of Series C Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein.
(e) Fractional Shares. No fractional shares of Class A Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Company’s sole discretion, either (i) an amount in cash equal to the fraction of a share of Class A Common Stock multiplied by the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the applicable Conversion Date or (ii) one (1) additional whole share of Class A Common Stock. To determine whether the number of shares of Class A Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series C Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series C Preferred Stock of such Holder that are being converted on any single Conversion Date.
(f) Restriction on Conversions.
(i) Limitation on Conversion. Notwithstanding anything in this Certificate of Designations to the contrary, unless and until the Requisite Stockholder Approval (to the extent and only to the extent required under the listing rules of NASDAQ) is obtained, the Holders shall not have the right to acquire shares of Common Stock issuable upon conversion of the Series C Preferred Stock, and the Company shall not be required to issue shares of Common Stock issuable upon conversion of the Series C Preferred Stock, in excess of the Share Cap (the “Conversion Restriction”). Any purported delivery of shares of Common Stock upon conversion of any Series C Preferred Stock will be void and have no effect to the extent, and only to the extent, that such delivery would result in issuance of shares of Common Stock in excess of the Share Cap in violation of the listing rules of Nasdaq. Notwithstanding the foregoing, for any conversion following the one-year anniversary of the Original Issuance Date, in the case of a conversion pursuant to Section 6, the Holder may request a conversion of a number of shares of Series C Preferred Stock that would result in the issuance of shares of Class A Common Stock that would exceed the Share Cap (such shares, the “Excess Common Stock”); provided, that, in lieu of any shares of Class A Common Stock otherwise deliverable upon conversion in excess of the Share Cap, the Company shall instead deliver to the requisite Holder an amount of cash per share of Class A Common Stock that comprises the Excess Common Stock equal to the VWAP per share of Class A Common Stock on the Trading Day immediately preceding the Conversion Date (such payment, a “Cash Payment”), payable within not more than thirty (30) days following the applicable Conversion Date (such date, the “Cash Payment Deadline”); provided, however, that, for any conversion in excess of the Share Cap that is in connection with a Change of Control, in lieu of the purchase price per share payable in accordance with the foregoing, the Company shall instead deliver to the requisite Holder, at the same time as such consideration is delivered to the holders of Class A Common Stock, the consideration received by the holders of Class A Common Stock in respect thereof, and if such payment is in violation of the Nasdaq listing rules applicable to the Company, the Company shall instead deliver to the Holder converting shares in excess of the Share Cap cash in an amount equal to the Fair Market Value of such consideration.
(ii) Covenant to Seek the Requisite Stockholder Approval. The Company will use its reasonable best efforts to obtain the Requisite Stockholder Approval, including by seeking such approval, if not previously obtained, at each regular annual meeting of its stockholders occurring after the first Company Stockholders’ Meeting (as such term is defined in the Acquisition Agreement) and endorsing its approval in the related proxy materials. The Company will promptly notify the Holders if the Requisite Stockholder Approval is obtained.
(iii) Cash Dividends Upon Default of Cash Payment Obligations. If the Company fails to make any required Cash Payment by the required Cash Payment Deadline on any share of Series C Preferred Stock, then the Holder thereof will be entitled to receive cumulative cash dividends on each such share at a rate per annum of 4.00% on the Original Issuance Price (such dividends, “Default Cash Dividends”). Default Cash Dividends, if any, shall accumulate on a daily basis from, and including, the Cash Payment Deadline to, but excluding, the date upon which the required Cash Payment is made (whether or not there shall be earnings or funds of the Company legally available for the payment of Default Cash Dividends or the Company declares the payment of Default Cash Dividends). Default Cash Dividends, if any, shall be payable quarterly in arrears on March 31, June 30, September 31 and December 31 of each year to the applicable Holder as it appears on the Company’s Register at the close of business on the March 15, June 15, September 15 and December 15 preceding the applicable payment date. Default Cash Dividends, if any, payable for any period less than a full quarterly dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.
SECTION 9. Change of Control.
(a) Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall set forth a description of the anticipated Change of Control and contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed).
(b) Conversion Right. Prior to the consummation of any Change of Control, each Holder shall be entitled, subject to Section 8(f), to exercise an Optional Conversion in respect of any and all of its Series C Preferred Stock prior to or conditioned upon such Change of Control.
SECTION 10. Anti-Dilution Adjustments. (a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Rate if Holders of the Series C Preferred Stock participate, at the same time and upon the same terms as holders of Class A Common Stock and solely as a result of holding shares of Series C Preferred Stock, in any transaction described in this Section 10, without having to convert their Series C Preferred Stock, as if they held a number of shares of Class A Common Stock equal to the Conversion Rate multiplied by the number of shares of Series C Preferred Stock held by such Holders:
(i) The issuance of Class A Common Stock as a dividend or distribution to all or substantially all holders of Class A Common Stock, or a subdivision or combination (including, without limitation, a stock split or a reverse stock split) of Class A Common Stock or a reclassification of Class A Common Stock into a greater or lesser number of shares of Class A Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:
CR1 = CR0 x (OS1 / OS0)
where,
CR0 = the Conversion Rate in effect immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification;
CR1 = the new Conversion Rate in effect immediately after the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification;
OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification; and
OS1 = the number of shares of Class A Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such dividend, distribution, subdivision, combination or reclassification.
Any adjustment made pursuant to this clause (i) shall be effective immediately after the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification. If any such dividend, distribution, subdivision, combination or reclassification is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend, distribution, subdivision, combination or reclassification shall not occur to the Conversion Rate that would then be in effect if such dividend, distribution, subdivision, combination or reclassification had not been declared.
(ii) The dividend, distribution or other issuance to all or substantially all holders of Class A Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 10(a)(v) shall apply)), options or warrants entitling them to subscribe for or purchase shares of Class A Common Stock for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:
CR1 = CR0 x [(OS0+X)] / (OS0+Y)
where,
CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or other issuance;
CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend, distribution or other issuance;
OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or other issuance;

X = the total number of shares of Class A Common Stock issuable pursuant to such rights, options or warrants; and
Y = the number of shares of Class A Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or other issuance.
For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders to purchase the Class A Common Stock at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.
Any adjustment made pursuant to this clause (ii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or other issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announced its decision not to issue such rights, options or warrants to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Class A Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or other issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Class A Common Stock actually delivered.
(iii) The Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Class A Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 10(a)(i) or Section 10(a)(ii) hereof; (B) Distribution Transactions as to which Section 10(a)(iv) shall apply; (C) dividends or distributions paid exclusively in cash; and (D) rights, options or warrants distributed in connection with a stockholder rights plan as to which Section 10(a)(v) shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:
CR1 = CR0 x [SP0 / (SP0 — FMV)]
where,
CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;
CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;
SP0 = the Current Market Price as of the Record Date for such dividend or distribution; and
FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Class A Common Stock on the Record Date for such dividend or distribution; provided, however, that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series C Preferred Stock on the date the applicable Distributed Property is distributed to holders of Class A Common Stock, but without requiring such holder to convert its shares of Series C Preferred Stock, in respect of each share of Series C Preferred Stock held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Class A Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution

Any adjustment made pursuant to this clause (iii) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
(iv) The Company effects a Distribution Transaction, in which case the Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be increased based on the following formula:
CR1 = CR0 x [(FMV + MP0) / MP0]
where,
CR0 = the Conversion Rate in effect immediately prior to the close of business on the effective date of the Distribution Transaction;
CR1 = the new Conversion Rate in effect immediately after the close of business on the effective date of the Distribution Transaction;
FMV = the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Class A Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one (1) share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, as mutually agreed between the Company and the Holders of a majority of the Series C Preferred Stock or, in the absence of such agreement, as determined by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten (10) consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction; and
MP0 = the arithmetic average of the VWAP per share of Class A Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction
Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Rate is required under this Section 10(a)(iv), delivery of any additional shares of Class A Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 10(a)(iv) shall be delayed only to the extent necessary in order to complete the calculations provided for in this Section 10(a)(iv).
(v) If the Company has a stockholder rights plan in effect with respect to the Class A Common Stock on any Conversion Date, upon conversion of any shares of the Series C Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Class A Common Stock, the rights under such rights plan relating to such Class A Common Stock, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Class A Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of the Class A Common Stock as described in Section 10(a)(ii) (without giving effect to the forty-five (45)-day limit on the exercisability of rights, options or warrants ordinarily subject to such Section 10(a)(ii)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Class A Common Stock or other property or securities, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Class A Common Stock or other property or securities as a dividend or distribution of shares of Class A Common Stock pursuant to Section 10(a)(i) or Section 10(a)(iii), as applicable.
To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Class A Common Stock actually issued pursuant to such rights.
Notwithstanding anything to the contrary in this Section 10(a)(v), no adjustment shall be required to be made to the Conversion Rate with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series C Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person.”
(b) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one (1) share of Class A Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent (1%) of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment of less than one percent (1%) that has not been made will be made upon any Conversion Date.
(c) When No Adjustment Required. (i) Except as otherwise provided in this Section 10, the Conversion Rate will not be adjusted for the issuance of Class A Common Stock or any securities convertible into or exchangeable for Class A Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Class A Common Stock.
(ii) Except as otherwise provided in this Section 10, the Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.
(iii) No adjustment to the Conversion Rate will be made:
(A) upon the issuance of any shares of Class A Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Class A Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;
(B) upon the issuance of any shares of Class A Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;
(C) upon the issuance of any shares of Class A Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security;
(D) for dividends or distributions declared or paid to holders of Class A Common Stock in which Holders participate pursuant to Section 4(b); or
(E) for a change solely in the par value of the Class A Common Stock.
(d) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 10, any subsequent event requiring an adjustment under this Section 10 shall cause an adjustment to each such Conversion Rate as so adjusted.
(e) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 10 under more than one subsection hereof,

such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 10 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.
(f) Tax Adjustments. The Company may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section 10, as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Company stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.
(g) Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 10, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Company makes an adjustment pursuant to Section 10(f):
(i) compute the adjusted applicable Conversion Rate in accordance with this Section 10; and
(ii) (A) in the event that the Company shall give notice or make a public announcement to the holders of Class A Common Stock of any action of the type described in Section 10 (but only if the action of the type described in Section 10 would result in an adjustment to the Conversion Rate or a change in the type of securities or property to be delivered upon conversion of the Series C Preferred Stock), the Company shall, at the time of such notice or announcement, and in the case of any action that would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to each Holder by mail, first-class postage prepaid, at the address appearing in the Register, which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place and the facts with respect to such action as shall be reasonably necessary to indicate the effect on the Conversion Rate and the number, kind or class of shares or other securities or property, which shall be deliverable upon conversion or redemption of the Series C Preferred Stock or (B) in the event that the Company does not give notice or make a public announcement as set forth in subclause (A) of this clause (ii), the Company shall, as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to one or more provisions of Section 10 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event, in the same manner and with the same detail as the notice set forth in subclause (A) of this clause (ii); and
(iii) whenever the Conversion Rate shall be adjusted pursuant to one or more provisions of Section 10, the Company shall, as soon as practicable following the determination of the revised Conversion Rate, (A) file at the principal office of the Company, a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Rate that shall be in effect after such adjustment and the method by which the adjustment to the Conversion Rate was determined and (B) cause a copy of such statement to be sent in the manner set forth in subclause (A) of clause (ii) to each Holder.
SECTION 11. Adjustment for Reorganization Events.
(a) Reorganization Events. In the event of:
(i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Class A Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;
(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Company, in each case pursuant to which the Class A Common Stock is converted into cash, securities or other property; or

(iii) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Class A Common Stock into other securities;
(each of which is referred to as a “Reorganization Event” and the cash, securities or other property into which the Class A Common Stock is changed, converted or exchanged, the “Exchange Property” and the amount and kind of Exchange Property that a holder of one (1) share of Class A Common Stock would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), an “Exchange Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designations, from and after the effective time of such Reorganization Event, without the consent of the Holders, each share of Series C Preferred Stock will remain outstanding (unless converted in accordance with Section 11(d)) and (I) the consideration due upon conversion of any Series C Preferred Stock will be determined in the same manner as if each reference to any number of shares of Class A Common Stock in Section 10 or in this Section 11, or in any related definitions, were instead a reference to the same number of Exchange Property Units; (II) for purposes of Sections 6 and 7, each reference to any number of shares of Class A Common Stock in such Sections (or in any related definitions) will instead be deemed to be a reference to the same number of Exchange Property Units (and the terms of any conversion shall be based upon the Conversion Rate at the time of such subsequent conversion); and (III) other references to “Class A Common Stock” shall refer to the Exchange Property with appropriate adjustment to preserve, to the greatest extent possible (so long as there is no detrimental effect to the Company), the economic and other rights in respect of the Series C Preferred Stock granted by this Certificate of Designations and the Acquisition Agreement; provided, however, that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Class A Common Stock held by such Persons. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Class A Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 11(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Class A Common Stock.
(b) Successive Reorganization Events. The above provisions of this Section 11 shall similarly apply to successive Reorganization Events.
(c) Reorganization Event Notice. The Company (or any successor) shall, no less than twenty (20) Business Days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.
(d) Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event, unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series C Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series C Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.
(e) Change of Control. For the sake of clarity, if a Reorganization Event constitutes a Change of Control, then Section 9 shall take precedence over this Section 11 to the extent there is any inconsistency between such sections.

SECTION 12. Adverse Changes; Voting Rights.
(a) So long as any shares of Series C Preferred Stock are outstanding, in addition to any other vote required by applicable law, the Company may not take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior affirmative vote or written consent from the Holders of at least a majority of the then-issued and outstanding shares of Series C Preferred Stock, voting as a separate class: amend, alter, repeal or otherwise modify (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation (including this Certificate of Designations) in a manner that would adversely affect the powers, preferences, rights or privileges of the Series C Preferred Stock.
(b) Each Holder of Series C Preferred Stock will have one (1) vote per share on any matter on which Holders of Series C Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.
(c) For the avoidance of doubt and notwithstanding anything to the contrary in the Certificate of Incorporation or By-Laws, the Holders shall have the exclusive consent and voting rights set forth in Section 12(a) and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series C Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.
(d) Except as otherwise provided herein or as otherwise required by Delaware General Corporation Law, the Series C Preferred Stock shall have no voting rights.
SECTION 13. Status of Shares. Shares of Series C Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Series C Preferred Stock to Class A Common Stock, shall thereupon be retired and shall have the status of authorized and unissued shares of preferred stock of the Company undesignated as to series, and may be redesignated as any series of preferred stock of the Company and reissued.
SECTION 14. Term. Except as expressly provided in this Certificate of Designations, the shares of Series C Preferred Stock shall not be redeemable or otherwise mature and the term of the Series C Preferred Stock shall be perpetual.
SECTION 15. Creation of Capital Stock. The Board, without the vote of the Holders, may authorize and issue additional shares of Capital Stock of the Company.
SECTION 16. No Sinking Fund. Shares of Series C Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.
SECTION 17. Taxes. (a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series C Preferred Stock or shares of Class A Common Stock or other securities issued on account of Series C Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series C Preferred Stock, shares of Class A Common Stock or other securities in a name other than the name in which the shares of Series C Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment, unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.
(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series C Preferred Stock (and on the shares of Class A Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders. The Company shall use commercially reasonably efforts to notify the Holders of any amounts expected to be deducted and withheld pursuant to the preceding sentence reasonably prior to the relevant payment date and the basis for such deduction and withholding and shall reasonably cooperate with the applicable Holders to reduce or eliminate any such deductions and withholdings to the extent permitted under applicable law.
(c) Tax Treatment. The Series C Preferred Stock is intended to be treated as common stock that does not constitute “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, and the Company shall apply the provisions of this Certificate of Designations consistent with such intention.
SECTION 18. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed, (i) if to the Company, to its office at [•] (Attention: [•]), or to any transfer or other agent of the Company designated to receive such notice as permitted by this Certificate of Designations; (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register; or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.
SECTION 19. Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series C Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.
SECTION 20. Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series C Preferred Stock granted hereunder may be waived as to all shares of Series C Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series C Preferred Stock then outstanding.
SECTION 21. Severability. If any term of the Series C Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein, which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term, unless so expressed herein.
SECTION 22. No Other Rights. Except as expressly provided in any agreement between a Holder and the Company, the Series C Convertible Preferred Stock will have no rights, preferences or voting powers, except as provided in this Certificate of Designations or the Certificate of Incorporation or as provided by applicable law.
[Signature Page Follows]

This Certificate of Designations has been approved by the Board in the manner and by the vote required by law.
The undersigned acknowledges this Certificate of Designations to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed in its name and on its behalf by its                   and attested to by its                   on this             day of [•], 2020.
ATTEST:	ADAPTHEALTH CORP.
By:
Name: Title:	Name: Title:
[Signature page to Series C Certificate of Designations]

Exhibit I
ADAPTHEALTH CORP. CONVERSION NOTICE
Reference is made to the Certificate of Designation, Preferences and Rights of the Series C Convertible Preferred Stock of AdaptHealth Corp. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), of AdaptHealth Corp., a Delaware corporation (the “Company”), indicated below into shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), [as of the date specified below][[upon/immediately prior to], and subject to the occurrence of, [•]].
Date of Conversion (if applicable):
Number of shares of Series C Preferred Stock to be converted:
Share certificate no(s). of Series C Preferred Stock to be converted:
Tax ID Number (if applicable):
Please confirm the following information:
Conversion Rate:
Number of shares of Class A Common Stock to be issued:
Please issue the shares of Class A Common Stock into which the shares of Series C Preferred Stock are being converted in the following name and to the following address:
Issue to:
Address:
Telephone Number:
Email:
Authorization:
By:

Title:
Dated:
Account Number (if electronic book entry transfer):
Transaction Code Number (if electronic book entry transfer):
Payment Instructions for cash payment in lieu of fractional shares:

ANNEX C
EXECUTION VERSION
JEFFERIES FINANCE LLC
520 Madison Avenue
New York, New York 10022
CONFIDENTIAL
December 1, 2020
COMMITMENT LETTER
AdaptHealth LLC
220 W. Germantown Pike
Plymouth Meeting, Pennsylvania 19462
Attention:
Luke McGee
Chief Executive Officer

Re:
Project Apollo

Ladies and Gentlemen:
You have advised Jefferies Finance LLC (acting through such of its affiliates or branches as it deems appropriate, “Jefferies Finance”, “we” or “us”) that AdaptHealth LLC, a Delaware limited liability company (the “Purchaser,” “Borrower” or “you”), intends to acquire, directly or indirectly (the “Acquisition”), all of the issued and outstanding capital stock of the company identified to us as “Apollo” (the “Target” and, together with its subsidiaries, the “Acquired Business”), from the existing shareholders of the Target (collectively, the “Seller”). We understand that in connection with the Acquisition, all existing indebtedness of the Acquired Business will be refinanced or repaid in full, all commitments in respect thereof terminated, and all security and guarantees in respect thereof discharged and released (the “Refinancing”). Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in such exhibit.
You have advised us that, in addition to using stock consideration and cash on the balance sheet, you intend to finance the purchase price for the Acquisition (including fees, commissions and expenses, the Refinancing and, if applicable, the refinancing of certain indebtedness of the Borrower (the “Borrower Debt Refinancing”) by:
(a)   obtaining a senior secured term loan B facility in an aggregate amount of $900 million (as such amount may, at the option of the Borrower, be increased as expressly set forth in Exhibit A to fund any “OID” or upfront fees in respect of the Term Loan Facility in connection with the “flex” provisions in the Fee Letter and as such amount may be decreased as expressly set forth in Exhibit A) as described in Exhibit A (the “Term Loan Facility”); and
(b)   (i) issuing and selling senior unsecured notes (the “Notes”), which Notes may be in the form of additional notes issued under the Existing Indenture (as defined in Exhibit B), in a public offering or in a Rule 144A offering or other private placement on or prior to the Closing Date (the “Notes Offering”) yielding at least $450.0 million in gross cash proceeds on or prior to the Closing Date; or (ii) if and to the extent the Borrower does not, or is unable to issue Notes yielding in aggregate at least $450.0 million of gross proceeds on or prior to the Closing Date, obtaining $450.0 million, less the amount, if any, of the Notes, in each case, issued or borrowed on or prior to the Closing Date, of loans (the “Bridge Loans”) under a new senior unsecured bridge facility as described in Exhibit B (the “Bridge Loan Facility” and together with the Term Loan Facility, the “Facilities”).
The transactions described in clauses (a) and (b) are referred to as the “Debt Financing” and, together with the Acquisition, the Refinancing, the Borrower Debt Refinancing, the payment of stock consideration and the use of other cash on the balance sheet for the Acquisition and the payment of all related fees, commissions and expenses are collectively referred to herein as the “Transactions”. You, together with

AdaptHealth Intermediate Holdco LLC (“Holdings”) and your subsidiaries (and, following the Acquisition, the Acquired Business) are collectively referred to herein as the “Company”. As used in this Commitment Letter and the other Debt Financing Letters (as defined below), the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
1.   The Commitments.
Jefferies Finance is pleased to inform you of its commitment (in such capacity, an “Initial Commitment Party” and together with the Additional Commitment Parties referred to below, the “Commitment Parties”), directly or through one or more of our affiliates, to provide 100% of the Term Loan Facility and 100% of the Bridge Loan Facility.
The commitments described in this Section 1 are collectively referred to herein as the “Commitments.” Our Commitments are on the terms and subject solely to the satisfaction (or waiver) of the conditions set forth in (i) Section 3 of this letter (including the exhibits, schedules and annexes hereto and as amended, supplemented or modified from time to time, this “Commitment Letter”), (ii) Exhibit A to this Commitment Letter under the heading “Other Provisions — Conditions Precedent to Initial Borrowing”, (iii) Exhibit B to this Commitment Letter under the heading “Other Provisions — Conditions Precedent” and (iv) Exhibit D to this Commitment Letter. Notwithstanding anything to the contrary in this Commitment Letter, the fee letter, dated the date hereof (as amended, supplemented or modified from time to time, the “Fee Letter”), between you and Jefferies Finance and the administrative agent fee letter, dated the date hereof (as amended, supplemented or modified from time to time, the “Administrative Agent Fee Letter” and, together with the Fee Letter, the “Fee Letters” and together with this Commitment Letter, the “Debt Financing Letters”), between you and Jefferies Finance, the terms of this Commitment Letter are intended as an outline of certain of the material provisions of the Facilities that will be contained in the definitive documents relating to the Debt Financing (collectively, the “Definitive Debt Documents”). Those matters that are not covered or made clear in the Debt Financing Letters are subject to mutual agreement of the parties hereto but subject in all respects to the Certain Funds Provisions (as defined below). Each of the parties hereto agrees that each of this Commitment Letter and each of the other Debt Financing Letters is a binding and enforceable agreement with respect to the subject matter contained herein or therein, and the parties agree to negotiate in good faith the Definitive Debt Documents in a manner consistent with this Commitment Letter and the other Debt Financing Letters, it being acknowledged and agreed that the commitments provided hereunder are subject solely to the conditions precedent set forth in Section 3, Exhibit A hereto under the heading “Other Provisions — Conditions Precedent to Initial Borrowing”, Exhibit B hereto under the heading “Other Provisions — Conditions Precedent” and Exhibit D hereto and otherwise subject to the Certain Funds Provisions.
2.   Titles and Roles.   As consideration for the Commitments of the Initial Commitment Party, subject to the immediately succeeding paragraph, you agree that you hereby retain (x) Jefferies Finance or its designee to act as the sole administrative agent with respect to the Bridge Loan Facility and the Term Loan Facility and sole collateral agent with respect to the Term Loan Facility and (y) Jefferies Finance to act as a joint book-runner and joint lead arranger for you and your affiliates in connection with the Facilities (in such capacity, the “Arranger” and together with the Additional Commitment Parties referred to below that are appointed additional joint lead arrangers and joint bookrunners, the “Arrangers”), and except as provided in the immediately following paragraph, no other titles shall be awarded and no compensation (other than that expressly contemplated by the Debt Financing Letters) shall be paid in connection with the Facilities unless mutually agreed. It is further agreed that in any Materials (as defined below) and all other offering or marketing materials in respect of the Facilities, Jefferies Finance shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibilities customarily associated with such “top left” placement.
Notwithstanding the foregoing, you shall have the right at any time on or prior to the earlier of (i) the 10th business day following the date of this Commitment Letter and (ii) the launch of the Notes Offering (or such later date as reasonably agreed to by Jefferies Finance) to appoint additional joint lead arrangers and joint bookrunners and appoint additional agents or co-agents or confer other titles with respect to the Facilities in a manner and with economics determined by you and reasonably acceptable to the Initial Commitment Party (the “Additional Commitment Parties”); provided that the aggregate economics payable to such Additional Commitment Parties for the Facilities shall not exceed 50% of the total economics which would otherwise be payable to the Initial Commitment Party pursuant to the Fee Letter (exclusive of any fees payable to an administrative agent or collateral agent in its capacity as such) (it being understood that (i) the commitments of Jefferies Finance hereunder in respect of a Facility will be reduced dollar-for-dollar by the amount of the commitments of each such Additional Commitment Party (or its relevant lending affiliate) in respect of such Facility, upon the execution of customary joinder documentation reasonably satisfactory to the Initial Commitment Party, (ii) the economics allocated to the Initial Commitment Party as of the date hereof in respect of a Facility will be reduced by the amount of the economics allocated to such Additional Commitment Parties in respect of such Facility upon the execution of customary joinder documentation reasonably satisfactory to the Initial Commitment Party, (iii) Jefferies Finance shall receive no less than 50% of the total economics payable pursuant to the Fee Letter (exclusive of any fees payable to an administrative agent or collateral agent in its capacity as such), (iv) each Additional Commitment Party shall assume a pro rata portion of the commitments of each Facility and (v) each Additional Commitment Party shall assume a portion of the commitments of the Initial Commitment Party on the date hereof under the Facilities on a pro rata basis equal to the proportion of economics allocated to such Additional Commitment Party. Each party hereto agrees to execute such amendments and other documents as are required to give effect to this paragraph.
3.   Conditions Precedent. The availability of the loans under the Facilities on the Closing Date is solely conditioned upon satisfaction or waiver by us of the following conditions: (i) subject to the Certain Funds Provision, the Specified Purchase Agreement Representations (as defined below) shall be true and correct in all respects and the Specified Representations (as defined below) shall be true and correct in all material respects; provided that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein); (ii) the conditions expressly set forth in Exhibit A to this Commitment Letter under the heading “Other Provisions — Conditions Precedent to Initial Borrowing”; (iii) the conditions expressly set forth in Exhibit B to this Commitment Letter under the heading “Other Provisions — Conditions Precedent”; and (iv) the conditions set forth in Exhibit D to this Commitment Letter.
Notwithstanding anything in the Debt Financing Letters, the Definitive Debt Documents or any other letter agreement or other undertaking concerning the financing of the Transactions or the Acquisition to the contrary, (i) the only representations and warranties the making and accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) such of the representations and warranties made by (or with respect to) the Acquired Business in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Purchase Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties, in each case, without liability to you or your affiliates (as determined without giving effect to any waiver, amendment or other modification thereto, collectively, the “Specified Purchase Agreement Representations”) and (B) the Specified Representations and (ii) the terms of the Definitive Debt Documents shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions expressly set forth in this Commitment Letter are satisfied or waived by the Arrangers (it being understood that, with respect to the availability of the Term Loan Facility on the Closing Date, to the extent any insurance certificate or endorsement or any security interest in any Collateral (other than (x) Collateral consisting of assets pursuant to which a security interest can be perfected by the filing of a financing statement under the Uniform Commercial Code (the “UCC”) or (y) Collateral consisting of the stock certificates of the Borrower and the Guarantors and their respective material, wholly-owned domestic subsidiaries (provided that, with respect to the Target and its subsidiaries on the Closing Date the foregoing shall only apply to the extent such stock certificates are received from the Target no later than two business days prior to the Closing Date after the Borrower’s use of commercially reasonable efforts and any such certificates not delivered on the Closing Date shall be delivered within five business days thereafter)) is not or cannot be provided and/or perfected on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, the provision of such lien search or insurance certificate or endorsement and the perfection of such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but shall be required to be provided or perfected, as applicable, within 90 days after the Closing Date (subject to extensions in writing by the Term Loan Administrative Agent)). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the other Credit Parties set forth in the Definitive Debt Documents relating to corporate or other organizational existence and good standing; organizational power and authority (solely as to execution, delivery and performance of the applicable Definitive Debt Documents); the due authorization, execution, delivery and enforceability of the applicable Definitive Debt Documents; solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (which representation shall be consistent in substance with Exhibit D hereto); no conflicts resulting from the entering into, execution, delivery and performance of the Definitive Debt Documents with charter documents; Federal Reserve margin regulations; Patriot Act; use of proceeds not in violation of FCPA; OFAC/AML and other anti-terrorism laws; the Investment Company Act and, with respect to the Term Loan Facility, subject to permitted liens and the other limitations set forth in the prior sentence, the creation, validity and perfection of security interests. This paragraph shall be referred to herein as the “Certain Funds Provision.”
4.   Syndication.
(a)   We reserve the right, at any time prior to or after execution of the Definitive Debt Documents, to syndicate all or part of our Commitments to a syndicate of banks, financial institutions and other entities (which may include the Arrangers) reasonably acceptable to you (collectively, the “Lenders”); provided that we will not syndicate the Facilities to (i) competitors of you or your subsidiaries or the Acquired Business or its subsidiaries, in each case as identified in writing by name by you to us prior to the date hereof (or, following the Closing Date, to the applicable Administrative Agent), (ii) institutions designated in writing by you at any time on or prior to the earlier of the date that is five business days after the date of your acceptance of this Commitment Letter (or, if after such date but prior to the launch of general syndication of the Facilities, that is reasonably acceptable to the Arrangers) and the launch of general syndication of the Facilities and (iii) in each case of clauses (i) and (ii) above, any of such persons’ affiliates (other than bona fide fixed income investors, banks (or similar financial institutions) or debt funds but not of institutions described in clause (ii) above) that are identified by you in writing to the Arrangers (or, following the Closing Date, to the applicable Administrative Agent) from time to time or that are clearly identifiable solely on the basis of similarity of such affiliates’ name (such persons, collectively, the “Disqualified Institutions”); provided that any supplement to the list of Disqualified Institutions pursuant to clause (i) or (iii) above shall be in the form of a list provided to us and become effective three (3) business days after delivery by the Borrower to us, but which supplement shall not apply retroactively to disqualify any parties that have previously acquired a permitted assignment or participation in the loans under any of the Facilities; provided, further, that, other than with respect to Additional Commitment Parties, no such assignment (x) shall relieve us of our obligations hereunder (including our obligation to fund the Facilities on the Closing Date on the terms and conditions hereof) upon satisfaction or waiver by us of all conditions to the initial extensions of credit on the Closing Date and (y) shall become effective as between you and us with respect to all or any portion of our Commitments in respect of the Facilities until the funding of the Facilities on the Closing Date; provided, further, that, unless you agree in writing, we shall retain exclusive control over the rights and obligations with respect to our Commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred. We will exclusively manage all aspects of any syndication in a manner reasonably acceptable to you, including decisions as to the selection of prospective Lenders to be approached, when they will be approached, when their commitments will be accepted, which prospective Lenders will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees to such Lenders.
(b)   We intend to commence our syndication efforts promptly after your execution of this Commitment Letter, and you agree to use commercially reasonable efforts to assist us actively to complete a timely syndication until the date that is the earlier of (i) sixty (60) days after the Closing Date and (ii) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date referred to in clause (i) and (ii), the “Syndication Date”). Subject to the last paragraph of this section (b), such assistance shall include:
(i)   using commercially reasonable efforts to ensure that our syndication efforts benefit from your and, subject to your rights under the Purchase Agreement, the Acquired Business’ existing lending and investment banking relationships;

(ii)   providing direct contact between your senior management, representatives and advisors, on the one hand, and the senior management, representatives and advisors of the proposed Lenders, on the other hand (and (x) prior to the consummation of the Acquisition and subject to your rights under the Purchase Agreement, your using commercially reasonable efforts to cause, and (y) thereafter, causing the Acquired Business to provide direct contact between senior management, representatives and advisors of the Acquired Business on the one hand, and the senior management representatives and advisors of the proposed Lenders, on the other hand);
(iii)   your assistance (and (x) prior to the consummation of the Acquisition and subject to your rights under the Purchase Agreement, your using commercially reasonable efforts to cause, and (y) thereafter, causing the Acquired Business to assist) in promptly preparing and providing all customary information with respect to the Company, the Acquired Business, the Transactions and the other transactions contemplated hereby (including the Projections (as defined below) as we may reasonably request in connection with the syndication of the Commitments);
(iv)   your assistance (and (x) prior to the consummation of the Acquisition and subject to your rights under the Purchase Agreement, your using commercially reasonable efforts to cause and (y) thereafter, causing the Acquired Business to assist) in the preparation of a confidential information memorandum (a “Confidential Information Memorandum”) and other customary and reasonably necessary marketing materials to be used in connection with the syndication of our Commitments (together with all Confidential Information Memoranda, the “Materials”); provided that (A) such assistance shall require delivery by you only of such information as is customarily delivered by a borrower in connection with the syndication of debt facilities such as the Facilities and (B) such assistance shall not require delivery of any information customarily provided by a financing source in the preparation of such Confidential Information Memorandum;
(v)   the provision to us of copies of any due diligence reports or memoranda prepared at your direction or at the direction of any of your affiliates by legal, accounting, tax or other third party advisors in connection with the Acquisition, subject to the delivery by us to your advisors of customary non-disclosure and non-reliance agreements as shall be reasonably requested by you or such advisor;
(vi)   your using commercially reasonable efforts, at the request of the Arrangers, to obtain, prior to or concurrently with the launch of general syndication of the Term Loan Facility (which use of commercially reasonable efforts shall not require you to change the terms of any Facility), public ratings (but not specific ratings) for the Term Loan Facility from each of S&P Global Ratings, a division of S&P Global (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating (but not a specific rating) and a public corporate family rating (but not a specific rating) in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s;
(vii)   the hosting, with us (and to the extent we request that senior management or representatives of the Acquired Business attend and subject to your rights under the Purchase Agreement, using your commercially reasonable efforts to cause them to attend), of one customary “bank meeting” at a time and place as mutually agreed; and
(viii)   using commercially reasonable efforts to, on or prior to January 1, 2021, (x) have the Required Amendment go effective and (y) receive commitments in respect of any New Term A Loans to be funded on the Closing Date.
Notwithstanding anything to the contrary contained in this Commitment Letter, the other Debt Financing Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary (but without limiting the conditions precedent referred to in Section 3), we agree that neither the compliance with any of the provisions set forth in clauses (i) through (v) above nor the commencement or the completion of the syndication of the Facilities or any other Debt Financing shall constitute a condition precedent to the Closing Date.
(c)   You agree, at our request, to assist in the preparation of a version of the Confidential Information Memorandum consisting exclusively of information and documentation that is either

(i) publicly available or (ii) not material with respect to you, the Acquired Business, its affiliates or any of its securities for purposes of United States federal and state securities laws (such information and Materials, “Public Information”). In addition, you and we agree that, unless specifically labeled “Private — Contains Non-Public Information,” no Materials disseminated to potential Lenders in connection with the syndication of the Facilities, whether through an Internet website, electronically, in presentations, at meetings or otherwise, will contain any Material Non-Public Information (as defined below). Unless expressly identified as “Public Information,” including pursuant to the final sentence of this Section 4(c), each document to be disseminated by us to any Lender in connection with the syndication of the Facilities will be deemed to contain Material Non-Public Information, and we will not make any such materials available to potential Lenders who do not wish to receive Material Non-Public Information. Any information and documentation that is not Public Information is referred to herein as “Material Non-Public Information.” It is understood that customary language exculpating you, the Target, the Arrangers and your and their respective subsidiaries and affiliates from all liability related to the use or misuse of the Materials will be included in the Materials It is also understood that, in connection with your assistance described above, authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, it being understood that the authorization letter for Public Information shall contain a representation by you to the Lenders that the Public Information does not include any such Material Non-Public Information and a representation by you consistent with the representations set forth in the section titled “Information” below. You acknowledge and agree that the following documents contain and shall contain solely Public Information (unless you notify us promptly after you have received and had a reasonable opportunity to review the same that any such document contains Material Non-Public Information): (i) drafts and final term sheets and Definitive Debt Documents with respect to the Facilities; (ii) administrative materials prepared by us for prospective Lenders (including a lender meeting invitation, Lender allocations, if any, and funding and closing memoranda); and (iii) notification of changes in the terms of the Facilities. If reasonably requested by us, you shall identify Public Information by clearly and conspicuously marking the same as “PUBLIC.”
(d)   You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents) may be disseminated in accordance with our standard syndication practices (including through hard copy and via one or more internet sites (including an IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions). Without limiting the foregoing, you authorize, and, subject to your rights under the Purchase Agreement, will use commercially reasonable efforts to obtain contractual undertakings from the Acquired Business to authorize, the use of your and, prior to the closing of the Transactions, subject to prior written approval (not to be unreasonably withheld or delayed), its respective logos in connection with any such dissemination. You further agree that, at our sole expense, subject to your prior written approval (not to be unreasonably withheld or delayed), we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Company and its affiliates (or any of them), (ii) our and our affiliates’ titles and roles in connection with the Transactions, and (iii) the amount, type and closing date of such Transactions.
5.   Information. You represent, warrant and covenant (and, with respect to the Acquired Business prior to the consummation of the Acquisition, to the best of your knowledge) that:
(a)   all written information and written data, other than (i) the Projections (as defined below) and (ii) information of a general economic or industry-specific nature concerning the Transactions, you, the Target or your or its respective subsidiaries (such non-excluded information, the “Information”), that has been or will be made available to us by or on behalf of you or the Acquired Business or any of your or its respective representatives is or will be, when furnished, taken as a whole, complete and correct in all material respects, after giving effect to all supplements thereto;
(b)   none of the Information shall, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, after giving effect to all supplements thereto; and
(c)   all written projections and other forward-looking information that have been or will be made available to us by or on behalf of you or the Acquired Business or any of your or its respective representatives (collectively, the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made (it being understood that any such Projections are not to be viewed as facts or a guarantee of performance, are subject to uncertainties and contingencies, some of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ from the results in the Projections and that such differences may be material).
You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall, at such time, supplement promptly such Information and/or Projections, as the case may be, in order that (and, with respect to the Acquired Business prior to the consummation of the Acquisition, to your knowledge) such representations and warranties will be correct in all material respects under those circumstances. The accuracy of the foregoing representations and warranties shall not, in and of itself, be a condition to the obligations of the Commitment Party hereunder.
You shall be solely responsible for Information and the Projections, including the contents of all Materials other than any contents relating to us or our affiliates. We (i) will be relying on Information, the Projections and data provided by or on behalf of you or the Acquired Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information, Projections and data and (iii) will not make an appraisal of your assets or liabilities or the Acquired Business.
6.   Clear Market.   You agree that, from the date hereof until the Syndication Date, you and your subsidiaries and affiliates will not (and you will use your commercially reasonable efforts, to the extent practical and appropriate and subject to your rights under the Purchase Agreement, to cause the Acquired Business to not) permit any competing offering, placement or arrangement of any syndicated bank financing or underwritten debt securities (including equity-linked securities) (in each case, other than (1) intercompany indebtedness, capital leases, letters of credit and purchase money and equipment financings, performance bonds, surety bonds, working capital indebtedness, local foreign credit lines, draft discounting arrangements, factoring arrangements, floor plan financing arrangements or, in each case, other similar lines of credit, (2) (x) revolving borrowings under that certain Credit Agreement, dated as of July 29, 2020 (the “Existing Credit Agreement”), by and Holdings, the Borrower, as borrower, certain subsidiaries of the Borrower party thereto as guarantors, the lenders party thereto and Regions Bank, as administrative agent and collateral agent, (y) incremental term loan A financing of up to $650.0 million (the loans thereunder, the “New Term A Loans”) (it being agreed that such incremental term loan A financing shall reduce the Term Loan Facility as set forth in Exhibit A) and (z) amendments, including “amend and extend” transactions of, and consents in respect of, existing credit facilities (including the Existing Credit Agreement), (3) indebtedness of subsidiaries of you and the Acquired Business in jurisdictions outside of the United States of America, (4) the Debt Financing contemplated hereby, the offering of the Securities (as defined in the Fee Letter) and the Notes Offering, and (5) debt incurred with our written consent, which may be given or withheld in our sole discretion), in each case, that would reasonably be expected to materially impair the primary syndication of the Facilities.
7.   Fees and Expenses.   As consideration for the Commitments and our other undertakings hereunder, you hereby agree to pay or cause to be paid to us for our account the fees, expenses and other amounts set forth in the Debt Financing Letters.
8.   Indemnification and Waivers.   As consideration for the Commitments and our other undertakings hereunder, you agree to the provisions with respect to indemnification, waivers and other matters contained in Annex A hereto, which is hereby incorporated by reference into this Commitment Letter.

9.   Confidentiality.   This Commitment Letter is delivered to you on the understanding that neither the existence of this Commitment Letter or the Fee Letters nor any of their terms or substance will be disclosed by you, directly or indirectly, to any other person or entity except (a) as required by applicable law or regulation or applicable legal, judicial or administrative process or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent permitted by law and shall limit such disclosure to the extent necessary to comply with such law, regulation, process or request), (b) to your or any other Company’s respective officers, directors, employees, agents, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, (c) this Commitment Letter may be disclosed (but not the Fee Letters or the contents thereof) to rating agencies in connection with their review of the Facilities or the Company, (d) the information contained in this Commitment Letter (but not the information contained in the Fee Letter) may be disclosed in any Confidential Information Memorandum or in connection with the syndication of the Facilities, (e) this Commitment Letter and the Fee Letters (with economic terms customarily redacted for transactions of this type in a manner reasonably satisfactory to us) may be disclosed to the Acquired Business and its officers, directors, employees, attorneys, accountants and advisors, in each case, on a confidential and need-to-know basis and only in connection with the Transactions, (f) you may disclose this Commitment Letter (but not the Fee Letters or the contents thereof) and its contents in any information memorandum or syndication distribution or offering memorandum related to the Notes or other securities, as well as in any proxy statement or other public filing relating to the Acquisition or the Facilities, (g) in connection with protecting or enforcing your rights hereunder or under the Fee Letters or defending any claim brought hereunder or under the Fee Letters, (h) if each Commitment Party consents in writing to such proposed disclosure, (i) after your acceptance hereof, to potential Additional Arrangers and their respective affiliates, in each case on a confidential and need-to-know basis and only in connection with the Transactions and (j) such other disclosures of this Commitment Letter (but not the Fee Letters or the contents thereof) as may be required by law, including in filings with the Securities and Exchange Commission. You may also disclose, on a confidential basis, the aggregate amount of fees payable under the Fee Letters as part of a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with the syndication of the Facilities, the syndication of the New Term A Loans and/or the Notes Offering and as may be required by law, including in filings with the Securities and Exchange Commission. Your obligations set forth in this paragraph shall terminate upon the earlier of one year from the date hereof; provided that the termination of your (and your affiliates’ and your and your affiliates’ respective employees’, representatives’ or other agents’) obligations under this paragraph shall not relieve your responsibilities in respect of any breach of this paragraph prior to such termination.
We agree to (and to cause our affiliates and our and our affiliates’ respective employees, representatives or other agents to) maintain the confidentiality of all confidential information provided to us by or on behalf of you, the Target and/or your or its respective subsidiaries (“Company Information”), except that Company Information may be disclosed (a) to our affiliates and to our and our affiliates’ respective directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors who need to know such information in connection with the Transactions (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and instructed to comply with the provisions of this paragraph and each Commitment Party shall be responsible for compliance by such affiliates, directors, officers, employees, agents, advisors and other representatives with the provisions of this paragraph), (b) to the extent requested by any regulatory or self-regulatory authority (in which case the Commitment Parties agree to use commercially reasonable efforts to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (c) pursuant to the order of any court, administrative agency or regulator having jurisdiction over such Commitment Party or in any pending legal or administrative proceeding, or otherwise as required or requested by any governmental or self-regulatory authority, applicable law or regulation or by any subpoena or similar legal process (in which case the Commitment Parties agree to use commercially reasonable efforts to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (d) in connection with the exercise of any remedies hereunder, under the Fee Letters or under any of the Definitive Debt Documents or any suit, action or proceeding relating to this Commitment Letter, the Fee Letters or any of the Definitive Debt Documents, or the enforcement of rights hereunder or thereunder, (e) with your express prior written consent, (f) subject to the proviso below, to prospective lenders and participants (in each case, other than Disqualified Institutions), (g) to S&P or Moody’s in connection with the ratings described in clause (iv) of the section titled “Information” above, (h) for purposes of establishing a “due diligence” defense or (i) to the extent such Company Information (1) becomes publicly available other than as a result of a breach of this paragraph by us, (2) becomes available to us or any of our affiliates on a non-confidential basis from a source other than you or the Target, so long as such source is not, to our knowledge, subject to confidentially obligations to you or the Target or (3) is independently developed by us or any of our affiliates without the use of any other Company Information provided by you or on your behalf; provided that the disclosure of any such Company Information to Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. Any person required to maintain the confidentiality of Company Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Company Information as such person would accord to its own confidential information. Our obligations set forth in this paragraph shall terminate upon the earlier of (i) one year from the date hereof and (ii) the date of execution and delivery of the Definitive Debt Documents, at which time this paragraph shall be superseded by the relevant terms and provisions therein; provided that the termination of our (and our affiliates’ and our and our affiliates’ respective employees’, representatives’ or other agents’) obligations under this paragraph shall not relieve our responsibilities in respect of any breach of this paragraph prior to such termination.
10.   Conflicts of Interest; Absence of Fiduciary Relationship.   You acknowledge and agree that:
(a)   Jefferies Finance and/or its affiliates and subsidiaries (including Jefferies Group LLC and its affiliates, “Jefferies Group”) in their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) our interests and duties hereunder and (ii) the duties or interests or other duties or interests of another member of the Jefferies Group;
(b)   Each Commitment Party (including any member of Jefferies Group) may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on our or its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for such Commitment Parties’ or such member of Jefferies Group’s own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any Commitment Party or member of Jefferies Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be used by us or any other member of Jefferies Group in performing services or providing advice to any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within Commitment Parties’ divisions or divisions of other members of Jefferies Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose;
(c)   information that is held elsewhere within a Commitment Party or Jefferies Group, but of which none of the individual directors, officers or employees having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge

(or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder;
(d)   neither we nor any member of Jefferies Group shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on our or its own account or otherwise) or otherwise carrying on our or its business;
(e)   (i) neither we nor any of our affiliates have assumed any advisory responsibility or any other obligation in favor of the Company or any of its affiliates except the obligations expressly provided for under the Debt Financing Letters and Jefferies LLC’s engagement as buy-side financial advisor to the Company, (ii) we and our affiliates, on the one hand, and the Company and its affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Company or any of its affiliates rely on, any fiduciary duty on the part of us or any of our affiliates and (iii) we are (and are affiliated with) full service financial firms and as such may effect from time to time transactions for our own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in particular, we and any other member of Jefferies Group may at any time hold debt or equity securities for our or its own account in the Company). With respect to any securities and/or financial instruments so held by us, any of our affiliates or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty (and agree that we shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors) and (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention; and
(f)   neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and neither we nor our affiliates shall have responsibility or liability to you with respect thereto. Any review by us, or on our behalf, of the Company, the Acquired Business, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.
11.   Choice of Law; Jurisdiction; Waivers.   The Debt Financing Letters, and any claim, controversy or dispute arising under or related to the Debt Financing Letters (whether based upon contract, tort or otherwise), shall be governed by, and construed in accordance with, the laws of the State of New York; provided that (a) the interpretation of the definition of “Material Adverse Effect” (and whether or not a “Material Adverse Effect” has occurred), (b) the determination of the accuracy of any Specified Purchase Agreement Representations and whether as a result of any inaccuracy of any Specified Purchase Agreement Representation there has been a failure of a condition precedent to your (or your applicable affiliate’s) obligation to consummate the Acquisition or such failure gives you (or your applicable affiliate) the right to terminate your (or its) obligations (or to refuse to consummate the Acquisition) under the Purchase Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware. To the fullest extent permitted by applicable law, you hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to your address set forth above. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum. YOU AND WE HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, SUIT, ACTION OR PROCEEDING (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE DEBT FINANCING LETTERS, ANY OF THE TRANSACTIONS OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.
12.   Miscellaneous.
(a)   This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed counterpart hereof. Any signature to this Commitment Letter may be delivered by facsimile, electronic mail (including pdf), DocuSign or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Commitment Letter.
(b)   Except with respect to Additional Commitment Parties, no party hereto may assign, sell, transfer or delegate any of its rights, in full or in part, or be relieved of any of its obligations, under this Commitment Letter without the prior written consent of each other party hereto, and any purported assignment, sale, transfer or delegation without such consent shall be null and void. Notwithstanding the foregoing, subject to providing you with prior written notice, we may at any time and from time to time assign all or any portion of our Commitments hereunder to one or more of our affiliates or to one or more Lenders, whereupon we shall be released from the portion of our Commitments hereunder so assigned; provided that such assignment shall not relieve us of our obligation to fund on the Closing Date the portion of our Commitments so assigned to the extent such assignee fails, upon satisfaction or waiver of all conditions to such assignee making its initial extensions of credit on the Closing Date, to fund such assigned Commitments on the Closing Date. Any and all obligations of, and services to be provided by, us hereunder (including the Commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches and we reserve the right to allocate, in whole or in part, to our affiliates or branches certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion. You further acknowledge that, subject to Section 9, we may share with any of our affiliates, and such affiliates may share with us, any information relating to the Transactions, you or the Acquired Business (and your and its respective affiliates) or any of the matters contemplated in the Debt Financing Letters.
(c)   This Commitment Letter has been and is made solely for the benefit of you, us and the Agent-Related Persons (as defined in Annex A hereto) and your, our and their respective permitted successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.
(d)   The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitments and our obligations hereunder and thereunder. The Debt Financing Letters supersede all prior understandings and proposals, whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby.

(e)   You agree that we or any of our affiliates may make customary disclosures of information about the Transactions to market data collectors and similar service providers to the financing community following the consummation of the Transactions.
(f)   We hereby notify you and, upon its becoming bound by the provisions hereof, each other Credit Party, that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the “Patriot Act”) and 31 C.F.R. § 1010.230 (as amended from time to time, the “Beneficial Ownership Regulation”), we and each Lender may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address, tax identification number and other information regarding the Credit Parties that will allow us or such Lender to identify the Credit Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to us and each Lender. You agree that we shall be permitted to share any or all such information with the Lenders.
13.   Amendment; Waiver.   This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.
14.   Surviving Provisions.   Notwithstanding anything to the contrary in this Commitment Letter: (i) Sections 7 to and including 15 hereof shall survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated, and (ii) Sections 2 and 4 to and including 13 hereof shall survive execution and delivery of the Definitive Debt Documents and the consummation of the Transactions.
15.   Acceptance, Expiration and Termination.   Please indicate your acceptance of the terms of the Debt Financing Letters by returning to us executed counterparts of the Debt Financing Letters not later than 11:59 p.m., New York City time, on December 4, 2020 (the “Deadline”). This Commitment Letter is conditioned upon your contemporaneous execution and delivery to us, and the contemporaneous receipt by us, of executed counterparts of each Debt Financing Letter on or prior to the Deadline. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time. Thereafter, except with respect to any provision that expressly survives pursuant to Section 14, this Commitment Letter (but not the Fee Letter) will terminate automatically on the earliest of (i) the date of termination or abandonment of the Purchase Agreement, (ii) the closing of the Acquisition, (iii) the acceptance by the Target or any of its affiliates (or any of their respective equityholders) of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Business (or any parent company thereof) other than as part of the Transactions, and (iv) 11:59 p.m., New York City time, on June 7, 2021. In addition, our Commitment hereunder to provide Bridge Loans shall terminate upon the issuance of the Notes (in escrow or otherwise so long as the conditions to release of such funds from escrow are limited to the substantially concurrent closing of the acquisition (and delivery of customary certificates in connection therewith)), yielding an aggregate amount in gross proceeds of at least $450.0 million. You may terminate the commitments under this Commitment Letter (in whole or in part, including on a non-pro rata basis across the Facilities; provided that any such commitment termination will reduce the commitments of each Commitment Party in respect of the applicable Facility on a pro rata basis) at any time.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.
Very truly yours,
JEFFERIES FINANCE LLC
By:
/s/ Jason Kennedy

Name: Jason Kennedy
Title: Managing Director
[Signature Page — Commitment Letter]

Accepted and agreed to as of
the date first above written:
ADAPTHEALTH LLC
By:
/s/ Luke McGee

Name: Luke McGee
Title: Chief Executive Officer
[Signature Page — Commitment Letter]

ANNEX A TO COMMITMENT LETTER
INDEMNIFICATION AND WAIVER
Except as otherwise defined in this Annex A, capitalized terms used but not defined herein have the meanings assigned to them elsewhere in this Commitment Letter.
The Purchaser (“you”) hereby agrees (i) to indemnify and hold harmless each Commitment Party and each of our and their respective affiliates and subsidiaries (including Jefferies LLC) and each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact, members, successors, assigns and controlling persons of each of the foregoing but other than any person described in the forgoing to the extent acting as a financial advisor to the Target in connection with the Transactions (each, an “Agent-Related Person”) from and against any and all losses, claims, demands, damages and liabilities (collectively, “Losses”) to which any such Agent-Related Person, directly or indirectly, may become subject arising out of, resulting from or otherwise in connection with the Debt Financing Letters, the Debt Financing, the actual or proposed use of the proceeds therefrom, the Transactions, any of the other transactions contemplated by the Debt Financing Letters or any action, claim, suit, litigation, investigation, inquiry or proceeding (each, a “Claim”) arising out of, resulting from or otherwise in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE AGENT-RELATED PERSON), regardless of whether any Agent-Related Person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party and (ii) to reimburse each indemnified person promptly following written demand (together with reasonably detailed documentation describing such Claim) for all reasonable and documented out-of-pocket costs and expenses (but limited, in the case of legal fees and expenses, to one counsel selected by us to such Agent-Related Persons, taken as a whole, and, in the case of an actual or potential conflict of interest, where the Agent-Related Person notifies you in writing of such conflict, one additional counsel to the affected Agent-Related Persons similarly situated, taken as a whole (and, if reasonably necessary, of one regulatory counsel and of one local counsel in any relevant jurisdiction)) incurred by the Agent-Related Person (including all such costs and expenses incurred to enforce the terms of this Commitment Letter) as they are actually incurred in connection with investigating, preparing, defending or settling any Claim, arising out of, resulting from or otherwise in connection with any of the foregoing, whether or not any Agent-Related Person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party (including in connection with the enforcement of the indemnification obligations and waivers set forth in this Annex A); provided, however, that no Agent-Related Person will be entitled to indemnity hereunder in respect of any Loss or reimbursement for costs and expenses relating to any Loss to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted directly from (i) the bad faith, gross negligence or willful misconduct of such Agent-Related Person, (ii) the material breach of Debt Financing Letters by such Agent-Related Person (or its controlled affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing) or (iii) any disputes solely among Agent-Related Persons (other than any claims against a Commitment Party or other Agent-Related Person in its capacity as the administrative agent, an arranger, any other agent or any other similar role under any Facility) and not arising out of any act or omission of the Company, or any of your or its respective affiliates, and such Agent-Related Person shall promptly repay such reimbursed costs and expenses to you.
In addition, you agree that no Arranger-Related Person shall have any liability (whether direct or indirect, in contract, tort or otherwise and whether related to third party claims or the indemnification rights referred to in clause (a) above) to you, your affiliates or your respective equity holders, or for or in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof, any related transaction or the activities performed or services furnished pursuant to this Commitment Letter or the role of Jefferies Finance or Jefferies LLC in connection therewith, except to the extent that any Losses or expenses incurred by you, your affiliates or your respective equity holders relating thereto are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from such Arranger-Related Person’s bad faith, gross negligence or willful misconduct or material breach in bad faith of this Commitment Letter of the other Debt Financing Letters. In no event shall any of you, your affiliates or your respective equity holders or any Arranger-Related Person have any liability or be responsible for

C-Annex A-1

any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) arising out of or resulting from or otherwise in connection with the Facilities or arising out of or resulting from or otherwise in connection with any Claim or otherwise; provided that, for the avoidance of doubt, the foregoing does not limit or otherwise modify your and your affiliates’ and the Acquired Business’s and any Agent-Related Person’s indemnification obligations as provided herein to the extent such consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) are included in any third-party claim. In addition, no Agent-Related Person will be liable for any damages arising from the use by unauthorized persons of Information, Projections or other Materials sent through electronic, telecommunications or other information transmission systems that are intercepted or otherwise obtained by such persons except to the extent it is found by a final, non-appealable judgment of a court of competent jurisdiction that such damages resulted directly from the bad faith, gross negligence or willful misconduct of such Agent-Related Person.
You shall not be liable for any settlement of any proceeding effected without your written consent (such consent not to be unreasonably withheld or delayed) unless (i) such settlement relates to Losses with respect to which you would be required to provide indemnification pursuant to this Annex A, (ii) such settlement is entered into more than 30 days after receipt by you of an Agent-Related Person’s request to reimburse the reasonable and documented fees and expenses of counsel as contemplated herein, (iii) you shall not have reimbursed the Agent-Related Person in accordance with the Agent-Related Person’s request for reimbursement and (iv) such Agent-Related Person shall have given you at least 30 days’ prior notice of its intention to settle.
You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any Agent-Related Person is or could be a party and as to which indemnification or contribution could have been sought by such Agent-Related Person hereunder whether or not such Agent-Related Person is a party to any Debt Financing Letter without the Agent-Related Party’s prior written consent, unless the settlement, compromise, consent or termination (A) includes an express unconditional release of such Agent-Related Person from all Losses, arising out of, resulting from or in connection with such Claim in form and substance reasonably satisfactory to the Agent-Related Person and (B) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of such Agent-Related Person.
The indemnity and expense reimbursement obligations set forth herein (i) shall be in addition to any liability you may have to any Agent-Related Person at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Debt Financing Letters (notwithstanding any other provision of any Debt Financing Letter or the Definitive Debt Documents), (iii) shall apply to any modification, amendment, waiver or supplement of our and any of our affiliates’ commitment and/or engagement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of us or any other Agent-Related Person and (v) shall be binding on any successor or assign of you and the successors or assigns to any substantial portion of your business and assets.
* * *

C-Annex A-2

EXHIBIT A TO COMMITMENT LETTER
SUMMARY OF TERMS OF THE TERM LOAN FACILITY
Set forth below is a summary of certain of the terms of the Term Loan Facility and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit A have the meanings set forth elsewhere in this Commitment Letter.
I. Parties
Borrower	AdaptHealth LLC (the “Borrower”).
Guarantors	Holdings and each subsidiary of the Borrower that guarantees indebtedness under the Existing Credit Agreement subject to additional exclusions to be mutually agreed between the Borrower and the Term Loan Administrative Agent (collectively, the “Term Loan Guarantors”). The Borrower and the Term Loan Guarantors are referred to collectively as the “Term Loan Credit Parties”.
Lead Arrangers and Book Runners	Jefferies Finance LLC (“Jefferies Finance”) and any additional joint lead arranger appointed pursuant to the Commitment Letter (in such capacities, the “Term Loan Arrangers”). The Term Loan Arrangers will perform the duties customarily associated with such role.
Term Loan Administrative Agent	Jefferies Finance and/or one or more of its designees (in such capacity, the “Term Loan Administrative Agent”). The Term Loan Administrative Agent will perform the duties customarily associated with such role.
Collateral Agent	Jefferies Finance and/or one or more of its designees (in such capacity, the “Collateral Agent”). The Collateral Agent will perform the duties customarily associated with such role.
Lenders	A syndicate of banks, financial institutions and other entities but excluding Disqualified Institutions, (which may include Jefferies Finance, collectively, the “Term Loan Lenders”), subject to the Borrower’s consent (such consent not to be unreasonably withheld, delayed or conditioned).
Closing Date	The date, on or before the date on which the Commitments are terminated in accordance with Section 15 of this Commitment Letter, on which the Acquisition is consummated (the “Closing Date”).
Term Loan Documents	The Facilities Documentation with respect to the Term Loan Facility (the “Term Loan Facility Documentation”), will be based on and not less favorable than the Existing Credit Agreement (the “Term Loan Precedent”) and (a) will include such modifications as are necessary to reflect the specific terms set forth in the Commitment Letter and the Fee Letters and to give due regard to the Company Model, financial condition, the operational, strategic and geographical requirements of the Company and its subsidiaries in light of the proposed business plan, their size and industries and the disclosure schedules to the Purchase Agreement, (b) will include appropriate modifications to reflect changes in law or accounting standards since the date of such precedent, (c) will include modifications to limit the release of a guarantor that ceases to be a wholly-owned subsidiary, (d) shall be negotiated in good faith to finalize the Term Loan Facility Documentation as promptly as reasonably practicable, (e) will include appropriate modifications to reflect the operational and administrative

C-A-1

requirements of the Term Loan Administrative Agent as mutually agreed, (f) with respect to all dollar baskets, will include a “grower” component growing off an equivalent percentage of either Consolidated Total Assets (to be defined) or Consolidated EBITDA, to be selected by the Borrower prior to the launch of general syndication of the Term Loan Facility, (g) will include customary “anti-net short” lender provisions and (h) for baskets and exceptions, will provide the Borrower and its Subsidiaries operational flexibility consistent with the Existing Indenture (as defined in Exhibit B) (collectively, the “Term Loan Documentation Principles”). The Term Loan Facility Documentation will contain only those payment provisions, conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Exhibit A, in each case, applicable to Holdings, the Borrower and the restricted subsidiaries of Holdings and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the provisions of this paragraph.
The “Company Model” means the model provided to the Arrangers party to the Commitment Letter on November 30, 2020 (or such other model as may be mutually agreed by the Borrower and the Arrangers).

II. Term Loan Facility
Term Loan Facility	A senior secured term loan facility (the “Term Loan Facility”) in an aggregate principal amount of $900.0 million (the “Term Loans”), on the terms and conditions set forth herein (as such amount may, at the option of the Borrower, be increased to fund any “OID” or upfront fees in respect of the Term Loan Facility in connection with the “flex” provisions in the Fee Letter).
Mandatory Commitment Reduction:	On or prior to the Closing Date, the commitments in respect of the Term Loan Facility will be automatically reduced (i) on a dollar-for-dollar basis by the incurrence of any indebtedness for borrowed money (including any New Term A Loans and any debt securities) by the Borrower, a parent holding company of the Borrower or any of their respective subsidiaries (other than certain exceptions to be mutually agreed) or the receipt by the Borrower, a parent holding company of the Borrower or any of their respective affiliates of commitments in respect of indebtedness for borrowed money (including commitments in respect of New Term A Loans) so long as the conditions to borrowing of such indebtedness on the Closing Date is not substantially more restrictive than the conditions to borrowing of the Term Loans on the Closing Date; provided that the net proceeds from any direct or indirect public offering or private placement of the Notes or the Securities (as defined in the Fee Letter) on or prior to the Closing Date shall not reduce commitments in respect of the Term Loan Facility, (ii) by $250.0 million if the Borrower receives an amendment to the Existing Credit Agreement to permit the Acquisition (the “Required Amendment”), and (iii) by 50% of the net proceeds from any issuance or sale of equity of the Borrower or a parent holding company of the Borrower or any of their subsidiaries (other than equity issued to the Borrower or any of its subsidiaries) on a dollar-for-dollar basis.

C-A-2

If the Borrower or any of its affiliates receives commitments in respect of any indebtedness for borrowed money (including any New Term A Loans) or incurs any indebtedness for borrowed money (including any New Term A Loans but excluding revolving borrowings under the Existing Credit Agreement, intercompany indebtedness, capital leases, letters of credit and purchase money and equipment financings, performance bonds, surety bonds, working capital indebtedness, local foreign credit lines, draft discounting arrangements, factoring arrangements, floor plan financing arrangements or, in each case, other similar lines of credit), the Borrower shall promptly give the Term Loan Administrative Agent notice thereof.
Maturity and Amortization
The Term Loans will mature on the date that is seven years after the Closing Date (the “Term Maturity Date”).
The Term Loans shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1% of the original amount of the Term Loan Facility (commencing with the first full fiscal quarter after the Closing Date). The balance of the Term Loans will be repayable on the Term Maturity Date.

Availability	The Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Term Loans may not be reborrowed.
Use of Proceeds	The proceeds of the Term Loans will be used on the Closing Date to finance the Acquisition, to finance the Refinancing and the Borrower Debt Refinancing and to pay fees and expenses in connection with the foregoing.
Incremental Facilities	The Term Loan Facility Documentation will permit the Borrower from time to time, on one or more occasions, to add one or more incremental term loan facilities denominated in U.S. dollars, or increase any then existing Term Loan Facility (each, an “Incremental Term Loan Facility” and, collectively, the “Incremental Term Loan Facilities”) in an aggregate amount equal to (a) the sum of (i) the greater of 100% of Consolidated EBITDA (as defined below) and an equivalent fixed amount (the “Fixed Term Loan Available Incremental Amount”) plus (ii) all voluntary prepayments of the initial Term Loans and Incremental Equivalent Debt prior to the date of any such incurrence (excluding such prepayments made with the proceeds of indebtedness but including buybacks, with credit given for the cash amount paid if below par) and less any Incremental Equivalent Debt incurred in reliance on this clause (a)(i) (collectively, the “Fixed Incremental Amount”) plus (b) the amount that would result in (x) if such Incremental Term Loan is secured on a pari passu basis with the Term Loan Facility, (1)(I) a First Lien Net Leverage Ratio (as defined below), calculated on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith (but without netting cash constituting proceeds of such indebtedness), equal to or less than the First Lien Net Leverage Ratio as of the Closing Date (the “Closing Date First Lien Net Leverage Ratio”) or (II) at the election of the Borrower, if incurred in connection with a permitted acquisition or another permitted investment, the First Lien Net Leverage Ratio does not increase or (2) the Fixed Charge Coverage Ratio (to be defined in a manner reasonably and mutually

C-A-3

agreed and subject to the Term Documentation Principles), calculated on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith, is not less than the Fixed Charge Coverage Ratio as of immediately prior to such incurrence or (y) if such Incremental Term Loan is secured on a junior basis with the Term Loan Facility, (1)(I) a Secured Net Leverage Ratio (as defined below), calculated on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith (but without netting cash constituting proceeds of such indebtedness), equal to or less than the Secured Net Leverage Ratio as of the Closing Date (the “Closing Date Secured Net Leverage Ratio”) or (II) at the election of the Borrower, if incurred in connection with a permitted acquisition or another permitted investment, the Secured Net Leverage Ratio does not increase or (2) the Fixed Charge Coverage Ratio, calculated on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith, is not less than the Fixed Charge Coverage Ratio as of immediately prior to such incurrence (clause (b), the “Ratio Incremental Amount”; the sum of the amounts contemplated by clauses (a) and (b), the “Available Incremental Term Loan Facility Amount”).
“First Lien Net Leverage Ratio” shall mean the ratio of (i) consolidated first lien secured net debt (consisting of the principal amount of indebtedness for borrowed money, capitalized lease obligations, purchase money debt and drawn and unreimbursed letters of credit as required to be reflected on the balance sheet of the Borrower and the Term Loan Guarantors in accordance with GAAP, in each case secured by a first lien on Collateral), minus unrestricted cash and cash equivalents to (ii) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements have been or are required to be delivered pursuant to the Term Loan Facility Documentation.
“Secured Net Leverage Ratio” shall mean the ratio of (i) consolidated secured net debt (consisting of the principal amount of indebtedness for borrowed money, capitalized lease obligations, purchase money debt and drawn and unreimbursed letters of credit as required to be reflected on the balance sheet of the Borrower and the Term Loan Guarantors in accordance with GAAP, in each case secured by liens on Collateral), minus unrestricted cash and cash equivalents to (ii) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements have been or are required to be delivered pursuant to the Term Loan Facility Documentation.
If the Borrower incurs indebtedness under the Fixed Incremental Amount on the same date that it incurs indebtedness under the Ratio Incremental Amount, then the First Lien Net Leverage Ratio or the Secured Net Leverage Ratio, as applicable, with respect to the amounts incurred under the Ratio Incremental Amount will be calculated without regarding to any incurrence under the Fixed Incremental Amount. Unless the Borrower elects otherwise, each Incremental Facility shall be deemed incurred first as Ratio Incremental Amount to the extent permitted, with the balance incurred under the Fixed Incremental Amount.

C-A-4

The availability of the Incremental Term Loan Facilities will be subject solely to the following terms and conditions: (a) no existing Term Loan Lender will be required to participate in any Incremental Term Loan Facility without its consent; (b) subject to the Limited Condition Provision, no event of default under the Term Loan Facility shall have occurred and be continuing or would exist immediately after giving effect thereto; (c) such Incremental Term Loan Facility may, at the discretion of the Borrower, (i) rank pari passu in right of payment with the initial Term Loan Facility, (ii) be subordinated in right of payment to the Term Loan Facility, (iii) be secured on a pari passu basis with the Term Loan Facility or (iv) be secured on a junior basis to the Term Loan Facility; provided that if such Incremental Term Loan Facility is subordinated in right of payment to the Term Loan Facility or secured on a junior lien basis, any intercreditor or payment and/or lien subordination arrangements in a form which shall include terms that are consistent with market terms governing payment subordination and/or security arrangements for the sharing of liens or arrangements relating to the distribution of payments, as applicable, shall be entered into at the time the applicable arrangements are established in light of the type of indebtedness subject thereto or other arrangements the terms of which are reasonably satisfactory to the Term Loan Facility Administrative Agent and the Borrower and consistent with the Term Loan Documentation Principles; (d) except in the case of a bridge loan which provides for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the latest maturity date of the Term Loan Facility (“Extendable Bridge Loans”), the maturity date of such Incremental Term Loan Facility may be no earlier than the latest maturity date of the Term Loan Facility; provided, that up to $100.0 million in the aggregate (the “Inside Maturity Basket”) of Incremental Term Loan Facility may have a maturity date that is earlier than the maturity of the Term Loan Facility; (e) except in the case of Extendable Bridge Loans, the weighted average life to maturity of such Incremental Term Loan Facility may be no shorter than the then remaining weighted average life to maturity of the Term Loans (other than as necessary in order to make such Incremental Term Loan Facility fungible with any existing Term Loans); provided, that the Inside Maturity Basket may have a weighted average life to maturity that is shorter than the Term Loan Facility; (f) subject to clauses (d) and (e) above, the amortization schedules applicable to such Incremental Term Loan Facility will be as determined by the Borrower and the lenders providing such Incremental Term Loan Facility; (g) subject to the Limited Condition Provision, the representations and warranties in the Term Loan Facility Documentation will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be accurate in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Term Loan Facility; (h) any fees payable in connection with such Incremental Term Loan Facility will be determined by the Borrower and the arrangers and/or lenders providing such Incremental Term Loan Facility; (i) such Incremental Term Loan Facility may provide for the ability to participate on a pro rata basis or greater than or less than pro rata basis in any voluntary prepayments or refinancings of the Term Loans or on a

C-A-5

pro rata basis or less than pro rata basis in the case of any mandatory prepayments of the Term Loans; (j) the interest rate, upfront fees and original issue discount for any term loans under such Incremental Term Loan Facility will be as determined by the Borrower and the lenders providing such Incremental Term Loan Facility; provided that the yield on any such Incremental Term Loan Facility that is to be secured equally and ratably with the Term Loan Facility (taking into account interest margins, minimum Adjusted LIBOR, minimum ABR, upfront fees and OID on such term loans, with upfront fees and OID being equated to interest margins based on an assumed four-year life to maturity, but exclusive of (x) arrangement fees, structuring fees, commitment fees, underwriting fees, ticking fees and similar fees (regardless of whether paid in whole or in part to any or all lenders) or other fees not paid generally to all lenders of such indebtedness or (y) customary consent fees paid generally to consenting lenders) (the “Incremental Yield”) incurred on or prior to the date that is six months after the Closing Date (other than, for the avoidance of doubt, any such Incremental Term Loan Facility that is subordinated or secured on a junior-lien basis) exceeds the yield on the Term Loan Facility (determined as provided above), by more than 75 basis points, then the interest margins for the initial Term Loans will automatically be increased to a level such that the yield on the initial Term Loans will be 75 basis points below the Incremental Yield (it being agreed that any increase in yield to any existing facility required due to the application of an Adjusted LIBOR or ABR “floor” on any Incremental Term Loan Facility will be effected solely through an increase in such “floor” (or an implementation thereof, as applicable)) (the “MFN Pricing Test”); provided, that the MFN Pricing Test shall not (x) apply to any Incremental Term Loan Facility that (i) has a final maturity one year or more after the final maturity of the Term Loan Facility or (ii) is incurred solely using the Fixed Incremental Amount or (y) apply to Incremental Term Loan Facilities that in the aggregate are less than $100.0 million in principal amount; (k) no subsidiary of Holdings shall guarantee any Incremental Term Loan Facility unless it is a Term Loan Credit Party and no assets shall secure any Incremental Term Loan Facility other than Collateral; and (l) except as otherwise provided in clauses (a) through (k), all other terms of such Incremental Term Loan Facility, if not consistent with the terms of the existing Term Loan Facility (as reasonably determined by the Borrower), will be as agreed between the Borrower and the lenders providing such Incremental Term Loan Facility and shall be reasonably satisfactory to the Term Loan Administrative Agent; provided that, with respect to any prepayment events, negative covenants or events of default, such terms shall not be more favorable, taken as a whole (as reasonably determined by the Borrower), to the lenders providing such Incremental Term Loan Facility than the terms of the Term Loan Facility (other than with respect to terms and conditions applicable after the maturity of the Term Loan Facility) unless such more favorable terms are added for the benefit of the Term Loan Facility, which shall not require the consent of the Lenders and any such Incremental Term Loan Facility may contain any financial maintenance covenants, so long as such covenants are also added for the benefit of the Term Loan Lenders, which shall not require consent of the Term Loan Lenders.

C-A-6

The Borrower may seek commitments in respect of the Incremental Term Loan Facilities from existing Term Loan Lenders (each of which will be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become Term Loan Lenders in connection therewith; provided that the consent of the Term Loan Facility Administrative Agent (not to be unreasonably withheld, delayed or conditioned) will be required with respect to any such additional lender if such consent would be required under the caption “Assignments and Participations” for an assignment to such additional lender.
The proceeds of Incremental Term Loan Facilities will be used for general corporate purposes of the Borrower and the restricted subsidiaries of Holdings (including for capital expenditures, acquisitions, restricted payments, refinancing of indebtedness and any other transaction not prohibited by the Term Loan Facility Documentation).
The Term Loan Facility Documentation will be amended to give effect to any Incremental Term Loan Facility by documentation executed by the Term Loan Lender or Term Loan Lenders (or such other persons) making the commitments with respect thereto, the Term Loan Facility Administrative Agent and the Borrower and without the consent of any other existing Term Loan Lender.
In addition, the Borrower may, in lieu of adding Incremental Term Loan Facilities, utilize all or any portion of the Available Incremental Term Loan Facility Amount at any time by issuing or incurring Incremental Equivalent Term Debt.
“Incremental Equivalent Term Debt” means indebtedness in an aggregate principal amount not to exceed the then Available Incremental Term Loan Facility Amount for pari or junior secured or unsecured indebtedness in lieu of an Incremental Term Loan Facility, in each case on terms that reflect market terms (as determined by the Borrower in good faith) at the time of incurrence of such indebtedness; provided that (a) Incremental Equivalent Term Debt will not be subject to the “most favored nation” pricing provisions set forth in the proviso of clause (j) of the fourth paragraph in this “Incremental Facilities” section, (b) other than in the case of Extendable Bridge Loans or indebtedness incurred under the Inside Maturity Date Basket, the maturity date of such Incremental Equivalent Term Debt will be no earlier than the maturity date of the Term Loan Facility, (c) other than indebtedness incurred under the Inside Maturity Date Basket, the weighted average life to maturity of such Incremental Equivalent Term Debt may not be shorter than the remaining weighted average life to maturity of the Term Loan Facility, (d) if such Incremental Equivalent Term Debt is secured equally and ratably with the initial Term Loan Facility or by liens that are junior to the liens securing the initial Term Loan Facility, such Incremental Equivalent Term Debt will be subject to the intercreditor arrangements which are consistent with market terms governing security arrangements for the sharing of liens or arrangements relating to the distribution of payments, as applicable, at the time the applicable arrangements are proposed to be established in light of the type of

C-A-7

indebtedness subject thereto or other arrangements the terms of which are reasonably satisfactory to the Term Loan Facility Administrative Agent and the Borrower and consistent with the Term Loan Documentation Principles, (e) if such Incremental Equivalent Term Debt is unsecured, the unlimited amount in reliance on the Ratio Incremental Amount will instead of the First Lien Net Leverage Ratio or the Secured Net Leverage Ratio be subject to (1) Total Net Leverage Ratio (to be defined in a manner consistent with the Documentation Principles), calculated on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith (but without netting cash constituting proceeds of such indebtedness), equal to or less than the Total Net Leverage Ratio as of the Closing Date (the “Closing Date Total Net Leverage Ratio”) or (2) at the election of the Borrower, if incurred in connection with a permitted acquisition or another permitted investment, the Total Net Leverage Ratio does not increase and (f) no subsidiary of Holdings shall guarantee any Incremental Equivalent Term Debt unless it is a Term Loan Credit Party and no assets shall secure any Incremental Equivalent Term Debt other than Collateral; provided that clauses (b) and (c) shall not apply to any bridge facility on customary terms if the long-term indebtedness that such bridge facility is to be automatically converted into satisfies the restrictions in such clauses.

For purposes of the Bank Facilities Documentation, “Consolidated EBITDA” and “Consolidated Net Income” (and component definitions, including, without limitation, net income) will be defined consistent with the Term Loan Documentation Principles.
With respect to each Incremental Term Loan Facility or any Incremental Equivalent Term Debt, the Borrower may elect to use the Ratio-Based Available Incremental Term Amount prior to the applicable Fixed Available Incremental Term Amount or any combination thereof, and any portion of any Incremental Term Loan Facility or any Incremental Equivalent Term Debt shall be reclassified, as the Borrower may elect from time to time, as incurred under the applicable Ratio-Base Available Incremental Amount mechanics if the Borrower meets the applicable ratio for such tests applicable to the Ratio-Based Available Incremental Amount at such time on a pro forma basis, and if any applicable ratio for the applicable Ratio-Based Available Incremental Amount would be satisfied on a pro forma basis as of the end of any subsequent fiscal quarter after the initial incurrence of such Incremental Term Loan Facility or any Incremental Equivalent Term Debt, such reclassification shall be deemed to have automatically occurred whether nor not elected by the Borrower.

Limited Condition Provision	In the case of the incurrence of any indebtedness or liens or the making of any investments, restricted payments, prepayments of junior, unsecured or subordinated debt, asset sales or fundamental changes or the designation of any restricted subsidiaries or unrestricted subsidiaries, in each case in connection with (x) any acquisition or other investment by Holdings or one or more of its restricted subsidiaries permitted pursuant to the Term Loan Facility Documentation whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) redemption or repayment of indebtedness permitted pursuant to the Term Loan

C-A-8

Facility Documentation requiring irrevocable notice in advance of such redemption or prepayment (each such transaction described in clause (x) or (y), a “Limited Condition Transaction”), at Holdings’ option, the relevant ratios and baskets shall be determined, the accuracy of representations and warranties in all material (other than the Specified Representations and the applicable Specified Purchase Agreement Representations) respects shall be determined, and any default or event of default blocker shall be tested, as of the date of either (x) the execution of the definitive agreement with respect to such acquisition or investment, or (y) the consummation of such acquisition or investment (or, in the case of a redemption or repayment of indebtedness, as of the date of irrevocable notice thereof), and, subject to the proviso contained in the next paragraph, calculated as if such acquisition or redemption and other pro forma events in connection therewith were consummated on such date; provided that if the Borrower has made such an election, in connection with the calculation of any ratio or basket with respect to the making of any Limited Condition Transaction, on or following such date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated, any such ratio or basket shall, be calculated on a pro forma basis assuming (x) such Limited Condition Transaction and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated and (y) solely in the case of any restricted payments after such date, such Limited Condition Transaction has not been consummated and the other pro forma events in connection therewith (including any incurrence of indebtedness) have not been incurred. The provisions of this paragraph are referred to herein as the “Limited Condition Provision”.
Refinancing Facilities	The Term Loan Facility Documentation will permit the Borrower to refinance loans under the Term Loan Facility and any Incremental Term Loan Facility from time to time, in whole or in part, with (a) one or more new term loan credit facilities (each, a “Term Refinancing Facility”) under the Term Loan Facility Documentation with the consent of the Borrower and the entities providing such Term Refinancing Facility, (b) one or more series of senior unsecured notes or term loans, (c) one or more series of senior secured notes or term loans that will be secured by the Collateral on an equal and ratable basis with the initial Term Loan Facility, or (d) one or more series of junior lien notes or term loans that will be secured on a subordinated basis to the initial Term Loan Facility, which will be subject to the Intercreditor Agreements and/or other intercreditor arrangements reasonably acceptable to the Term Loan Facility Administrative Agent (any such notes or loans, “Term Refinancing Notes”), subject, in each case, solely to the following terms and conditions: (i) other than Term Refinancing Facility or Term Refinancing Notes incurred under the Inside Maturity Date Basket, no such Term Refinancing Facility or Term Refinancing Notes may mature prior to the maturity date of, or have a shorter weighted average life to maturity than, the loans under the Term Loan Facility or Incremental Term Loan Facility being refinanced; (ii) no Term Refinancing Facility or Term Refinancing Notes may be guaranteed by any person that is not a Term Loan Guarantor; (iii) to the extent secured, no Term Refinancing Facility or

C-A-9

Term Refinancing Notes may be secured by any assets that do not constitute Collateral; (iv) as reasonably determined by the Borrower, the other terms and conditions of such Term Refinancing Facility or Term Refinancing Notes (excluding pricing and optional prepayment or redemption terms as may be agreed to by the Borrower and the lenders or holders party thereto) must be (x) substantially identical to, or not materially more favorable (taken as a whole) to the lenders providing such Term Refinancing Facility or holders of such Term Refinancing Notes, as applicable, than those applicable to the Term Loan Facility or Incremental Term Loan Facility being refinanced are to the Term Loan Lenders or (y) reflect market terms and conditions at the time of incurrence or issuance thereof as determined in good faith by the Borrower (in either case, except for covenants and other provisions applicable only to periods after the latest final maturity date of the Term Loan Facility or Incremental Term Loan Facility existing at the time of such refinancing); (v) the amount of such Term Refinancing Facility or Term Refinancing Notes will be in an amount not in excess of the amount of loans and commitments refinanced plus fees, expenses and premiums payable in connection therewith; (vi) any such Term Refinancing Facility that is pari passu with the Term Loan Facility in right of payment and security shall share ratably in any mandatory prepayment of the Term Loan Facility unless the Borrower and the lenders in respect of such Term Refinancing Facility elect lesser payments; and (vii) the proceeds of such Term Refinancing Facility or Term Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding loans under the applicable Term Loan Facility being so refinanced. The Term Refinancing Facilities and Term Refinancing Notes will not be subject to any “most favored nation” pricing provisions.
Certain Payment Provisions
Fees and Interest Rates	As set forth on Annex A-I hereto.
Optional Prepayments
Voluntary prepayments of loans under the Term Loan Facility and any Incremental Term Loan Facilities will be permitted at any time, in minimum principal amounts to be agreed, without premium or penalty (except as provided below), subject to reimbursement of the Term Loan Lenders’ usual and customary breakage costs (excluding loss of profit) in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.
The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Term Loan Facility that occurs on or before the date that is six months after the Closing Date, in an amount equal to 1.00% of the principal amount of the Term Loan Facility subject to such Repricing Event.
The term “Repricing Event” means (i) any prepayment of the Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the Term Loans the primary purpose of which is to reduce such “effective” interest rate and (ii) any amendment to the Term Loan Facility that, directly or indirectly, reduces the “effective” interest rate

C-A-10

applicable to the Term Loans the primary purpose of which it to reduce such “effective” interest rate (in each case, taking into account OID and upfront fees, which will be deemed to constitute like amounts of OID, being equated to interest rate margins based on an assumed four-year life to maturity) (and including the principal amount of any Term Loans of any Term Loan Lender which are required to be assigned in accordance with the “yank-a-bank” provisions set forth in the Term Loan Facility Documentation as a result of such Term Loan Lender’s failure to consent to any such amendment); provided that no prepayment premium will apply if any such Repricing Event is in connection with a change of control, initial public offering, or any transformative acquisitions (to be defined in a manner consistent with the Term Loan Documentation Principles).
All voluntary prepayments of loans under the Term Loan Facility will be applied as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Mandatory Prepayments
Limited to:
(a)
commencing with the end of the fiscal year of the Borrower ending on or about December 31, 2021, 50% of Excess Cash Flow (as defined below) subject to a threshold to be mutually agreed and reduced on a dollar-for-dollar basis by voluntary prepayments and open-market purchases (with credit for any purchases below par given for the cash amount of such purchase) or redemptions (including buybacks and prepayments in connection with “yank-a-bank” rights) of the Term Loans or any loans secured on a pari passu basis with the Term Loans (which Excess Cash Flow shall be set forth in customary detail by the Borrower in a certificate delivered to the Term Loan Administrative Agent), with step-downs to 25% and 0% upon achieving reductions to the Closing Date First Lien Net Leverage Ratio of 0.50x and 1.00x, respectively;

(b)
100% of the net cash proceeds of certain non-ordinary course asset sales by Holdings, the Borrower and other restricted subsidiaries of Holdings, having a fair market value in excess of $10.0 million and the right of the Borrower to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 365 days and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days after the expiration of such initial 365-day period; provided that the foregoing percentage shall be reduced to 50% and 0% upon achieving reductions to the Closing Date First Lien Net Leverage Ratio of 0.50x and 1.00x, respectively; and

(c)
100% of the net cash proceeds of issuances of debt obligations of Holdings, the Borrower and other restricted subsidiaries of Holdings after the Closing Date (other than debt permitted under the Term Loan Facility Documentation (excluding the proceeds of any Term Refinancing Facility or Term Refinancing Notes)).

“Excess Cash Flow” will be defined in a manner to be agreed, but in any event to be reduced by, among other things, cash used for capital expenditures, Permitted Acquisitions (as defined below) and certain restricted payments, in each case, other than to the extent funded with

C-A-11

long-term indebtedness or equity, and made during such fiscal year and, at the option of the Borrower, made prior to the date of such Excess Cash Flow prepayment (without duplication in any other Excess Cash Flow period) or, with respect to capital expenditures and Permitted Acquisitions, cash planned to be expended pursuant to binding contracts within the following 12 months (the “ECF Look Forward Period”) (it being understood that if the aggregate amount of internally generated cash actually utilized to finance such capital expenditures or Permitted Acquisitions is less than the planned expenditure, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of the ECF Look Forward Period). Any amounts treated as planned expenditures (including any tax distributions) that are applied to reduce Excess Cash Flow in an ECF Look Forward Period shall not be taken into account for purposes of determining Excess Cash Flow when such expenditures are made.
Mandatory prepayments will be applied, without premium or penalty, subject to reimbursement of the Term Loan Lenders’ usual and customary breakage costs (excluding loss of profit), in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, as directed by the Borrower (and absent such direction, in direct order of maturity thereof).
Any Term Loan Lender may elect not to accept its pro rata portion of any mandatory prepayment described in clause (a) or (b) above (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower.
Prepayments from restricted subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the Facilities Documentation to the extent the Borrower determines that such prepayments (including the repatriation of cash in connection therewith) would (a) be prohibited or materially delayed by applicable law or (b) result in materially adverse tax consequences (taking into account any foreign tax credit or benefit that would be realized in connection with such repatriation). All prepayments referred to in clauses (a) and (b) above are subject to permissibility under local law (e.g. financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries); provided, that the Facilities Documentation will include customary efforts to overcome such prohibitions, delays or restrictions, as applicable; provided further that such amounts shall not increase the Available Amount Basket.
Mandatory prepayments required under the Term Loan Facility Documentation may, if required pursuant to the terms of any other indebtedness secured pari passu with the Term Loan Facility, to be applied to the Term Loans and such other pari passu indebtedness, in each case on a ratable basis based on the outstanding principal amounts thereof.

C-A-12

Collateral and Guarantees
Collateral	Subject to the limitations set forth below in this section and subject to the Certain Funds Provision, the obligations of each Term Loan Credit Party in respect of the Term Loan Facility will be secured by the following: a perfected first priority security interest in substantially all of its tangible and intangible assets, including intellectual property, real property, licenses, permits, intercompany indebtedness (which shall be evidenced by a subordinated promissory note), cash and cash equivalents, deposit and securities accounts (including securities entitlements and related assets) and all of the equity interests of each Term Loan Credit Party and each of its subsidiaries (including all of the equity interests of the Borrower) (but limited, in the case of the voting stock of a “controlled foreign corporation” (as such term is defined in Section 957 of the Internal Revenue Code), to 66% of all such voting stock to the extent that the pledge of a greater percentage would result in material adverse tax consequences to the Borrower) (the items described above and all proceeds thereof, but subject to certain exceptions consistent with the Existing Credit Agreement, collectively, the “Collateral”).
Notwithstanding anything to the contrary, the Collateral shall exclude the following: (a) any owned or leased real or personal property (other than capital stock) which is located outside of the United States unless requested by the Term Loan Administrative Agent or the Required Term Loan Lenders (as defined below), (b) any (i) leasehold interests in a real property and (ii) any owned real property with a fair market value not in excess of an amount to be agreed (such included property, “Material Real Property”), (c) any personal property (other than motor vehicles, which are addressed in clause (i) below) in respect of which perfection of a lien is not either (i) governed by the UCC or (ii) effected by appropriate evidence of the lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Term Loan Administrative Agent or the Required Term Loan Lenders, (d) any property subject to a purchase money security interest or similar arrangement not prohibited by the Term Loan Facility Documentation to the extent that a grant of a security interest therein would require the consent of a third party, violate or invalidate such purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC, (e) any contract, permit, agreement, lease, license or license agreement covering real or personal property if the grant of a security interest in such contract, permit, agreement, lease, license or license agreement or the asset subject to such contract, permit, agreement, lease, license or license agreement is prohibited by the terms of such contract, permit, agreement, lease, license or license agreement or by law and would result in the termination of or give rise to a right to materially modify such contract, permit, agreement, lease, license or license agreement, but only to the extent that (x) any such prohibition would not be rendered ineffective pursuant to the UCC or any other applicable law (including, if and when applicable, debtor relief laws) or principles of equity and would require the consent a person other than a Term Loan Credit Party or its affiliates to waive such prohibition and

C-A-13

(y) such contract, agreement, lease, license or license agreement was not entered into in contemplation of circumventing any Term Loan Credit Party’s obligation to pledge such contract or agreement as collateral security, (f) any intent-to-use trademark application in the United States prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (g) any Excluded Account (to be defined in a manner to be agreed); provided that for the avoidance of doubt, any proceeds of Collateral held from time to time in any such Excluded Account shall not cease to be Collateral solely because such proceeds are held in an Excluded Account, (h) any particular asset, if the pledge thereof or the security interest therein is prohibited by applicable laws (but only for so long as such prohibition remains in effect), other than to the extent such prohibition is rendered ineffective under the UCC or other applicable laws, (i) any motor vehicle or other equipment subject to a certificate of title, but only to the extent that a security interest therein cannot be perfected by the filing of a UCC financing statement, (j) any capital stock in joint ventures or any non-wholly owned subsidiary to the extent (i) consent of the minority investor is required pursuant to the organization documents of such entity (and such consent was not required in connection with or in contemplation or anticipation of such pledge) and not obtained after using commercially reasonable efforts and (ii) such non-wholly owned subsidiary is an immaterial subsidiary, (k) any capital stock in any Excluded Foreign Subsidiary (to be defined in a manner consistent with the Existing Credit Agreement) held by the Term Loan Credit Parties in excess of sixty-five percent (65%) of the issued and outstanding capital stock of such Excluded Foreign Subsidiary entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)), and (l) particular assets if and for so long as, in the reasonable judgment of the Collateral Agent and the Borrower (as set forth in a written agreement among the Collateral Agent and the Borrower), the cost of obtaining a security interest in such assets exceeds the practical benefits to the holders of the obligations afforded thereby; (the foregoing described in clauses (a) through (l) are collectively, the “Excluded Assets”); provided, “Excluded Assets” shall not include any proceeds, products, substitutions, or replacements of Excluded Assets (unless such proceeds, products, substitutions, or replacements would otherwise constitute Excluded Assets).
Notwithstanding anything to the contrary set forth above, the Term Loan Credit Parties will not be required, nor will the Term Loan Administrative Agent be authorized, (a) to perfect security interests in the Collateral other than by, (i) “all asset” filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central or local (in the case of fixtures appurtenant to Material Real Property) filing office) of the relevant state(s) and filings in the applicable real estate records with respect to Material Real Property; (ii) customary filings in (A) the United States Patent and Trademark Office with respect to any material U.S. registered patents and trademarks and applications therefor and (B) the United States Copyright Office of the Library of Congress with respect to material

C-A-14

copyright registrations, in the case of each of (A) and (B), constituting Collateral; (iii) mortgages in respect of Material Real Property owned by the Term Loan Credit Parties; (iv) delivery to the Term Loan Administrative Agent to be held in its possession of all Collateral consisting of (x) certificated equity securities and (y) debt instruments with a fair market value in excess of an amount to be agreed and (v) actions to perfect Liens with respect to letters of credit rights, commercial tort claims and chattel paper that in each case have a value in excess of an amount to be agreed, (b) to enter into any control agreement, lockbox or similar arrangement with respect to any deposit account, securities account, commodities account or other bank account, or otherwise perfect a security interest with control of Collateral (other than control by possession of pledged equity and/or pledged debt) (provided that the Term Loan Facility Documentation shall include a prohibition on the granting of liens on equity interests constituting Collateral that are perfected by control in favor of other parties); (c) to take any action (i) outside of the United States with respect to any assets located outside of the United States, (ii) in any non-U.S. jurisdiction or (iii) required by the laws of any non-U.S. jurisdiction to create, perfect or maintain any security interest or otherwise; or (d) to take any action with respect to perfecting assets subject to a certificate of title or similar statute (in each case, other than the filing of customary “all asset” UCC-1 financing statements) or to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters, in each case, unless required by the terms of Term Loan Facility Documentation.
Guarantees	The Term Loan Guarantors will unconditionally, and jointly and severally, guarantee the obligations of each Term Loan Credit Party in respect of the Term Loan Facility (the “Term Loan Guarantees”). Such Term Loan Guarantees will be in form and substance satisfactory to the Term Loan Administrative Agent and the Term Loan Arrangers. All Term Loan Guarantees shall be guarantees of payment and performance, and not of collection.
Intercreditor Agreements	The lien priority, relative rights and other creditors’ rights issues in respect of (i) the Term Loan Obligations on the one hand and (ii) obligations under the Existing Credit Agreement and/or in respect of New Term A Loans on the other hand will be subject to an intercreditor agreement reasonably acceptable to the Term Loan Administrative Agent (the “Intercreditor Agreement”).
Other Provisions
Representations and Warranties	Limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries): existence, qualification and power; authorization; no contravention; governmental authorization; other consents; binding effect; financial statements; no material adverse effect; litigation; no default; ownership of property; liens; environmental compliance; insurance; taxes; ERISA compliance; subsidiaries; margin regulations; investment company act; use of proceeds; disclosure; compliance with laws; intellectual property, licenses, etc.; broker’s fees; labor matters; business locations; perfection of security interests in the collateral; solvency as of the Closing Date; holding company status; Patriot Act; regulatory matters; compliance of products; OFAC; affected financial institution.

C-A-15

Conditions Precedent to Initial Borrowing	Subject to the Certain Funds Provision, the incurrence of the Term Loans under the Term Loan Facility on the Closing Date will be subject only to the applicable conditions precedent set forth in Section 3 of the Commitment Letter, the following paragraph and Exhibit D to the Commitment Letter (collectively, the “Closing Conditions”).
Subject on the Closing Date to the Certain Funds Provision, delivery of notice of borrowing.
Affirmative Covenants	Limited to the following (to be applicable to Holdings, the Borrower and the restricted subsidiaries only): delivery of (i) within 120 days of fiscal year end for the fiscal year ended December 31, 2020 and within 90 days after the end of each fiscal year thereafter, annual audited consolidated financial statements, accompanied by management’s discussion and analysis or other narrative discussion of results and (ii) within 60 days of fiscal quarter end for the first two fiscal quarters ended after the Closing Date and within 45 days of the end of each of the first three fiscal quarters ended thereafter of each fiscal year, quarterly unaudited consolidated financial statements, and, in the case of the annual financial statements, an opinion of an independent accounting firm (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, emphasis of matter paragraph, explanatory note or like qualification or exception resulting solely from an upcoming maturity date occurring within one year from the time such opinion is delivered, the activities, performance, assets or liabilities of unrestricted subsidiaries or any actual or potential inability to satisfy any financial maintenance covenant)); annual budget reports in the form customarily prepared by Holdings within delivery time periods to be consistent with the delivery requirements for the audited financial statements; customary annual and quarterly compliance certificates; delivery of audit letters, public company reporting and additional information consistent with the Existing Credit Agreement; notices of knowledge of default, ERISA events and any matters that could reasonably be expected to result in a material adverse effect and other notices consistent with the Existing Credit Agreement; commercially reasonable efforts to maintain public corporate credit and facility ratings; payment of obligations; tax returns; preservation of existence, material contracts, etc.; maintenance of property and insurance; compliance with laws; books and records; inspection rights; use of proceeds; additional subsidiaries; ERISA compliance; environmental matters; real property; products and compliance with required permits; healthcare operations; Patriot Act, FCPA, OFAC, anti-terrorism laws, anti-money laundering laws and laws related to sanctions; and further assurances (including as to additional guarantors and collateral).
Negative Covenants
Limited to the following (capitalized terms used in this section shall, unless otherwise defined herein, be defined in a manner consistent with the Term Loan Documentation Principles) and subject, in each case, to exceptions, qualifications and baskets consistent with the Term Loan Documentation Principles and as may otherwise be agreed upon:
•
Indebtedness.   No Term Loan Credit Party will, nor will it permit any of its restricted subsidiaries to, incur, create, assume or permit

C-A-16

to exist any indebtedness; provided that the Borrower and the restricted subsidiaries may incur, inter alia (i) revolving indebtedness in an aggregate amount not to exceed $200.0 million, term loan A indebtedness in an aggregate amount (together with the Term Loan Facility) not to exceed $900.0 million and any additional amounts used to fund any “OID” or upfront fees in respect thereof, the Existing Notes, Incremental Equivalent Term Debt, Bridge Loans, Extended Term Loans, Exchange Notes and Notes, (ii) indebtedness contemplated to remain outstanding under the terms of the Purchase Agreement, (iii) working capital facilities and other customary local lines of credit and similar financings incurred by foreign subsidiaries subject to a cap to be mutually agreed, (iv) assumed or acquired indebtedness of an entity that becomes a restricted subsidiary as a result of a Permitted Acquisition or similar investment so long as (y) the relevant indebtedness was not incurred in contemplation of such acquisition and (z) such indebtedness is only secured and guaranteed by assets and entities, as applicable, that were so acquired (and any newly formed acquisition vehicle), (v) indebtedness consisting of the financing of insurance premiums subject to a cap to be mutually agreement, (vi) indebtedness (including capital lease obligations) to finance the acquisition, construction, repair, replacement, installation or improvement of any property subject to a cap to be mutually agreed, (vii) debt of a restricted subsidiary that is not a Term Loan Guarantor subject to a cap to be mutually agreed, (viii) debt incurred in order to finance a Permitted Acquisition subject to a cap to be mutually agreed, (xi) a general debt basket subject to a cap to be mutually agreed, (xii) unlimited indebtedness (“Ratio Debt”) so long as, immediately after giving effect to the issuance, incurrence or assumption of such indebtedness, (x) with respect to indebtedness that is secured pari passu in right of security with the Term Loan Facility, First Lien Net Leverage Ratio calculated on a pro forma basis (but without netting cash constituting proceeds of such indebtedness) is equal to or less than the Closing Date First Lien Net Leverage Ratio, (y) with respect to indebtedness that is secured junior in right of security with the Term Loan Facility, Secured Net Leverage Ratio calculated on a pro forma basis (but without netting cash constituting proceeds of such indebtedness) is equal to or less than the Closing Date Secured Net Leverage Ratio and (z) with respect to all other indebtedness, the Total Net Leverage Ratio calculated on a pro forma basis (but without netting cash constituting proceeds of such indebtedness), is equal to or less than the Closing Date Total Net Leverage Ratio, with a sublimit to be mutually agreed for the Ratio Debt of restricted subsidiaries that are not Term Loan Guarantors and (v) any refinancing indebtedness in respect of the foregoing on terms consistent with the Term Loan Documentation Principles.
•
Liens.   No Term Loan Credit Party will, nor will it permit any of its restricted subsidiaries to, create, incur, assume or permit to exist any Lien on any of its property or assets; provided that the Borrower and the restricted subsidiaries shall be permitted to incur, inter alia (i) liens securing Incremental Equivalent Term Debt, (ii) liens in existence on the Closing Date and permitted to remain outstanding under the Purchase Agreement, (iii) liens on assets of a

C-A-17

restricted subsidiary which is not a Term Loan Credit Party (other than to secure indebtedness for borrowed money of any Term Loan Credit Party) securing permitted indebtedness of such restricted subsidiary, (iv) a general lien basket subject to a cap to be mutually agreed and (v) subject to the Intercreditor Agreements and/or additional intercreditor arrangements that are reasonably satisfactory to the Term Loan Administrative Agent and the Borrower, liens securing indebtedness of any Term Loan Credit Party so long as after giving effect to such lien, in the case of any such lien that (x) is pari passu in right of security with the Term Loan Facility, the First Lien Net Leverage Ratio calculated on a pro forma basis (but without netting cash constituting proceeds of such indebtedness) is equal to or less than the Closing Date First Lien Net Leverage Ratio and (y) is junior in right of security with the Term Loan Facility, the Secured Net Leverage Ratio calculated on a pro forma basis (but without netting cash constituting proceeds of such indebtedness) is equal to or less than the Closing Date Secured Net Leverage Ratio.
•
Investments.   No Term Loan Credit Party will, nor will it permit any of its restricted subsidiaries to, directly or indirectly, make or hold any investment; provided that the Borrower and the restricted subsidiaries shall be permitted to make, inter alia (i) Permitted Acquisitions (to be defined in a manner consistent with the Documentation Principles), (ii) loans to directors, officers and employees of Holdings, the Borrower and any restricted subsidiary subject to a cap to be agreed, (iii) loans to distributors subject to a cap to be agreed, (iv) a general investments basket subject to a cap to be mutually agreed, (v) unlimited investments so long as, immediately after giving effect to the investment, the Total Net Leverage Ratio, calculated on a pro forma basis, is equal to or less than an amount to be agreed inside of the Closing Date Total Net Leverage Ratio, (vi) in an amount not to exceed the Available Amount Basket (as defined below) on such date such investment is made if no event of default is continuing immediately prior to making such investment or would result therefrom, (vii) investments in unrestricted subsidiaries subject to a cap to be mutually agreed and (viii) intercompany investments by and among the Borrower and its restricted subsidiaries.

•
Mergers, Consolidations and Sales of Assets.   No Term Loan Credit Party will, nor will it permit any of its restricted subsidiaries to, merge into, or consolidate or amalgamate with, any other person, or permit any other person to merge into or consolidate with it, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets, or issue, sell, transfer or otherwise dispose of any equity interests of any restricted subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division, unit or business of any other person (with exceptions to include, inter alia, (i) the sale of any assets on an unlimited basis for fair market value so long as (x) no event of default has occurred and is continuing or would result from such sale or disposition, and (y) at least 75% of the consideration for asset sales in excess of a threshold amount consists

C-A-18

of cash or cash equivalents (subject to customary exceptions to the cash consideration requirement to be set forth in the Term Loan Facility Documentation, including a basket in an amount to be mutually agreed for non-cash consideration that may be designated as cash consideration, (ii) a general asset sale basket subject to a cap to be mutually agreed and (iii) intercompany asset sales by and among the Borrower and its restricted subsidiaries).
•
Restricted Payments.   No Term Loan Credit Party will, nor will it permit any of its restricted subsidiaries to, make any restricted payments; provided that restricted payments shall be permitted, inter alia (i) for redemptions of equity or options issued by the Borrower or any direct or indirect parent company thereof to directors, officers, employees, and consultants in an annual amount to be mutually agreed (with unused amounts carried forward to subsequent years, subject to limitations to be mutually agreed), (ii) a general basket for restricted payments subject to a cap to be mutually agreed, (iii) unlimited restricted payments so long as, immediately after giving effect to the restricted payment, (x) no event of default has occurred and is continuing and (y) the Total Net Leverage Ratio, calculated on a pro forma basis, is equal to or less than an amount to be agreed inside of the Closing Date Total Net Leverage Ratio, (iv) restricted payments made in connection with the Transactions, (v) restricted payments made in connection with the Preferred Notes, the Put/Call Agreement and the Tax Receivable Agreement (in each case, as defined in and consistent with the Existing Indenture) and (vi) in an amount not to exceed the Available Amount Basket on such date such restricted payments are made if (a) no event of default is continuing immediately prior to making such Restricted Payment or would result therefrom and (b) in the case of any use of the retained Excess Cash Flow or consolidated net income (as selected by the Borrower prior to the launch of syndication) component of the Available Amount Basket, the Total Net Leverage Ratio would be equal to or less than an amount to be agreed inside of the Closing Date Total Net Leverage Ratio on a pro forma basis after giving effect thereto.

“Available Amount Basket” shall be defined in accordance with the Term Loan Documentation Principles, but in any event, shall include a “starter” basket equal to the greater of (x) an amount to be mutually agreed and (y) a corresponding percentage of Consolidated EBITDA (as defined above) as of the end of the most recent four quarter period for which financial statements are available. For the avoidance of doubt, use of the “starter” basket, the customary “equity” basket and other non-restricted Excess Cash Flow baskets in the Available Amount Basket shall not be subject to any financial or similar test.
•
Transactions with Affiliates.   No Term Loan Credit Party will, nor will it permit any of its restricted subsidiaries to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its affiliates in a transaction involving aggregate consideration in excess of an amount to be mutually agreed, unless such transaction is upon terms no less favorable to the Borrower or the restricted subsidiaries, as applicable, than

C-A-19

would be obtained in a comparable arm’s length transaction with a person that is not an affiliate.
•
Business of Borrower and its Subsidiaries.   No Term Loan Credit Party will, nor will it permit any of its restricted subsidiaries to, engage at any time in any business or business activity other than any business or business activity conducted by the Borrower or any of the restricted subsidiaries on the Closing Date and any similar, corollary, related, incidental or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

•
Limitation on Payments and Negative Pledge Clauses.   No Term Loan Credit Party will, nor will it permit any of its restricted subsidiaries to, (a) make any cash payment or other distribution in cash or property in respect of any payment subordinated debt (“Junior Financing”) with an aggregate principal amount in excess of a threshold to be mutually agreed (it being agreed that certain exchange offers will be permitted), except (x) as would be permitted by the Term Loan Precedent, (y) cash payments or other distributions in cash in respect of any Junior Financing with amounts under the Available Amount Basket on such date (a) so long as no event of default has occurred and is continuing immediately prior to making such payment and (b) in the case of any use of the retained Excess Cash Flow or consolidated net income component (as selected by the Borrower prior to the launch of syndication) of the Available Amount Basket, the Total Net Leverage Ratio would be equal to or less than an amount inside of the Closing Date Total Net Leverage Ratio on a pro forma basis after giving effect thereto and (z) a general prepayment basket subject to a cap to be agreed, or (b) permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) with respect to any such Subsidiary that is not a Term Loan Credit Party, restricted payments from such subsidiary to the Borrower or any other Term Loan Credit Party that is a direct or indirect parent of such Subsidiary, (ii) with respect to any such Subsidiary that is a Term Loan Credit Party, the granting of liens by such Subsidiary pursuant to the security documents, in each case subject to exceptions to be mutually agreed on terms consistent with the Term Loan Documentation Principles or (iii) any restricted subsidiary from making cash loans or advances to the Borrower or any Term Loan Guarantor.

•
Permits.   No Term Loan Credit Party will, nor will it permit any of its restricted subsidiaries to (a) permit any transfer, withdrawal, amendment or like change of a Required Permit (as defined in the Existing Credit Agreement) other than with respect to a Voluntary Termination (as defined in the Existing Credit Agreement, (b) an amendment, revocation, termination or like change to a Required Permit except as would not have a material adverse effect and would not materially adversely affect rights and remedies with respect to Collateral or (b) terminate, modify, limit or withdraw any Participation Agreement (as defined in the Existing Credit Agreement) or participation in any other Third Party Payor Program (as defined in the Existing Credit Agreement).

C-A-20

•
Passive Holding Company.   Holdings will not engage in any operating activities, but may make restricted payments and engage in other non-operating activities under exceptions to be mutually agreed (including the incurrence of certain indebtedness).

Financial Covenants	None.
Unrestricted Subsidiaries:	The Term Loan Facility Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “Unrestricted Subsidiary” and subsequently re-designate any such Unrestricted Subsidiary as a restricted subsidiary so long as, subject to the Limited Condition Provision, (a) no event of default is continuing, (b) such designation or re-designation would not cause an event of default, (c) after giving effect to such designation or re-designation, the Fixed Charge Coverage Ratio would be not less than 2.00 to 1.00 and (d) no Unrestricted Subsidiary owns any material intellectual property. The designation of any Unrestricted Subsidiary as a restricted subsidiary shall be deemed to be an incurrence at the time of such designation of indebtedness of such subsidiary or liens on the assets of such subsidiary, in each case, outstanding on the date of such designation. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an investment for purposes of the investments negative covenant described under the caption “Negative Covenants” above. Unrestricted Subsidiaries will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the Term Loan Facility Documentation, and the cash held by, the results of operations and indebtedness of Unrestricted Subsidiaries will not be taken into account for purposes of determining compliance with any financial ratio set forth in the Term Loan Facility Documentation.
Events of Default	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period to be agreed); cross-acceleration to material indebtedness; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee, security document or subordination provisions or non-perfection of any security interest; changes in the passive holding company status of Holdings; a change of control (the definition of which is to be agreed); healthcare proceedings; required permits; enforcement actions.
Voting	Amendments and waivers of the Term Loan Facility Documentation will require the approval of Term Loan Lenders holding not less than a majority of the aggregate amount of the principal amount of the Term Loans (the “Required Term Loan Lenders”), except that (i) the consent of each Term Loan Lender directly and adversely affected thereby will be required with respect to: (A) increases in or extensions of the commitment of such Term Loan Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment will not constitute an extension or increase of any commitment); (b) reductions of principal

C-A-21

(it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment will not constitute a reduction in principal), interest (other than a waiver of default interest) or fees; (c) extensions of scheduled amortization payments, the date for payment of any interest or fees or the final maturity (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment will not constitute an extension of any scheduled amortization payment, the date for payment of any interest or fees or the final maturity date); (D) changes to the pro rata sharing provisions (with exceptions for certain transactions to be mutually agreed, including amend and extend transactions and refinancing amendment transactions) and (E) the subordination of any of the obligations in respect of the Term Loan Facility in right of payment or security to any other indebtedness, (ii) the consent of 100% of the Term Loan Lenders will be required with respect to (A) modifications to any of the voting percentages or any reduction of the voting percentage set forth in the definition of “Required Lenders” and (B) releases of all or substantially all the value of the Term Loan Guarantors or releases of all or substantially all of the Collateral (other than in connection with any sale of Collateral or of the relevant Term Loan Guarantor permitted by the Term Loan Facility Documentation), (iii) the consent of the Term Loan Facility Administrative Agent shall be required for any amendment that modifies agency specific provisions and (iv) any amendment or waiver that by its terms affects the rights or duties of Term Loan Lenders holding loans or commitments of a particular class (but not the Term Loan Lenders holding loans or commitments of any other class) will require only the requisite percentage in interest of the affected class of Term Loan Lenders that would be required to consent thereto if such class of Lenders were the only class of Term Loan Lenders.
The Term Loan Facility Documentation will contain customary provisions for replacing Defaulting Lenders, replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Term Loan Lenders in connection with amendments and waivers requiring the consent of all Term Loan Lenders or of all Term Loan Lenders directly affected thereby so long as Lenders holding a majority of the aggregate amount of the loans and commitments under the Term Loan Facility will have consented thereto.
The Term Loan Facility Documentation will contain customary (x) provisions for open-market loan-buy back and similar programs, which will allow non-pro-rata distributions in connection therewith and (y) “amend and extend” provisions pursuant to which the Borrower may extend commitments and/or outstandings with only the consent of the respective extending Term Loan Lenders; provided that it is understood that no existing Term Loan Lender will have any obligation to commit to any such extension.

Assignments and Participations	After the Closing Date, the Term Loan Lenders will be permitted to assign loans under the Term Loan Facility with the consent of the Borrower and the Term Loan Facility Administrative Agent (in each case, not to be unreasonably withheld, delayed or conditioned); provided that (i) no consent of the Borrower will be required (A) if

C-A-22

such assignment is made to another Term Loan Lender or an affiliate or approved fund of such Term Loan Lender or (B) after the occurrence and during the continuance of a payment or bankruptcy event of default, (ii) the Borrower will be deemed to have consented to an assignment if the Borrower has not responded within ten business days after having received written notice thereof from the Term Loan Administrative Agent and (iii) no consent of the Term Loan Administrative Agent will be required with respect to any assignment if such assignment is an assignment to another Term Loan Lender, an affiliate of a Term Loan Lender or an approved fund of a Term Loan Lender; provided, further, that no assignments will be made to any Disqualified Institutions.
Notwithstanding the foregoing, the prohibition on assignments to Disqualified Institutions shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Term Loan Facility to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation.
The Term Loan Lenders will be permitted to sell participations in loans without restriction in accordance with applicable law and consistent with the Term Loan Documentation Principles (other than, to the extent that a list of the Disqualified Institutions shall have been made available to the applicable Term Loan Lenders prior to the execution of such participation right, to Disqualified Institutions). Voting rights of participants will be limited to matters with respect to which the unanimous vote of all Term Loan Lenders (or all directly and adversely affected Term Loan Lenders, if the participant is directly and adversely affected) would be required.
Assignments of Term Loans (and loans under any Incremental Term Loan Facilities) to, and purchases by, Holdings, the Borrower and its subsidiaries will be permitted without any consent, including, without limitation, through open-market purchases so long as (a) no event of default has occurred and is continuing, (b) the loans purchased are immediately cancelled and (c) all parties to the relevant transaction render customary “big boy” disclaimer letters.
The Term Loan Facility Administrative Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignments to ineligible assignees.

Defaulting Lenders	The Term Loan Facility Documentation shall contain customary provisions relating to “defaulting” Term Loan Lenders, including provisions relating to the suspension of voting rights and of rights to receive certain fees, and termination or assignment of commitments or Term Loans of such Term Loan Lenders.
Cost and Yield Protection	Each holder of Term Loans will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments, taxes (including gross-up provisions for withholding taxes imposed by any governmental authority and income taxes associated with all gross-up payments), changes in capital requirements, guidelines or policies or their interpretation or application after the Closing Date (including, for the avoidance of doubt (and regardless of the date adopted or

C-A-23

enacted), with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III)), illegality, change in circumstances, reserves and other provisions deemed necessary by the Term Loan Arrangers to provide customary protection for U.S. and non-U.S. financial institutions and other lenders.
Expenses	If the Closing Date occurs, the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Term Loan Administrative Agent, the Collateral Agent and the Term Loan Arrangers associated with the syndication of the Term Loan Facility and the preparation, negotiation, execution, delivery, filing and administration of the Term Loan Facility Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to one counsel selected by us (and, if reasonably necessary, of one regulatory counsel and of one local counsel in any relevant jurisdiction)) and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all reasonable and documented out-of-pocket expenses of the Term Loan Administrative Agent, the Collateral Agent, the Term Loan Arrangers, any other agent appointed in respect of the Term Loan Facility and the Term Loan Lenders (but limited, in the case of legal fees and expenses, to one counsel selected by us to all such persons, taken as a whole, and, in the case of an actual or potential conflict of interest, one additional counsel to the affected persons similarly situated, taken as a whole (and, in each case, if reasonably necessary, of one regulatory counsel and of one local counsel in any relevant jurisdiction) and other charges of external counsel and consultants) in connection with the enforcement of, or protection or preservation of rights under, the Term Loan Facility Documentation.
Indemnification	The Term Loan Facility Documentation will contain customary indemnities to be mutually agreed for (i) the Term Loan Arrangers, the Term Loan Administrative Agent, the Collateral Agent and the Term Loan Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) above (other than as a result from (x) such person’s bad faith, gross negligence or willful misconduct, (y) the material breach of the Term Loan Documents by the Term Loan Arrangers, the Term Loan Administrative Agent or the Term Loan Lenders (or such entity’s respective controlled affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing) or (z) any disputes solely among the Term Loan Arrangers, the Term Loan Administrative Agent and the Term Loan Lenders (other than any claims against a Term Loan Arranger or the Term Loan Administrative Agent in its capacity as such) and not arising out of any act or omission of Holdings, the Borrower or any of their subsidiaries, or any of their respective affiliates, in each case, as

C-A-24

determined by a court of competent jurisdiction in a final and non-appealable ruling).
Governing Law and Forum	State of New York.
Counsel to the Term Loan Arrangers, the Collateral Agent and the Term Loan Administrative Agent	Simpson Thacher & Bartlett LLP.

C-A-25

ANNEX A-I TO EXHIBIT A
TO COMMITMENT LETTER
Interest and Certain Fees
Interest Rate Options	The Borrower may elect that the Term Loans comprising each borrowing bear interest at a rate per annum equal to:
(i) the Base Rate plus the Applicable Margin; or
(ii) Adjusted LIBOR plus the Applicable Margin.
The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR Loans (as defined below) (or such other periods as agreed to by the Term Loan Administrative Agent and the Term Loan Lenders).
As used herein:
“Applicable Margin” means (i) 2.25%, in the case of Base Rate Loans and (ii) 3.25%, in the case of Adjusted LIBOR Loans.
“Base Rate” means the highest of (i) the “U.S. Prime Lending Rate” as published in The Wall Street Journal (the “Prime Rate”), (ii) the federal funds effective rate from time to time, plus 0.50%, (iii) the Adjusted LIBOR Rate for a one-month interest period plus 1.00% and (iv) 1.75%.
“Adjusted LIBOR” means the higher of (i) the rate per annum (adjusted for statutory reserve requirements for Eurocurrency liabilities) at which Eurodollar deposits are offered in the interbank Eurodollar market for the applicable interest period and (ii) 0.75%.
Interest Payment Dates	With respect to Term Loans bearing interest based upon the Base Rate (“Base Rate Loans”), quarterly in arrears on the last day of each calendar quarter and on the applicable maturity date.
With respect to Term Loans bearing interest based upon the Adjusted LIBOR Rate (“Adjusted LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period and on the applicable maturity date.
Default Rate	Overdue amounts upon a payment or bankruptcy event of default shall bear interest at 2.00% above the rate applicable to Base Rate Loans and shall be payable on demand
Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans, the interest rate payable on which is then based on the Prime Rate) for the actual number of days elapsed (including the first day but excluding the last day).

C-A-1

EXHIBIT B TO COMMITMENT LETTER
SUMMARY OF TERMS OF THE BRIDGE LOAN FACILITY
Set forth below is a summary of certain of the terms of the Bridge Loan Facility and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit B have the meanings set forth elsewhere in this Commitment Letter.
I. Parties
Borrower	AdaptHealth LLC (the “Borrower”).
Guarantors	Holdings and each subsidiary of the Borrower that guarantees the notes outstanding under the Senior Notes Indenture, dated as of July 29, 2020 (the “Existing Indenture” and the notes thereunder, the “Existing Notes”), among the Borrower, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (such subsidiaries, together with Holdings, the “Bridge Guarantors”; and together with the Term Loan Guarantors, the “Guarantors”). The Borrower and the Bridge Guarantors are referred to collectively as the “Bridge Credit Parties”; and the Bridge Credit Parties, together with the Term Loan Credit Parties, are referred to collectively as the “Credit Parties”.
Lead Arrangers, Syndication Agents and Book-Runners	Jefferies Finance and/or one or more of its designees, and any additional joint lead arranger appointed pursuant to the Commitment Letter (collectively, in such capacities, the “Bridge Arrangers”). The Bridge Arrangers will perform the duties customarily associated with such role.
Bridge Administrative Agent	Jefferies Finance and/or one or more of its designees (in such capacity, the “Bridge Administrative Agent” and together with the Term Loan Administrative Agent, the “Administrative Agents”). The Bridge Administrative Agent will perform the duties customarily associated with such role.
Bridge Lenders	A syndicate of banks, financial institutions and other entities but excluding Disqualified Institutions (which may include the Bridge Arrangers, collectively, the “Bridge Lenders” and together with the Term Lenders, the “Lenders”) arranged by the Bridge Arrangers and reasonably acceptable to the Borrower, and in any event subject to the consent rights of the Borrower noted herein after the Closing Date.
Closing Date	The date, on or before the date on which the Commitments are terminated in accordance with Section 15 of this Commitment Letter, on which the Acquisition is consummated (the “Closing Date”).
Bridge Loan Documents	Subject to the Certain Funds Provision, the documentation in respect of the Bridge Loan Facility (the “Bridge Loan Documents”) shall contain the terms and conditions set forth in the Commitment Letter and such other terms as Borrower and the Bridge Arrangers shall agree (such other terms to be in a manner that is consistent with this Term Sheet), it being understood and agreed that the Bridge Loan Documents shall: (a) not be subject to any conditions to the availability and funding of the Bridge Loan Facility on the Closing Date other than the Closing Conditions and (b) contain only those mandatory prepayments, representations, warranties, affirmative, financial and negative covenants and events of default set forth, or referred to (including by reference to the Existing Credit Agreement),

C-B-1

in this Term Sheet, in each case, applicable to Holdings, the Borrower and each of its subsidiaries (with exceptions substantially consistent with the Existing Credit Agreement) and with exceptions for materiality or otherwise and “baskets” substantially consistent (where applicable) with the Existing Credit Agreement, in each case except as otherwise provided herein; provided that, notwithstanding anything to the contrary set forth in this Term Sheet or in the Commitment Letter, the Bridge Loan Documents will incorporate such changes (x) as may be necessary or appropriate to provide for a bridge term loan facility to be drawn in a single borrowing to be made on the Closing Date (and remove any revolving facility provisions, including the letter of credit subfacility provided for therein) and as otherwise agreed and (y) to limit the release of a guarantor that ceases to be a wholly-owned subsidiary.

In addition, the Bridge Loan Documents will (i) include customary LIBOR successor provisions substantially consistent with the guidance of the Alternative Reference Rate Committee, (ii) include provisions related to divisions and plans of division and (iii) eliminate any provisions related to security interests (including representations and warranties related to the same) in the Existing Credit Agreement. The provisions of the preceding two paragraphs are referred to herein as the “Documentation Principles”.

II. Bridge Loan Facility
Bridge Loans
An aggregate principal amount of $450.0 million of Senior Unsecured Increasing Rate Bridge Loans (the “Bridge Loans”) (as such amount may be reduced by the gross proceeds from any Notes or other debt securities received by the Borrower on or prior to the Closing Date).

Use of Proceeds	The proceeds of the Bridge Loans will be used on the Closing Date to finance the Acquisition, to finance the Refinancing and to pay fees and expenses in connection with the foregoing.
Maturity	One year after the initial funding date of the Bridge Loans (the “Bridge Loan Maturity Date”).
Rollover
If the Bridge Loans are not repaid in full on or prior to the Bridge Loan Maturity Date, and provided that no Conversion Default (as defined below) has occurred and is continuing, the Bridge Loans shall be automatically converted on the Bridge Loan Maturity Date into senior unsecured term loans due on the seventh anniversary of the Bridge Loan Maturity Date (the “Extended Term Loans”) in an aggregate principal amount equal to the aggregate principal amount of Bridge Loans so converted. The Extended Term Loans will have the terms set forth in Exhibit C to this Commitment Letter.

At the option of the Bridge Lenders, the Extended Term Loans may be exchanged by the holders thereof for exchange notes (the “Exchange Notes”), which will have the terms set forth in Exhibit C to this Commitment Letter. The Exchange Notes will be issued under an indenture that will have the terms set forth in Exhibit C to this Commitment Letter and will otherwise be

C-B-2

customary for issuances of notes similar to the Exchange Notes. In connection with each such exchange, if requested by any Bridge Lender that is a Bridge Lender as of the Closing Date (each, a “Senior Unsecured Initial Bridge Lender”), the Borrower shall (i) deliver to the Bridge Lender that is receiving the Exchange Notes, and to such other Bridge Lenders as such Senior Unsecured Initial Bridge Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of the Exchange Notes by such Bridge Lenders, in form and substance reasonably acceptable to the Borrower and such Senior Unsecured Initial Bridge Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A securities purchase agreements (including indemnification provisions), if requested by such Senior Unsecured Initial Bridge Lender, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to such Senior Unsecured Initial Bridge Lender and such certificates as such Senior Unsecured Initial Bridge Lender may request in form and substance reasonably satisfactory to such Senior Unsecured Initial Bridge Lender and (iv) take such other customary actions, and cause its advisors, auditors and counsel to take such customary actions, as are reasonably requested by such Senior Unsecured Initial Bridge Lender in connection with issuances or resales of the Exchange Notes, including providing such customary information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested by any prospective holder of the Exchange Notes and customarily provided in due diligence investigations in connection with purchases or resales of securities. Notwithstanding the foregoing, (x) the Borrower shall not be required to exchange Extended Term Loans for Exchange Notes until the Borrower shall have received requests to issue at least $100.0 million in aggregate principal amount of Exchange Notes and (y) no subsequent Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $100.0 million in aggregate principal amount of Exchange Notes (or, in the case of either clauses (x) or (y), the entire then-remaining amount of the Extended Term Loans) and (z) the Borrower will not be required to issue Exchange Notes more than a number of times to be agreed in any calendar year.

“Conversion Default” shall mean a payment or bankruptcy event of default under the Bridge Loan Documents.

The Extended Term Loans will be governed by the provisions of the Bridge Loan Documents and will have the same terms as the Bridge Loans except as expressly set forth in Exhibit B to this Commitment Letter.

C-B-3

III. Certain Payment Provisions
Interest	The Bridge Loans will bear interest at a rate per annum equal to three month LIBOR, adjusted quarterly, plus a spread of 4.25% (the “Rate”); provided that three month LIBOR shall in no event be less than 0.75%. The Rate will increase by 50 basis at the beginning of each three- month period thereafter (excluding the Bridge Loan Maturity Date); provided, further, that interest on the Bridge Loans (excluding default interest, if any) shall not exceed the Total Cap (as defined in the Fee Letter), in each case, without giving effect to any default interest. Interest will be payable quarterly in arrears, on the Bridge Loan Maturity Date and on the date of any prepayment of the Bridge Loans. For amounts outstanding after the Bridge Loan Maturity Date, interest will be payable on demand at the default rate.
Default Rate	Overdue amounts shall bear interest at 2.00% above the then-applicable Rate and shall be payable in cash on demand.
Optional Repayment	The Bridge Loans may be repaid, in whole or in part, on a pro rata basis, at the option of the Borrower at any time upon three business days’ prior written notice (or such shorter time as is agreed by the Bridge Administrative Agent), at a price equal to 100% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of repayment.
Mandatory Commitment Reduction and Repayment	On or prior to the Closing Date, the commitments in respect of the Bridge Loan Facility will be automatically reduced on a dollar-for-dollar basis by the gross proceeds from, and after the Closing Date, the Borrower will repay the Bridge Loans (at 100% of the principal amount of the Bridge Loans repaid, plus all accrued and unpaid interest and fees to the date of the repayment) with the net proceeds from any direct or indirect public offering or private placement of the Notes or the Securities (as defined in the Fee Letter).
Change of Control	Each holder of the Bridge Loans will be entitled to require the Borrower, and the Borrower shall offer, to repay the Bridge Loans held by such holder, at a price of 100% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of repayment, upon the occurrence of a “change of control” (the definition of which is to be mutually agreed).
IV. Collateral and Guarantees
Collateral	None.
Guarantees	The Bridge Guarantors will unconditionally, and jointly and severally, guarantee the obligations of the Borrower in respect of the Bridge Loans (the “Bridge Guarantees”). Such Bridge Guarantees will be in form and substance reasonably satisfactory to the Bridge Administrative Agent and the Bridge Arrangers. All Bridge Guarantees shall be guarantees of payment and performance, and not of collection.

C-B-4

V. Other Provisions
Conditions Precedent	Subject to the Certain Funds Provision, the incurrence of the Bridge Loans under the Bridge Loan Facility on the Closing Date will be subject only to the applicable conditions precedent set forth in Section 3 of the Commitment Letter, the following paragraph and Exhibit D to the Commitment Letter (collectively, the “Closing Conditions”).
Subject on the Closing Date to the Certain Funds Provision, (i) delivery of notice of borrowing, and (ii) accuracy of representations and warranties in all material respects; provided that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein).
Representations and Warranties	Same as the Existing Credit Agreement, subject to the Documentation Principles; subject, in the case of certain of the foregoing representations and warranties, to “baskets,” exceptions and qualifications including for materiality to be mutually agreed.
Affirmative Covenants	Same as the Existing Credit Agreement, subject to the Documentation Principles. The affirmative covenants will be subject to “baskets,” exceptions and qualifications to be mutually agreed.
Negative Covenants	Same as the Existing Credit Agreement, subject to the Documentation Principles; provided that (1) there shall be no financial maintenance covenants and (2) there shall be incurrence-style covenants for indebtedness, investments and other “restricted payments”; provided, further, that, prior to the Bridge Loan Maturity Date, the liens, debt and restricted payments covenants of the Bridge Loans may be more restrictive in a manner customary for bridge financings as reasonably agreed by the Bridge Arrangers and the Borrower.
Financial Maintenance Covenants:	None.
Events of Default; Remedies	Substantially similar as Existing Credit Agreement, with materiality levels, cure periods and/or exceptions to be mutually agreed; provided there shall be cross- acceleration and cross-default with respect to the material indebtedness of Holdings, the Borrower and its subsidiaries.
Voting	Amendments and waivers with respect to the Bridge Loan Documents will require the approval of the Bridge Lenders holding not less than a majority of the aggregate principal amount of the Bridge Loans, the Extended Term Loans or the Exchange Notes, as the case may be (the “Required Bridge Lenders”), except that (i) the consent of each Bridge Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity of any Bridge Loan, Extended Term Loan or Exchange Note, as the case may be, or the reduction of the non-call period for any Exchange Note, as applicable, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee or other amount payable or extensions of any due date thereof, (c) increases in the amount or extensions of the expiration date of any Bridge Lender’s commitment, (d) the subordination of any of the obligations in respect of the Bridge Loans in right of payment to any other indebtedness or (e) modifications to the assignment provisions of the Bridge Loan Documents that further

C-B-5

restrict assignments thereunder and (ii) the consent of 100% of the Bridge Lenders shall be required with respect to (a) reductions of any of the voting percentages, the waterfall or the pro rata provisions, (b) releases of all or substantially all of the value of the guarantees of the Bridge Guarantors, (c) alterations of (or additions to) the restrictions on the ability of Bridge Lenders to exchange Extended Term Loans for Exchange Notes, or (d) modification of the rights to exchange Extended Term Loans into Exchange Notes.
Transferability
Each holder of Bridge Loans will be free to (x) sell or transfer all or any part of its Bridge Loans to any third party (other than natural persons and other Disqualified Institutions) with the consent of the Bridge Administrative Agent (not to be unreasonably withheld or delayed) in compliance with applicable law (provided that such holder shall give prompt written notice to the Bridge Administrative Agent and the Borrower of any such sale or transfer); provided that, prior to the Bridge Loan Maturity Date, unless a payment or bankruptcy event of default has occurred and is continuing or there has been a Demand Failure (as defined in the Fee Letter), Commitment Parties may not assign more than 49.9% in the aggregate of the principal amount of the Bridge Loans without the consent of the Borrower (not to be unreasonably withheld or delayed) (other than to one another or to an affiliate or approved fund of one another), (y) sell participations in all or a portion of the Bridge Loans (subject to customary voting restrictions), and (z) pledge any or all of the Bridge Loans in accordance with applicable law.

Cost and Yield Protection
Each holder of Bridge Loans will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments, taxes (including gross-up provisions for withholding taxes imposed by any governmental authority and income taxes associated with all gross-up payments), changes in capital requirements, guidelines or policies or their interpretation or application after the Closing Date (including, for the avoidance of doubt (and regardless of the date adopted or enacted), with respect to (x) the Dodd- Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III)), illegality, change in circumstances, reserves and other provisions reasonably necessary to provide customary protection for U.S. and non-U.S. financial institutions and other lenders.

Expenses
If the Closing Date occurs, the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Bridge Administrative Agent and the Bridge Arrangers associated with the syndication of the Bridge Loan Facility and the preparation, negotiation, execution, delivery, filing and administration of the Bridge Loan Documents and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to one counsel selected by us (and, if reasonably necessary, of one regulatory counsel and of one local counsel in any relevant

C-B-6

jurisdiction)) and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all out-of-pocket expenses of the Bridge Administrative Agent, the Bridge Arrangers, any other agent appointed in respect of the Bridge Loan Facility and the Bridge Lenders (but limited, in the case of legal fees and expenses, to one counsel selected by us to all such persons, taken as a whole, and, in the case of an actual or potential conflict of interest, one additional counsel to the affected persons similarly situated, taken as a whole (and, in each case, if reasonably necessary, of one regulatory counsel and of one local counsel in any relevant jurisdiction) and other charges of external counsel and consultants) in connection with the enforcement of, or protection or preservation of rights under, the Bridge Loan Documents.

Indemnification
The Bridge Loan Documents will contain customary indemnities to be mutually agreed for (i) the Bridge Arrangers, the Bridge Administrative Agent and the Bridge Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) above (other than as a result from (x) such person’s bad faith, gross negligence or willful misconduct, (y) the material breach of the Bridge Loan Documents by the Bridge Arrangers, the Bridge Administrative Agent or the Bridge Lenders (or such entity’s respective controlled affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing) or (z) any disputes solely among the Bridge Arrangers, the Bridge Administrative Agent and the Bridge Lenders (other than any claims against a Bridge Arranger or the Bridge Administrative Agent in its capacity as such) and not arising out of any act or omission of Holdings, the Borrower or any of their subsidiaries, or any of their respective affiliates, in each case, as determined by a court of competent jurisdiction in a final and non-appealable ruling).

Governing Law and Forum	State of New York.
Counsel to the Bridge Arrangers and the Bridge Administrative Agent	Simpson Thacher & Bartlett LLP.
* * *

C-B-7

EXHIBIT C TO COMMITMENT LETTER
SUMMARY OF TERMS OF EXTENDED TERM LOANS AND EXCHANGE NOTES
Set forth below is a summary of certain of the terms of the Extended Term Loans and the Exchange Notes and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit C have the meanings set forth elsewhere in this Commitment Letter.
Extended Term Loans
On the Bridge Loan Maturity Date, so long as no Conversion Default has occurred and is continuing, the outstanding Bridge Loans will be converted automatically into Extended Term Loans. The Extended Term Loans will be governed by the provisions of the Bridge Loan Documents and, except as expressly set forth below, will have the same terms as the Bridge Loans.
Maturity	The Extended Term Loans will mature on the seventh anniversary of the Bridge Loan Maturity Date.
Interest Rate	The Extended Term Loans will bear interest at a rate per annum (the “Interest Rate”) equal to the Total Cap. Notwithstanding the foregoing, overdue amounts on the Extended Term Loans will accrue at the then-applicable rate plus 2.0% per annum.
Covenants and Events of Default	From and after the Bridge Loan Maturity Date, the covenants, defaults and events of default will conform to those applicable to the Exchange Notes.

C-Annex C-1

Exchange Notes
At any time on or after the Bridge Loan Maturity Date, upon five or more business days’ prior notice, the Extended Term Loans may, at the option of any Bridge Lender (but subject to the limitations expressly set forth in Exhibit B under the heading “Bridge Loan Facility — Rollover”), be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Extended Term Loans so exchanged (plus any accrued interest thereon not required to be paid in cash). The Borrower will issue Exchange Notes under an indenture containing the terms below and otherwise consistent with the Existing Indenture (the “Indenture”). The Borrower will appoint a trustee reasonably acceptable to the Bridge Arrangers.
Maturity Date	The Exchange Notes will mature on the seventh anniversary of the Bridge Loan Maturity Date.
Interest Rate	Each Exchange Note will bear interest at a rate per annum equal to the Total Cap.
Interest will be payable in arrears semi-annually. Default interest will be payable on demand.
Notwithstanding the foregoing, overdue amounts will accrue on the Exchange Notes at the then-applicable rate plus 2.0% per annum.
Transferability	If the Extended Term Loans are converted to Exchange Notes, the Borrower, upon request by any holder of such Exchange Notes or the Bridge Administrative Agent, shall be required to ensure that such Exchange Notes are DTC-eligible.
Optional Redemption	The Exchange Notes will have optional redemption terms consistent with those set forth in the Existing Indenture.
Defeasance Provisions	Consistent with the Existing Indenture.
Modification	Consistent with the Existing Indenture.
Change of Control	The Borrower will be required to make an offer to repurchase the Exchange Notes following the occurrence of a “change of control” (such definition to be consistent with the corresponding definition in the Existing Indenture) at 101% of the outstanding principal amount thereof.
Covenants	Consistent with the Existing Indenture.
Events of Default	Consistent with the Existing Indenture.
Registration Rights	None.
* * *

C-Annex C-2

EXHIBIT D TO COMMITMENT LETTER
CLOSING CONDITIONS
Capitalized terms used but not defined in this Exhibit D have the meanings assigned to them elsewhere in this Commitment Letter (including in the other exhibits, schedules or annexes thereto). Subject in all cases to the Certain Funds Provisions, the availability of the Facilities on the Closing Date is solely conditioned upon satisfaction (or waiver) of the conditions precedent set forth below (for the avoidance of doubt, numbered paragraph 6 of this Exhibit D shall only be a condition to the initial funding of the Bridge Facility) as well as the conditions precedent contained in Section 3 of this Commitment Letter, the conditions expressly set forth in Exhibit A under the heading “Other Provisions — Conditions Precedent to Initial Borrowing” and the conditions expressly set forth in Exhibit B under the heading “Other Provisions — Conditions Precedent” in each case by Arrangers holding a majority of the commitments in respect of the applicable Facility. For purposes of this Exhibit D, references to “we”, “us” or “our” means Jefferies Finance and its affiliates.
As used below, “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York; provided, that banks shall not be deemed to be authorized or required to be closed for this purpose due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations.
GENERAL CONDITIONS
1.   Concurrent Financings.   (a) Solely with respect to each Facility to be funded on the Closing Date, the Definitive Debt Documents, shall be consistent with the Debt Financing Letters and Exhibit A, Exhibit B, Exhibit C and this Exhibit D thereto, and shall have been executed and delivered by the Borrower and the Guarantors to the applicable Administrative Agent.
(b) With respect to the Term Loan Facility, (i) guarantee agreements and security agreements (pursuant to which security agreement a lien is granted on the Collateral in favor of the Collateral Agent for the ratable benefit of the Lenders under the Term Loan Facility and the Collateral Agent is authorized to file customary UCC-1 financing statements with respect thereto) relating to the Term Loan Facility shall have been executed and delivered to the Collateral Agent and (ii) in the case of any pledge of stock of the Borrower, the Term Loan Guarantors and material, wholly-owned domestic subsidiaries of the Term Loan Credit Parties, solely to the extent required by the Certain Funds Provisions, delivery to the Collateral Agent of any applicable stock certificates with customary stock powers executed in blank.
2.   Transactions.   The Transactions (including the Acquisition and the Refinancing) shall have been consummated or will be consummated in all material respects in accordance with the Agreement and Plan of Merger (together with the annexes, schedules, exhibits and attachments thereto, the “Purchase Agreement”), dated as of December 1, 2020 (the “Merger Agreement”), by and among the entity previously identified as “Apollo”, AdaptHealth Corp., a Delaware corporation (“Parent”), AH Apollo Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent, AH Apollo Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of Parent, and the Stockholder Representative party thereto, and concurrently with or immediately following the borrowing of Term Loans and the Bridge Loans (or the issuance (or release from escrow, if applicable) of the Notes in lieu of the Bridge Loans) and the receipt by the Purchaser of the proceeds of the foregoing, the Target shall have become a wholly-owned subsidiary of the Purchaser. The Purchase Agreement shall not have been amended, modified or waived, and the Borrower (or its applicable affiliate) shall not have consented to any action thereunder or pursuant thereto which would require the consent of the Borrower (or its applicable affiliate) under the Purchase Agreement, in each case in any manner that would be materially adverse to the interest of the Lenders or the Arrangers in their respective capacities as such without the consent of the Arrangers (it being understood and agreed that (1) any decrease in the consideration to be paid on the Closing Date under the Purchase Agreement shall not be deemed to be materially adverse to the interests of the Commitment Parties unless such decrease exceeds 10% of the consideration under the Purchase Agreement on the date of this Commitment Letter (provided that, in the event of such a decrease, the amount of the Facilities shall be reduced to give effect to such reduction in the amount of consideration to be paid, with the Bridge Facility being reduced first until it is reduced to zero) or pursuant to any purchase price or similar adjustment provisions set forth in the

C-Exhibit D-1

Purchase Agreement (as in effect on the date hereof), (2) no increase in the consideration to be paid on the Closing Date under the Purchase Agreement shall be deemed to be materially adverse to the interests of the Commitment Parties if such increase is funded with either stock consideration or cash on the balance sheet of the Company, (3) no modification to the acquisition consideration as a result of any purchase price adjustment or working capital adjustment expressly contemplated by the Purchase Agreement (as in effect on the date hereof) shall constitute a reduction or increase in the acquisition consideration, (4) any change to the definition of “Material Adverse Effect” (as defined in the Purchase Agreement (as in effect on the date hereof)) or any similar definition shall be deemed to be materially adverse to the interests of the Lenders and the Arrangers, (5) any modifications to any of the provisions relating to any Administrative Agent’s, the Arrangers’ or any Lender’s liability, jurisdiction or status as a third party beneficiary under the Purchase Agreement (as in effect on the date hereof) shall be deemed to be adverse to the interest of the Commitment Parties) and (6) the Commitment Parties shall be deemed to have consented to any waiver or amendment of the Purchase Agreement if it shall have not affirmatively objected to any such waiver or amendment within five Business Days of receipt of written notice of such waiver or amendment.
3.   Financial Information.   We shall have received (A) (i) audited consolidated balance sheets and related statements of operations and comprehensive income, stockholders’ equity and cash flows of AdaptHealth Corp. and its subsidiaries for the last two full fiscal years ended at least 90 days prior to the Closing Date (the “AdaptHealth Audited Financial Statements”) and (ii) audited consolidated balance sheet and statements of income and cash flows of the Acquired Business for the last two full fiscal years ended at least 90 days prior to the Closing Date (the “Target Audited Financial Statements”), (B) (i) unaudited consolidated balance sheets and related statements of operations and comprehensive income and cash flows of AdaptHealth Corp. and its subsidiaries ended at least 45 days prior to the Closing Date and (ii) unaudited consolidated balance sheet and the related statement of income and cash flows of the Acquired Business, ended as of and for the nine-month period ended September 30, 2020 and, as applicable, each subsequent interim quarterly period ended at least 45 days prior to the Closing Date (and in each case the corresponding period for the prior fiscal year) (as applicable, the “AdaptHealth Unaudited Financial Statements” and the “Target Unaudited Financial Statements” provided that (i) the AdaptHealth Unaudited Financial Statements and the Target Unaudited Financial Statements shall not apply for the fourth quarter of a fiscal year and (ii) the Target Unaudited Financial Statements shall have been reviewed by the Target’s independent accountants in accordance with the Statement of Accounting Standards 100) and (C) a pro forma consolidated balance sheet as of September 30, 2020 or the last date of the most recently completed fiscal quarter ended at least 45 days prior to the Closing Date (other than the fourth quarter of a fiscal year) or fiscal year ended at least 90 days prior to the Closing Date, as applicable, and related pro forma consolidated statement of income of AdaptHealth Corp. (after giving effect to the Acquisition and the other Transactions) for the most recently completed fiscal year and any subsequent interim period (and the interim period of the preceding year) for which financial statements are available to produce the pro forma income statement for such twelve-month period, as applicable, prepared after giving effect to the Acquisition and other Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income), and in each case, prepared in accordance with Regulation S-X of the Securities Act of 1933, as amended (the pro forma financial statements referenced in this clause (c) shall be referred to as the “Pro Forma Financial Statements”); provided, further, that, the Commitment Parties hereby acknowledge (i) receipt of the AdaptHealth Audited Financial Statements, in each case, for the fiscal years ended on or about December 31, 2018 and December 31, 2019, (ii) receipt of the AdaptHealth Unaudited Financial Statements, in each case, for the fiscal quarters ended on or about March 31, 2020, June 30, 2020 and September 30, 2020 and (iii) solely with respect to the historical financial statements of AdaptHealth Corp., to the extent not received prior to the date hereof, the filing of the required financial statements on Form 10-K and Form 10-Q within such time periods by AdaptHealth Corp. will satisfy the requirements of this Paragraph 3 with respect to the AdaptHealth Audited Financial Statements and the AdaptHealth Unaudited Financial Statements, as applicable.
4.   Payment of Fees and Expenses.   All costs, fees, expenses (including legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation and amounts contemplated by the Commitment Letter or the Fee Letters or otherwise payable to us, the Lenders or any of our or their respective affiliates that, in the case of expenses, have been invoiced at least three Business Days prior to the Closing Date, shall have been paid to the extent due.

C-Exhibit D-2

5.   Customary Closing Documents.   The following documents required to be delivered under the Definitive Debt Documents (but subject to the Certain Funds Provision), including customary lien, litigation and tax searches, certificates of insurance and customary legal opinions, corporate records and documents from public officials and officers’ certificates shall have been delivered. Without limiting the foregoing, you shall have delivered (a) at least three Business Days prior to the Closing Date, all documentation and other information required by U.S. regulatory authorities under applicable “know-your- customer” and anti-money laundering rules and regulations, including the Patriot Act reasonably requested in writing to the Borrower at least ten Business Days prior to the Closing Date, and (b) a certificate from the chief financial officer of the Borrower in the form attached as Annex I to this Exhibit D.
6.   Investment Bank; Bridge Marketing Period.   With respect to the Bridge Loan Facility, (a) you shall have retained one or more investment banks reasonably acceptable to the Arrangers (the “Investment Banks”) to act as “initial purchasers” in a “Rule 144A-for-life offering” of Notes (it being agreed that this clause (a) is satisfied on the date hereof), (b) you shall deliver to the Investment Banks a preliminary offering memorandum (the “Offering Memorandum”) suitable for use in a customary roadshow for high yield debt securities sold pursuant to Rule 144A, which Offering Memorandum shall include historical financial statements of the Company and the Target, subject to the two following sentences, and the Pro Forma Financial Statements, in each case in form and substance necessary for the Investment Banks to receive customary comfort letters (including customary “negative assurance” comfort) from the Company’s and the Target’s independent accountants consistent with customary high yield debt securities transactions under Rule 144A (a draft of which comfort letter from the Company’s independent accounts shall have been delivered to the Investment Banks prior to the commencement of the Bridge Marketing Period and which comfort letter such accountants of the Company shall have indicated that they are prepared to deliver upon completion of customary procedures upon the pricing and closing of such offering of Notes (together with the Offering Memorandum) and (c) you shall provide the Investment Banks with a period (the “Bridge Marketing Period”) of at least 15 consecutive Business Days (or such shorter period as may be reasonably agreed by the Investment Banks) following receipt by the Investment Banks of the Offering Memorandum to seek to place the Notes with qualified purchasers thereof; provided that the Bridge Marketing Period shall exclude December 19, 2020 through January 3, 2021 (each, a “Non-Marketing Date”); it being understood that any Non-Marketing Date after the commencement of the Bridge Marketing Period shall be disregarded for purposes of calculating the 15 consecutive Business Days constituting the Bridge Marketing Period except for Non-Marketing Dates between December 19, 2020 through January 3, 2021, for which the Bridge Marketing Period shall be completed prior to such dates or commence after such dates; provided, further, that if the Bridge Marketing Period shall not have ended by the later to occur of (A) February 11, 2021 and (B) the date on which the Acquired Business’ auditors will provide to the underwriters in an offering negative assurance on the change period, the Bridge Marketing Period shall be deemed to have not commenced until the Acquired Business shall have delivered the audited consolidated balance sheet and statement of income and cash flows of the Acquired Business for the fiscal year ended December 31, 2020. For the avoidance of doubt, the Offering Memorandum will not be required to include (i) segment reporting or consolidating and other financial statements or data required by Rules 3-03(e), 3-09, 3-10 or 3-16 of Regulation S-X, CD&A and other information required by Item 402, 404 or 601 of Regulation S-K and information regarding executive compensation and related pension disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC- 27444A, financial statements or other financial data (including selected financial data) for any period earlier than the fiscal year ended December 31, 2018 or other information or financial data customarily excluded from an offering memorandum for Rule 144A offerings, (ii) any financial information (other than the Target Audited Financial Statements, the Target Unaudited Financial Statements and the Pro Forma Financial Statements) concerning the Borrower or the Target that such entity does not maintain in the ordinary course of business, (iii) any other information not reasonably available the Borrower or the Target under their respective current reporting systems or (iv) information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Borrower, the Target or any of your or their respective affiliates unless any such information referred to in clause (ii), (iii) or (iv) above would be required to ensure that the Offering Memorandum would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. This condition will be deemed satisfied if the Offering Memorandum excludes sections that would customarily be provided

C-Exhibit D-3

by the Investment Banks, which sections consist of the “Description of Notes” and “Plan of Distribution,”, but is otherwise complete. If the Borrower reasonably believes that it has delivered a suitable Offering Memorandum, it may deliver to the Initial Commitment Party written notice to that effect (stating when it believes it completed such delivery), in which case it will be deemed to have delivered a suitable Offering Memorandum, unless any Initial Commitment Party in good faith reasonably believes that it has not done so and, within two Business Days after their receipt of such notice from the Purchaser, such Initial Commitment Party delivers a written notice to the Borrower to that effect (stating with reasonable specificity what portions of the Offering Memorandum are missing or unsuitable); provided, however, that the Bridge Marketing Period shall be deemed to have concluded if the offering of the Notes is consummated on any date during such 15 consecutive Business Day period.
Notwithstanding the foregoing, the Bridge Marketing Period shall be deemed not to have commenced, if prior to the completion of such 15 consecutive Business Day period, (A) any auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Offering Memorandum, in which case the Bridge Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by the applicable auditor or another independent accounting firm reasonably acceptable to the Arranger and (B) the Company or the Target or any of their affiliates shall have publicly announced any intention to restate any material financial information included in the Offering Memorandum or that any such restatement is under consideration, in which case the Bridge Marketing Period shall be deemed not to commence unless and until such restatement has been completed or the Company or the Target, as applicable, has determined that no restatement shall be required.
7.   Closing Date.   The Closing Date shall not occur prior to January 29, 2021.
8.   Other Indebtedness.   As of the Closing Date, the Borrower shall have no other material indebtedness constituting debt for borrowed money other than (i) indebtedness outstanding as of the date hereof and issued under the Existing Indenture, (ii) Term Loans, term loan indebtedness outstanding under the Existing Credit Agreement and New Term A Loans in an aggregate principal amount not to exceed $900.0 million and any additional amounts used to fund any “OID” or upfront fees in respect thereof, and (iii) the Bridge Loans and the Notes in an aggregate principal amount not to exceed $450.0 million. To the extent that any Term Loans are funded, the aggregate principal amount thereof shall not be less than $300.0 million (it being understood that if the commitments in respect of the Term Loans are less than $300.0 million immediately prior to giving effect to the Closing Date, no Term Loans shall be funded).
9.   Material Adverse Effect.   Since the date of the Purchase Agreement, there shall not have been a Material Adverse Effect (as defined in the Purchase Agreement (as in effect on the date hereof)).

C-Exhibit D-4

ANNEX I TO EXHIBIT D TO COMMITMENT LETTER
FORM OF SOLVENCY CERTIFICATE
Reference is made to that certain Loan Agreement (the “Loan Agreement”) dated as of [                 ], by and among the Borrower, the Lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent and the other parties thereto. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Loan Agreement.
The undersigned, [                 ], the Chief Financial Officer of AdaptHealth LLC, a Delaware limited liability company (the “Borrower”), solely in such person’s capacity as Chief Financial Officer of the Borrower and not in any individual capacity, does herby certify pursuant to Section [ ] of the Loan Agreement as follows:
(a)   the sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the present fair value or the present fair saleable value (on a going concern basis) of the present assets of the Borrower and its subsidiaries, on a consolidated basis;
(b)   the capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of the Borrower and its subsidiaries, on a consolidated basis, as contemplated on the date hereof; and
(c)   the Borrower and its subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business.
For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5) in the ordinary course of business.
In reaching the conclusions set forth in this Solvency Certificate, the undersigned has (i) reviewed the Loan Agreement and other Loan Documents referred to therein and such other documents deemed relevant and (ii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Borrower and its restricted subsidiaries.
The undersigned understands that the Lenders are relying on the truth and accuracy of contents of this Solvency Certificate in connection with the making of the Loans pursuant to the Loan Agreement.
IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.
By:

Name:
Title:

FOR THE 2020 SPECIAL MEETING OF STOCKHOLDERS OF ADAPTHEALTH CORP.THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS P R O X Y-The undersigned hereby appoints Luke McGee and Christopher Joyce (together, the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the Special Meeting (the “Special Meeting”) of stockholders of AdaptHealth Corp. (the “Company”) to be held virtually at 10:30 a.m. Eastern time on March 3, 2021, and at any adjournments and/or postponements thereof. The Shares shall be voted as indicated with respect to the proposals listed below hereof and in the Proxies’ discretion on such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting. THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL. The proxy statement is available at http://www.adapthealth.com/investor-relations. The proxy statement contains important information regarding the proposal listed below. You are encouraged to read the proxy statement carefully. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. ADAPTHEALTH CORP. — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” “FOR” THE PROPOSAL. Please mark vote as indicated in this ☒ example Proposal — Approval, for Purposes of Complying with Nasdaq Listing Rule 5635, of the Issuance of Class A Common Stock upon Conversion of Series C Preferred Stock, by Removal of the Conversion Restriction that Prohibits such Conversion of Series C Preferred Stock — To approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of shares of the Company’s Class A Common Stock, par value $0.0001 per share, representing equal to or greater than 20% of the outstanding common stock or voting power of the Company issuable upon conversion of a new series of preferred stock of the Company, designated “Series C Convertible Preferred Stock,” par value $0.0001 per share (“Series C Preferred Stock”), to be issued by the Company to equityholders of AeroCare Holdings, Inc. (“AeroCare”) pursuant to an Agreement and Plan of Merger entered into on December 1, 2020, by and among the Company, AH Apollo Merger Sub Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company, AH Apollo Merger Sub II Inc., a Delaware corporation and wholly-owned direct subsidiary of the Company, AeroCare Holdings, Inc., a Delaware corporation, and Peloton Equity, LLC, a Delaware limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the AeroCare equityholders, by removal of the conversion restriction that prohibits such conversion of Series C Preferred Stock. FOR AGAINST ABSTAIN Dated:, 2021 (Signature) (Signature if held Jointly) When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. A vote to abstain with respect to the Proposal will have no effect on the adoption of such Proposal. The Shares represented by this proxy when properly executed will be voted in the manner directed herein by the above signed stockholder(s). If no direction is made, this proxy will be voted FOR the Proposal. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.